    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2001


                                                      REGISTRATION NO. 333-48038
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
            Registration Statement Under the Securities Act of 1933

                             ---------------------
                            RELIANT RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               4911                              76-0655566
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                      1111 LOUISIANA, HOUSTON, TEXAS 77002
                                 (713) 207-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                HUGH RICE KELLY
                   SENIOR VICE PRESIDENT, GENERAL COUNSEL AND
                              CORPORATE SECRETARY
                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

                  TIMOTHY S. TAYLOR                                      JOHN S. WATSON
                 BAKER BOTTS L.L.P.                                  VINSON & ELKINS L.L.P.
                    910 LOUISIANA                                     2300 FIRST CITY TOWER
                   ONE SHELL PLAZA                                     1001 FANNIN STREET
              HOUSTON, TEXAS 77002-4995                             HOUSTON, TEXAS 77002-6760
                   (713) 229-1234                                        (713) 758-2222

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [
]   _________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   _________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                Subject to Completion. Dated             , 2001.


                               52,000,000 Shares

[RELIANT RESOURCES LOGO]
                            RELIANT RESOURCES, INC.

                                  Common Stock
                             ----------------------

     This is an initial public offering of shares of common stock of Reliant Resources, Inc. All of the 52,000,000 shares of common stock are being sold by Reliant Resources.

     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $15.50 and $17.50. Reliant Resources intends to list the common stock on the New York Stock Exchange under the trading symbol "RRI".

     See "Risk Factors" on page 9 to read about factors you should consider before buying shares of common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share    Total
                                                              ---------    -----
Initial public offering price...............................    $         $
Underwriting discount.......................................    $         $
Proceeds, before expenses, to Reliant Resources.............    $         $

     To the extent that the underwriters sell more than 52,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 7,800,000 shares from Reliant Resources at the initial public offering price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares in New York, New York on , 2001.

GOLDMAN, SACHS & CO.                                  CREDIT SUISSE FIRST BOSTON
           ABN AMRO ROTHSCHILD LLC
                        BANC OF AMERICA SECURITIES LLC
                                   DEUTSCHE BANC ALEX. BROWN
                                             MERRILL LYNCH & CO.
                                                     UBS WARBURG LLC

                             ----------------------

                       Prospectus dated           , 2001.

              [INSIDE FRONT COVER PAGE -- DESCRIPTION OF ARTWORK]


The words "RETHINK," "RESHAPE" and "RESOURCE" are superimposed on the graphics on the top half of the inside front cover page. The initial two letters "RE" of each word are in 14.5 point font, and the remaining letters of each word are in 115 point font.

Six photographs are arranged across the center of the page in a montage. From left to right and clockwise, the first photograph is of the Etiwanda plant in California, the second is of a lightbulb, the third is of a part of the Etiwanda plant, the fourth is of our trading floor, the fifth is of a gas flame, and the sixth is of the skyline of downtown Houston.

The text "Reliant Resources(TM) 2001" appears in the bottom right corner of the page.

            [INSIDE FRONT COVER GATEFOLD -- DESCRIPTION OF ARTWORK]

The word "ASSETS" appears at the top center of the gatefold.

Under the word "ASSETS," text near the top center of the gatefold reads "Net generation capacity has tripled to 12,707 MW since 1998."

A photograph of five of our employees on our trading floor appears in the top left corner of the gatefold.

A photo of two people conducting a business transaction appears in the top right corner of the gatefold.

The words "OUR STRATEGY" appear in the middle center of the gatefold.

Directly under the words "Our Strategy," the text reads "To aggressively pursue growth opportunities in the restructuring electric markets where our skills-based commercial approach provides us with a competitive advantage."

A photograph of the Etiwanda plant appears in the lower center of the gatefold.

The word "TRADING" appears in the lower left corner of the gatefold above text that reads "One of only six companies to rank in the top ten for both power and natural gas trading."

The words "LONG-TERM CONTRACTS" appear in the lower right corner of the gatefold above text that reads "Profit by marketing the capacity of other generators."

                 [INSIDE BACK COVER -- DESCRIPTION OF ARTWORK]

A photograph of a house appears in the top right corner of the back cover.

Under the photograph, the words "SELECT RETAIL MARKETS" appear above text that reads "Capitalize on the retail opportunities in Texas, and target additional markets with favorable regulatory structures."

The Reliant Resources logo in white on a dark background appears in the bottom right corner of the back cover page.

                               PROSPECTUS SUMMARY

     This summary highlights selected information described more fully elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision with respect to our common stock.

                                  OUR BUSINESS

     We are a rapidly growing provider of electricity and energy services with a focus on the competitive segments of the electric power industry in the United States and Europe. We acquire, develop and operate electric power generation facilities that are not subject to traditional cost-based regulation and therefore can sell power at prices determined by the market. We acquired our first power generation facilities in 1998 and have grown our aggregate net generation capacity to 12,707 megawatts, or "MW," as of December 1, 2000. We also trade and market power, natural gas and other energy-related commodities and provide related risk management services. We refer to the combination of our power generation operations and our trading, marketing and risk management operations as our "wholesale business." We believe our trading, marketing, and risk management skills complement our generation positions. The combination provides greater scale and skill associated with the management of our fuel and power positions, sophisticated commercial insights and understanding of the key regions in which we participate, and a wider range of ways in which we participate in the market and are able to meet customer needs.

     We intend to become a provider of retail electric services in Texas when the market opens to retail competition in January 2002 and in other U.S. markets with favorable regulatory structures and profit opportunities thereafter. We will initially succeed to a significant retail electric customer base in the Houston, Texas metropolitan area. We intend to build our retail business elsewhere by capitalizing on the skills and systems we are building for the competitive market in Houston.

     We believe that the combination of our high quality portfolio of power generation assets, our sophisticated trading, marketing and risk management operations and our anticipated retail electric customer base in Texas provides us with the foundation to successfully capitalize on the attractive growth opportunities in the deregulating electric power markets. We also engage in other businesses, specifically eBusiness, communications and venture capital, that we believe provide potential opportunities for future growth.


     As of December 1, 2000, we owned or leased electric power generation facilities with an aggregate net generating capacity of 12,707 MW located in five regions of the United States and in the Netherlands. We also had 2,766 MW of generating capacity under construction as of that date. The following table describes our facilities.



                                                             NET GENERATING CAPACITY (IN MW)
                                                        -----------------------------------------
REGION                                                  OPERATING    UNDER CONSTRUCTION    TOTAL
------                                                  ---------    ------------------    -----
Mid-Atlantic..........................................    4,262               --            4,262
Southwest(1)..........................................    4,045              563            4,608
Midcontinent..........................................      255              962            1,217
Florida...............................................      619              460            1,079
Texas(2)..............................................       50              781              831
Netherlands...........................................    3,476               --            3,476
                                                         ------            -----           ------
Total.................................................   12,707            2,766           15,473
                                                         ======            =====           ======


---------------


(1)We also have entered into an agreement to acquire a power generation facility located in Nevada with a net generating capacity of 153 MW. We expect this acquisition will close in June 2001.



(2) We also have an option, which is exercisable in January 2004, to acquire Reliant Energy's 81% interest in a company owning 14,027 MW of net generating capacity in Texas. For additional information regarding this option, please read "Texas Genco Option."

                             OUR MARKET OPPORTUNITY

     Historically, electricity in the United States has been generated, distributed and sold by regulated, vertically-integrated utilities with government granted franchises to provide electric services to customers within specific geographic areas. Retail electricity rates have traditionally been set by regulatory authorities at levels intended to allow utilities to earn a targeted rate of return on their invested capital. Similar to what occurred in the U.S. telecommunications industry, the U.S. electric power industry is being fundamentally transformed as a result of restructuring initiatives at both the state and federal levels.

     The current restructuring trend in the U.S. electric power industry, including the unbundling of many vertically-integrated utilities, creates attractive growth opportunities in the wholesale and retail electric markets. These opportunities are summarized below.

     - OPPORTUNITY TO DEVELOP ADDITIONAL GENERATION FACILITIES. Growth in demand for power during the 1990s has significantly outpaced the addition of power generating capacity in many U.S. markets. In addition, environmental regulations continue to impact the economic viability of some existing generating capacity. Consequently, we believe there are significant opportunities for us to develop additional power generation facilities.

     - OPPORTUNITY TO ACQUIRE EXISTING GENERATION FACILITIES. From 1997 through November 2000, approximately 120,000 MW of generating capacity have been divested by vertically-integrated utilities responding to the changing regulatory environment. We expect additional generating capacity to be sold as more states restructure their electric markets and companies continue to refine their strategic directions. We believe that these divestitures will provide considerable opportunities for us to acquire existing generating capacity.

     - OPPORTUNITY TO MANAGE ENERGY-RELATED RISKS. Power industry restructuring is changing the manner in which power is purchased. Under the traditional regulatory framework, customers typically purchase power from a vertically-integrated utility at prices that do not vary as a function of usage pattern or the overall supply/demand balance in the market. However, in competitive markets, customers have the opportunity to purchase electricity from a variety of sources at market prices that reflect the actual price of electricity at a given point in time. As a result, end users are subject to greater volatility in power prices. We believe that there are attractive opportunities for us, as a retail electric provider and intermediary, to manage these risks for customers and to structure products to meet their demand profiles and risk tolerances.

                                  OUR STRATEGY

     Our strategy is to aggressively pursue profitable opportunities in the deregulating wholesale and retail electric markets in order to deliver superior value to our stockholders. We actively pursue opportunities where we believe our skills-based commercial approach provides us with a competitive advantage. We currently do not have any plans to invest outside the United States and Europe.

OUR STRATEGY IN THE U.S. WHOLESALE MARKET

     We plan to continue to expand our regional asset portfolios and commercial positions in the United States and to maximize their profitability. In order to achieve these goals, we plan to:

     - Capitalize on significant market positions in targeted regions of the United States that we believe have attractive market fundamentals and growth opportunities.

     - Target strategic asset portfolios in our regional markets based on prevailing supply and demand fundamentals in order to be able to meet the full electricity requirements of customers.

     - Grow through a combination of disciplined acquisitions, development of new facilities and long-term contracts.

     - Apply our trading, marketing and risk management skills to complement the value of our generation operations.

OUR STRATEGY IN THE EUROPEAN WHOLESALE MARKET

     We plan to maximize the value of our European operations and position ourselves for long-term growth opportunities in the European marketplace. In order to achieve these goals, we plan to:

     - Optimize our portfolio of generation assets in the Netherlands by reducing operating, maintenance and administrative costs while increasing operational flexibility and commercializing these assets in the deregulating Dutch market.

     - Apply our commercial capabilities and incumbent position in the Netherlands to opportunistically participate in additional European markets, initially in Northwest Europe.

OUR STRATEGY IN THE U.S. RETAIL MARKET

     We plan to establish a significant retail electric business in Texas when the market opens to retail competition, and elsewhere in the United States as attractive retail opportunities develop thereafter. In order to achieve these goals, we plan to:

     - Maximize retention of customers we will succeed to in Houston by capitalizing on the high level of consumer awareness and positive perception of the Reliant Energy brand name.

     - Aggressively pursue Texas customers outside of Reliant Energy's Houston service territory by capitalizing on our competitive strengths and providing creative product offerings to encourage them to choose us as their retail electric provider.

     - Leverage our retail experience to pursue opportunities in targeted markets outside Texas that have favorable regulatory structures and profit opportunities.

     - Capitalize on our wholesale trading, marketing and risk management expertise to enhance our competitive retail position.

     Increasing competition in the wholesale and retail segments of the electric power industry may impede our ability to successfully implement our strategy. We compete with numerous competitors in our wholesale markets. After the beginning of retail electric competition in Texas in January 2002, we expect that our retail electric operations will face significant competition from new retail electric providers entering the Houston metropolitan area as well as retail affiliates of incumbent utilities in other markets in Texas. We expect that we will need to secure external sources of capital to finance our future acquisition and development activities. Any failure to obtain future sources of capital on commercially acceptable terms may limit our ability to successfully implement our growth strategy. Our wholesale and retail energy businesses operate in the deregulating segments of the electric power industry created by restructuring initiatives at both the state and federal levels. We cannot predict the future development of deregulation in these markets or the ultimate effect that the changing regulatory environment will have on our businesses. Existing regulations may be revised or reinterpreted and new laws or regulations, including price regulations, may be adopted that adversely affect our businesses and strategic opportunities.


                      OUR RELATIONSHIP WITH RELIANT ENERGY

     We are currently a wholly owned subsidiary of Reliant Energy, Incorporated. Reliant Energy is an international energy delivery and energy services company based in Houston, Texas. Upon the completion of this offering, Reliant Energy will own over 80% of the outstanding shares of our common stock. Reliant Energy has announced that it currently plans to complete a spin-off of our company within twelve months of the completion of this offering by distributing the remaining shares of our common stock it owns to its shareholders. Following the distribution, we expect Reliant Energy will remain engaged in the transmission and distribution of electric power and the transportation and distribution of natural gas. It will also remain engaged in power generation, subject to our Texas Genco option.


     We have entered into agreements with Reliant Energy related to the separation of our businesses from Reliant Energy. These separation agreements provide for the transfer of assets and liabilities relating to our businesses. These agreements also govern interim and ongoing relationships with Reliant Energy, including the provision by Reliant Energy to us of various interim services.


     Reliant Resources, Inc. was incorporated in Delaware in August 2000 as a wholly owned subsidiary of Reliant Energy. We are the successor to businesses in which subsidiaries of Reliant Energy have previously been engaged. Our executive offices are located at 1111 Louisiana, Houston, Texas 77002, and our telephone number is (713) 207-3000.

                                  RISK FACTORS

     You should carefully consider the competitive factors affecting our businesses as well as the other risks described in the "Risk Factors" section of this prospectus before investing in our common stock. Any of these risks could impair our business, financial condition and operating results, which could cause the trading price of our common stock to decline and could result in a partial or total loss of your investment.

                                  THE OFFERING

     The following information assumes that the underwriters do not exercise the option we granted them to purchase additional shares of common stock in the offering. Please read "Underwriting."

Shares offered...............................   52,000,000 shares
Shares outstanding after the offering........   292,000,000 shares
Shares held by Reliant Energy after the
  offering...................................   240,000,000 shares
Use of proceeds..............................   We intend to use the net proceeds from this
                                                offering for general corporate purposes
                                                including development activities and
                                                acquisitions. Please read "Use of Proceeds."
New York Stock Exchange trading symbol.......   We intend to list our common stock on the New
                                                York Stock Exchange under the trading symbol
                                                "RRI."

The number of shares outstanding after this offering excludes shares available for issuance upon exercise of options that have been or may be granted in the future under our long-term incentive plan.

                             SUMMARY FINANCIAL DATA


     You should read the following summary financial data together with our consolidated financial statements and the related notes, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The summary financial data set forth below for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, have been derived from our consolidated audited financial statements.



     Our pro forma income statement data for the nine months ended September 30, 2000 give effect to our May 2000 acquisition of 21 generating facilities from Sithe Energies, Inc., or the "Mid-Atlantic Acquisition," the subsequent sale-leaseback of three of these facilities, or the "Sale-Leaseback," and the recapitalization of our Net Accounts and Notes Payable to Affiliates into Stockholder's Equity, or the "Recapitalization." Our pro forma income statement data for the year ended December 31, 1999 give effect to our October 1999 acquisition of N.V. UNA, the Mid-Atlantic Acquisition, the Sale-Leaseback and the Recapitalization. Our pro forma balance sheet data as of September 30, 2000 give effect to the Recapitalization. Our pro forma, as adjusted balance sheet data as of September 30, 2000 reflect the sale of shares of our common stock in this offering as well as the estimated net proceeds from this offering. For further information regarding the pro forma effects of these transactions, please read our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.



                                                                                  NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                      ------------------------------------   ----------------------------
                                                                 PRO FORMA                      PRO FORMA
                                       1997     1998     1999      1999       1999     2000       2000
                                       ----     ----     ----    ---------    ----     ----     ---------
                                                             (millions of dollars)
INCOME STATEMENT DATA:
Revenues............................  $1,321   $4,371   $8,053    $8,563     $5,827   $12,820    $12,986
Expenses:
  Fuel and cost of gas sold.........     978    2,352    3,985     4,167      2,682     6,249      6,302
  Purchased power...................     313    1,824    3,736     3,781      2,936     5,518      5,517
  Operation and maintenance.........      17       65      159       308        123       288        367
  General, administrative and
    development.....................      20       78       94        97         43       158        172
  Depreciation and amortization.....       2       15       43       127         16       130        144
                                      ------   ------   ------    ------     ------   -------    -------
         Total......................  $1,330   $4,334   $8,017    $8,480     $5,800   $12,343    $12,502
                                      ------   ------   ------    ------     ------   -------    -------
Operating (Loss) Income.............  $   (9)  $   37   $   36    $   83     $   27   $   477    $   484
Other (Expense) Income:
  Interest expense..................      (1)      (2)     (12)      (91)        --       (37)       (37)
  Interest income...................      --        1        2        43          1        11         11
  Interest income (expense) --
    affiliated companies, net.......       2        2       (8)       --         --      (122)        --
  Gains (losses) from investments...      --       --       16        16         --       (17)       (17)
  (Losses) income of equity
    investment of unconsolidated
    subsidiaries....................      --       (1)      (1)       (1)        (1)       33         33
  Gains on sale of development
    project.........................      --       --       --        --         --        18         18
  Other, net........................      --        1       (7)       (8)        (6)        2          2
                                      ------   ------   ------    ------     ------   -------    -------
         Total Other Income
           (Expense)................  $    1   $    1   $  (10)   $  (41)    $   (6)  $  (112)   $    10
                                      ------   ------   ------    ------     ------   -------    -------
(Loss) Income Before Income Taxes
  and Extraordinary Item............  $   (8)  $   38   $   26    $   42     $   21   $   365    $   494
Income Tax (Benefit) Expense........      (2)      17        2        --         12       120        166
                                      ------   ------   ------    ------     ------   -------    -------
(Loss) Income Before Extraordinary
  Item..............................  $   (6)  $   21   $   24    $   42     $    9   $   245    $   328
                                                                  ======                         =======
Extraordinary Item, net of tax......      --       --       --                   --         7
                                      ------   ------   ------               ------   -------
Net (Loss) Income...................  $   (6)  $   21   $   24               $    9   $   252
                                      ======   ======   ======               ======   =======

                                                                                      PRO FORMA
                                                                  PRO FORMA          NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                                DECEMBER 31,        SEPTEMBER 30,
                                                                    1999                2000
                                                              -----------------   -----------------
                                                                      (millions of shares)
PRO FORMA EARNINGS PER SHARE INFORMATION(1):
Basic and Diluted Earnings Before Extraordinary Item Per
  Common Share..............................................        $0.17               $1.37
                                                                    =====               =====
Basic and Diluted Weighted Average Shares Outstanding.......          240                 240


                                                                               NINE MONTHS
                                              YEAR ENDED                          ENDED
                                             DECEMBER 31,                     SEPTEMBER 30,
                                        -----------------------               -------------
                                         1997    1998     1999                1999    2000
                                         ----    ----     ----                ----    ----
                                         (millions of dollars)                 (million of
                                                                                dollars)
STATEMENT OF CASH FLOW DATA:
Cash Flows From Operating
  Activities..........................  $  (22)  $  (2)  $   86               $  5   $  234
Cash Flows From Investing
  Activities..........................      (4)   (365)  (1,404)              (104)  (2,780)
Cash Flows From Financing
  Activities..........................      26     379    1,354                453    2,741


                                                                         AS OF SEPTEMBER 30, 2000
                                                                  --------------------------------------
                                                                                           PRO FORMA, AS
                                                                   ACTUAL     PRO FORMA      ADJUSTED
                                                                   ------     ---------    -------------
                                                                  (millions of dollars)
BALANCE SHEET DATA:
Cash and Cash Equivalents...................................       $  254       $  254        $ 1,057
Property, Plant and Equipment, net..........................        3,722        3,722          3,722
Total Assets(2).............................................        9,856        9,856         10,659
Short-term Borrowings.......................................          204          204            204
Long-term Debt to Third Parties, including current
  maturities................................................          802          802            802
Accounts and Notes Payable -- Affiliated Companies, net.....        2,419           --             --
Stockholder's Equity........................................        2,066        4,485          5,288


---------------


(1)Prior to August 9, 2000, Reliant Resources, Inc. was not a separate legal entity and therefore had no historical capital structure. Accordingly, historical earnings per share have not been presented for the historical consolidated statements of operations.



(2)See Note 5(a) to our consolidated financial statements for a discussion of adjustments to amounts previously recorded in connection with the Mid-Atlantic Acquisition purchase price allocation.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business," contains forward-looking statements. These statements relate to future events, our future financial performance or our projected business results and involve known and unknown risks and uncertainties. Actual results may differ materially from those expressed or implied by these statements. In some cases, you can identify our forward-looking statements by the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," "will" or other similar words.

     The following list identifies some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

     - state and federal legislative and regulatory developments, including deregulation, re-regulation and restructuring of the electric utility industry and changes in or application of environmental and other laws and regulations to which we are subject,

     - the effects of competition, including the extent and timing of the entry of additional competitors in our markets,

     - our pursuit of potential business strategies, including acquisitions or dispositions of assets or the development of additional power generation facilities,

     - state, federal and other rate regulations in the United States and in foreign countries in which we operate or into which we might expand our operations,

     - the timing and extent of changes in commodity prices and interest rates,

     - weather variations and other natural phenomena,

     - political, legal and economic conditions and developments in the United States and in foreign countries in which we operate or into which we might expand our operations, including the effects of fluctuations in foreign currency exchange rates,

     - financial market conditions and the results of our financing efforts,

     - the performance of projects undertaken and the success of our efforts to invest in and develop new opportunities, and

     - other factors we discuss in this prospectus, including those outlined in "Risk Factors."

     We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, actual results may differ materially from those expressed or implied by our forward-looking statements.

                                  RISK FACTORS

     You should carefully consider the risks described below as well as other information contained in this prospectus before buying shares of our common stock in this offering. These are the risks we consider to be material to your decision whether to invest in our common stock at this time. There may be risks that you view in a different way than we do, and we may omit a risk that we consider immaterial but that you would consider important. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                    RISKS RELATED TO OUR WHOLESALE BUSINESS

OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO MARKET RISKS THAT ARE BEYOND OUR CONTROL.

     We sell electricity from our power generation facilities into the spot market or other competitive power markets or on a contractual basis. We are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for electricity in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. In addition, the Federal Energy Regulatory Commission, or "FERC," which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Most of our domestic power generation facilities purchase fuel under short-term contracts or on the spot market. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could have an adverse impact on our revenues and results of operations.

     Volatility in market prices for fuel and electricity may result from:

     - weather conditions,

     - seasonality,

     - electricity usage,

     - illiquid markets,

     - transmission or transportation constraints or inefficiencies,

     - availability of competitively priced alternative energy sources,

     - demand for energy commodities,

     - natural gas, crude oil and refined products, and coal production levels,

     - natural disasters, wars, embargoes and other catastrophic events, and

     - federal, state and foreign energy and environmental regulation and legislation.

WE DO NOT ATTEMPT TO FULLY HEDGE OUR ASSETS OR POSITIONS AGAINST CHANGES IN COMMODITY PRICES, AND OUR HEDGING PROCEDURES MAY NOT WORK AS PLANNED.

     To lower our financial exposure related to commodity price fluctuations, our trading, marketing and risk management operations routinely enter into contracts to hedge a portion of our purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, coal, crude oil and refined products, and other commodities. As part of this strategy, we routinely utilize fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, we do not expect to cover the entire exposure of our assets or our positions to market price volatility and the coverage will vary over time. To the extent we have unhedged positions, fluctuating commodity prices can impact our financial results and financial position, either favorably or unfavorably.

     At times we have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can impact our financial results and financial position, either favorably or unfavorably.

     The risk management procedures we have in place may not always be followed or may not always work as planned. As a result of these and other factors, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position. Although we devote a considerable amount of management efforts to these issues, their outcome is uncertain.

     Our trading, marketing and risk management operations are exposed to the risk that counterparties which owe us money or energy as a result of market transactions will not perform their obligations. Should the counterparties to these arrangements fail to perform, we might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, we might incur additional losses to the extent of amounts, if any, already paid to the counterparties.


     In connection with our trading and marketing operations, we have guaranteed or indemnified the performance of a portion of the obligations of our trading and marketing subsidiaries. Some of these guarantees and indemnities are for fixed amounts, others have a fixed maximum amount and others do not specify a maximum amount. The obligations underlying these guarantees and indemnities are recorded on our consolidated balance sheet as accounts payable, price risk management liabilities (current liabilities) and price risk management liabilities (other liabilities). These obligations make up a significant portion of these line items. We might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.


OUR ACQUISITION AND PROJECT DEVELOPMENT ACTIVITIES MAY NOT BE SUCCESSFUL, WHICH WOULD IMPAIR OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY.

     Our business involves numerous risks relating to the acquisition, development and construction of power generation facilities. We may not be able to identify attractive acquisition or development opportunities or complete acquisitions or development projects that we undertake. If we are not able to identify and complete additional acquisitions and development projects, we will not be able to successfully execute our growth strategy. In addition, the success of our future acquisitions or development projects will depend on the appropriateness of the prices we pay for them. If our assumptions underlying the prices we pay for future acquisitions or development projects prove to be materially inaccurate, there could be a significant impact on the financial performance of the particular facility and possibly our entire company. The following factors could cause our acquisition and development activities to be unsuccessful:

     - a limited number of potential acquisitions,

     - competition,

     - the applicable regulatory environment,

     - inability to obtain additional capital on acceptable terms,

     - inability to obtain required governmental permits and approvals,

     - cost-overruns or delays in development that make continuation of a project impracticable,

     - inability to obtain combustion turbines at reasonable prices,

     - inability to negotiate acceptable acquisition, construction, fuel supply or other material agreements, and

     - inability to hire and retain qualified personnel.

     Currently, we have power generation facilities under development or construction and we intend to pursue additional development projects, including the expansion of some of our existing facilities. Our completion of these facilities is subject to the following substantial risks:

     - changes in market prices,

     - shortages and inconsistent qualities of equipment, material and labor,

     - work stoppages,

     - permitting and other regulatory matters,

     - adverse weather conditions,

     - unforeseen engineering problems,

     - environmental and geological conditions, and

     - unanticipated cost increases.

Any of these factors could give rise to delays, cost overruns or the termination of the plant expansion, construction or development. Many of these risks cannot be adequately covered by insurance. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet specified performance standards, the proceeds of such insurance, warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or liquidated damages payments we may owe.

     If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated, expensive, lengthy and subject to significant uncertainties. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and may, in turn, adversely affect our results of operations. The failure to complete construction according to specifications can result in liabilities, reduced plant efficiency, higher operating costs and reduced earnings. We may not be successful in the development or construction of power generation facilities in the future.

RECENT HIGH PRICES IN THE CALIFORNIA WHOLESALE POWER MARKETS HAVE NEGATIVELY IMPACTED THE OPERATING RESULTS AND FINANCIAL STABILITY OF SOME OF CALIFORNIA'S ELECTRIC UTILITIES. IF THESE UTILITIES DEFAULT ON THEIR OBLIGATIONS TO PAY FOR THEIR PURCHASED POWER, OUR WHOLESALE POWER OPERATIONS SERVING THE CALIFORNIA MARKET MAY FACE DELAYS IN THE COLLECTION OF PAYMENTS FOR POWER SOLD IN THOSE MARKETS.

     Our wholesale energy operations in California have been caught up in a major crisis in that state's wholesale electric market in the year 2000. Driven by a shortage of generation capacity, reduced hydroelectric power availability, higher summer temperatures, higher natural gas prices, and a malfunctioning wholesale power system, wholesale prices for electricity rose to unprecedented levels of price and volatility. California's two largest utilities, however, have been forced to continue selling power to retail customers at frozen rates far below the high prevailing market prices, which by December 2000 caused these utilities to publicly disclose their imminent inability to continue meeting their payment obligations for purchased power without immediate regulatory relief. To date, the FERC has refused requests to impose regulated prices on the wholesale market, but did order sweeping changes in California's wholesale markets. The California Public Utility Commission, however, commenced rate-increase hearings and has stated that rates must rise to avert bankruptcy filings by the utilities.

     The third and fourth quarters of 2000 were marked by numerous regulatory proceedings and by protracted conflict and controversy between and among state and federal officials and agencies concerning these issues. Under such conditions of public controversy, governmental actions are possible that could impose adverse impacts on our revenues and results of operations.

     Additionally, agency actions to grant rate relief to California's two largest utilities might not be completed, or adverse legislative action could be taken, that might cause these utilities to seek protection under Chapter 11 of the bankruptcy laws. This could cause significant delays in collecting our receivables for pre-filing sales made through California's market channels to these utilities.

WE INCUR SIGNIFICANT EXPENSES IN EVALUATING POTENTIAL ACQUISITIONS AND DEVELOPMENT PROJECTS.

     To implement our growth strategy, we must continue to actively pursue acquisition and development opportunities. We often incur substantial expenses in investigating and evaluating a potential business development opportunity before we can determine whether the opportunity is feasible or economically attractive. In addition, we expect to participate in many competitive bidding processes or other negotiations for power generation facilities that require us to incur substantial expenses without any assurance that our bids or proposals will be accepted.


SOME OPPORTUNITIES TO ACQUIRE POWER GENERATION ASSETS MAY BE AVAILABLE ONLY IF WE ARE ALSO WILLING TO ACQUIRE REGULATED UTILITY OPERATIONS.



     In the current changing environment for the electric power industry, integrated utility companies may become available for acquisition from time to time. These potential acquisitions may present attractive opportunities to acquire additional power generation assets. However, in order to consummate an acquisition of this nature, we may be required to acquire the entire integrated utility company. The entire company may include transmission and distribution operations that continue to be subject to rate regulation. In addition, some power generation assets that are available for acquisition may continue to be subject to state regulation. To address the regulatory issues presented by such an acquisition, we might seek to find another buyer for regulated operations of the target company that we did not wish to own. Alternatively, if we were to acquire regulated operations ourselves either on an interim or permanent basis, we would need to find acceptable means of addressing constraints or obstacles that may be imposed by applicable state regulatory regimes or by the 1935 Act. These regulatory issues, or their solutions, may increase the complexity or reduce the likelihood of closing a transaction of this type and acquiring the power generation assets.


WE HAVE MADE SUBSTANTIAL INVESTMENTS IN OUR RECENT ACQUISITIONS AND DEVELOPMENT PROJECTS, AND OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY INTEGRATE, OPERATE AND MANAGE THESE ASSETS.

     During the period from December 31, 1998 through December 1, 2000, we have expanded our net generating capacity from 3,800 MW to 12,707 MW. In connection with these acquisitions and projects, we have hired a substantial number of new employees. We may not be able to successfully integrate all of the newly hired employees, or profitably integrate, operate, maintain and manage our newly acquired or developed power generation facilities in a competitive environment.

OPERATION OF POWER GENERATION FACILITIES INVOLVES SIGNIFICANT RISKS THAT COULD NEGATIVELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS.

     We are exposed to risks relating to the breakdown or failure of equipment or processes, fuel supply interruptions, shortages of equipment, material and labor, and operating performance below expected levels of output or efficiency. A significant portion of our facilities were constructed many years ago. Older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. This equipment is also likely to require periodic upgrading and improvement. Any unexpected failure to produce power, including failure caused by breakdown or forced outage, could result in reduced earnings.

WE WILL EXPERIENCE A SIGNIFICANT DECLINE IN OUR EUROPEAN ENERGY BUSINESS SEGMENT'S REVENUES IN 2001.


     On January 1, 2001, our Dutch subsidiary, N.V. UNA, or "UNA," began operating in a competitive market. Consistent with our expectations at the time we made the acquisition, we anticipate that UNA will experience a significant decline in revenues in 2001 attributable to the deregulation of the market and termination of an agreement with the other Dutch generators and the Dutch distributors. In addition, the results of our European Energy segment will be negatively impacted beginning in 2002 due to the imposition of a standard Dutch corporate income tax rate, which is currently 35%, on the income of UNA. In 2000 and prior years, UNA's Dutch corporate income tax rate was zero percent.


OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR PROFITABILITY.

     Our wholesale business is subject to extensive environmental regulation by federal, state and local authorities. We are required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits, in operating our facilities. We may incur significant additional costs to comply with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occur, our business, operations and financial condition could be adversely affected.

     We may not be able to obtain or maintain from time to time all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be prevented or become subject to additional costs.

     We are generally responsible for all on-site liabilities associated with the environmental condition of our power generation facilities which we have acquired and developed, regardless of when the liabilities arose and whether they are known or unknown. These liabilities may be substantial.

WE RELY ON POWER TRANSMISSION FACILITIES THAT WE DO NOT OWN OR CONTROL. IF THESE FACILITIES FAIL TO PROVIDE US WITH ADEQUATE TRANSMISSION CAPACITY, WE MAY NOT BE ABLE TO DELIVER OUR WHOLESALE ELECTRIC POWER PRODUCTS TO OUR CUSTOMERS.

     We depend on transmission and distribution facilities owned and operated by utilities and other power companies to deliver the electricity we sell from our power generation facilities to our customers, who, in turn deliver these products to the ultimate consumers of the power. If transmission is disrupted, or transmission capacity is inadequate, our ability to sell and deliver our products may be hindered. Please read "Risks Related to Our Businesses Generally" for a discussion of transmission regulation that can affect access to and availability of transmission.

INCREASING COMPETITION IN THE WHOLESALE POWER MARKET MAY ADVERSELY AFFECT OUR ABILITY TO MAKE FUTURE INVESTMENTS OR ACQUISITIONS.

     The wholesale power industry has numerous competitors, some of which may have more operating experience, more acquisition and development experience, larger staffs and/or greater financial resources than we do. Like us, many of our competitors are seeking attractive opportunities to acquire or develop power generation facilities, both in the United States and abroad. This competition may adversely affect our ability to make investments or acquisitions.

     Industry restructuring requires or encourages the disaggregation of many vertically-integrated utilities into separate generation, transmission and distribution, and retail businesses. As a result, a significant number of additional competitors could become active in the wholesale power generation segment of our industry.

     While demand for electric energy services is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the regional markets where we have facilities will likely increase the competitiveness of the wholesale power market in those regions, which could have a material negative effect on our business, results of operations and financial condition.

                RISKS RELATED TO OUR RETAIL ELECTRICITY BUSINESS

WE MAY LOSE A SIGNIFICANT NUMBER OF THE RETAIL CUSTOMERS WE WILL SUCCEED TO IN THE HOUSTON METROPOLITAN AREA.

     Beginning on January 1, 2002, all customers in Texas of investor-owned utilities, and those of any municipal utility and electric cooperative that opts to participate in the competitive marketplace, will be able to choose their retail electric provider. Beginning on that date, we will provide retail electric services to all customers of Reliant Energy's electric utility division who do not take action to select another retail electric provider. Under the market framework established by the Texas electric restructuring law enacted in 1999, we will initially be required to sell electricity to these Houston area residential and small commercial customers at a specified price, which is referred to in the law as the "price to beat," whereas other retail electric providers will be allowed to sell electricity to these customers at any price. We will not be permitted to offer electricity to these customers at a price other than the price to beat until January 1, 2005, unless before that date the Public Utility Commission of Texas, or "Texas Utility Commission," determines that 40% or more of the amount of electric power that was consumed in 2000 by the relevant class of customers is committed to be served by retail electric providers other than us. Because we will not be able to compete for residential and small commercial customers on the basis of price in the Houston area and since we expect that the retail market framework established by the Texas electric restructuring law will encourage competition from new retail electric providers, we may lose a significant number of these customers to other providers.

     In addition, we intend to provide commodity and value-added energy management services to the large commercial and industrial customers currently served by Reliant Energy who do not take action to select another retail electric provider beginning on January 1, 2002. We or any other retail electric provider can offer to provide services to these customers at any negotiated price. We believe that the market will be very competitive, and therefore, a significant number of these customers may choose to be served by another retail electric provider and any of these customers that select us to be their provider may subsequently decide to switch to another provider.

IN MARKETS OUTSIDE OF HOUSTON, WE MAY FACE STRONG COMPETITION FROM INCUMBENT UTILITIES AND OTHER COMPETITORS.

     In most retail electric markets outside the Houston area, our principal competitor may be the local incumbent utility company or its retail affiliate. The incumbent utilities have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, we may face competition from a number of other energy service providers, including start-up companies focusing on Internet marketing and online services, and other energy industry participants who may develop businesses that will compete with us in both local and national markets. We also may face competition from nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than we are.

SOME REGULATIONS GOVERNING THE RETAIL ELECTRIC MARKET IN TEXAS HAVE NOT YET BEEN ADOPTED AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     While the 1999 Texas electric restructuring law established the general framework governing the retail electric market in Texas, the law requires the Texas Utility Commission to issue a number of new rules and determinations implementing the law. Some of the regulations governing the Texas retail electric market have not yet been adopted by the Texas Utility Commission. These regulations, when they are developed and adopted, may have a material negative impact on our business, results of operations and financial condition.

WE MAY BE REQUIRED TO MAKE A SUBSTANTIAL PAYMENT TO RELIANT ENERGY IN EARLY
2004.

     We will be required to make a payment to Reliant Energy in early 2004 unless the Texas Utility Commission determines that, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within Reliant Energy's Houston service territory as of January 1, 2002 is committed to be served by retail electric providers other than us. If the 40% test is not met and a payment is required, the amount of this payment will not exceed, but could be up to, $150 per customer multiplied by the number of residential or small commercial customers, as the case may be, that we serve on January 1, 2004 in Reliant Energy's traditional service territory, less the number of new retail electric customers we serve in other areas of Texas. As of September 30, 2000, Reliant Energy had approximately 1.5 million residential and small commercial customers. In the master separation agreement, we have agreed to make this payment, if any, to Reliant Energy.

WE WILL RELY ON THE INFRASTRUCTURE OF LOCAL UTILITIES OR INDEPENDENT TRANSMISSION SYSTEM OPERATORS TO PROVIDE ELECTRICITY TO AND TO OBTAIN INFORMATION ABOUT OUR RETAIL CUSTOMERS. ANY INFRASTRUCTURE FAILURE COULD NEGATIVELY IMPACT OUR CUSTOMERS' SATISFACTION AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

     In Texas, we will be dependent on the local transmission and distribution utilities for maintenance of the infrastructure through which we will deliver electricity to our customers. Any infrastructure failure that interrupts or impairs delivery of electricity to our customers could negatively impact the satisfaction of our customers with our service. Additionally, in Texas, we will be dependent on the local transmission and distribution utilities for the reading of our customers' energy meters. We will be required to rely on the local utility or, in some cases, the independent transmission system operator, to provide us with our customers' information regarding energy usage, and we may be limited in our ability to confirm the accuracy of the information. The provision of inaccurate information by the local utilities or system operators could have a material negative impact on our business and results of operations.

     In connection with our entry into retail electric markets outside of Texas, we may be required under the regulatory structure of the relevant market to rely on utilities with which we may be competing to perform billing and collection services, the services and functions described in the prior paragraph or other services and functions. In addition, we may be required to enter into agreements with local incumbent utilities for use of the local distribution systems and for the creation and operation of functional interfaces necessary for us to serve our customers. Any delay in these negotiations or our inability to enter into reasonable agreements could delay or negatively impact our ability to serve customers in those markets.

WE PLAN TO OFFER BUNDLED SERVICES TO OUR RETAIL CUSTOMERS AT FIXED PRICES AND FOR FIXED TERMS. IF OUR COSTS TO OBTAIN THE COMMODITIES INCLUDED IN THESE BUNDLED SERVICES EXCEED THE PRICES PAID BY OUR CUSTOMERS, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

     We plan to offer retail customers a bundle of services that will include, at a minimum, the electric commodity itself plus transmission, distribution, and related service charges. To the extent that the prices we charge for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, differ from our underlying cost to obtain the commodities or services, our results of operations would be affected. We will encounter similar risks in selling bundled services that include non-energy-related services, such as telecommunications, Internet access, appliance repair, facilities management, and the like. In some cases, we have little, if any, prior experience in selling these non-energy-related services.

IF THE SYSTEMS AND PROCESSES WE ARE DEVELOPING FOR OUR RETAIL BUSINESS ARE MORE EXPENSIVE TO COMPLETE THAN EXPECTED OR DO NOT WORK AS PLANNED, OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

     The information systems and processes necessary to support sales, customer service and electricity supply in competitive retail markets as envisioned in Texas and elsewhere are new, complex and extensive. We are still developing these systems and processes, and they may prove more expensive to complete than planned and may not work as planned.

IF WE ARE DESIGNATED AS A "PROVIDER OF LAST RESORT" BY THE TEXAS UTILITY COMMISSION, WE MAY BE OBLIGATED TO PROVIDE RETAIL ELECTRIC SERVICES AT PRICES BELOW THOSE WE WOULD OTHERWISE CHARGE, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     The Texas electric restructuring law requires the Texas Utility Commission to determine procedures and criteria for designating retail electric providers to serve as providers of last resort in areas of the state in which retail competition is in effect. A provider of last resort is required to offer a standard retail electric service package for each class of customers designated by the Texas Utility Commission at a rate approved by the Commission. It is also required to provide the service package to any requesting retail customer in the territory for which it is the provider of last resort. In the event that another retail electric provider fails to serve any or all of its customers, the provider of last resort is required to offer that customer the standard retail service package for that customer class with no interruption of service to the customer. So long as we choose to remain a retail electric provider, we may be designated as a provider of last resort by the Texas Utility Commission. If we are designated as the provider of last resort and the approved rate at which we are required to offer the standard retail electric service package is less than the price we would otherwise charge, our results of operations may be materially adversely affected.

IF THE TEXAS UTILITY COMMISSION DELAYS THE OPENING OF THE TEXAS RETAIL ELECTRIC MARKET TO COMPETITION, OUR RETAIL ELECTRIC BUSINESS MAY NOT GENERATE ANY REVENUES DURING THE PERIOD OF DELAY.

     While the Texas electric restructuring law calls for the implementation of a competitive retail electric market in Texas beginning on January 1, 2002, the law authorizes the Texas Utility Commission to delay the date on which the retail electric market is opened to competition in any power region in Texas if it determines that the region is unable to offer fair competition and reliable service to all retail customer classes on that date. Most of the significant dates in the Texas electric restructuring law are specified anniversaries of the date on which the retail electric market is opened to competition. We have assumed throughout this prospectus that open retail electric competition in Texas will begin on January 1, 2002 and that the specified anniversaries are January 1 of the appropriate year. To the extent that the Texas Utility Commission delays the implementation of a competitive market beyond that date, all references to the January 1, 2002 open competition date and the anniversaries of this date shall refer to the date on which a competitive retail electric market is implemented by the Texas Utility Commission and the appropriate anniversary of that date, respectively. During any delay period, we may not earn any revenue from our retail electric business.

                   RISKS RELATED TO OUR BUSINESSES GENERALLY

OUR WHOLESALE AND RETAIL ENERGY BUSINESSES OPERATE IN THE DEREGULATING SEGMENTS OF THE ELECTRIC POWER INDUSTRY CREATED BY RESTRUCTURING INITIATIVES AT BOTH STATE AND FEDERAL LEVELS. IF THE PRESENT TREND TOWARDS COMPETITIVE RESTRUCTURING OF THE ELECTRIC POWER INDUSTRY IS REVERSED, DISCONTINUED OR DELAYED, OUR BUSINESS PROSPECTS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY IMPAIRED.

     The regulatory environment applicable to the electric power industry has recently undergone substantial changes as a result of restructuring initiatives at both the state and federal levels. These initiatives have had a significant impact on the nature of the industry and the manner in which its participants conduct their business. We have targeted the deregulating wholesale and retail segments of the electric power industry created by these initiatives. These changes are ongoing and we cannot predict the future development of deregulation in these markets or the ultimate effect that this changing regulatory environment will have on our business.

     Moreover, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have a detrimental effect on our business. Certain restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and/or other interested parties to re-regulate areas of these markets which have previously been deregulated. We cannot assure you that other proposals to re-regulate will not be made or that legislative or other attention to the electric power restructuring process will not cause the process to be delayed or reversed. If the current trend towards competitive restructuring of the wholesale and retail power markets is reversed, discontinued or delayed, our business prospects and financial condition could be materially adversely impaired.

IF WE FAIL TO OBTAIN OR MAINTAIN ANY NECESSARY GOVERNMENTAL PERMIT OR APPROVAL, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.


     Our operations are subject to complex and stringent energy, environmental and other governmental laws and regulations. The acquisition, ownership and operation of power generation facilities require numerous permits, approvals and certificates from federal, state and local governmental agencies. The operation of our generation facilities must also comply with environmental protection and other legislation and regulations. At present, our operations are subject to regulation in California, Florida, Illinois, Maryland, Nevada, New Jersey, Pennsylvania and Texas. Most of our existing domestic generation facilities are exempt wholesale generators, or "EWGs," which sell electricity exclusively into the wholesale market. These facilities are subject to regulation by the FERC regarding rate matters and by state public utility commissions regarding non-rate matters. The FERC has authorized us to sell our generation from these facilities at market prices. The FERC retains the authority to modify or withdraw our market-based rate authority and to impose "cost of service" rates if it determines that market pricing is not in the public interest. Any reduction by the FERC of the rates we may receive for our generation activities may materially adversely affect our results of operations.


CHANGES IN TECHNOLOGY MAY IMPAIR THE VALUE OF OUR POWER PLANTS AND MAY SIGNIFICANTLY IMPACT OUR BUSINESS IN OTHER WAYS AS WELL.

     Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level below that which we have forecasted. In addition, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of our power generation assets. Changes in technology could also alter the channels through which retail electric customers buy electricity.

OUR RESULTS ARE SUBJECT TO QUARTERLY AND SEASONAL FLUCTUATIONS, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Our quarterly operating results have fluctuated in the past and will continue to do so in the future as a result of the following factors:

     - variations in levels of production due to price changes, weather and seasonality,

     - volatility of market prices of open trading positions,

     - the timing and size of acquisitions, and

     - the completion of development projects.

THE VALUE OF OUR FOREIGN GENERATING FACILITIES AND BUSINESSES MAY BE REDUCED BY RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, POLITICAL CONDITIONS, POLICIES OF FOREIGN GOVERNMENTS AND LABOR SUPPLY AND RELATIONS.

     We currently have generation facilities in the Netherlands and trading, marketing and risk management operations in Northwest Europe. Operations outside the United States entail the following significant political and financial risks, which vary by country:

     - changes in laws or regulations,

     - changes in foreign tax laws and regulations,

     - changes in U.S. laws, including tax laws, related to foreign operations,

     - changes in general economic conditions affecting each country,

     - fluctuations in inflation and currency exchange rates,

     - changes in government policies or personnel, and

     - changes in labor relations in operations outside the United States.

     Our actual results may be affected by the occurrence of any of these events. The occurrence of any of these events could substantially reduce the value of the impacted generating facilities or businesses.

             RISKS RELATED TO OUR CORPORATE AND FINANCIAL STRUCTURE

IF WE ARE UNABLE TO ARRANGE FUTURE FINANCINGS ON ACCEPTABLE TERMS, OUR ABILITY TO PURSUE ATTRACTIVE ACQUISITION AND DEVELOPMENT ACTIVITIES COULD BE LIMITED.

     Our business strategy anticipates significant future acquisitions and development of additional generating facilities. We are continually reviewing potential acquisitions and development projects, and may enter into significant acquisitions or development projects in the near future. Any acquisition or development project will likely require access to substantial capital from outside sources on acceptable terms. We may also need external financing to fund capital expenditures, including capital expenditures necessary to comply with air emission regulations or other regulatory requirements. Depending on our performance and market conditions prevailing at the time of any of these acquisitions and development projects, we may not be able to arrange for necessary financing on terms that are acceptable to us, which could have the effect of limiting our ability to pursue desirable acquisitions and development opportunities.


     Our ability to arrange debt financing and the costs of debt capital are dependent on the following factors:


     - general economic and capital market conditions,

     - credit availability from banks and other financial institutions,

     - investor confidence in us and our regional wholesale power markets,

     - maintenance of acceptable credit ratings,

     - the success of current projects,

     - the perceived quality of new projects, and

     - provisions of relevant tax and securities laws.

     Future indebtedness may include terms that are more restrictive or burdensome than those of our current indebtedness. This may negatively impact our ability to operate our business, or severely restrict or prohibit distributions from our subsidiaries.

     In the past, a significant amount of our debt and equity capital needs has been satisfied by Reliant Energy. Reliant Energy and some of its subsidiaries have also periodically provided credit support to us. In addition, we believe that we have obtained third-party financing on relatively favorable terms based in part on Reliant Energy's ownership interest in us. Following this offering, Reliant Energy will no longer provide financing or credit support except for specified transactions or for a limited period of time. As a result, we may not be able to obtain third-party financing on terms that are as favorable as we have experienced in the past.


WE MAY WISH TO FINANCE FUTURE ACQUISITIONS BY ISSUING ADDITIONAL EQUITY SECURITIES, WHICH COULD RESULT IN SIGNIFICANT DILUTION OF OUR STOCKHOLDERS. ALSO, PRIOR TO OUR SEPARATION FROM RELIANT ENERGY, WE WILL GENERALLY BE UNABLE TO ISSUE EQUITY SECURITIES WITHOUT RELIANT ENERGY'S PRIOR CONSENT.



     In order to finance future acquisitions, we may wish to issue additional equity securities in amounts which could be substantial. If we issue additional equity securities, it may result in dilution of our stockholders, which could be significant.



     In order for the distribution of the remaining shares of our common stock to be tax-free to Reliant Energy and its shareholders, Reliant Energy must own at least 80% of all classes of our outstanding capital stock at the time of the distribution. Therefore, prior to our separation from Reliant Energy, we will not be able to issue equity or voting debt without Reliant Energy's prior consent, and Reliant Energy is unlikely to give that consent so long as it still intends to distribute the remaining shares to its shareholders. This limitation could have the effect of limiting our ability to pursue desirable acquisitions and development opportunities.


IF WE EXERCISE OUR OPTION TO PURCHASE THE CAPITAL STOCK OF TEXAS GENCO OWNED BY RELIANT ENERGY, WE WILL OWE FIDUCIARY DUTIES TO TEXAS GENCO'S MINORITY STOCKHOLDERS, WHICH MAY RESTRICT OUR CONTROL OVER TEXAS GENCO'S COMMERCIAL RELATIONSHIPS AND OPERATIONS.

     Reliant Energy has granted us an option to purchase in 2004 the 81% interest it is expected to own in the entity owning the Texas generating assets of Reliant Energy's electric utility division, which we refer to as "Texas Genco." If we exercise this option, we will own a majority interest in a substantial subsidiary that has public shareholders owning the remaining amount of its common stock. Upon exercise of this option, we will owe fiduciary duties to Texas Genco's minority stockholders which may restrict our control of Texas Genco and the commercial relationships between Texas Genco and our other subsidiaries.

OUR HOLDING COMPANY STRUCTURE LIMITS OUR ACCESS TO THE FUNDS OF SOME OF OUR SUBSIDIARIES WHICH WE MAY NEED TO SERVICE PARENT-LEVEL INDEBTEDNESS AND OTHER CASH REQUIREMENTS.

     Substantially all of our operations are conducted by our subsidiaries. Our cash flow and our ability to service parent-level indebtedness when due is dependent upon our receipt of cash dividends, distributions or other transfers from our subsidiaries. The terms of some of our subsidiaries' indebtedness restrict their ability to pay dividends or make restricted payments to us in some circumstances. Specifically, our Channelview and El Dorado Energy subsidiaries are each party to credit agreements used to finance construction of their generation plants. Both the Channelview credit agreement and the El Dorado Energy credit agreement allow the respective subsidiary to pay dividends or make restricted payments only if specified conditions are satisfied, including maintaining specified debt service coverage ratios and debt service reserve account balances. In both cases, the amount of the dividends or restricted payments that may be paid if the conditions are met is limited to a specified level and may be paid only from a particular account. The Channelview cogeneration facility is currently under construction and is not expected to begin commercial operations until the third quarter of 2001. As of September 30, 2000, the permitted level of dividends or restricted payments that could be paid under the El Dorado Energy credit agreement was approximately $18 million.

     In addition, the ability of our subsidiary that owns our Mid-Atlantic power generation facilities to pay dividends or make restricted payments to us is restricted under the terms of three facility interest lease agreements. These agreements allow our Mid-Atlantic subsidiary to pay dividends or make restricted payments only if specified conditions are satisfied including maintaining specified fixed charge coverage ratios. As of September 30, 2000, the permitted level of dividends or restricted payments that could be paid under these agreements was approximately $150 million.

              RISKS RELATED TO OUR SEPARATION FROM RELIANT ENERGY

OUR BUSINESS AND YOUR INVESTMENT IN OUR STOCK MAY BE ADVERSELY AFFECTED IF RELIANT ENERGY DOES NOT COMPLETE THE DISTRIBUTION OF OUR COMMON STOCK TO ITS SHAREHOLDERS, BECAUSE WE WOULD REMAIN SUBJECT TO CONTROL BY RELIANT ENERGY.

     Although Reliant Energy has advised us that it currently intends to complete the distribution of our common stock to its shareholders within twelve months of this offering, we cannot assure you whether or when the distribution will occur. Reliant Energy is not obligated to complete the distribution and it may decide not to do so.

     Reliant Energy intends to seek a ruling from the Internal Revenue Service that the distribution will be tax-free to Reliant Energy and its shareholders and will qualify as a reorganization. At the time of this offering, Reliant Energy does not have a ruling from the Internal Revenue Service regarding the tax treatment of the distribution. If Reliant Energy does not obtain a favorable tax ruling, it is not likely to make the distribution in the expected time frame or, perhaps, at all. In order for the distribution to be tax-free, Reliant Energy must satisfy various requirements, including owning at least 80% of all classes of our outstanding capital stock at the time of the distribution.

     Additionally, in connection with our separation from Reliant Energy and the distribution of our stock by Reliant Energy, Reliant Energy plans to restructure its remaining businesses and to register as a public utility holding company under the Public Utility Holding Company Act of 1935, or the "1935 Act," which will require SEC approval. The restructuring will also require the approval of the Louisiana Public Service Commission. We cannot assure you that those approvals will be obtained. Reliant Energy will file a request with the SEC to allow the distribution to proceed as contemplated by the separation agreements. However, the SEC may impose conditions on or disapprove of the proposed separation and any of the separation agreements.

     If Reliant Energy becomes a registered public utility holding company under the 1935 Act and does not complete the distribution of our common stock, our businesses would be adversely affected. We would:

     - be subject to regulatory restrictions as a subsidiary of a registered public utility holding company,

     - not be able to raise equity capital without compliance with regulatory requirements, as well as approval by Reliant Energy, and


     - be subject to limits on investments in EWGs and foreign utility companies.


     In addition, until the distribution occurs, the risks discussed below relating to Reliant Energy's control of our company and the potential business conflicts of interest between Reliant Energy and us will continue to be relevant to you. If the distribution is delayed or not completed at all, the liquidity of shares of our common stock in the market may be constrained unless and until Reliant Energy elects to sell some of its significant ownership into the public market. A lack of liquidity in our common stock may affect our stock price.

WE WILL BE CONTROLLED BY RELIANT ENERGY AS LONG AS IT OWNS A MAJORITY OF OUR COMMON STOCK, AND OUR NEW MINORITY STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

     After the completion of this offering, Reliant Energy will own over 80% of our outstanding common stock. As long as Reliant Energy owns a majority of our outstanding common stock, Reliant Energy will continue to be able to elect our entire board of directors without calling a special meeting. Investors in this offering, by themselves, will not be able to affect the outcome of any stockholder vote prior to the planned distribution of our common stock to Reliant Energy's shareholders. As a result, Reliant Energy, subject to any fiduciary duty owed to our minority stockholders under Delaware law, will be able to control all matters affecting our company, including:

     - the composition of our board of directors and, through the board, any determination with respect to our business direction and policies, including the appointment and removal of officers,

     - determination of incentive compensation, which may affect our ability to retain key employees,

     - the allocation of business opportunities between Reliant Energy and us,

     - any determinations with respect to mergers or other business combinations,

     - our acquisition or disposition of assets,

     - our financing decisions and our capital raising activities,

     - the payment of dividends on our common stock,

     - amending our restated certificate of incorporation or bylaws, and

     - determinations with respect to our tax returns.

In addition, Reliant Energy may enter into credit agreements, indentures or other contracts that limit the activities of its subsidiaries. While we would not likely be contractually bound by these limitations, Reliant Energy would likely cause its representatives on our board to direct our business so as not to breach any of these agreements. Moreover, the Texas Utility Commission and the state regulatory commissions of Arkansas and Minnesota have imposed limitations on the amount Reliant Energy or its subsidiaries may invest in foreign utility companies and, in some cases, foreign electric wholesale generating companies. These limitations are based upon Reliant Energy's consolidated net worth, retained earnings, and debt and stockholders' equity.

OUR HISTORICAL FINANCIAL RESULTS AS A SUBSIDIARY OF RELIANT ENERGY MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

     The historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Our costs and expenses reflect charges from Reliant Energy for centralized corporate services and infrastructure costs. These allocations have been determined based on what we and Reliant Energy considered to be reasonable reflections of the utilization of services provided to us or for the benefits received by us. This historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our separation from Reliant Energy, including increased costs associated with reduced economies of scale, and increased costs associated with being a publicly traded, stand-alone company.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH RELIANT ENERGY WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS, AND BECAUSE OF RELIANT ENERGY'S CONTROLLING OWNERSHIP PRIOR TO THE DISTRIBUTION, WE MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON TERMS COMMENSURATE WITH THOSE POSSIBLE IN ARMS' LENGTH TRANSACTIONS.

     Conflicts of interest may arise between Reliant Energy and our company in a number of areas relating to our past and ongoing relationships, including:

     - solicitation and hiring of employees from each other,

     - the timing and manner of any sales or distributions by Reliant Energy of all or any portion of its ownership interest in our company,

     - the nature and quality of transitional services Reliant Energy has agreed to provide us,

     - the business operations of Texas Genco,

     - our business operations within Reliant Energy's Houston service territory or other business opportunities that would compete with Reliant Energy,

     - actions and decisions of legislative bodies and administrative agencies, and

     - our dividend policy.

     Following this offering, the agreements we have entered into with Reliant Energy may be amended upon agreement of the parties. While we are controlled by Reliant Energy, Reliant Energy may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts with Reliant Energy, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

OUR EXECUTIVE OFFICERS AND SOME OF OUR DIRECTORS MAY HAVE POTENTIAL CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF RELIANT ENERGY COMMON STOCK. IN ADDITION, SOME OF OUR DIRECTORS WILL ALSO BE DIRECTORS OF RELIANT ENERGY.

     Our executive officers and some of our directors own a substantial amount of Reliant Energy common stock and options to purchase Reliant Energy common stock. Ownership of Reliant Energy common stock by our directors and officers after our separation from Reliant Energy could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Reliant Energy than they do for us.

     We expect that even after Reliant Energy distributes the shares of our common stock it owns to its shareholders, two or three of our directors will also be directors of Reliant Energy. One of these directors will be our chairman, president and chief executive officer. These directors will owe fiduciary duties to the stockholders of each company. As a result, in connection with any transaction or other relationship involving both companies, these directors may need to recuse themselves and to not participate in any board action relating to these transactions or relationships.

OUR ABILITY TO OPERATE OUR BUSINESSES MAY SUFFER IF WE DO NOT DEVELOP OUR OWN INFRASTRUCTURE QUICKLY AND COST-EFFECTIVELY, AND WE CANNOT ASSURE YOU THAT THE TRANSITIONAL SERVICES THAT RELIANT ENERGY HAS AGREED TO PROVIDE US WILL BE SUFFICIENT FOR OUR NEEDS.

     We currently use Reliant Energy's systems to support some of our operations, including legal, accounting and treasury, human resources, payroll and wide-area computer networks. We are in the process of creating our own systems to replace Reliant Energy's systems. Any failure or significant downtime in Reliant Energy's or our own information systems could prevent us from paying our employees, billing our customers or performing other administrative services on a timely basis and could harm our business.


     Following this offering, Reliant Energy has agreed to provide some transition services to us. For a description of these transition services, please read "Agreements Between Us and Reliant Energy -- Transition Services Agreement." The transition services agreement provides that interim corporate support services will terminate no later than the time Reliant Energy completes the disposition of the shares of our common stock it continues to own after this offering. The agreement provides that information technology services and other interim shared services may continue to be provided until December 31, 2004. After the expiration of these various arrangements, we may not be able to replace the transitional services with a comparable quality of service or on terms and conditions as favorable as those we will receive from Reliant Energy.


     Reliant Energy has wide discretion on what employees it will utilize to provide services to us. Consequently, the quality and quantity of the services we receive from Reliant Energy may not be as good as the services we received prior to the effectiveness of the separation agreements.

OUR CREDIT RATING COULD DECLINE AS A RESULT OF OUR SEPARATION FROM RELIANT ENERGY, AND AS A RESULT, WE MAY FACE INCREASED BORROWING COSTS, MORE RESTRICTIVE COVENANTS AND REDUCED AMOUNTS OF CREDIT, WHICH MAY MAKE IT MORE DIFFICULT OR EXPENSIVE TO PURSUE OUR GROWTH STRATEGY.

     Our operation as a separate entity from Reliant Energy may have a negative impact on our ability to obtain credit on terms similar to those we were able to obtain prior to our separation from Reliant Energy. Historically, Reliant Energy has provided financing and credit support to us and our project financing activities. Following this offering, Reliant Energy will no longer provide financing or credit support for our operations except for specified transactions or for a limited period of time. In addition, we may increase the proportion of debt in our overall capital structure as part of our growth plan. Increases in our debt level may negatively affect our credit rating.

     We have performance guarantees related to our trading, marketing and risk management operations that require us to maintain an investment grade credit rating. If our credit rating declines below investment grade, we will likely be obligated to provide credit enhancement to the guaranteed party in the form of a pledge of cash collateral, a letter of credit or other similar credit enhancement. Furthermore, if our credit ratings decline below an investment grade credit rating, our trading partners may refuse to trade with us or trade only on terms less favorable to us.

     Any of these events would likely result in increased borrowing costs, more restrictive covenants and reduced lines of credit from lenders, suppliers and counterparties, all of which would adversely affect our business and results of operations and our ability to raise capital to pursue our growth strategy.

IF WE TAKE ACTIONS WHICH CAUSE THE DISTRIBUTION OF OUR STOCK BY RELIANT ENERGY TO ITS SHAREHOLDERS TO FAIL TO QUALIFY AS A TAX-FREE TRANSACTION, WE WILL BE REQUIRED TO INDEMNIFY RELIANT ENERGY FOR ANY RESULTING TAXES. THIS POTENTIAL OBLIGATION TO INDEMNIFY RELIANT ENERGY MAY PREVENT OR DELAY A CHANGE OF CONTROL OF OUR COMPANY AFTER RELIANT ENERGY DISTRIBUTES OUR COMMON STOCK TO ITS SHAREHOLDERS.

     Reliant Energy intends to distribute its shares of our common stock to its shareholders within twelve months of the completion of this offering. Prior to the distribution, Reliant Energy intends to obtain a ruling from the Internal Revenue Service that the distribution will be tax-free to Reliant Energy and its shareholders and will qualify as a reorganization. Under an agreement between our company and Reliant Energy, if we breach any representations in the agreement relating to the ruling, take any action that causes our representations in the agreement relating to the ruling to be untrue or engage in a transaction after the distribution that causes the distribution to be taxable to Reliant Energy, we will be required to indemnify Reliant Energy for any resulting taxes. The amount of any indemnification payments would be substantial, and we likely would not have sufficient financial resources to achieve our growth strategy after making such payments.


     Current tax law provides that, depending on the facts and circumstances, the distribution of our stock by Reliant Energy, if it occurs, may be taxable to Reliant Energy if our company undergoes a 50% or greater change in stock ownership within two years after the distribution. Under agreements between our company and Reliant Energy, Reliant Energy is entitled to require us to reimburse any tax costs incurred by Reliant Energy as a result of a transaction resulting in a change in control of our company. These costs may be so great that they delay or prevent a strategic acquisition or change in control of our company.


OUR DECONSOLIDATION FROM THE RELIANT ENERGY CONSOLIDATED TAX GROUP MAY RESULT IN ADVERSE TAX CONSEQUENCES TO US.

     Subsequent to the distribution of our common stock by Reliant Energy, if it occurs, we will cease to be a member of the Reliant Energy consolidated tax group. This separation will have both current and future income tax implications to us. The event of deconsolidation itself will result in the triggering of deferred intercompany gains. We will recognize taxable income related to these gains, which will not have a material impact on our net income and cash flow.

     In addition to the current income tax consequences triggered by the act of deconsolidation discussed above, our separation from the Reliant Energy consolidated tax group will change our overall future income tax posture. As a result, we could be limited in our future ability to effectively use future tax attributes. We have agreed with Reliant Energy that we will make a tax election to forego the carry back of net operating losses, if any, we generate in our tax years after deconsolidation to tax years when we were part of the Reliant Energy consolidated group. We will be able to utilize such net operating losses in our tax years after deconsolidation (subject to the applicable carryforward limitation periods) but only to the extent of our income in such tax years.

   RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON STOCK

SUBSTANTIAL SALES OF OUR COMMON STOCK MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION TO RELIANT ENERGY'S SHAREHOLDERS. THESE SALES COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Reliant Energy currently intends to distribute all of the shares of our common stock it owns to its shareholders within twelve months of this offering. Substantially all of these shares will be eligible for immediate resale in the public market. We cannot predict whether significant amounts of our common stock will be sold in the open market in anticipation of, or following, the distribution, or will be sold by Reliant Energy if the distribution does not occur. We also cannot predict what level of demand there will be for shares of our common stock. In addition, we have entered into a registration rights agreement, which provides that if Reliant Energy does not distribute all of the shares of our common stock that it owns to its shareholders, Reliant Energy and its transferees will have the right to require us to register these shares under the U.S. securities laws for sale into the public market. Any sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, whether as a result of the distribution or otherwise, could lower the market price of our common stock. Further, if we issue additional equity securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced. Please read "Shares Eligible for Future Sale" for information about the number of shares that will be outstanding and could be sold after this offering.

THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR COMMON STOCK AFTER THIS OFFERING. IN ADDITION, OUR STOCK PRICE MAY BE VOLATILE.

     Prior to this offering, Reliant Energy held all of our outstanding common stock, and therefore, there has been no public market for our common stock. We cannot assure you that an active market for our common stock will develop or be sustained after this offering. The initial public offering price of our common stock will be determined by negotiations between us and representatives of the underwriters, based on numerous factors which we discuss in the "Underwriting" section of this prospectus. This price may not be indicative of the market price for our common stock after this initial public offering. The market price of our common stock could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may not be able to resell your shares at or above the initial public offering price. The following factors could affect our stock price:

     - our operating and financial performance and prospects,

     - quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues,

     - changes in revenue or earnings estimates or publication of research reports by analysts,

     - speculation in the press or investment community,

     - strategic actions by us or our competitors, such as acquisitions or restructurings,

     - developments regarding the restructuring of the electric power industry,

     - sales of our common stock by stockholders,

     - actions by institutional investors or by Reliant Energy prior to its distribution of our common stock,

     - general market conditions, including fluctuations in commodity prices, and

     - domestic and international economic, legal and regulatory factors unrelated to our performance.

     The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

OUR RIGHTS AGREEMENT AND PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

     Our restated certificate of incorporation, bylaws and rights agreement, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. These provisions generally become effective at the time Reliant Energy ceases to own a majority of our outstanding common stock. These provisions apply even if the offer may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

                       OUR SEPARATION FROM RELIANT ENERGY

     In July 2000, Reliant Energy announced its intention to divide itself into two publicly traded companies in order to separate its unregulated businesses from its regulated businesses. This offering of our common stock is part of Reliant Energy's separation plan. Within twelve months of the completion of this offering, Reliant Energy intends to distribute our remaining stock to its shareholders as part of its separation plan. Until Reliant Energy completes the distribution of our common stock to its shareholders, we will continue to be a subsidiary of Reliant Energy.

     Reliant Energy is an international energy delivery and energy services company based in Houston, Texas. Following the distribution of our shares, we expect Reliant Energy will remain engaged in the transmission and distribution, as well as generation, of electric power and the transportation and distribution of natural gas.

                 SEPARATION AND TRANSITION SERVICES AGREEMENTS

     We have entered into agreements with Reliant Energy providing for the separation of its businesses, including a master separation agreement. These agreements generally provide for the transfer from Reliant Energy to us of assets relating to our businesses and the assumption by us of associated liabilities. We have also entered into agreements governing various interim and ongoing relationships between us and Reliant Energy, including transitional services Reliant Energy will provide to us. For a summary description of these agreements, please read "Agreements Between Us and Reliant Energy."

             THE DISTRIBUTION BY RELIANT ENERGY OF OUR COMMON STOCK

     After completion of this offering, Reliant Energy will own over 80% of the outstanding shares of our common stock. Reliant Energy has announced that it currently plans to complete its divestiture of our company within twelve months of the completion of this offering by distributing all of the shares of our common stock it owns to its shareholders. However, Reliant Energy is not obligated to complete the distribution. For a description of consequences that may result if Reliant Energy does not complete the distribution, please read "Risk Factors -- Risks Related to Our Separation from Reliant Energy."

                            BUSINESS SEPARATION PLAN

     The Texas Utility Commission has approved a business separation plan that contemplates that our company will be the successor to Reliant Energy in retail electric operations in the Houston metropolitan area when the Texas market opens to competition. Reliant Energy filed the plan with the Commission to meet the requirements of the Texas electric restructuring law adopted in 1999. The law requires investor-owned electric utilities to separate their Texas electric utility operations into three segments -- generation, transmission and distribution, and retail sales -- under either common or separate ownership. Reliant Energy will retain its Houston-area transmission and distribution business, which will remain subject to traditional utility rate regulation, and its associated generation assets, subject to the option described below.

                               TEXAS GENCO OPTION

     In connection with the separation, Reliant Energy has granted us an option to purchase the 81% interest it will have in the entity owning the Texas generating assets of Reliant Energy's electric utility division, which we refer to as "Texas Genco." These assets consist of 14,027 MW of aggregate net generation capacity. This option will be exercisable by us in January 2004. For a summary description of this option, please read "Texas Genco Option."

                                USE OF PROCEEDS

     We estimate that our net proceeds from this offering will be approximately $803 million (approximately $925 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and our estimated offering expenses. This estimate assumes an initial public offering price of $16.50 per share, which is the mid-point of the offering price range indicated on the cover page of this prospectus.


     We intend to use the net proceeds from this offering initially to increase our working capital. We expect to use these proceeds to fund capital expenditures, including the funding of construction costs of, and combustion turbine payments relating to, our generating facilities currently under construction. We have estimated 2001 capital requirements of $1.2 billion, including capital expenditures relating to four generating facilities under construction with total remaining estimated costs of construction of $359 million. We also plan to continue to expand our portfolio of generation assets through acquisitions of generation facilities. Depending on the timing of any of these acquisitions, we may use a portion of the net proceeds from this offering to finance one or more future acquisitions if the proceeds have not yet been used to finance capital expenditures as of the date of such acquisitions. In December 2000, we entered into an agreement to acquire a 153 MW power generating facility, together with a power purchase agreement relating to an adjacent facility, for an aggregate purchase price of $33 million. We anticipate this acquisition will close in June 2001. We expect to finance future capital expenditures that are not paid for with net proceeds from this offering with cash from operations or other financing alternatives. For a discussion of these alternatives, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Capital Requirements -- Other Sources/Uses of Cash."

                                DIVIDEND POLICY

     We do not intend to declare or pay any dividends on our common stock in the foreseeable future. Instead, we intend to retain any future earnings for use in our business. Our board of directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of:

     - any applicable contractual restrictions limiting our ability to pay dividends,

     - our earnings and cash flows,

     - our financial condition, and

     - other factors our board of directors deems relevant.

     The terms of some of our subsidiaries' indebtedness restrict their ability to pay dividends or make restricted payments to us in some circumstances. Specifically, our Channelview and El Dorado Energy subsidiaries are each party to credit agreements used to finance construction of their generation plants. Both the Channelview credit agreement and the El Dorado Energy credit agreement allow the respective subsidiary to pay dividends or make restricted payments only if specified conditions are satisfied, including maintaining specified debt service coverage ratios and debt service reserve account balances. In both cases, the amount of the dividends or restricted payments that may be paid if the conditions are met is limited to a specified level and may be paid only from a particular account. The Channelview cogeneration facility is currently under construction and is not expected to begin commercial operations until the third quarter of 2001. As of September 30, 2000, the permitted level of dividends or restricted payments that could be paid under the El Dorado Energy credit agreement was approximately $18 million.

     In addition, the ability of our subsidiary that owns our Mid-Atlantic power generation facilities to pay dividends or make restricted payments to us is restricted under the terms of three facility interest lease agreements. These agreements allow our Mid-Atlantic subsidiary to pay dividends or make restricted payments only if specified conditions are satisfied including maintaining specified fixed charge coverage ratios. As of September 30, 2000, the permitted level of dividends or restricted payments that could be paid under these agreements was approximately $150 million.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2000. Our capitalization is presented on:

     - an actual basis,

     - a pro forma basis to reflect the Recapitalization, and


     - an as adjusted basis to reflect the sale of 52,000,000 shares of our common stock in this offering as well as the estimated net proceeds from this offering. The estimated net proceeds assumes an initial public offering price of $16.50 per share, which is the mid-point of the offering price range indicated on the cover page of this prospectus.



     You should read the information in this table together with our consolidated financial statements and the related notes and the information in "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included elsewhere in this prospectus.



                                                                                      PRO FORMA, AS
                                                              ACTUAL   PRO FORMA(1)    ADJUSTED(1)
                                                              ------   ------------   -------------
                                                                      (millions of dollars)
Current portion of long-term debt(2)........................  $    1      $    1         $    1
Short-term borrowings(2)....................................     204         204            204
Accounts and short-term notes payable -- affiliated
  companies, net(2).........................................   2,180          --             --
Long-term notes payable -- affiliated companies, net(2).....     239          --             --
Long-term debt(2)...........................................     801         801            801
Stockholder's equity........................................   2,066       4,485          5,288
                                                              ------      ------         ------
         Total capitalization...............................  $5,491      $5,491         $6,294
                                                              ======      ======         ======


---------------


(1) Please read our unaudited pro forma condensed consolidated financial statements.



(2) For a description of our borrowings please read Notes 3 and 8 to our consolidated financial statements.

                                    DILUTION


     Our pro forma net tangible book value at September 30, 2000 was approximately $3.2 billion, or $13.49 per share. Net tangible book value per share represents our total tangible assets reduced by our total liabilities and divided by the aggregate number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering.



     After giving effect to our sale of 52,000,000 shares of common stock in this offering at an assumed initial public offering price of $16.50 per share, which is the mid-point of the offering price range indicated on the cover page of this prospectus, and after deducting an assumed underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2000 would have been approximately $4.0 billion, or $13.84 per share. This represents an immediate increase in pro forma net tangible book value of $.35 per share to our existing stockholder and an immediate dilution in pro forma net tangible book value of $2.66 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution per share:



Assumed initial public offering price per share.............            $16.50
  Pro forma net tangible book value per share as of
     September 30, 2000.....................................    13.49
  Increase in pro forma book value per share attributable to
     new investors..........................................      .35
                                                               ------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................            $13.84
                                                                        ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................            $ 2.66
                                                                        ======

                            SELECTED FINANCIAL DATA


     The following tables present our selected consolidated financial data. The data set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and the notes to those statements included in this prospectus. Our selected income statement data for the years ended December 31, 1997, 1998 and 1999 the nine months ended September 30, 2000, and the selected balance sheet data as of December 31, 1998 and 1999 and September 30, 2000 are derived from our consolidated audited financial statements. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. Our pro forma income statement data for the nine months ended September 30, 2000 give effect to the Mid-Atlantic Acquisition, the Sale-Leaseback and the Recapitalization. For more information regarding the Mid-Atlantic Acquisition and the Sale-Leaseback, please read Note 5(a) to our consolidated financial statements.



     Our pro forma income statement data for the year ended December 31, 1999 give effect to our October 1999 acquisition of N.V. UNA, the Mid-Atlantic Acquisition, the Sale-Leaseback and the Recapitalization. For more information regarding the acquisition of UNA, please read Note 5(b) to our consolidated financial statements.



     Our pro forma balance sheet data as of September 30, 2000 give effect to the Recapitalization. Our pro forma, as adjusted balance sheet data as of September 30, 2000 reflect the sale of shares of our common stock in this offering as well as the estimated net proceeds from this offering. For further information regarding the pro forma effects of these transactions, please read our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.



                                                                                                     NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                       -----------------------------------------------------   -----------------------------
                                                                                   PRO FORMA                       PRO FORMA
                                       1995   1996   1997(1)   1998(1)   1999(1)     1999      1999(1)   2000(1)     2000
                                       ----   ----   -------   -------   -------   ---------   -------   -------   ---------
                                                                       (millions of dollars)
INCOME STATEMENT DATA:
Revenues.............................  $29    $32    $1,321    $4,371    $8,053     $8,563     $5,827    $12,820    $12,986
Expenses:
  Fuel and cost of gas sold..........   --     --       978     2,352     3,985      4,167      2,682      6,249      6,302
  Purchased power....................   --     --       313     1,824     3,736      3,781      2,936      5,518      5,517
  Operation and maintenance..........   28     30        17        65       159        308        123        288        367
  General, administrative and
    development......................   --      1        20        78        94         97         43        158        172
  Depreciation and amortization......   --     --         2        15        43        127         16        130        144
                                       ---    ---    ------    ------    ------     ------     ------    -------    -------
        Total........................  $28    $31    $1,330    $4,334    $8,017     $8,480     $5,800    $12,343    $12,502
                                       ---    ---    ------    ------    ------     ------     ------    -------    -------
Operating Income (Loss)..............  $ 1    $ 1    $   (9)   $   37    $   36     $   83     $   27    $   477    $   484
Other (Expense) Income:
  Interest expense...................   --     --        (1)       (2)      (12)       (91)        --        (37)       (37)
  Interest income....................   --     --        --         1         2         43          1         11         11
  Interest income (expense) --
    affiliated companies, net........   --     --         2         2        (8)        --         --       (122)        --
  Gains (losses) from investments....   --     --        --        --        16         16         --        (17)       (17)
  (Losses) income of equity
    investments of unconsolidated
    subsidiaries.....................   --     --        --        (1)       (1)        (1)        (1)        33         33
  Gain on sale of development
    project..........................   --     --        --        --        --         --         --         18         18
  Other, net.........................   --     (2)       --         1        (7)        (8)        (6)         2          2
                                       ---    ---    ------    ------    ------     ------     ------    -------    -------
        Total Other (Expense)
          Income.....................  $--    $(2)   $    1    $    1    $  (10)    $  (41)    $   (6)   $  (112)   $    10
                                       ---    ---    ------    ------    ------     ------     ------    -------    -------
Income (Loss) Before Income Taxes and
  Extraordinary Item.................  $ 1    $(1)   $   (8)   $   38    $   26     $   42     $   21    $   365    $   494
Income Tax Expense (Benefit).........   --     --        (2)       17         2         --         12        120        166
                                       ---    ---    ------    ------    ------     ------     ------    -------    -------
Income (Loss) Before Extraordinary
  Item...............................  $ 1    $(1)   $   (6)   $   21    $   24     $   42     $    9    $   245    $   328
                                                                                    ======                          =======
Extraordinary Item, net of tax.......   --     --        --        --        --                    --          7
                                       ---    ---    ------    ------    ------                ------    -------
Net Income (Loss)....................  $ 1    $(1)   $   (6)   $   21    $   24                $    9    $   252
                                       ===    ===    ======    ======    ======                ======    =======

                                                                               PRO FORMA
                                                               PRO FORMA      NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                  (SHARES IN MILLIONS)
PRO FORMA EARNINGS PER SHARE INFORMATION(5):
Basic and Diluted Earnings Before Extraordinary Item Per
  Share.....................................................     $0.17           $1.37
                                                                 =====           =====
Basic and Diluted Weighted Average Shares Outstanding.......       240             240



                                                                                                    NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                      -------------------------------------------   -----------------
                                                      1995    1996    1997(1)   1998(1)   1999(1)   1999(1)   2000(1)
                                                      ----    ----    -------   -------   -------   -------   -------
                                                                           (millions of dollars)
STATEMENT OF CASH FLOW DATA:
Cash Flows From Operating Activities................  $  --   $   1   $  (22)   $   (2)   $   86    $    5    $   234
Cash Flows From Investing Activities................     --      --       (4)     (365)   (1,404)     (104)    (2,780)
Cash Flows From Financing Activities................     --      (1)      26       379     1,354       453      2,741
OTHER OPERATING DATA:
EBITDA (2)..........................................  $   1   $  (1)  $   (7)   $   52    $   87    $   36    $   636
Net Power Generation Capacity (MW)..................     --      --       --     3,800     7,945     3,800     12,707
Wholesale Power Sales (MMWH)(3).....................     --      --       12        65       112        77        132
Natural Gas Sales (Bcf)(4)..........................     --      --      366     1,115     1,746     1,265      1,707



                                                                                                   SEPTEMBER 30, 2000
                                                DECEMBER 31,                               ----------------------------------
                                 -------------------------------------------                                    PRO FORMA, AS
                                 1995    1996     1997      1998      1999                 ACTUAL   PRO FORMA     ADJUSTED
                                 ----    ----     ----      ----      ----                 ------   ---------   -------------
                                            (millions of dollars)                                (millions of dollars)
BALANCE SHEET DATA:
Property, Plant and Equipment,
  net..........................  $  --   $  --   $    5    $  270    $ 2,407               $3,722    $3,722        $ 3,722
Total Assets(6)................     13      15      822     1,409      5,624                9,856     9,856         10,659
Short-Term Borrowings..........     --      --       --        --        170                  204       204            204
Long-term Debt to Third
  Parties, including current
  maturities...................     --      --       --        --        460                  802       802            802
Accounts and Notes Payable
  (Receivable) -- Affiliated
  Companies, net...............      1       1      (45)       17      1,333                2,419        --             --
Stockholder's Equity...........     14      13      291       652        741                2,066     4,485          5,288


---------------

(1) Our results of operations include the results of the following acquisitions, all of which were accounted for using the purchase method of accounting, from their respective acquisition dates: Reliant Energy Services, Inc. and Arkla Finance Corporation acquired in August 1997, the five generating facilities in California substantially acquired in April 1998, a generating facility in Florida and UNA both acquired in October 1999 and the Mid-Atlantic Acquisition that occurred in May 2000.

(2) EBITDA represents earnings (loss) before interest expense, interest income, income taxes, depreciation and amortization. EBITDA, as defined, is shown because it is a widely accepted measure of financial performance used by some analysts and investors to analyze and compare companies on the basis of operating performance. It is not defined under generally accepted accounting principles, and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP in the United States and is not indicative of operating income or cash flows from operations as determined under GAAP. Additionally, our computation of EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate it in the same fashion.

(3) Million megawatt hours.


(4) Billion cubic feet.



(5)Prior to August 9, 2000, Reliant Resources, Inc. was not a separate legal entity and therefore had no historical capital structure. Accordingly, historical earnings per share have not been presented for the historical consolidated statements of operations.



(6)See Note 5(a) to our consolidated financial statements for a discussion of adjustments to amounts previously recorded in connection with the Mid-Atlantic Acquisition purchase price allocation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in combination with "Risk Factors," "Selected Financial Data" and our historical consolidated financial statements and the notes to those statements, which we refer to as our "consolidated financial statements," included elsewhere in this prospectus.


                                    OVERVIEW

     We are a rapidly growing provider of electricity and energy services with a focus on the deregulating competitive wholesale and retail segments of the electric power industry in the United States and Europe. For a description of risks associated with these deregulating segments, including the potential impact of competitive factors in the wholesale power markets and the deregulation of the retail electric markets in Texas, please read "Risk Factors."


     In this section we discuss our results of operations on a consolidated basis and individually for each of our business segments. We also discuss our liquidity and capital resources. Our financial reporting segments include Wholesale Energy, European Energy, Retail Energy and Other Operations. For segment reporting information, please read Notes 1 and 14 to our consolidated financial statements. For a description of these segments, please read Note 1 to our consolidated financial statements and "Our Business" included elsewhere in this prospectus.


                       OUR SEPARATION FROM RELIANT ENERGY


     In connection with our separation from Reliant Energy, Reliant Energy has contributed to us, by conveyance or merger, our wholesale, retail and other operations described in this prospectus. These operations consist of Reliant Energy's or its direct and indirect subsidiaries':



     - non-Texas power generation assets and related energy trading, marketing and risk management operations in North America and Europe,



     - retail electric operations, and


     - other operations, including eBusiness group, communications business and venture capital operations, which we refer to as "New Ventures."


     Throughout the period covered by our consolidated financial statements, these operations were conducted by Reliant Energy and its direct and indirect subsidiaries.



     The financial information discussed in this section is derived from the consolidated historical financial statements of Reliant Energy, which include the results of operations for all of Reliant Energy's businesses, including those businesses which we do not own. In order to prepare our consolidated financial statements contained in this prospectus and discussed in this section, we carved-out the results of operations of the businesses that we own from Reliant Energy's consolidated historical financial statements. Accordingly, the results of operations discussed in this section include only revenues and costs directly attributable to the businesses we own and operate. Some of these costs are for facilities and services provided by Reliant Energy and for which our operations have historically been charged based on usage or other allocation factors. We believe these allocations are reasonable but they are not necessarily indicative of the expenses that would have resulted if we had actually operated independently of Reliant Energy. We may experience changes in our cost structure, funding and operations as a result of our separation from Reliant Energy, including increased costs associated with reduced economies of scale, and increased costs associated with being a publicly traded, stand alone company. We cannot currently predict, with any certainty, the actual amount of increased costs we may incur, if any. All significant intercompany transactions and balances between our company and our subsidiaries have been eliminated in our consolidated financial statements.


     Our results of operations for 1997 include the financial results of two subsidiaries from their date of acquisition in August 1997. Separate audited combined financial statements for these companies as of and for the seven months ended July 31, 1997 are included in the financial statements elsewhere in this prospectus under the caption "Reliant Energy Services, Inc. and Related Company."


                       CONSOLIDATED RESULTS OF OPERATIONS



                                                                                       NINE MONTHS
                                                                 YEAR ENDED               ENDED
                                                                DECEMBER 31,          SEPTEMBER 30,
                                                          ------------------------   ----------------
                                                           1997     1998     1999     1999     2000
                                                          ------   ------   ------   ------   -------
                                                                         (in millions)
Revenues................................................  $1,321   $4,371   $8,053   $5,827   $12,820
Operating Expenses......................................   1,330    4,334    8,017    5,800    12,343
                                                          ------   ------   ------   ------   -------
Operating (Loss) Income.................................  $   (9)  $   37   $   36   $   27   $   477
Other (Income) Expense, net.............................      (1)      (1)      10        6       112
Income Tax (Benefit) Expense............................      (2)      17        2       12       120
                                                          ------   ------   ------   ------   -------
(Loss) Income Before Extraordinary Gain.................  $   (6)  $   21   $   24   $    9   $   245
Extraordinary Gain, net of tax..........................      --       --       --       --         7
                                                          ------   ------   ------   ------   -------
Net (Loss) Income.......................................  $   (6)  $   21   $   24   $    9   $   252
                                                          ======   ======   ======   ======   =======


NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999


     Net Earnings. We reported consolidated net income of $252 million for the nine months ended September 30, 2000 compared to consolidated net income of $9 million for the same period in 1999. The 2000 results included an extraordinary gain of $7 million related to the early extinguishment of $272 million of long-term debt. For further discussion of the extraordinary gain, please read
Note 8(b) to our consolidated financial statements.



     Our consolidated income, before extraordinary gain, was $245 million for the nine months ended September 30, 2000 compared to consolidated net income of $9 million for the nine months ended September 30, 1999. The $236 million increase in 2000 compared to 1999 was primarily due to increased earnings from Wholesale Energy, the inclusion of earnings from the Mid-Atlantic generating assets, which Wholesale Energy acquired in May 2000, and the inclusion of earnings from European Energy, which was established in the fourth quarter of 1999 with the acquisition of UNA. The Mid-Atlantic generating assets and UNA contributed $217 million and $69 million, respectively, to operating income for the nine months ended September 30, 2000. For additional information on the acquisition of the Mid-Atlantic generating assets and UNA, please read Notes 5(a) and 5(b) to our consolidated financial statements. The increases in 2000 earnings compared to 1999 earnings from Wholesale Energy and European Energy were slightly offset by increased losses from Retail Energy and Other Operations over the same period.



     Beginning January 1, 2001, the Dutch wholesale electric market was completely opened to competition. As a result, we expect a decline in power prices. Consistent with our expectations at the time we made the acquisition of UNA, we anticipate that we will experience a significant decline in revenues in 2001 attributable to the deregulation of the Dutch market and termination of the agreement with the other Dutch generators and the Dutch distributors, referred to as the "protocol". Please read "-- Results of Operations by Business
Segment -- European Energy."


     Operating Income. For an explanation of changes in our operating income, see the discussion below of operating (loss) income by segment.

     Other Income/Expense. We incurred net other expense of $112 million for the nine months ended September 30, 2000 compared to $6 million for the same period in 1999. The increase of $106 million in 2000 as compared to 1999 resulted primarily from an impairment loss of $27 million on marketable equity securities classified as "available-for-sale" incurred in 2000 by Other Operations, increased net interest expense on obligations to Reliant Energy and its subsidiaries of $122 million and increased interest expense on obligations to third parties of $37 million, each net of interest capitalized on construction projects. Increased interest expense resulted primarily from higher levels of long-term debt during the nine months ended September 30, 2000 compared to the same period in 1999. Increased debt levels were primarily associated with borrowings for the funding of the acquisition of UNA in the fourth quarter of 1999 and the first quarter of 2000, the acquisition of our Mid-Atlantic generating facilities in the second quarter of 2000 and capital expenditures. During the nine months ended September 30, 2000, we incurred a pre-tax impairment loss of $27 million on marketable equity securities classified as "available-for-sale" by Other Operations. Management's determination to recognize this impairment resulted from a combination of events occurring in 2000 related to this investment. Such events affecting the investment included changes occurring in the investment's senior management, announcement of significant restructuring charges and related downsizing for the entity, reduced earnings estimates for this entity by brokerage analysts and the bankruptcy of a competitor of the investment in the first quarter of 2000. These events coupled with the stock market value of our investment in these securities continuing to be below our cost basis, caused management to believe the decline in fair value to be other than temporary. For further discussion of this investment, please read Note 2(m) to our consolidated financial statements.


     These increased expenses were partially offset by:

     - an $18 million pre-tax gain in 2000 on the sale of our interest in one of our development stage electric generation projects,

     - $2 million of interest income earned by European Energy debt securities classified as "trading" in the nine months ended September 30, 2000,

     - an $8 million increase in interest income in 2000 earned on increased deposits,

     - a $4 million gain realized by Other Operations, which was a result of distributions from venture capital investments,

     - $6 million of unrealized holding gains from debt and equity securities classified as "trading" in the nine months ended September 30, 2000,

     - a $34 million increase in equity earnings in unconsolidated subsidiaries of Wholesale Energy in 2000, and

     - a $7 million option premium expense recorded in 1999 to economically hedge foreign currency risks for the UNA purchase obligation.


     Income Tax Expense. We calculate our income tax provision on a separate return basis under a tax sharing agreement with Reliant Energy. Our deferred income taxes are calculated using the liability method of accounting, which measures deferred income taxes for all significant income tax temporary differences. Our current federal and state income taxes are payable to or receivable from Reliant Energy. Our federal statutory tax rate is 35%. During the nine months ended September 30, 2000 and 1999, our effective tax rate was 33.0% and 58.8%, respectively. Our reconciling items from the federal statutory tax rate to the effective tax rate totaled $7 million for the nine months ended September 30, 2000. These items primarily related to income earned by UNA and were partially offset by nondeductible goodwill, state income taxes and valuation allowances. Our reconciling items from the federal statutory tax rate to the effective tax rate totaled $5 million for the nine months ended September 30, 1999. These items primarily related to nondeductible goodwill and state income taxes. In 2000 and prior years, under Dutch corporate income tax laws, the earnings of UNA were subject to a zero percent Dutch corporate income tax rate as a result of the Dutch tax holiday related to the Dutch electric industry. In 2002, all of European Energy's earnings will be subject to the standard Dutch corporate income tax rate, which currently is 35%.

TWELVE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1998


     Net Earnings. We reported consolidated earnings of $24 million and $21 million in 1999 and in 1998, respectively. The $3 million increase was due to increased earnings from Other Operations, the inclusion in 1999 of three months of earnings from European Energy and decreased income tax expense in 1999 as compared to 1998. These increases were partially offset by decreased earnings from Wholesale Energy and increased losses incurred by Retail Energy in 1999 as compared to 1998.


     Operating Income. For an explanation of changes in operating income, see the discussion below of operating (loss) income by segment.

     Other Income/Expense. We incurred net other expense of $10 million in 1999 as compared to other income of $1 million in 1998 due to the following items:

     - a $10 million increase in net interest expense on obligations to Reliant Energy and its subsidiaries, net of capitalized interest on construction projects,

     - a $10 million increase in interest expense on obligations to third parties, net of interest capitalized on construction projects,

     - a $7 million option premium expense recorded in 1999 to economically hedge foreign currency risks related to the UNA purchase obligation,

     - $9 million in distributions from venture capital investments of marketable securities classified as "trading" by Other Operations in 1999, and

     - a $7 million increase of unrealized holding gains recorded in 1999 resulting from debt and equity securities classified as "trading."

     Interest expense increased as a result of higher levels of short-term and long-term borrowings associated, in part, with the acquisition of UNA in the fourth quarter of 1999 and capital expenditures.

     Income Tax Expense. The effective tax rates for 1999 and 1998 were 9.6% and 45.3%, respectively. The decrease in the effective tax rate in 1999 was primarily due to the effect of the tax holiday relating to the Dutch electric industry, which is applicable to income earned by UNA.

TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997


     Net Earnings. We reported consolidated net income for 1998 of $21 million compared to a consolidated net loss of $6 million in 1997. The increase in net earnings in 1998 was primarily the result of the inclusion of earnings in 1998 of Wholesale Energy's California generating facilities, which were acquired in April and July of 1998. Increases in 1998 earnings were partially offset by increased income tax expense in 1998 as compared to 1997.


     Operating (Loss) Income. For an explanation of changes in operating income, see the discussion below of operating (loss) income by segment.

     Other Income/Expense.  Net other income was $1 million in 1998 and in 1997.

     Income Tax Expense/Benefit. The effective tax rates for 1998 and 1997 were 45.3% and 27.8%, respectively. The increase in the effective tax rate in 1998 was primarily related to an increase in 1998 of state income tax and non-deductible goodwill resulting from the acquisition of Reliant Energy Services, Inc. in August 1997. For additional information regarding the acquisition of Reliant Energy Services, Inc., please read Note 5(e) to our consolidated financial statements.


                   RESULTS OF OPERATIONS BY BUSINESS SEGMENT

     The following tables present operating income (loss) for each of our business segments for the nine months ended September 30, 1999 and 2000 and for the years ended December 31, 1997, 1998 and 1999.


                                                                    OPERATING (LOSS) INCOME
                                                                      BY BUSINESS SEGMENT
                                                             --------------------------------------
                                                                                      NINE MONTHS
                                                                  YEAR ENDED             ENDED
                                                                 DECEMBER 31,        SEPTEMBER 30,
                                                             --------------------    --------------
                                                             1997    1998    1999    1999      2000
                                                             ----    ----    ----    ----      ----
                                                                         (in millions)
Wholesale Energy...........................................  $(7)    $40     $ 19    $39       $470
European Energy............................................   --      --       34     --         69
Retail Energy..............................................   (2)     (2)     (13)   (10)       (38)
Other Operations...........................................   --      (1)      (4)    (2)       (24)
                                                             ---     ---     ----    ---       ----
         Total Consolidated................................  $(9)    $37     $ 36    $27       $477
                                                             ===     ===     ====    ===       ====


WHOLESALE ENERGY

     Our Wholesale Energy segment includes our non-rate regulated power generation operations in the United States and our wholesale energy trading, marketing and risk management operations in North America.


     As of September 30, 2000, we owned or leased electric power generation facilities with an aggregate net generating capacity of 9,231 MW in the United States. We acquired our first power generation facilities in April 1998, and have increased our aggregate net generating capacity since December 31, 1998 through a combination of acquisitions and the development of new generating projects. As of September 30, 2000, we had 2,766 MW of additional net generating capacity under construction. For additional information regarding acquisitions completed by Wholesale Energy, including the accounting treatment of these acquisitions, please read Note 5 to our consolidated financial statements.



     For a discussion of the factors that may affect the future results of operations of Wholesale Energy, please read "Risk Factors -- Risks Related to Our Wholesale Business."

     The following table provides summary data regarding the results of operations of Wholesale Energy for the nine months ended September 30, 1999 and 2000 and for the years ended December 31, 1997, 1998 and 1999.


                                                                       WHOLESALE ENERGY
                                                          -------------------------------------------
                                                                                       NINE MONTHS
                                                                 YEAR ENDED               ENDED
                                                                DECEMBER 31,          SEPTEMBER 30,
                                                          ------------------------   ----------------
                                                           1997     1998     1999     1999     2000
                                                          ------   ------   ------   ------   -------
                                                             (in millions, except operations data)
Operating Revenues......................................  $1,300   $4,338   $7,866   $5,798   $12,342
Operating Expenses:
  Fuel and cost of gas sold.............................     978    2,352    3,924    2,682     6,063
  Purchased power.......................................     313    1,824    3,729    2,936     5,505
  Operation and maintenance.............................      --       35      101       91       130
  General, administrative and development...............      14       73       72       35       104
  Depreciation and amortization.........................       2       14       21       15        70
                                                          ------   ------   ------   ------   -------
         Total Operating Expenses.......................  $1,307   $4,298   $7,847   $5,759   $11,872
                                                          ------   ------   ------   ------   -------
Operating (Loss) Income.................................  $   (7)  $   40   $   19   $   39   $   470
                                                          ======   ======   ======   ======   =======
Operations Data:
  Net Generation Capacity (in MW).......................      --    3,800    4,469    3,800     9,231
  Electricity Wholesale Power Sales (in MMWH)...........      12       65      112       77       132
  Natural Gas Sales (in Bcf)............................     366    1,115    1,746    1,265     1,707



     Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999. Wholesale Energy's operating income increased $431 million for the nine months ended September 30, 2000 compared to the same period in 1999. The increase was primarily due to increased energy sales volumes, higher prices for energy and ancillary services, and improved operating results from trading and marketing activity in the western U.S. market (primarily California and Nevada), as well as expansion of our generation operations into other regions including the Mid-Atlantic United States (Pennsylvania, New Jersey and Maryland), Florida and Texas.



     Wholesale Energy's operating revenues increased $6.5 billion (113%) for the nine months ended September 30, 2000, compared to the same period in 1999. The increase was primarily due to an increase in gas sales prices and increased power sales volumes. Increased gas sales volumes and increased power sales prices in 2000 as compared to 1999 also contributed to the increase in revenues. Wholesale Energy's fuel and cost of gas sold and purchased power costs increased $3.4 billion and $2.6 billion, respectively, in the nine months ended September 30, 2000, compared to the same period in 1999. The increase in fuel and cost of gas sold was primarily due to an increase in gas volumes purchased and an increase in the price of gas. The increase in purchased power cost was primarily due to a higher average cost of power and higher power volumes purchased. Operation and maintenance expenses and general, administrative and development costs for Wholesale Energy increased $39 million and $69 million, respectively, in the nine months ended September 30, 2000, compared to the same period in 1999. This increase was primarily due to costs associated with the maintenance of facilities acquired or placed into commercial operation during the period, increased costs associated with developing new power generation projects and higher staffing levels to support increased sales and expanded trading and marketing efforts. Depreciation and amortization expense for the nine months ended September 30, 2000 increased $55 million as compared to the same period in 1999 as a result of the acquisition of the Mid-Atlantic generating facilities and other generating facilities after the third quarter of 1999.


     Twelve Months Ended December 31, 1999 Compared to Twelve Months Ended December 31, 1998. Wholesale Energy reported operating income of $19 million in 1999 compared to $40 million in 1998. The $21 million decrease was due primarily to a decline in market prices for electricity in the California market caused by milder than normal weather and increased hydroelectric generation sold by competitors into the California market. This decline more than offset significant increases in operating income in the trading and marketing operations of Wholesale Energy in 1999. The increases in trading and marketing operating income resulted primarily from increases in volumes of gas, power and oil trading and slightly higher margins, or revenue less cost of power sold, on power trading.

     Operating revenues for Wholesale Energy were $7.9 billion in 1999, an 81% increase from 1998 revenues of $4.3 billion. The increase in revenues was primarily due to increased trading volumes for power, gas and oil. Higher sales prices for both power and gas also contributed to increased revenues.

     Fuel and cost of gas sold and purchased power costs increased $1.6 billion and $1.9 billion, respectively, in 1999 as compared to 1998. The increase was primarily due to the corresponding increase in trading sales volumes. An increase in power and gas prices also contributed to the increase in costs. Operation and maintenance expenses in 1999 increased $66 million as compared to 1998. The increase was primarily due to costs associated with the maintenance of the operations in California, which we acquired in April and July 1998. General, administrative and development costs in 1999 remained constant when compared to 1998. Depreciation and amortization in 1999 increased $7 million from 1998 due primarily to a full year of depreciation and amortization for our California operations as well as additional assets placed into operation during 1999.

     Twelve Months Ended December 31, 1998 Compared to Twelve Months Ended December 31, 1997. Wholesale Energy's operating income increased $47 million in 1998 as compared to 1997. The increase was primarily related to the inclusion of income generated by the California operations, which we acquired during April and July 1998. Improved 1998 results were partially offset by a $59 million increase in general, administrative and development costs. We did not own power generation facilities during 1997. Our trading, marketing and risk management operations were acquired in August 1997 and therefore had operating results for only five months of 1997.

     Operating revenues increased $3.0 billion (234%) in 1998 as compared to 1997. The increase in revenues primarily resulted from an increase in 1998 as compared to 1997 in power and gas sales volumes and power sales prices. The benefit of increased natural gas sales volume was offset by lower gas sales prices.

     Fuel and cost of gas sold and purchased power costs increased by $1.4 billion and $1.5 billion, respectively, in 1998 as compared to 1997. The increase in natural gas cost is primarily a result of increased gas sales volumes. The increase in purchased power costs is a result of increased power sales volume and a higher average cost of power.

     Operations and maintenance expense increased $35 million in 1998 as compared to 1997. The increase was primarily a result of the operation and maintenance of acquired electric generating facilities during 1998. General, administrative and development costs increased $59 million in 1998 as compared to 1997. The increase resulted primarily from increased staffing support, increased marketing support and increased reserves of $4 million for uncollectible accounts related to specific trading counterparties. Depreciation and amortization increased $12 million in 1998 as compared to 1997 as a result of depreciation and amortization of fixed assets and goodwill related to the electric generating facilities acquired during 1998.

EUROPEAN ENERGY

     Our European Energy segment includes the operations of UNA and its subsidiaries and our European trading, marketing and risk management operations. We created European Energy in the fourth quarter of 1999 with the acquisition of UNA and the formation of our European trading, marketing and risk management operations. European Energy generates and sells power from its generation facilities in the Netherlands and participates in the emerging wholesale energy trading and marketing industry in Northwest Europe.


     Effective October 7, 1999, we acquired UNA, a Dutch generation company, for a net purchase price of $1.9 billion. From October 1, 1999, European Energy operating results include the results of operations of UNA. The impact of UNA's results of operations from October 1 through October 7, 1999 was immaterial to our consolidated results of operations. For additional information regarding the acquisition of UNA, please read Note 5(b) to our consolidated financial statements.



     In connection with our evaluation of the acquisition of UNA, we also began to assess and formulate an employee severance plan to be undertaken as soon as reasonably possible post-acquisition. The intent of this plan was to make UNA competitive in the Dutch electricity market as it became deregulated on January 1, 2001. This plan was finalized, approved and completed in September 2000. At that time, we recorded the severance liability as a purchase price adjustment in the amount of $19 million.



     UNA and the other major Dutch generators historically have operated under an agreement, which is referred to as the "protocol," pursuant to which the generators provided capacity and energy to distributors for a total combined payment of NLG 3.4 billion ($1.4 billion, based on an exchange rate on September 30, 2000 of 2.50 NLG per U.S. dollar), plus compensation for actual fuel costs over the period from 1997 through 2000. Effective January 1, 2001, these agreements expired in all material aspects.



     Beginning January 1, 2001, the Dutch wholesale electric market was completely opened to competition and as a result, we expect a decline in power prices. Consistent with our expectations at the time we made the acquisition, we anticipate that UNA will experience a significant decline in revenues in 2001 attributable to the deregulation of the market and termination of the protocol. For additional information on these and other factors that may affect the future results of operations of European Energy, please read "Risk Factors -- Risks Related to Our Wholesale Business -- We will experience a significant decline in our European Energy business segment's revenues in 2001."


     The following table provides summary data for the results of operations of European Energy for the nine months ended September 30, 2000 and the three months ended December 31, 1999.

                                                                        EUROPEAN ENERGY
                                                            ---------------------------------------
                                                            THREE MONTHS ENDED   NINE MONTHS ENDED
                                                            DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                                            ------------------   ------------------
                                                                         (in millions)
Operating Revenues........................................         $153                 $415
Operating Expenses:
  Fuel and purchased power................................           68                  199
  Operation and maintenance...............................           25                   73
  General and administrative..............................            6                   19
  Depreciation and amortization...........................           20                   55
                                                                   ----                 ----
         Total Operating Expenses.........................         $119                 $346
                                                                   ----                 ----
Operating Income..........................................         $ 34                 $ 69
                                                                   ====                 ====

     For the nine months ended September 30, 2000, European Energy reported operating income of $69 million. European Energy reported operating income of $34 million for the three months ended December 31, 1999.


     For information regarding foreign currency matters, please read Note 6 to our consolidated financial statements, "Risk Factors -- Risks Related to Our Businesses Generally -- The value of our foreign generating facilities and businesses may be reduced by risks related to laws of other countries, taxes, economic conditions, fluctuations in currency rates, political conditions, policies of foreign governments and labor supply and relations" and "-- Quantitative and Qualitative Disclosures about Market Risk."

RETAIL ENERGY

     Our Retail Energy segment provides energy products and services to end-use customers, ranging from residential and small commercial customers to large commercial, institutional and industrial customers. In addition, Retail Energy includes billing and remittance services provided to Reliant Energy's regulated electric utility and two of its natural gas distribution divisions. Retail Energy charges the regulated electric and gas utilities for these services at cost. We will succeed to a significant electric retail customer base in the Houston metropolitan area when the Texas market opens to competition in January 2002.


     For a discussion of the factors that may affect the future results of operations of Retail Energy, please read "Risk Factors -- Risks Related to Our Retail Electricity Business."


     The following table provides summary data regarding the results of operations of Retail Energy for the nine months ended September 30, 1999 and 2000 and the years ended December 31, 1997, 1998 and 1999.

                                                                         RETAIL ENERGY
                                                              -----------------------------------
                                                                                    NINE MONTHS
                                                                  YEAR ENDED           ENDED
                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                              ------------------   --------------
                                                              1997   1998   1999   1999      2000
                                                              ----   ----   ----   ----      ----
                                                                         (in millions)
Operating Revenues..........................................  $21    $33    $ 34   $  29     $ 59
Operating Expenses:
  Operation and maintenance.................................   19     30      33      32       81
  General and administrative................................    4      5      14       7       14
  Depreciation and amortization.............................   --     --      --      --        2
                                                              ---    ---    ----   -----     ----
         Total Operating Expenses...........................  $23    $35    $ 47   $  39     $ 97
                                                              ---    ---    ----   -----     ----
Operating (Loss) Income.....................................  $(2)   $(2)   $(13)  $ (10)    $(38)
                                                              ===    ===    ====   =====     ====

     Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999. Retail Energy's operating loss increased $28 million for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999. Operating revenues increased $30 million (103%) during the nine months ended September 30, 2000 as compared to the same period in 1999. This increase was primarily the result of the inclusion of revenues generated by the operations acquired during November 1999, additional revenue generated by an increase in the number of new energy service contracts and additional revenues for the billing and remittance services provided to Reliant Energy. For the nine months ended September 30, 2000 as compared to the same period in 1999, operations and maintenance costs increased $49 million while general and administrative costs increased $7 million. Increased operation and maintenance costs resulted primarily from costs associated with servicing contracts acquired during 1999 as well as new contracts entered into in 2000, costs incurred in performing billing and remittance services for Reliant Energy, and costs related to building an infrastructure necessary to prepare for competition in the retail market in Texas. General and administrative costs increased as a result of building the infrastructure necessary to prepare for competition in the retail electric market in Texas.

     Twelve Months Ended December 31, 1999 Compared to Twelve Months Ended December 31, 1998. Retail Energy incurred an operating loss of $13 million in 1999 as compared to an operating loss of $2 million in 1998. The $11 million decline in operating results in 1999 as compared to 1998 resulted from a $9 million increase in general and administrative expenses and a $3 million increase in operational and maintenance expenses in 1999 as compared to 1998, partially offset by a $1 million (3%) increase in revenues in 1999 generated by the operations acquired during November 1999 and an increase in the number of energy contracts serviced. General and administrative costs increased as a result of increased staffing, systems and marketing costs to prepare for entrance into the retail electricity market in Texas.



     Twelve Months Ended December 31, 1998 Compared to Twelve Months Ended December 31, 1997. Retail Energy recorded an operating loss of $2 million in 1998 as well as in 1997. Revenue increased $12 million (57%) in 1998 primarily as a result of an increase in the number of energy contracts serviced. In 1998, operation and maintenance and general and administrative costs increased $11 million and $1 million, respectively, as compared to 1997. Operation and maintenance increased as a result of costs associated with servicing new contracts.


OTHER OPERATIONS

     Our Other Operations segment includes the operations of our eBusiness group, our communications business, New Ventures and unallocated corporate costs.

     The following table provides summary data for the results of operations for Other Operations for the nine months ended September 30, 1999 and 2000 and for the years ended December 31, 1997, 1998 and 1999.

                                                                         OTHER OPERATIONS
                                                              --------------------------------------
                                                                                       NINE MONTHS
                                                                   YEAR ENDED             ENDED
                                                                  DECEMBER 31,        SEPTEMBER 30,
                                                              --------------------    --------------
                                                              1997    1998    1999    1999      2000
                                                              ----    ----    ----    ----      ----
                                                                          (in millions)
Operating Revenues..........................................  $--     $--     $--     $--       $  4
Operating Expenses:
  Operation and maintenance.................................   --      --      --      --          4
  General and administrative................................   --      --       2       1         21
  Depreciation and amortization.............................   --       1       2       1          3
                                                              ---     ---     ---     ---       ----
         Total Operating Expenses...........................  $--     $ 1     $ 4     $ 2       $ 28
                                                              ---     ---     ---     ---       ----
Operating Loss..............................................  $--     $(1)    $(4)    $(2)      $(24)
                                                              ===     ===     ===     ===       ====

     Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999. During the nine months ended September 30, 2000, Other Operations had operating revenues of $4 million from its communications business, which was formed in June 1999. Increased general and administrative and operation and maintenance costs in the nine months ended September 30, 2000 of $25 million compared to $1 million for the same period in 1999, resulted primarily from start-up costs related to our eBusiness and communications businesses. The increase in depreciation and amortization of $2 million is primarily related to increased capital expenditures in 2000 as compared to the same period in 1999.

     Twelve Months Ended December 31, 1999 Compared to Twelve Months Ended December 31, 1998. Other Operations incurred operating losses of $4 million and $1 million in 1999 and 1998, respectively. The increase in loss in 1999 compared to 1998 was primarily due to incurred start-up costs of the eBusiness and communications businesses in 1999.

     Twelve Months Ended December 31, 1998 Compared to Twelve Months Ended December 31, 1997. Other Operations incurred an operating loss of $1 million in 1998 compared to an operating loss of $0.3 million in 1997.

RELIANT ENERGY SERVICES, INC. AND RELATED COMPANY

     In August 1997, Reliant Energy acquired Reliant Energy Resources Corp. and its subsidiaries, including a trading and marketing company that conducted business under the name

"NorAm Energy Services" prior to February 1999. Two subsidiaries of Reliant Energy Resources Corp., Reliant Energy Services, Inc. (formerly NorAm Energy Services) and Arkla Finance Corporation, are included in our results of operations since their date of acquisition. For further discussion of the acquisition of Reliant Energy Resources Corp., or "RERC," by Reliant Energy in August 1997, please read Note 5(e) to our consolidated financial statements. For the seven months ended July 31, 1997 (prior to the date of acquisition), revenues and natural gas costs of these subsidiaries were $1.6 billion each. Their operation and maintenance, and general and administrative and other costs were $15 million and $10 million, respectively, resulting in an operating loss of $25 million. Other income for the seven-month period was $2 million resulting from net interest income on notes receivable from affiliated companies of $3 million, partially offset by interest and other expenses of $1 million. An income tax benefit of $9 million was recorded and net loss was $14 million.


     Operating loss was $25 million primarily as a result of high gas costs, hedging losses associated with first quarter 1997 sales under peaking contracts, and losses from the sale of natural gas that was held in storage and unhedged in the first quarter of 1997.

     The following table presents selected financial data for the combined financial condition and results of operations of Reliant Energy Services, Inc. and Arkla Finance Corporation prior to our acquisition.

                                                                YEAR ENDED      SEVEN MONTHS
                                                               DECEMBER 31,    ENDED JULY 31,
                                                              --------------   --------------
                                                              1995     1996         1997
                                                              ----     ----         ----
                                                                       (in millions)
INCOME STATEMENT DATA:
Revenues....................................................  $855    $2,148       $1,593
Operating Income (Loss).....................................     2        12          (25)
Net Income (Loss)...........................................    11        14          (14)

                                                                  AS OF            AS OF
                                                               DECEMBER 31,       JULY 31,
                                                              --------------      --------
                                                              1995     1996         1997
                                                              ----     ----         ----
                                                                       (in millions)
BALANCE SHEET DATA:
Total Assets................................................  $401    $  577       $  644
Owner's Net Investment......................................   199       200          189

                 CERTAIN FACTORS AFFECTING OUR FUTURE EARNINGS

     The level of our future earnings depends on a number of factors, including:

     - state and federal legislative and regulatory developments, including deregulation, re-regulation and restructuring of the electric utility industry,

     - the effects of competition,

     - our success in achieving our business strategies,

     - the performance of our generation projects under development and the success of our efforts to invest in and develop new opportunities,

     - the timing and extent of changes in commodity prices and interest rates,

     - weather variations and other natural phenomena,

     - national and regional economic conditions, and

     - financial market conditions and the results of our financing efforts.

COMPETITION AND RESTRUCTURING OF THE WHOLESALE ELECTRICITY MARKET

     The regulatory environment applicable to the electric power industry has recently undergone substantial changes as a result of restructuring initiatives at both the state and federal levels. These initiatives have had a significant impact on the nature of the industry and the manner in which its participants conduct their business. These changes are ongoing and we cannot predict the future development of deregulation in the industry or the ultimate effect that this changing regulatory environment will have on our business.

     Moreover, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have a detrimental effect on our business. Some restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and/or other interested parties to re-regulate areas of these markets which have previously been deregulated. We cannot predict whether other proposals to re-regulate will be made or that legislative or other attention to the electric power restructuring process will cause the process to be delayed or reversed. If the current trend towards competitive restructuring of the electric power industry is reversed, discontinued or delayed, our business prospects and results of operations could be materially adversely impaired.

     The wholesale power industry has numerous competitors. In addition, as a result of industry restructuring, a significant number of additional competitors created by the disaggregation of vertically-integrated utilities could become active in the wholesale power generation business. Like us, many of our competitors are seeking attractive opportunities to acquire or develop power generation facilities, both in the United States and abroad. This competition may adversely affect our ability to make investments or acquisitions.

     While demand for electric energy services is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the regional markets where we have facilities will likely increase the competitiveness of the wholesale power market in those regions, which could have a material negative effect on our business and result of operations.

COMPETITION AND RESTRUCTURING OF THE RETAIL ELECTRICITY MARKET

     The Texas electric restructuring law substantially amends the regulatory structure governing electric utilities in Texas in order to allow full retail competition beginning on January 1, 2002 in the service territory of all investor-owned electric utilities. Please read "Our Business -- Our Retail Energy Business Segment -- Market Framework -- Texas" for a description of the retail electricity market framework established by the Texas electric restructuring law. Under this framework, we will initially be required to sell electricity to the residential and small commercial customers of Reliant Energy's electric utility division in the Houston metropolitan area at a specified price, which is referred to in the law as the "price to beat," whereas other retail electric providers will be allowed to sell electricity to these customers at any price. We will not be permitted to offer electricity to these customers at a price other than the price to beat until January 1, 2005, unless before that date the Texas Utility Commission determines that 40% or more of the amount of electric power that was consumed in 2000 by the relevant class of customers is committed to be served by retail electric providers other than us. Because we will not be able to compete for residential and small commercial customers on the basis of price in the Houston area and because we expect that the retail market framework established by the Texas electric restructuring law will encourage competition from new retail electric providers, we may lose a significant number of these customers to other providers. Also, we expect that our retail electric operations will face significant competition from retail affiliates of incumbent utilities in other markets in Texas

     While the Texas electric restructuring law calls for the implementation of a competitive retail electric market in Texas beginning on January 1, 2002, the law authorizes the Texas Utility Commission to delay the date on which the retail electric market is opened to competition in any power region in Texas if it determines that the region is unable to offer fair competition and reliable service to all retail customer classes on that date. During any delay period, we may not earn any revenue from our retail electric business.

OUR EUROPEAN OPERATIONS


     Beginning January 1, 2001, UNA began operating in a competitive market. Consistent with our expectations at the time we made the acquisition, we anticipate that UNA will experience a significant decline in revenues in 2001 attributable to the deregulation of the market and termination of an agreement with the other Dutch generators and the Dutch distributors. In addition, the results of our European Energy segment will be negatively impacted beginning in 2002 due to the imposition of a standard Dutch corporate income tax rate, which is currently 35%, on the income of UNA. In 2000 and prior years, UNA's Dutch corporate income tax rate was zero percent.



     Historically, UNA and the other Dutch generators have sold their generating output through the coordinating body for the Dutch electricity generating sector, N.V. Samenwerkende elecktriciteits-produktiebedrijven, which we refer to in this prospectus as "SEP." Over the years, SEP has incurred "stranded" costs as a result of a perceived need to cover anticipated shortages in energy production supply. SEP stranded costs consist primarily of investments in alternative energy sources and fuel and power purchase contracts currently estimated to be uneconomical. Legislation has been approved by the Dutch parliament which would transfer the liability for the stranded costs from SEP to its four shareholders, one of which is UNA. For information regarding this legislation, please read Note 11(f) to our consolidated financial statements.


     In connection with our acquisition of UNA, the selling shareholders of UNA agreed to indemnify UNA for certain stranded costs in an amount not to exceed NLG 1.4 billion (approximately $560 million based on an exchange rate of 2.50 NLG per U.S. dollar as of September 30, 2000), which may be increased in certain circumstances at our option up to NLG 1.9 billion (approximately $760 million). Of the total consideration we paid for the shares of UNA, NLG 900 million (approximately $360 million) has been placed by the selling shareholders in an escrow account to secure the indemnity obligations. Although our management believes that the indemnity provision will be sufficient to fully satisfy UNA's ultimate share of any stranded cost obligation, this judgment is based on numerous assumptions regarding the ultimate outcome and timing of the resolution of the stranded cost issue, the former shareholders timely performance of their obligations under the indemnity arrangement, and the amount of stranded costs which at present is not determinable. Any shortfall in the indemnity provision could have a material adverse effect on our results of operations.

ENVIRONMENTAL EXPENDITURES

     We are subject to numerous environmental laws and regulations, which require us to incur substantial costs to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment. In order to comply with these requirements, we may need to spend substantial amounts and devote other resources from time to time to:

     - construct or acquire new equipment,

     - acquire permits and/or marketable allowances or other emission credits for facility operations,

     - modify or replace existing and proposed equipment,

     - acquire emissions credits and allowances, and

     - clean up or decommission waste disposal areas, fuel storage and management facilities and other locations and facilities, including coal mine refuse piles and generation facilities.

     We anticipate investing up to $550 million in capital and other special project expenditures between 2000 and 2026 for environmental compliance. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities on us, as well as seek to curtail our operations. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occur, our business and results of operations could be materially adversely affected.

OTHER CONTINGENCIES

     Please read "Our Business -- Legal Proceedings" for a description of certain legal and regulatory proceedings affecting us, including two class action lawsuits recently filed against sellers of electricity in California alleging violations of state antitrust laws and state laws against unfair and unlawful business practices.

                        LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL STRATEGY

     Our cash needs have historically been met by a combination of cash from operations, borrowings under credit facilities, borrowings and capital contributions from Reliant Energy and its subsidiaries and proceeds from non-recourse project or acquisition financing. These funds have been used to finance operations, service debt obligations, fund acquisitions, finance the development and construction of generating facilities, finance start-up operations and capital expenditures and meet other cash and liquidity needs. From time to time, excess cash generated by our businesses have been advanced to Reliant Energy and Reliant Energy has provided funds to cover our working capital needs. After this offering, we do not expect to pay cash dividends to Reliant Energy and we do not expect Reliant Energy to make further equity capital contributions to us. Please read "Agreements Between Us and Reliant Energy -- Master Separation Agreement" and "Risk Factors -- Risks Related to Our Corporate and Financial Structure."

     We plan to meet our future capital needs by opportunistically accessing various capital market and other financing alternatives that are available to us from time to time. These alternatives may include commercial paper, traditional bank lines of credit, receivable facilities, debt offerings, non-recourse project financings, joint venture financings, debt/equity hybrid offerings and equity offerings.


     In 2001, we plan to establish additional liquidity facilities with a number of domestic and international banks to provide borrowing capacity and letters of credit. We may also establish various bridge or temporary facilities to fund projects or acquisitions on an interim basis until we are able to arrange optimal permanent financing.

     Reliant Energy has obtained waivers under its and its subsidiaries' credit facilities allowing for this offering, as well as various other restructuring steps. Prior to the expected distribution of the shares of our common stock owned by Reliant Energy to its shareholders, Reliant Energy will need to obtain other waivers or amendments under various credit facilities of Reliant Energy and its subsidiaries.

     Our indebtedness to Reliant Energy and its subsidiaries at September 30, 2000 was $2.4 billion. All of the outstanding indebtedness that we owe to Reliant Energy and its subsidiaries will be converted into equity before the completion of this offering without the issuance of any additional shares to Reliant Energy. Based upon our anticipated liquidity needs from the date of this offering until the expected date of distribution by Reliant Energy of the remaining shares of our common stock to its shareholders, we expect that we may advance funds to or borrow funds from Reliant Energy or its subsidiaries. These investments or borrowings are expected to bear interest at market-based rates.

CAPITAL REQUIREMENTS


     Credit Facilities. As of September 30, 2000, subsidiaries of Reliant Energy Power Generation, Inc. and UNA had credit facilities that provided for an aggregate of $1.8 billion in committed credit (including the E 600 million facility discussed below). As of September 30, 2000, $1.3 billion was outstanding under these facilities, $385 million of which was to support letters of credit. The remaining unused credit facilities totaled $473 million. These credit facilities contain various business and financial covenants requiring us to, among other things, (a) maintain a ratio of net debt to the sum of net debt and total equity of not more than 0.60 to 1.00 and (b) maintain a stated ratio of EBITDA to net finance charges during stated periods. We are in compliance with our respective covenants under these credit agreements. We do not expect these covenants to materially limit our ability to borrow under these facilities. For further information on the material terms of these credit facilities, please read Note 8 to our consolidated financial statements.



     Between December 2000 and January 2001, we entered into a total of nine credit facilities with financial institutions which provide for an aggregate of $1.4 billion in committed credit. The facilities became effective on January 2, 2001 and expire on October 1, 2001. Interest rates on the borrowings are based on the prime rate plus a margin, the Federal Funds Effective Rate plus a margin, LIBOR plus a margin, a base rate or a rate determined through a bidding process. These facilities contain various business and financial covenants requiring us to, among other things, maintain a ratio of net debt to the sum of net debt, shareholder's equity and subordinated affiliate debt not to exceed 0.60 to 1.00. Such covenants are not anticipated to materially restrict us from borrowing funds under such facilities. The facilities are subject to commitment and usage fees that are calculated based on the outstanding amounts under the facilities.


     Acquisition of UNA. On March 1, 2000, we funded the $982 million remaining UNA purchase obligation. We obtained a portion of the funds for this purchase from a E 600 million ($596 million) three-year term loan facility established in February 2000.

     Indemnification of UNA Stranded Costs. In connection with the acquisition of UNA, the selling shareholders of UNA agreed to indemnify UNA for some specified stranded costs in an amount not to exceed NLG 1.4 billion ($560 million based on a September 30, 2000 exchange rate of 2.5 NLG per U.S. dollar). This amount may be increased in some circumstances at our option up to NLG 1.9 billion ($760 million). Of the total consideration we paid for the shares of UNA, NLG 900 million ($360 million) has been placed in an escrow account to secure these indemnity obligations. We believe that the indemnity provision will be sufficient to cover UNA's ultimate share of any stranded cost obligation. This belief is based on numerous assumptions regarding the ultimate outcome and timing of the resolution of the stranded cost issue, the former shareholders' timely performance of their obligations under the indemnity arrangement, and the amount of stranded costs, which at present is not determinable. For further discussion of UNA stranded costs, please read Note 11(f) to our consolidated financial statements.



     Acquisition of Mid-Atlantic Assets. On May 12, 2000, we completed the acquisition of our Mid-Atlantic assets from Sithe Energies, Inc. for an aggregate purchase price of $2.1 billion. The acquisition was originally financed through bridge loans from Reliant Energy and $1.0 billion was subsequently converted to equity. In August 2000, we sold to, and leased back from, each of the three owner-lessors in separate lease transactions our respective 16.45%, 16.67% and 100% interests in the Conemaugh, Keystone and Shawville generating stations, respectively, which we acquired as part of the Mid-Atlantic acquisition. For further discussion of these lease transactions, please read Note 11(c) to our consolidated financial statements. As consideration for the sale of our interest in each of the facilities, we received a total of $1.0 billion in cash that was used to repay indebtedness owed by us to Reliant Energy. We will continue to make lease payments through 2029. The lease terms expire in 2034. Cash lease payments are scheduled as follows (in millions):


November 1, 2000 to December 31, 2000.......................  $    1
2001........................................................     259
2002........................................................     137
2003........................................................      77
2004........................................................      84
2005........................................................      75
2006 and beyond.............................................   1,187
                                                              ------
                                                              $1,820
                                                              ======


     Channelview Project. Our 781 MW gas-fired, combined cycle, cogeneration plant located in Channelview, Texas, which is currently under construction, is expected to cost $423 million. Of this amount, $223 million had been incurred as of September 30, 2000. The project has been financed through funds received under the terms of a committed equity bridge facility, which totals $92 million, and a non-recourse debt facility aggregating $369 million.



     Acquisition of Sunrise Power Plant. In December 2000, we entered into an agreement with Nevada Power Company to purchase the Sunrise Power Plant, a 153 MW facility, located near Las Vegas, Nevada, together with Nevada Power's rights under a power purchase agreement covering 222 MW of generation capacity from an adjacent generation facility. The purchase price for both the plant and Nevada Power's rights under the power purchase agreement is approximately $33 million. We anticipate this acquisition will close in June 2001.


     Other Generating Projects. As of September 30, 2000, we had an additional four generating facilities under construction. Total estimated costs of constructing these facilities are $1 billion. As of September 30, 2000, we had incurred $641 million of the total projected costs of these projects, which were funded primarily through borrowings from Reliant Energy and its subsidiaries. We expect to spend $150 million during the remainder of 2000 on these projects. These projects are not currently financed with third parties. In addition, as of September 30, 2000, we have $223 million in commitments to purchase combustion turbines that are associated with projects not currently under construction. We believe that our current level of cash and borrowing capability and the proceeds from this offering will be sufficient to fund these commitments.

     Naming Rights to Houston Sports Complex. In October 2000, we acquired the naming rights for the new football stadium for the Houston Texans, the National Football League's newest franchise. In addition, the naming rights cover the entertainment and convention facilities included in the complex with the stadium. The agreement extends for 32 years. In addition to naming rights, the agreement provides us with significant sponsorship rights. The aggregate cost of the naming rights was approximately $300 million. During the fourth quarter of 2000, we incurred an obligation to pay $12 million in order to secure the long-term commitment and for the initial advertising of which $10 million of the $12 million will be expensed in the Statement of Consolidated Operations. Starting in 2002, when the new stadium is operational, we will pay $9.5 million each year through 2032 for annual advertising.


     Payment to Reliant Energy. We will be required to make a payment to Reliant Energy in early 2004 unless the Texas Utility Commission determines that, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within Reliant Energy's Houston service territory as of January 1, 2002 is committed to be served by retail electric providers other than us. If the 40% test is not met and a payment is required, the amount of this payment will not exceed, but could be up to, $150 per customer multiplied by the number of residential or small commercial customers, as the case may be, that we serve on January 1, 2004 in Reliant Energy's traditional service territory, less the number of new retail electric customers we serve in other areas of Texas. As of September 30, 2000, Reliant Energy had approximately 1.5 million residential and small commercial customers. In the master separation agreement with Reliant Energy, we have agreed to make this payment, if any, to Reliant Energy.

     Environmental Issues. We anticipate investing up to $550 million in capital and other special project expenditures between 2000 and 2026 for environmental compliance. Out of this amount, we anticipate expenditures to be approximately $25 million and $50 million in 2001 and 2002, respectively.

     Other Sources/Uses of Cash. Our liquidity and capital requirements are affected primarily by capital expenditures, debt service requirements and varied working capital needs associated with trading, marketing and risk management operations. We expect to continue to bid in future acquisitions of independent power projects and privatizations of generation facilities. We expect any resulting capital requirements to be met with excess cash flows from operations, as well as proceeds from debt and equity offerings, project financings and other borrowings. Additional capital expenditures depend upon the nature and extent of future project commitments, some of which may be substantial. We believe that our current level of cash and borrowing capability and the proceeds from this offering, along with future cash flows from operations, will be sufficient to meet the existing operational needs of our business for the next twelve months.

     The capital requirements for 1999 were, and are estimated for 2000 through 2004 to be, as follows:

                                                        1999    2000(1)    2001    2002   2003   2004
                                                        ----    -------    ----    ----   ----   ----
                                                                       (in millions)
Wholesale Energy.....................................  $  501   $1,985    $  722   $303   $117   $ 26
European Energy......................................     839    1,006        13     13     11     11
Retail Energy........................................      55       44        61     46     49     58
Other Operations.....................................      --       70        81     66     52     53
Payments of debt to third parties(2).................      --      305        21    209    529     35
Mid-Atlantic generating assets operating lease
  payments...........................................      --        1       259    137     77     84
Major maintenance cash outlays.......................      11       65        59     59     58     70
                                                       ------   ------    ------   ----   ----   ----
         Total.......................................  $1,406   $3,476    $1,216   $833   $893   $337
                                                       ======   ======    ======   ====   ====   ====

---------------

(1) In August 2000, we sold to and leased back from owner-lessors, interests in three Mid-Atlantic generating facilities. As consideration for the sale, we received $1.0 billion in cash, which was used to repay indebtedness to Reliant Energy. The expenditures for the acquisitions of these Mid-Atlantic generating facilities have been excluded from the 2000 capital requirements.

(2) Includes accelerated cash repayments of debt in the first nine months of 2000.

     The following table summarizes the net cash provided by (used in) operating, investing and financing activities for the nine months ended September 30, 1999 and 2000 and for the years ended December 31, 1997, 1998 and 1999.

                                                                                       NINE MONTHS
                                                                  YEAR ENDED              ENDED
                                                                 DECEMBER 31,         SEPTEMBER 30,
                                                            ----------------------   ---------------
                                                            1997   1998     1999     1999     2000
                                                            ----   ----     ----     ----     ----
                                                                         (in millions)
Cash Provided by (Used in):
Operating activities......................................  $(22)  $  (2)  $    86   $   5   $   234
Investing activities......................................    (4)   (365)   (1,404)   (104)   (2,780)
Financing activities......................................    26     379     1,354     453     2,741

CASH USED IN/PROVIDED BY OPERATING ACTIVITIES

     Net cash provided by operating activities during the nine months ended September 30, 2000 increased $229 million compared to the same period in 1999. This increase primarily resulted from proceeds from the sale of an investment in marketable debt securities by UNA, improved operating results of Wholesale Energy's California generating facilities, incremental cash flows provided by UNA, acquired in the fourth quarter of 1999, and cash flows from the Mid-Atlantic generating facilities, acquired in the second quarter of 2000, partially offset by changes in working capital.


     Net cash provided by operating activities during the year ended December 31, 1999 increased $88 million compared to the same period in 1998 primarily due to changes in working capital and improved operating cash flows from the domestic trading and marketing operations.



     Net cash used in operating activities during the year ended December 31, 1998 decreased $20 million over the same period in 1997 primarily due to incremental cash flows provided by our domestic trading and marketing operations and Wholesale Energy's California generating facilities, which were acquired in two separate transactions in April and July 1998.


CASH USED IN INVESTING ACTIVITIES

     Net cash used in investing activities increased $2.7 billion during the nine months ended September 30, 2000 compared to the same period in 1999. This increase was primarily due to the funding of the remaining purchase obligation for UNA for $982 million on March 1, 2000 and the purchase of the Mid-Atlantic generation facilities for $2.1 billion on May 12, 2000, as well as increased capital expenditures related to the construction of domestic power generation projects. Proceeds from the sale-leaseback of three of our Mid-Atlantic generation facilities partially offset these increases.

     Net cash used in investing activities increased $1.0 billion for the year ended December 31, 1999 compared to the same period in 1998. This increase was primarily due to:

     - the $833 million cash payment in 1999 related to the acquisition of UNA,

     - the $188 million cash payment for the acquisition of our generating facility located in Florida, and

     - increased capital expenditures.

     Net cash used in investing activities increased $361 million during the year ended December 31, 1998 compared to the same period in 1997. This increase was due primarily to the acquisition of the California generating facilities for $292 million in April and July 1998.

CASH PROVIDED BY FINANCING ACTIVITIES

     Cash flows provided by financing activities increased $2.3 billion during the nine months ended September 30, 2000 compared to the same period in 1999. The increase resulted primarily from an increase in contributions and borrowings from Reliant Energy and its subsidiaries and net proceeds from long-term debt from third parties. We utilized the net borrowings incurred during the first nine months of 2000 to fund the remaining UNA purchase obligation, to fund the acquisition of the Mid-Atlantic generating facilities, to support increased capital expenditures by Wholesale Energy and for general corporate purposes. We obtained the funds for the remaining UNA purchase obligation on March 1, 2000, in part from a E600 million (approximately $596 million) term loan facility that expires in March 2003 and through short-term borrowings and excess operating cash flows. Funds for the acquisition of the Mid-Atlantic generating facilities were made available through loans from Reliant Energy, of which $1.0 billion of these loans were subsequently converted to equity and $1.0 billion was repaid with the proceeds from the Mid-Atlantic sale-leaseback transactions.

     Cash flows provided by financing activities increased $975 million during the year ended December 31, 1999 compared to 1998. This increase was primarily due to increased borrowings from Reliant Energy offset by a $170 million distribution from Other Operations to a subsidiary of Reliant Energy. The funds used to make this distribution were received from loan repayments to us by a subsidiary of Reliant Energy. We utilized net borrowings incurred and contributions from Reliant Energy or its subsidiaries received during 1999 primarily to fund $833 million of the UNA purchase obligation, to fund the acquisition of a generating facility located in Florida and to support increased capital expenditures.

     Cash flows provided by financing activities increased $353 million during the year ended December 31, 1998 compared to 1997. This increase was primarily due to increased Reliant Energy contributions. We utilized net funds received during 1998 primarily to fund the acquisition of the California generating facilities.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

IMPACT OF CHANGES IN INTEREST RATES, FOREIGN CURRENCY EXCHANGE RATES, EQUITY MARKET VALUES AND COMMODITY PRICES

     We are exposed to various market risks. These risks are inherent in our financial statements and arise from transactions entered into in the normal course of business. We enter into derivative financial instruments to mitigate the impact of changes in electricity and fuel prices on our operating results and cash flows and we enter into cross-currency swaps and options to hedge our net investments in foreign subsidiaries.

INTEREST RATE RISK

     We issued long-term debt and have obligations under bank facilities and notes payable to affiliated companies which subject us to the risk of loss associated with movements in market interest rates.


     Our floating-rate obligations, including amounts borrowed from Reliant Energy and its subsidiaries, under credit facilities aggregated zero, $1.3 billion and $3.3 billion at December 31, 1998 and 1999 and September 30, 2000, respectively. For further information please read Notes 3 and 8 to our consolidated financial statements. Net floating rate obligations borrowed from Reliant Energy and its subsidiaries amounted to zero, $1.3 billion and $2.3 billion at December 31, 1998 and 1999 and September 30, 2000, respectively. These floating-rate obligations expose us to the risk of increased interest expense in the event of increases in short-term interest rates. If the floating rates were to increase by 10% from September 30, 2000 rates, our combined interest expense to Reliant Energy and its subsidiaries would increase by a total of $1.6 million each month in which such increase continued. If the floating rates were to increase by 10% from December 31, 1999 rates, our interest expense to Reliant Energy and its subsidiaries would increase by $0.6 million each month in which such increase continued.


     Our floating-rate obligations borrowed from third parties aggregated zero, $69 million and $942 million at December 31, 1998 and 1999 and September 30, 2000, respectively. These floating-rate obligations expose us to the risk of increased interest expense in the event of increases in short-term interest rates. If the floating rates were to increase by 10% from September 30, 2000 rates, our combined interest expense to third parties would increase by a total of $0.6 million each month in which such increase continued. If the floating rates were to increase by 10% from December 31, 1999 rates, our combined interest expense to third parties would increase by $40,000 each month in which such increase continued.

     At December 31, 1998 and 1999 and September 30, 2000, we had issued fixed-rate debt aggregating zero, $560 million and $143 million, respectively. As of December 31, 1998 and 1999 and September 30, 2000, fair values were estimated to be equivalent to the carrying amounts of these instruments. These instruments are fixed-rate and, therefore, do not expose us to the risk of loss in earnings due to changes in market interest. However, the fair value of these instruments would increase by $10.7 million and $2.2 million if interest rates were to decline by 10% from their rates at December 31, 1999 and September 30, 2000, respectively. At September 30, 2000, fixed rate debt included $80 million of indebtedness to Reliant Energy. If interest rates on this fixed rate indebtedness were to decline by 10% from the September 30, 2000 rates, the fair value of these obligations would increase by $0.7 million. In general, such an increase in fair value would impact earnings and cash flows only if we were to reacquire all or a portion of these instruments in the open market prior to their maturity.

     Pursuant to the master separation agreement with Reliant Energy, all indebtedness that we owe to Reliant Energy and its subsidiaries will be converted into equity before the completion of this offering without the issuance of any additional shares to Reliant Energy.

     UNA held an investment in fixed-rate debt securities, which had a book value and estimated fair value of $129 million as of December 31, 1999. This investment subjected us to risk of loss of fair value and earnings with movements in market interest rates. These debt securities were sold for $123 million in the second quarter of 2000.

FOREIGN CURRENCY EXCHANGE RATE RISK


     Our European operations expose us to risk of loss in the fair value of our European investments due to the fluctuation in foreign currencies relative to our reporting currency, the U.S. dollar. We account for adjustments resulting from translation of our investments that have functional currencies other than the U.S. dollar as a charge or credit directly to a separate component of Stockholder's Equity and Accumulated Other Comprehensive Loss. As of September 30, 2000, we have entered into foreign currency swaps and have issued Euro denominated debt to hedge our net investment in UNA. Changes in the value of the swap and debt are recorded as foreign currency translation adjustments as a component of Stockholder's Equity and Accumulated Other Comprehensive Loss. As of December 31, 1999 and September 30, 2000, we had recorded a $0.2 million gain and an $11 million loss, respectively, in cumulative net translation adjustments. The cumulative translation adjustments will be realized in earnings and cash flows only upon the disposition of the related investments. We had no cumulative translation adjustments recorded prior to December 31, 1999.


     We have substantially hedged our net investment in our European subsidiaries through a combination of Euro denominated borrowings and various derivative instruments. During the normal course of business, we review our currency hedging strategies and determine the hedging approach we deem appropriate based upon the circumstances of each individual situation.

EQUITY MARKET VALUES RISK

     We have an investment in Cisco Systems, Inc., or "Cisco", which is classified as "trading" under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). As of December 31, 1999 and September 30, 2000, the value of the Cisco investment was $14 million. In January 2000, we entered into financial instruments (a put option and a call option) to manage price risks related to our investment in Cisco. Changes in the market value of the equity securities and the hedges would substantially offset each other and have no material impact on our earnings or cash flows. We also have an investment in Itron, Inc., or "Itron", which is classified as "available-for-sale" under SFAS No. 115. As of December 31, 1998 and 1999 and September 30, 2000, the value of the Itron investment was $11 million, $9 million and $9 million, respectively. The Itron investment exposes us to losses in the fair value of Itron common stock. A 10% decline in the market value per share of Itron common stock from the December 31, 1998 and 1999 and September 30, 2000 levels would have decreased the fair value by $1 million each period.

COMMODITY PRICES RISK

     Trading and marketing operations often involve market risks associated with managing energy commodities and establishing open positions in the energy markets primarily on a short-term basis. These risks fall into three different categories: price and volume volatility, credit risk of trading counterparties and adequacy of the control environment for trading. We routinely enter into futures, forward contracts, swaps and options to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, coal, electricity, oil, emission allowances, weather derivatives and other commodities and to minimize the risk of market fluctuations on our marketing and risk management operations. We assess the risk of our non-trading derivatives, or "Energy Derivatives", using a sensitivity analysis method and we assess the risk of our trading derivatives, or "Trading Derivatives", using the value-at-risk, or "VAR", method in order to maintain our total exposure within management-prescribed limits (both methods are described below).

     The sensitivity analysis performed on our Energy Derivatives measures the potential loss in earnings based on a hypothetical 10% movement in energy prices. An increase of 10% in the market prices of natural gas and electric power from their December 31, 1998 and 1999 and September 30, 2000 levels would have decreased the fair value of our Energy Derivatives, from their levels on those respective dates, by $5 million, $15 million, and $50 million, respectively.

     The above analysis of the Energy Derivatives utilized for hedging purposes does not include the favorable impact that the same hypothetical price movement would have on our physical purchases and sales of natural gas and electric power to which the hedges relate. Furthermore, the Energy Derivative portfolio is managed to complement the physical transaction portfolio, reducing overall risks within limits. Therefore, the adverse impact to the fair value of the portfolio of Energy Derivatives held for hedging purposes associated with the hypothetical changes in commodity prices referenced above would be offset by a favorable impact on the underlying hedged physical transactions, assuming:

     - the Energy Derivatives are not closed out in advance of their expected term,

     - the Energy Derivatives continue to function effectively as hedges of the underlying risk and

     - as applicable, anticipated underlying transactions settle as expected.

     If any of the above mentioned instances occur, a loss on the financial instruments may occur, or the options might be worthless as determined by the prevailing market value on their termination or maturity date, whichever comes first.

     Trading Derivatives held by our trading and marketing operations consist of physical forwards, swaps, options and exchange-traded futures and options in natural gas, electricity, crude oil and refined products and weather derivatives, and are exposed to losses in fair value due to changes in the price and volatility of the underlying derivatives. We utilize the variance/covariance model of VAR, which is a probabilistic model that measures the risk of loss to earnings in market sensitive instruments. The variance/covariance model relies on statistical relationships to describe how changes in different markets can affect a portfolio of instruments with different characteristics and market exposures. We use the delta-approximation method for reporting option positions. VAR models are relatively sophisticated; however, the quantitative risk information is limited by the parameters established in creating the model. The instruments being evaluated could have features that may trigger a potential loss in excess of calculated amounts if changes in commodity prices exceed the confidence level of the model used. The VAR methodology employs a seasonally adjusted volatility-based approach with the following critical parameters: volatility estimates, appropriate market-oriented holding periods and seasonally adjusted correlation estimates. The holding period (typically one day) is our estimate of the length of time that will be needed to liquidate the positions. The volatility and the correlation estimates measure the impact of adverse price movements both at an individual position level as well as at the total portfolio level. The confidence level established for our purposes is 95%. For example, if VAR is calculated at $10 million, we may state with a 95% confidence level that if prices move against our positions, our pre-tax loss in liquidating our portfolio would not exceed $10 million. With respect to Trading Derivatives, our highest, lowest and average monthly VAR during the nine months ended September 30, 2000 was $12 million, $1 million and $5 million, respectively. For the years ended December 31, 1998 and 1999, our highest, lowest and average monthly VAR was less than $5 million.

     We cannot assure you that market volatility, failure of counterparties to meet their contractual obligations, transactions entered into after the date of this prospectus or a failure of risk controls will not lead to significant losses from our marketing and risk management activities. Please read "Risk Factors -- Risks Related to Our Wholesale Business -- We do not attempt to fully hedge our assets or positions against changes in commodity prices, and our hedging procedures may not work as planned."

RISK OVERSIGHT

     We control the scope of our trading, marketing and risk management operations through a comprehensive set of policies and procedures involving senior levels of our management. Our board of directors sets the risk limit parameters and the audit committee of the board has oversight for the ongoing evaluation of the adequacy of the risk control organization and policies. A risk oversight committee, comprised of corporate and business segment officers, oversees all of our activities which include commodity price, credit, foreign currency, equity and interest rate risk, including our trading, marketing and risk management operations. The committee also proposes VAR limits to our board of directors. Our board of directors ultimately sets our aggregate VAR limit. We have a corporate risk control organization, headed by a chief risk control officer, which is assigned responsibility for executing and enforcing the policies, procedures and limits and evaluating the risks inherent in proposed transactions. Key risk control activities include credit review and approval, credit and performance risk measurement and monitoring, validation of transactions, portfolio valuation, and daily portfolio reporting including mark-to-market valuation, VAR and other risk measurement metrics.

     To the extent an open position exists, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. As a result, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position.

                        RECENT ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 2001, we are required to adopt Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including some specified hedging instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of other comprehensive income, depending on the intended use of the derivative, its resulting designation and its effectiveness. In addition, in June 2000, the Financial Accounting Standards Board issued an amendment that narrows the applicability of the pronouncement to some purchase and sales contracts and allows hedge accounting for some other specific hedging relationships. Adoption of SFAS No. 133 will result in no cumulative after-tax charge to net income and a cumulative after-tax reduction of other comprehensive income of approximately $261 million in the first quarter of 2001. The adoption will also impact assets and liabilities recorded on the balance sheet.


     Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB No. 101), was issued by the SEC on December 3, 1999. SAB No. 101 summarizes some of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Our consolidated financial statements reflect the accounting principles provided in SAB No. 101.

                                  OUR BUSINESS

                                  INTRODUCTION

     We are a rapidly growing provider of electricity and energy services with a focus on the competitive segments of the electric power industry in the United States and Europe. We acquire, develop and operate electric power generation facilities that are not subject to traditional cost-based regulation and therefore can sell power at prices determined by the market. We also trade and market power, natural gas and other energy-related commodities and provide related risk management services. We believe our trading, marketing, and risk management skills complement our generation positions. The combination provides greater scale and skill associated with the management of our fuel and power positions, sophisticated commercial insights and understanding of the key regions in which we participate, and a wider range of ways in which we participate in the market and are able to meet customer needs.

     We intend to become a provider of retail electric services in Texas when the market opens to retail competition in January 2002 and in other U.S. markets with favorable regulatory structures and profit opportunities thereafter. We will initially succeed to a significant retail electric customer base in the Houston metropolitan area. We intend to build our retail business elsewhere by capitalizing on the skills and systems we are building for the competitive market in Houston.

     We believe that the combination of our high quality portfolio of power generation assets, our sophisticated trading, marketing and risk management operations and our anticipated retail electric customer base in Texas provides us with the foundation to successfully capitalize on the attractive growth opportunities in the deregulating electric power markets.


     As of December 1, 2000, we owned or leased electric power generation facilities with an aggregate net generating capacity of 12,707 MW, including 9,231 MW in the United States and 3,476 MW in the Netherlands. According to Resource Data International, Inc., as of September 30, 2000, we were the third largest independent electric power producer in the United States based on estimated total MW of wholesale generation capacity expected to be in operation by December 31, 2000. We acquired our first power generation facilities in 1998 and have more than tripled our aggregate net generation capacity since December 31, 1998 through a combination of acquisitions and development of new generation projects. As of December 1, 2000, we had 2,766 MW of additional net generating capacity under construction. In addition, in December 2000 we entered into an agreement to acquire a 153 MW generation facility and a power purchase agreement covering 222 MW of generation capacity from an adjacent facility. We expect this acquisition will close in June 2001.



     Our trading, marketing and risk management operations complement the performance of our power generation operations. For the first nine months of 2000, we were one of only six companies to rank among both the ten largest power marketers and the ten largest natural gas marketers in the United States. We believe the combination of our significant portfolio of power generation positions and our sophisticated trading, marketing and risk management operations provides us with a competitive advantage.


     We intend to become a significant provider of retail electric services in the United States. We plan to establish our retail presence first in Texas, and then in other U.S. markets with favorable regulatory structures and profit opportunities. We believe the market framework established by the Texas electric restructuring law will result in attractive opportunities both for incumbents and for new entrants to the retail market. Starting January 1, 2002, all Texas customers of investor-owned utilities, as well as those of any municipal utility or electric cooperative that opts to participate in the competitive marketplace, will be able to choose their retail electric provider. On that date, we will become the retail electric provider for all of Reliant Energy's approximately
1.7 million customers in the Houston metropolitan area who do not take action to select another retail electric provider. We will also be able to acquire and serve new retail customers elsewhere in Texas after that date. We plan to provide value-added electric commodity and energy management services to large commercial and industrial customers throughout the United States, including many of the large commercial and industrial customers currently served by Reliant Energy.

     In addition to our wholesale and retail businesses we also engage in other businesses that we believe provide potential opportunities for future growth. Our Other Operations business segment includes our eBusiness group, our communications business and our venture capital operations.

                          THE ELECTRIC POWER INDUSTRY

DEREGULATION OPPORTUNITY AND MARKET GROWTH IN THE UNITED STATES

     Historically, electricity in the United States has been generated, distributed and sold by regulated, vertically-integrated utilities with government granted franchises to provide electric services to customers within a specific geographic area. Retail electricity rates have traditionally been set by regulatory authorities at levels intended to allow utilities to earn a targeted rate of return on their invested capital. Similar to what occurred in the U.S. telecommunications industry, the U.S. electric power industry is being fundamentally transformed as a result of restructuring initiatives at both the state and federal levels. The electric power industry includes the following segments:


     - Wholesale. Traditional wholesale operations generally involved only the generation of electricity and the procurement of fuels used to produce that electricity. To date, the wholesale market has been the most rapidly deregulating segment of the electric power industry. As of January 1, 2001, 24 states and the District of Columbia had enacted legislation or issued comprehensive regulatory orders to promote competition in the wholesale market for electric power. Wholesale customers include utilities, municipalities, cooperatives and other resellers of wholesale power, but exclude the end users of electricity. As a result of the current deregulation trend, some companies' wholesale generation operations are now complemented by the wholesale trading and marketing of fuels and energy, and related risk management services.


     - Transmission. Transmission operations involve the transmission of electricity through high voltage wires from power generation facilities to the distribution system. In recent years, the FERC has required owners of transmission facilities to offer "open-access" transmission service to customers at the same price and on the same terms that the transmission owner provides itself for its own transactions. These requirements have helped promote the development of competition in the wholesale electric markets. Generally, we expect transmission operations to remain subject to regulated rates.

     - Distribution. Distribution operations involve the distribution of electricity through wires from the transmission system to the end users of electricity. Generally, we expect distribution operations to remain subject to traditional rate regulation.


     - Retail. Retail operations involve the sale of electricity and related services to end users of electricity, including industrial, commercial and residential customers. As of December 31, 2000, retail electric markets in fourteen states were open to competition. In addition, laws or regulatory plans providing for future retail electric competition by 2002 had been adopted in another eight states and the District of Columbia. The degree to which retail electric markets have been or will be deregulated varies by state, with some states partially deregulating their markets and others transitioning their markets to full retail competition. In many of the states that have opened their retail electric markets to competition, the incumbent utility has been required to offer power at prices that are too low to generate retail profit margins sufficient to promote competition.

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

     The current restructuring trend in the U.S. electric power industry, including the unbundling of many vertically-integrated utilities, creates attractive growth opportunities in the wholesale and retail electric markets, including:

     Opportunity to develop additional generation facilities. Supply and demand dynamics in the U.S. power market have created significant opportunities for us to develop additional generation facilities. Driven by population growth and economic prosperity, the demand for electric power in the United States grew significantly during the 1990s. However, over the same time period, the growth of aggregate power generating capacity did not keep pace. Over the ten year period from 1990 through 1999, the increase in peak demand for power in the United States was approximately double the amount of generation capacity that was added during that period. Some areas have experienced shortages of power generation capacity, evidenced at times by actual or threatened brownouts and blackouts and very high peak prices for electricity in some of the recently created wholesale power markets. In addition, we expect these shortages may be exacerbated by the retirement of some older plants that are unable to economically comply with environmental regulations.

     Opportunity to acquire existing generation facilities. Restructuring of the electric power industry has also resulted in the sale or transfer of generating capacity from regulated, vertically-integrated utilities to unregulated wholesale power generation companies. As of December 31, 1999, the total electric generation capacity of the U.S. market consisted of approximately 5,400 individual facilities with installed capacity of approximately 766,000 MW. Over the last several years, many vertically-integrated utilities have restructured and divested their power generation assets. From 1997 through November 2000, vertically-integrated utilities have sold or have contracted to sell power plants having approximately 120,000 MW of generation capacity to third parties and have transferred additional power plants having approximately 24,000 MW of generation capacity to affiliated unregulated wholesale power generation companies. In addition, some of these assets have been sold for the second time. We expect additional generating capacity to be sold as more states restructure their electric markets and companies continue to refine their strategic directions. This trend presents significant opportunities for us to acquire additional generation capacity.

     Opportunity to manage energy-related risks. Restructuring of the electric power industry is changing the manner in which power is purchased. Under the traditional regulatory framework, customers typically purchase power from a vertically-integrated utility at prices that do not vary as a function of usage pattern or of the overall supply/demand balance in the market. However, in competitive markets, customers have the opportunity to purchase electricity from a variety of sources at market prices that reflect the actual price of electricity at a given point in time. As a result, end users are subject to greater volatility in power prices. We believe that there are attractive opportunities for us, as a retail electric provider and intermediary, to manage these risks for customers and to structure products to meet their demand profiles and risk tolerances. These opportunities for intermediaries are similar to opportunities presented in the natural gas industry when it was deregulated in the mid-1980s.

DEREGULATION AND OPPORTUNITY IN EUROPE

     Outside the United States, many countries are privatizing their electric utilities and transmission and distribution networks and developing regulatory regimes that are expected to encourage competition in the electric power industry. We believe that the trend toward deregulation of the electricity markets in Western Europe is similar to the deregulation trend in the United States. In addition, like the United States, Western European countries have relatively stable commercial, legal and political infrastructures in place. The restructuring of these markets is resulting in a transition from markets dominated by regulated and often state-owned monopolies to open, competitive markets. The degree to which the European power markets are being restructured varies by country. In the Netherlands, the only European country in which we currently own generation assets, the Dutch Electricity Act of 1998 permits the private ownership of generation companies. As permitted under this legislation, we acquired a portfolio of Dutch generation assets effective in October 1999. Full wholesale competition in the Dutch market began on January 1, 2001. We believe that deregulation initiatives in other Western European nations will provide us with further opportunities to grow our business in Europe.


KEY INDUSTRY CONCEPTS

     Power generation facilities can generally be categorized by their variable cost to produce electricity, which determines the order in which they are utilized to meet fluctuations in electricity demand. "Base-load" facilities are those that typically have low variable costs and provide power at all times. Base-load facilities are used to satisfy the base level of demand for power, or "load," that is not dependent upon time of day or weather. "Peaking" facilities have the highest variable cost to generate electricity and typically are used only during periods of highest demand for power. "Intermediate" facilities have cost and usage characteristics in between those of base-load and peaking facilities. The various tiers of base-load, intermediate and peaking facilities serving a particular region are often referred to as the "supply curve" or "dispatch curve" for that region. Power generation facilities can also be categorized as "cogeneration" facilities. Cogeneration is the combined production of steam and electricity in a generation facility. Cogeneration facilities typically operate at higher thermal efficiency than other forms of fossil-fuel-fired generation facilities.

     The U.S. electricity transmission infrastructure is divided into eleven geographic areas commonly referred to as "reliability councils." In general, power moves reasonably freely within any given reliability council. However, physical and regulatory constraints frequently limit transfers between reliability councils and occasionally limit transfers within reliability councils. As a result, each reliability council, or portion of a reliability council, generally constitutes a separate market for power. The average amount by which power generating capacity exceeds peak demand in a given reliability council is commonly referred to as the "reserve margin."

     Power transmission facilities in some of these reliability councils are controlled by regional transmission organizations. A regional transmission organization, or "RTO," is an organization approved by the FERC to control the bulk power transmission facilities in a specific region and to assure reliable transmission operations and nondiscriminatory access to the transmission grid. The two principal RTO models are the not-for-profit independent system operator, or "ISO," and the for-profit independent transmission company, or "transco." To meet the FERC's RTO criteria, both types of organizations must be independent from market participants and must assume responsibility for regional transmission planning, managing transmission congestion and providing the ancillary services needed for transmission operations.

                                  OUR STRATEGY

     Our strategy is to aggressively pursue profitable opportunities in the deregulating wholesale and retail electric markets in order to deliver superior value to our stockholders. We actively pursue opportunities where we believe our skills-based commercial approach provides us with a competitive advantage. We currently do not have any plans to invest outside the United States and Europe.

OUR STRATEGY IN THE U.S. WHOLESALE MARKET

     We plan to continue to expand our regional asset portfolios and commercial positions in the United States and to maximize their profitability. In order to achieve these goals, we plan to:

     - Capitalize on significant market positions in targeted regions of the United States. We intend to focus our acquisition, development and long-term contracting efforts in targeted regions that we believe have attractive market fundamentals and growth opportunities.

       Currently, we are focused on the Mid-Atlantic and Southwest regions, where we have a substantial presence, and on the Midcontinent region and the states of Florida and Texas, where we have a growing presence. We believe that the more significant our presence is in a regional market, the more we are able to fully utilize our market intelligence and commercial skills to generate attractive returns on our investments. We will continually evaluate market fundamentals and regulatory environments to adjust our targeted markets.

     - Target strategic asset portfolios in our regional markets. We target strategic portfolios of base-load, intermediate and peaking generation facilities and power contracts in each of our regional markets based on prevailing supply and demand fundamentals in order to be able to meet the full electricity requirements of customers. We believe controlling a diversified portfolio of generation assets enables us to earn superior rates of return. We may also invest in other assets, such as gas storage facilities, that allow us to use our commercial skills to capture value from these assets.

     - Grow through a combination of disciplined acquisitions, development of new facilities and long-term contracts. We plan to continue to grow our generation portfolio through a combination of disciplined acquisitions of existing assets, development of new projects and long-term contracts.

      -- Acquisitions. Acquisitions often represent opportunities to acquire a sizeable and diverse portfolio of generating assets that would be difficult to replicate through development activities. We also view acquisitions as opportunities to enhance the operational performance of the assets acquired by applying our skills-based commercial approach.

      -- Development Projects. We use our development projects to capitalize on identified market opportunities for particular types of facilities and to enhance our regional asset portfolios.

      -- Long-term Contracts. We expect to continue to seek opportunities to enter into various long-term contractual arrangements with other owners of generation assets that permit us to increase our participation in a market without a substantial investment of capital.

     - Apply our trading, marketing and risk management skills to complement the value of our generation operations. We apply our trading, marketing, and risk management skills in a manner that complements our generation positions. The combination provides greater scale and skill associated with the management of our fuel and power positions, sophisticated commercial insights and understanding of the key regions in which we participate, and a wider range of ways in which we participate in the market and are able to meet customer needs. We believe the combination of our significant portfolio of power generation positions and our sophisticated trading, marketing and risk management operations provides us with a competitive advantage. Our trading strategy emphasizes using our market information to capitalize on arbitrage opportunities as they arise rather than taking large-scale positions, the success of which is solely dependent on the direction of future changes in commodity prices.

OUR STRATEGY IN THE EUROPEAN WHOLESALE MARKET

     We plan to maximize the value of our European operations and position ourselves for long-term growth opportunities in the European marketplace. In order to achieve these goals, we plan to:

     - Optimize our portfolio of generation assets in the Netherlands. We believe we have the opportunity to create value from our recently acquired generation assets in the Netherlands by reducing operating, maintenance and administrative costs while increasing operational flexibility and commercializing these assets in the deregulating Dutch market.

       We intend to accomplish these objectives by applying the same practices and policies we employ in our U.S. operations. This will include active trading of energy commodities and related risk management services in the Dutch market. It will also involve significant forward selling of the output of our Dutch generating portfolio and hedging of fuel related risks. As in the United States, we believe controlling a diversified portfolio of generation assets enables us to earn superior rates of return.

     - Apply our commercial capabilities and incumbent position to opportunistically participate in additional European markets. We plan to build upon our commercial platform in the Netherlands to opportunistically enter other European markets, primarily by applying our trading skills and origination capabilities. We will also evaluate partnerships offering access to additional attractive European generation assets. Initially, we plan to concentrate our activities in Northwest Europe, particularly in the Netherlands, Germany, Switzerland and the United Kingdom. We believe we have an advantaged position over existing European utilities that do not have the experience of competing in a deregulating environment, and over new entrants to the market that do not have a significant incumbent asset position.

OUR STRATEGY IN THE U.S. RETAIL MARKET

     We plan to establish a significant retail electric business in Texas when the market opens to retail competition, and elsewhere throughout the United States as attractive retail opportunities develop thereafter. In order to achieve these goals, we plan to:

     - Maximize retention of customers we will succeed to in Houston. We plan to capitalize on the high level of consumer awareness and positive perception of the Reliant Energy brand name in order to maximize retention of the Reliant Energy customers we will succeed to in the Houston metropolitan area. Our strategy is to emphasize performance, trust and value-added relationships with our customers. Additionally, we intend to continue to provide customized, integrated energy solutions, including commodity, risk management, e-commerce and energy service products, to large commercial and industrial customers, including many of those currently served by Reliant Energy.

     - Aggressively pursue Texas customers outside of Reliant Energy's Houston service territory. We intend to capitalize on our competitive strengths and build positive brand recognition in areas of Texas outside of Reliant Energy's Houston territory. We plan to aggressively pursue retail customers currently served by other electric utilities in these areas by providing creative product offerings to encourage them to choose us as their retail electric provider. As part of these offerings, we intend to develop enhanced products and services, including customer affinity programs, to offer to residential and small commercial customers. We also intend to build our retail brand identity as a service-oriented and highly trusted provider of energy and related services.

     - Leverage our retail experience to pursue opportunities in targeted markets outside Texas. We expect to have the scale, experience, business systems and products that will enable us to expand into targeted competitive retail markets outside Texas that have favorable regulatory structures and profit opportunities.

     - Capitalize on our wholesale trading, marketing and risk management expertise to enhance our competitive retail position. We believe that our wholesale trading, marketing and risk management expertise will provide us with a competitive advantage in the retail electric market by enabling us to more efficiently procure power to meet our retail load and minimize our supply-side risks. These skills will also assist us in developing enhanced products and services to offer our retail electric customers.

OUR STRATEGY FOR OUR OTHER BUSINESSES

     We plan to make limited investments in promising new businesses and technologies as a means of enhancing our core businesses and developing future complementary growth businesses.

                           OUR GENERATION FACILITIES


     As of December 1, 2000, we owned or leased electric power generation facilities with an aggregate net generating capacity of 12,707 MW, located in five regions in the United States and in the Netherlands. We also had 2,766 MW of generating capacity under construction as of that date. The five regions in the United States where we own generation facilities are as follows:


     - the Mid-Atlantic region, specifically the Pennsylvania, New Jersey and Maryland market,

     - the Southwest region, specifically Southern California and the states of Nevada and Arizona,

     - the Midcontinent region, including the state of Illinois, where we currently own generation facilities, and nearby states,

     - the state of Florida, and

     - the state of Texas.

     The following table describes the electric power generation facilities we owned, leased or had under construction by region as of December 1, 2000.

                 REGIONAL SUMMARY OF OUR GENERATION FACILITIES


                           NUMBER OF        TOTAL NET
                           GENERATION       GENERATING
REGION                     FACILITIES     CAPACITY (MW)          DISPATCH TYPE(1)          PRIMARY FUEL
------                     ----------     -------------          ----------------          ------------
MID-ATLANTIC
  Operating..............      21              4,262             Base, Inter, Peak      Gas/Coal/Oil/Hydro
SOUTHWEST(2)
  Operating..............       6              4,045             Base, Inter, Peak             Gas
  Under Construction.....       1                563                Base, Peak                 Gas
                               --             ------
  Combined...............       7              4,608
MIDCONTINENT
  Operating..............       1                255                   Peak                    Gas
  Under Construction.....       1                962                   Peak                    Gas
                               --             ------
  Combined...............       2              1,217
FLORIDA
  Operating..............       1                619                Inter, Peak              Gas/Oil
  Under Construction.....       1                460                   Peak                  Gas/Oil
                               --             ------
  Combined...............       2              1,079
TEXAS(3)
  Operating..............       1                 50                Base, CoGen                Gas
  Under Construction.....       1                781                Base, CoGen                Gas
                               --             ------
  Combined...............       2                831
NETHERLANDS
  Operating..............       5              3,476             Base, Inter, Peak             (4)
TOTAL
  Operating..............      35             12,707
  Under Construction.....       4              2,766
                               --             ------
  Combined...............      39             15,473
                                              ======

---------------

(1) We use the designations "Base," "Inter," "Peak" and "CoGen" to indicate whether the facilities described are base-load, intermediate, peaking or cogeneration facilities, respectively.


(2)We also have entered into an agreement to acquire a power generation facility in Nevada with a net generating capacity of 153 MW. We expect this acquisition will close in June 2001.



(3) We also have an option, which is exercisable in January 2004, to acquire Reliant Energy's interest in a company owning 14,027 MW of net generating capacity in Texas. For additional information regarding this option, please read "Texas Genco Option."



(4) Our Dutch facilities are fueled by natural gas, blast furnace gas, coal and oil.


                     OUR WHOLESALE ENERGY BUSINESS SEGMENT

MID-ATLANTIC REGION

     Facilities. We own or lease 21 electric power generation facilities with an aggregate net generating capacity of 4,262 MW located in the Pennsylvania-New Jersey-Maryland market, commonly referred to as the "PJM market." These facilities include 2,009 MW of base-load, 803 MW of intermediate, and 1,450 MW of peaking capacity and represent approximately 7% of the total generation capacity in the PJM market. We sell the power generated by these facilities to customers located in the PJM market and to buyers in adjacent electricity markets. We purchased our Mid-Atlantic generation facilities from Sithe Energies, Inc. in May 2000 for an aggregate purchase price of approximately $2.1 billion.

     The following table describes the electric power generation facilities we currently own or lease in the Mid-Atlantic region of the United States.

                       MID-ATLANTIC GENERATION FACILITIES


                                                          NET
                                                      GENERATING
                                                       CAPACITY
GENERATION FACILITIES(1)                 LOCATION        (MW)        DISPATCH TYPE(2)     PRIMARY FUEL
------------------------                 --------     ----------     ----------------     ------------
Shawville(3).........................  Pennsylvania        613          Base, Peak            Coal
Portland.............................  Pennsylvania        585      Base, Inter, Peak     Coal/Gas/Oil
Keystone(3)..........................  Pennsylvania        285             Base             Coal/Oil
Titus................................  Pennsylvania        281          Base, Peak        Coal/Gas/Oil
Conemaugh(3).........................  Pennsylvania        281             Base               Coal
Seward...............................  Pennsylvania        196             Base               Coal
Gilbert..............................  New Jersey          614         Inter, Peak          Gas/Oil
Sayreville...........................  New Jersey          449         Inter, Peak          Gas/Oil
Warren...............................  Pennsylvania        150            Inter           Coal/Gas/Oil
Werner...............................  New Jersey          252             Peak               Oil
Glen Gardner.........................  New Jersey          184             Peak             Gas/Oil
Hunterstown..........................  Pennsylvania         71             Peak             Gas/Oil
Wayne................................  Pennsylvania         66             Peak               Oil
Mountain.............................  Pennsylvania         47             Peak             Gas/Oil
Tolna................................  Pennsylvania         47             Peak               Oil
Piney................................  Pennsylvania         29             Peak              Hydro
Blossburg............................  Pennsylvania         25             Peak               Gas
Hamilton.............................  Pennsylvania         23             Peak               Oil
Orrtanna.............................  Pennsylvania         23             Peak               Oil
Shawnee..............................  Pennsylvania         23             Peak               Oil
Deep Creek...........................  Maryland             18             Peak              Hydro
                                                         -----
         Total.......................                    4,262
                                                         =====


---------------

(1) Unless otherwise indicated, we own a 100% interest in each facility listed. All of these facilities are operational.

(2) We use the designations "Base," "Inter" and "Peak" to indicate whether the facilities described are base-load, intermediate or peaking facilities, respectively.

(3) We lease a 100% interest in the Shawville Station, a 16.67% interest in the Keystone Station and a 16.45% interest in the Conemaugh Station under facility interest lease agreements with terms of 26.25 years, 33.75 years and 33.75 years, respectively.

     Market Framework. The PJM market encompasses a region in the northeast part of the United States that includes all or a portion of the states of Pennsylvania, New Jersey, Maryland, Delaware and Virginia and the District of Columbia and contains approximately 9% of the U.S. population. As of August 2000, the PJM market included 139 generating facilities with a total installed capacity of 60,073 MW. The fuel mix of this aggregate capacity is approximately 35% coal-fired, 21% nuclear, 19% gas-fired, 19% oil-fired, 5% hydroelectric power and 1% from other sources. As of August 2000, approximately 67% of the aggregate generating capacity in the PJM market was owned by regulated utilities or municipalities and 33% was owned by wholesale power generators. Consumption of electricity in the PJM market was approximately 234 million MWh in 1999, 231 million MWh in 1998 and 228 million MWh in 1997. The reserve margin in the PJM market was approximately 12% in 1999, 15% in 1998 and 15% in 1997, excluding net imported power.

     The PJM market is one of the most mature and liquid electricity markets functioning in the United States. In the PJM market, buyers and sellers "clear" their transactions through an hourly auction process. In addition, buyers and sellers can negotiate their own contracts outside of the auction process. We sell power in this market both through the hourly auction process and under negotiated contracts.

     The PJM market has been restructured as a competitive market with an open-access, non-discriminatory transmission system administered by an independent system operator approved by the FERC. In addition to managing the regional transmission system, the PJM independent system operator is responsible for maintaining competitive wholesale markets, operating the spot wholesale energy market and determining the market-clearing price for each hour based on bids submitted by participating generators. These generators indicate the minimum prices they are willing to accept to dispatch power from each plant at various incremental generation levels. Bids are currently capped at $1,000/MWh.

SOUTHWEST REGION

     Facilities. We own six electric power generation facilities with an aggregate net generating capacity of 4,045 MW located in the states of California and Nevada. These facilities include 240 MW of base-load, 3,395 MW of intermediate and 410 MW of peaking capacity and represent approximately 5% of the total generation capacity in the Southwest region, which consists of the southern portions of California and Nevada and the state of Arizona. We sell the power generated by these facilities to customers located in the Southwest region.

     We purchased our Coolwater, Etiwanda, Ellwood, Mandalay and Ormond Beach plants from Southern California Edison Company in two transactions in April 1998 and July 1998 for an aggregate purchase price of approximately $292 million. Concurrently with these purchases, we entered into contracts under which Southern California Edison agreed to operate and maintain these plants. We have extended these contracts through March 2003. We exercise management authority over the operations of these plants.

     We own a 50% interest in a 490 MW gas-fired, base-load/peaking facility located near Las Vegas, Nevada, which we refer to as the "El Dorado plant." Sempra Energy owns the other 50% interest in this plant. We invested approximately $56 million to develop the El Dorado plant, which has been in commercial operation since April 2000.


     In addition, we have a 563 MW gas-fired, base-load/peaking generation facility under construction in Casa Grande, Arizona, which we refer to as the "Desert Basin plant." As of October 31, 2000, the engineering work for this facility had been completed and the construction work was approximately 53% complete. Based on this status, we expect this facility will begin commercial operation in the third quarter of 2001.

     In December 2000, we entered into an agreement to purchase from Nevada Power Company a 153 MW gas-fired peaking generation facility located near Las Vegas, Nevada, which we refer to as the "Sunrise plant," together with Nevada Power's rights under a power purchase agreement covering 222 MW of generation capacity from an adjacent facility. Under the purchase agreement we have agreed to pay an aggregate purchase price of approximately $33 million for both the Sunrise plant and Nevada Power's rights under the power purchase agreement. We expect this acquisition will close in June 2001. The power purchase agreement is scheduled to expire in 2016, at which time we will have the right to acquire the related generation facility. In connection with this acquisition, we have entered into a transitional power purchase agreement with Nevada Power under which we have granted Nevada Power the right to purchase all of the generation output of the Sunrise plant and the facility subject to the power purchase agreement discussed above through March 2003.


     The following table describes the electric power generation facilities we currently own or have under construction in the Southwest region of the United States.

                        SOUTHWEST GENERATION FACILITIES


                                                                    NET
                                                                 GENERATING
                                                                  CAPACITY       DISPATCH       PRIMARY
GENERATION FACILITIES(1)                           LOCATION         (MW)          TYPE(2)         FUEL
------------------------                           --------      ----------      --------       -------
Operating
  El Dorado(3)..................................  Nevada             245        Base, Peak        Gas
  Ormond Beach..................................  California       1,500        Inter             Gas
  Etiwanda......................................  California       1,020        Inter, Peak       Gas
  Coolwater.....................................  California         655        Inter, Peak       Gas
  Mandalay......................................  California         574        Inter, Peak       Gas
  Ellwood.......................................  California          51        Peak              Gas
                                                                   -----
         Total..................................                   4,045
Under Construction
  Desert Basin(4)...............................  Arizona            563        Base, Peak        Gas
                                                                   -----
Combined........................................                   4,608
                                                                   =====


---------------


(1) Unless otherwise indicated, we own a 100% interest in each facility listed. In addition to the listed facilities, we have entered into an agreement to acquire a facility in Nevada with a net generating capacity of 153 MW. We expect this acquisition will close in June 2001.


(2) We use the designations "Base," "Inter" and "Peak" to indicate whether the facilities described are base-load, intermediate or peaking facilities, respectively.

(3) We own a 50% interest in the El Dorado facility. Sempra Energy owns the other 50%.


(4) We expect this facility will begin commercial operation in the third quarter of 2001.


     Market Framework. Our generation facilities are located within the Southwest portion of the Western Systems Coordinating Council, or "WSCC SW," which encompasses a region in the southwest part of the United States that includes the state of Arizona and the southern portions of California and Nevada and contains approximately 9% of the U.S. population. As of August 2000, WSCC SW included 313 generating facilities with a total installed capacity of 80,940 MW. The fuel mix of this aggregate capacity is approximately 42% gas-fired, 22% hydroelectric power, 15% coal-fired, 10% nuclear, 4% geothermal steam, 3% oil-fired, 2% wind and 2% other fuels. As of August 2000, approximately 61% of the aggregate generating capacity in WSCC SW was owned by regulated utilities or municipalities and 39% was owned by wholesale power generators. Consumption of electricity in WSCC SW was approximately 307 million MWh in 1999, 292 million MWh in 1998 and 290 million MWh in 1997. The reserve margin in WSCC SW was approximately 4% in 1999, negative 2% in 1998 and 2% in 1997, excluding net imported power.

     The California market was the first U.S. electricity market to introduce full wholesale competition. In the California market, wholesale electric power is sold through two separate entities, an independent system operator, the "Cal ISO," and a power exchange, the "Cal PX," as well as in bilateral transactions. The Cal ISO oversees the reliability and stability of the transmission grid while the Cal PX functions as a market that clears buyers' and sellers' short-term transactions.

     California's energy market, which includes forward and spot markets, is a mature and liquid market that functions similarly to the PJM market. Buyers' bids and sellers' offers are matched until demand is met. The last price cleared sets the price for all transactions.


     The California market is currently experiencing shortages of generation capacity at peak periods. As a result, it is highly dependent on imports from both the Pacific Northwest and the Desert Southwest. Because of this heavy dependence on imported power and the slow pace of new plant construction, the California market experienced dramatically higher prices for electricity since the summer of 2000. As a result of recent regulatory action, the California market is undergoing significant changes that will diminish the role of the Cal PX and place increased emphasis on long-term bilateral contracting.


     In Nevada and Arizona, there is presently no regional transmission organization in place to manage the transmission systems or to operate energy markets, although several proposals have been advanced for the establishment of an organization that would assume control over the transmission systems of the utilities operating in this region.

MIDCONTINENT REGION


     Facilities. We own one gas-fired peaking generation facility located in Shelby County, Illinois, which we refer to as the "Shelby County plant." As of September 30, 2000, six of the eight generating units at this facility were in commercial operation. When all of the generating units at this plant are in commercial operation, it will have an aggregate net generating capacity of 344 MW. We expect the remaining two units to be in operation by April 2001. We sell the power generated by this facility on the open market. We placed this facility in commercial operation in June 2000 at an aggregate cost of approximately $156 million. Upon completion, we anticipate the total cost of developing this facility will be approximately $209 million.



     We also have an 873 MW gas-fired peaking generation facility under construction in Aurora, Illinois, which we refer to as the "Aurora plant." As of October 31, 2000, the engineering work for this facility was approximately 72% complete and the construction work was approximately 34% complete. Based on this status, we expect this facility will begin commercial operation in the second quarter of 2001.


     The following table describes the electric power generation facilities we currently own or have under construction in the Midcontinent region of the United States.

                       MIDCONTINENT GENERATION FACILITIES


                                                                     NET
                                                                  GENERATING
                                                                   CAPACITY        DISPATCH        PRIMARY
GENERATION FACILITIES(1)                             LOCATION        (MW)            TYPE            FUEL
------------------------                             --------     ----------       --------        -------
Operating
  Shelby County(2).................................  Illinois         255        Peaking         Gas
Under Construction
  Aurora(3)........................................  Illinois         873        Peaking         Gas
  Shelby County(2).................................  Illinois          89        Peaking         Gas
                                                                    -----
Combined...........................................                 1,217
                                                                    =====

---------------

(1) We own a 100% interest in each facility listed.


(2) Currently 255 MW of this plant's capacity is operational and 89 MW are under construction.


(3) We expect this facility will begin commercial operation in the second quarter of 2001.

     Market Framework. Our Illinois generating facilities are located in the Midcontinent region near Chicago and primarily sell their output in the Mid-America Interconnected Network, or "MAIN," reliability council. However, they are capable of serving the entire Midcontinent region. The Midcontinent region encompasses all or a portion of four reliability councils that include the states of Illinois, Wisconsin, Missouri, Indiana, Ohio, Michigan, Virginia, West Virginia, Tennessee, Kentucky, Minnesota, and Iowa. As of August 2000, the Midcontinent region included 928 generating facilities with a total installed capacity of 233,520 MW. As of August 2000, approximately 84% of the aggregate generating capacity in the Midcontinent region was owned by regulated utilities or municipalities and 16% was owned by wholesale power generators. The fuel mix of this aggregate capacity is 64% coal-fired, 13% nuclear-fueled, 11% gas-fired, 6% hydroelectric power, 5% oil-fired and 1% from other sources. Consumption of electricity in the Midcontinent region was approximately 1,026 million MWh in 1999, 1,004 million MWh in 1998, and 980 million MWh in 1997. The reserve margin for the region was approximately 4% in 1999, 9% in 1998 and 11% in 1997, excluding net imported power.

     The Midcontinent region is in the process of establishing a regional transmission organization that will further define the rules and requirements around which a competitive market will develop. There are presently two proposed transmission system organizations in this region, the Midwest Independent System Operator, an ISO, and the Alliance Regional Transmission Operator, a transco. Transactions in this market are presently non-standard and highly negotiated for terms and conditions. Additionally, the short-term market tends to be physical in nature with no central power exchange or pool clearing all buyers and sellers. Until the rules around system operations are established, we expect the Midcontinent region to continue to be somewhat inefficient.

     Only a few of the major utilities in the region, principally in Illinois, have divested any of their generation assets or formally separated their generation assets into separate subsidiaries. The fragmented nature of the wholesale market and the lack of a single region-wide transmission system organization complicate transfers of electricity within the region, increase transmission congestion and raise transmission costs.

FLORIDA


     Facilities. We own one gas-and oil-fired intermediate/peaking generation facility with an aggregate net generating capacity of 619 MW located near Titusville, Florida, which we refer to as the "Indian River plant." This facility can be operated as either an intermediate or a peaking facility and represents approximately 1.5% of the total generation capacity in the state of Florida. We sell up to 525 MW of the power generated by this facility to the Orlando Utilities Commission under a four-year power purchase agreement that is scheduled to terminate in September 2003. We sell any excess power generated by the plant to other utilities and rural electric cooperatives within the region. We purchased this facility from the Orlando Utilities Commission in October 1999 for a net purchase price of approximately $188 million.


     In addition to our Indian River plant, we are beginning construction on a 460 MW gas- and oil-fired peaking generation facility in Osceola County, Florida, which we refer to as the "Osceola plant." As of October 31, 2000, the engineering work for this facility was approximately 33% complete and the construction work was approximately 5% complete. We expect this facility will begin commercial operation in the third quarter of 2001.

     The following table describes the electric power generation facilities we currently own or have under construction in the state of Florida.

                         FLORIDA GENERATION FACILITIES

                                                            NET
                                                         GENERATING
                                                          CAPACITY
GENERATION FACILITIES(1)                      LOCATION      (MW)      DISPATCH TYPE(2)   PRIMARY FUEL
------------------------                      --------   ----------   ----------------   ------------
Operating
  Indian River..............................  Florida        619      Inter, Peak        Gas/Oil
Under Construction
  Osceola(3)................................  Florida        460      Peak               Gas/Oil
                                                           -----
Combined....................................               1,079
                                                           =====

---------------

(1) We own a 100% interest in each facility listed.

(2) We use the designations "Inter" and "Peak" to indicate whether the facilities described are intermediate or peaking facilities, respectively.

(3) We expect this facility will begin commercial operation in the third quarter of 2001.

     Market framework. The state of Florida (other than a portion of the western panhandle) constitutes a single reliability council and contains approximately 5% of the U.S. population. As of August 2000, Florida included 90 generating facilities with a total installed capacity of 40,489 MW. The fuel mix of this aggregate capacity is approximately 33% oil-fired, 29% gas-fired, 25% coal-fired, 10% nuclear and 3% other. As of August 2000, approximately 89% of the aggregate generating capacity in Florida was owned by regulated utilities or municipalities and 11% was owned by wholesale power generators. Consumption of electricity in Florida was approximately 177 million MWh in 1999, 177 million MWh in 1998 and 166 million MWh in 1997. The reserve margin in Florida was approximately 2% in 1999, negative 4% in 1998 and 6% in 1997, excluding net imported power.

     Florida is in the process of establishing an independent system operator that will further define the rules and requirements around which a competitive market will develop. Transactions in the Florida market are presently non-standard and highly negotiated for terms and conditions. Until the rules for system operations are established, we expect the Florida market to continue to be illiquid.

     The Florida Reliability Coordinating Council is responsible for maintaining reliable operations of the bulk electric power supply system in Florida. Although there is an existing wholesale trading market within Florida, there has been virtually no electricity market restructuring and no movement toward retail competition. None of the investor-owned incumbent utilities have divested any of their generation assets.

     There is currently very limited transmission capacity between Florida and other markets in the Southeast, which reduces the level of imports available to the Florida market. As a result, the growing electricity load within Florida must largely be met by in-state generators. The development of merchant generating plants in Florida, however, has been effectively halted as a result of a Florida Supreme Court decision finding that existing Florida law does not permit developers to construct merchant power plants with a steam turbine capacity greater than 75 MW because of the court's view that such generation plants can only be constructed if a utility with retail customers has committed to purchase their power output. Prior to the decision, a number of developers had announced plans for the construction of new combined-cycle, gas-fired generating plants throughout the state.

     The governor of Florida has appointed a task force to examine electricity market restructuring. We expect it could be several years, however, before major changes in the market structure occur.

TEXAS


     Facilities. We own a 50% interest in a 100 MW gas-fired base/cogeneration facility in Orange, Texas, which we refer to as the "Sabine plant." Air Liquide owns the other 50% interest in this plant. We invested approximately $32 million to develop the Sabine plant, which has been in commercial operation since December 1999. In addition to the Sabine plant, we currently have a 781 MW gas-fired, combined cycle, cogeneration facility under construction in Channelview, Texas, which we refer to as the "Channelview plant." As of October 31, 2000, the engineering work for this facility was approximately 66% complete and the construction work was approximately 21% complete. Based on this status, we expect this facility will begin commercial operation in the third quarter of 2001. Equistar Chemicals, L.P. has agreed to purchase up to 293 MW of the Channelview plant's capacity under a 17-year contract.



     Texas Genco Option. In addition to the facilities we currently own or have under construction in Texas, we have an option exercisable in January 2004 to acquire Reliant Energy's ownership interest in Texas Genco, a company owning 14,027 MW of aggregate net generation capacity in Texas. For additional information regarding this option, please read "Texas Genco Option." Pursuant to the Texas electric restructuring law, Texas Genco, as the affiliated power generator of Reliant Energy's transmission and distribution utility, is required to sell at auction 15% of the output of its installed generating capacity. This obligation continues until January 1, 2007, unless before that date the Texas Utility Commission determines at least 40% of the quantity of electric power consumed in 2000 by residential and small commercial customers in the utility's service area is being served by retail electric providers other than us. The master separation agreement requires Texas Genco to auction all of its remaining capacity prior to our exercise of the Texas Genco option. We are entitled to purchase, at prices established in these auctions, up to 50% of the remaining capacity, energy and ancillary services of Texas Genco auctioned.


DEVELOPMENT ACTIVITIES


     In addition to acquisitions, we intend to continue to grow our generation asset portfolios by developing additional capacity either through building new facilities or expanding existing facilities in our domestic regional markets. We currently have 2,766 MW of projects under construction. We consider a project to be "under construction" once we have acquired the necessary permits to begin construction, broken ground at the project site and contracted to purchase machinery for the project, including the combustion turbines. In addition, we have a significant number of other projects which are in various stages of development. These projects may or may not have received all of the necessary permits and approvals to begin construction. We cannot assure you that these projects will be completed. We have committed to purchase 39 new combustion turbines from General Electric Company and Siemens Westinghouse Power Corporation representing approximately 4,888 MW of generating capacity for an aggregate purchase price of approximately $982 million. These combustion turbines will be utilized in both simple cycle and combined cycle configurations. The combined cycle configurations will result in increased capacity due to the additional electricity generated by the associated steam turbines. Consequently, the total maximum plant capacity for these turbine commitments is approximately 5,739 MW. The following table describes the turbines scheduled for delivery by the end of 2002 that we have committed to purchase.

                              TURBINE COMMITMENTS


                                                                            GENERATING      TOTAL
                                                                             CAPACITY     GENERATING
                                                               QUANTITY     PER TURBINE    CAPACITY
                   MANUFACTURER AND TYPE                      OF TURBINES      (MW)          (MW)
                   ---------------------                      -----------   -----------   ----------
General Electric LM 6000 Turbine............................       16            44           704
General Electric 7FA Frame CT Turbine.......................        7           172         1,204
General Electric 7FB Frame CT Turbine.......................        6           185         1,110
Siemens Westinghouse 501FD Frame CT Turbine.................       10           187         1,870
Additional capacity generated by steam turbines in a
  combined cycle configuration..............................                                  851
                                                                  ---                       -----
         Total..............................................       39                       5,739
                                                                  ===                       =====


DOMESTIC TRADING, MARKETING AND RISK MANAGEMENT OPERATIONS


     In addition to our power generation operations, we trade and market power, natural gas and other energy-related commodities and provide related risk management services to our customers. For the first nine months of 2000, we were one of only six companies to rank among both the ten largest power marketers and the ten largest natural gas marketers in the United States. Our trading, marketing and risk management operations were acquired by Reliant Energy in August 1997 as part of its acquisition of RERC. As of December 1, 2000, these operations employed a staff of 375 employees.



     Our domestic trading, marketing and risk management operations complement our domestic power generation operations by providing a full range of energy management services. These services include management of the sales and marketing of energy, capacity and ancillary services from these facilities, and also management of the purchase and sale of fuels and emission allowances needed to operate these facilities. Generally we seek to sell a portion of the capacity of our domestic facilities under fixed-price purchase contracts, fixed-capacity payments or contracts to purchase generation at a predetermined multiple of either gas or oil prices. This provides us with certainty as to a portion of our revenues while allowing us to maintain flexibility with respect to the remainder of our generation output. We evaluate the regional forward power market versus our own fundamental analysis of projected future prices in the region to determine the amount of our capacity we would like to sell and the terms under which we would like to sell it pursuant to longer-term contracts. We also take operational constraints and operating risk into consideration in making this determination. Generally we seek to hedge a portion of our fuel costs, which are generally linked to our power sales. We also market energy-related commodities and offer physical and financial wholesale energy marketing and price risk management products and services to a variety of customers. These customers include natural gas distribution companies, electric utilities, municipalities, cooperatives, power generators, marketers or other retail energy providers, aggregators and large volume industrial customers.


     The following table illustrates the growth of our physical power and gas trading volumes since 1997.

                                TRADING VOLUMES

                                                                                           FOR THE
                                              FOR THE YEAR ENDED DECEMBER 31,             TEN MONTHS
                                       ---------------------------------------------        ENDED
                                          1997(1)          1998            1999        OCTOBER 31, 2000
                                          -------          ----            ----        ----------------
Total Power (MWh)....................     12,182,036      65,227,898     112,133,103      147,774,335
Total Gas (MMBtu)....................    365,577,826   1,115,200,981   1,745,869,183    1,922,803,413

---------------

(1) The 1997 figures only include the months of August through December.

     Electric Power Trading and Marketing. We purchase electric power from other generators and marketers and sell power primarily to electric utilities, municipalities and cooperatives and other marketing companies. According to Power Markets Week, we were the sixth largest power marketer in the United States for the nine months ended September 30, 2000 based on total MWh of electricity sold. Our trading and marketing group is also responsible for the marketing of power produced from the power plants we own. We also provide risk management and physical and financial fuel and power sales and optimization services to our customers.

     Power Origination. We have a specific group of employees focused on developing and providing customers with long-term complex products, which we refer to as "power origination products." These products are designed and negotiated on a case by case basis to meet the specific energy requirements of our customers. Our power origination team works closely with our trading and marketing group and our power generation group to sell long-term products from our power generation assets. They also work to leverage our market knowledge to capture attractive opportunities available through selling products that combine or repackage energy products purchased from third parties with other third-party products or with products from our power generation assets. Our efforts to sell power origination products from our power generation assets have been focused on longer-term forward sales to municipalities, cooperatives and other companies that serve end-users, as well as selling near-term products that are not widely traded. Our power origination products that combine or repackage third party products are generally highly structured and therefore require the application of our commercial capabilities (e.g., power trading and asset positions). In particular, we are well positioned to offer risk management and physical products required by companies that serve end-users. Some representative examples of power origination products that we have sold to customers include:

     - an eight-year exclusive marketing agreement to purchase all excess capacity, power and ancillary services from a 100 MW generation facility of a Midcontinent municipality, under which we earn an incentive fee based on the gross margin realized by the municipality,

     - a five-year forward option to purchase 300 MW at a specified multiple of gas or oil prices with a Florida electric cooperative, and

     - a four-year comprehensive energy and exclusive supply package for a Texas electric cooperative with a peak load of 450 MW.

     Natural Gas Trading and Marketing. We purchase natural gas from a variety of suppliers under daily, monthly, variable load, base load and term contracts that include either market sensitive or fixed pricing provisions. We sell natural gas under sales agreements that have varying terms and conditions, most of which are intended to match seasonal and other changes in demand. We sold an average of 4.8 billion cubic feet, or "BCF," per day of natural gas in 1999 and an average of 3.1 BCF per day in 1998, some of which was sold to the natural gas distribution company subsidiaries of Reliant Energy. Based on figures provided by Gas Daily, we were the tenth largest marketer of natural gas for the nine months ended September 30, 2000 based on total BCF of natural gas sold. We plan to continue to purchase natural gas to supply to our power plants.

     Our natural gas marketing activities include contracting to buy natural gas from suppliers at various points of receipt, aggregating natural gas supplies and arranging for their transportation, negotiating the sale of natural gas, and matching natural gas receipts and deliveries based on volumes required by customers. We make transportation arrangements with affiliated and non-affiliated interstate and intrastate pipelines through a variety of means, including short-term and long-term firm and interruptible agreements. We also enter into various short-term and long-term firm and interruptible agreements for natural gas storage in order to offer peak delivery services to satisfy winter heating and summer electric generating demands. These services are also intended to provide an additional level of performance security and backup services to our customers.

     Other Commodities and Derivatives. We trade and market other energy-related commodities. We use derivative financial instruments to manage and hedge our fixed-price purchase and sale commitments and to provide fixed-price or floating-price commitments as a service to our customers and suppliers. We also use derivative financial instruments to reduce our exposure relative to the volatility of the cash market prices and to protect our investment in storage inventories. For additional information regarding our financial exposure to derivative financial instruments, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures About Market Risk."


     In July 2000, we, along with five other leading natural gas and power companies, American Electric Power, Aquila Energy, Duke Energy, El Paso Energy and Southern Company, made an equity investment in IntercontinentalExchange, a new, web-based system for trading commodities. These six companies accounted for approximately 26% of the natural gas volumes and 30% of the power volumes traded in the U.S. market for the third quarter of 2000. The exchange, www.intcx.com, began trading some types of commodities in August 2000 and started trading gas and power in November 2000. The potential benefits of this investment include reducing our cost structure and facilitating trading activity by combining the liquidity of many of the large traders.


     Risk Management Controls. We control the scope of our trading, marketing and risk management operations through a comprehensive set of policies and procedures involving senior levels of our management. Our board of directors sets the risk limit parameters and the audit committee of the board has oversight for the ongoing evaluation of the adequacy of the risk control organization and policies. A risk oversight committee, comprised of corporate and business segment officers, oversees all of our activities which include commodity price, credit, foreign currency, equity and interest rate risk, including our trading, marketing and risk management operations. The committee also proposes value-at-risk limits to our board of directors. Our board ultimately sets our aggregate value-at-risk limit. We have a corporate risk control organization, headed by a chief risk control officer, which is assigned responsibility for executing and enforcing the policies, procedures and limits and evaluating the risks inherent in proposed transactions. Key risk control activities include credit review and approval, credit and performance risk measurement and monitoring, validation of transactions, portfolio valuation, and daily portfolio reporting including mark-to-market valuation, value-at-risk and other risk measurement metrics. For additional information regarding our risk management accounting policies, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures About Market Risk."

                      OUR EUROPEAN ENERGY BUSINESS SEGMENT

EUROPEAN WHOLESALE OPERATIONS

     Facilities. We own, through our indirect subsidiary UNA, five electric power generation facilities with an aggregate net generating capacity of 3,476 MW located in the Netherlands. These facilities are grouped in three clusters in the Amsterdam, Utrecht and Velsen regions. UNA is the third largest generating company in the Netherlands in terms of both installed capacity and electricity production. In 1999, UNA generated more than 20% of the country's electricity production, excluding electricity generated by cogeneration or other industrial processes. UNA has traditionally served the provinces of North-Holland and Utrecht, as well as the municipalities of Amsterdam and Utrecht, providing electricity for approximately two million people and more than 12,000 commercial and industrial users. In addition to electricity, UNA's generating stations supply a number of municipalities, including Amsterdam, Nieuwegein, Utrecht and Purmerend,

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

with hot water for district heating purposes in cooperation with two large Dutch distribution companies. In 1999, approximately 56% of UNA's generation output was natural gas-fired, 20% was blast furnace gas-fired, 24% was coal-fired and less than 1% was oil-fired. UNA procures its gas from Gasunie, the monopoly gas supplier in the Netherlands. UNA procures its coal from GKE, a coal trading and supply company owned jointly by UNA and the three other largest Dutch generation companies.

     We acquired UNA, then named N.V. Energieproduktiebedrijf UNA, effective in October 1999. UNA was the first Dutch generating company to have its stock sold to investors under a privatization program established under the Dutch Electricity Act. The total net purchase price of the acquisition was approximately $1.9 billion.

     The following table describes the electric power generation facilities we currently own in the Netherlands.

                          DUTCH GENERATION FACILITIES


                                                    NET
                                                 GENERATING
                                                  CAPACITY
GENERATION FACILITIES(1)          LOCATION          (MW)         DISPATCH TYPE(2)         PRIMARY FUEL
------------------------          --------       ----------      ----------------         ------------
Hemweg.........................   Amsterdam        1,229            Base, Peak              Coal/Gas
Velsen.........................    Velsen            990         Base, Inter, Peak     Blast Furnace Gas/
                                                                                              Gas
Utrecht........................    Utrecht           939         Base, Inter, Peak          Gas/Oil
Diemen.........................   Amsterdam          249               Base                   Gas
Purmerend......................   Purmerend           69               Inter                  Gas
                                                   -----
         Total.................                    3,476
                                                   =====


---------------

(1) We own a 100% interest in each facility listed. All of these facilities are operational.

(2) We use the designations "Base," "Inter" and "Peak" to indicate whether the facilities described are base-load, intermediate or peaking facilities, respectively.


     Market Framework. The Netherlands has a peak demand of approximately 14,200 MW. In 1999, UNA and the three other largest Dutch generating companies supplied approximately 52% of the electricity consumed in the Netherlands. Smaller Dutch producers supplied about 30% of consumed electricity and the remainder was imported. The wholesale market opened to competition on January 1, 2001. The retail market has been open to competition for large industrial customers since January 1, 1999. In 2002, the next retail segment, composed primarily of commercial customers, will open to competition. The remaining customers, mainly residential users, are expected to be able to choose their supplier by early 2003. The timing of the opening of these markets is subject to change at the discretion of the Dutch Minister of Economic Affairs. For additional information, please read "-- Regulation -- The Netherlands."


     Customers who can select their electric supplier have the choice of purchasing power through bilateral contracts or on the Amsterdam Power Exchange, or "APX," which was the first power exchange in Northwest Europe and has been in operation since the spring of 1999. Distribution companies, which serve the captive customers in the Netherlands, are effectively required to purchase a substantial amount of their requirements through bilateral contracts with a term of at least one year.


     With the start of full-scale wholesale deregulation in January 2001, the high voltage transmission grid company, known as "Tennet," has taken on the role of independent system operator. In this role, Tennet is responsible for the stability of the transmission grid.


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

EUROPEAN TRADING, MARKETING AND RISK MANAGEMENT OPERATIONS

     In October 1999, we established our European trading, marketing and risk management operations in order to participate in the emerging European energy trading and marketing businesses. We are initially focusing on trading opportunities in the Netherlands and Germany and plan to expand into other European markets in the future. Our marketing operations will initially concentrate on selling power to large industrial and commercial customers as well as distribution companies. As of December 1, 2000, our European trading, marketing and risk management operations employed 98 employees.

     Our European trading, marketing and risk management operations utilize the same business model, including risk management and control policies, as we do in the United States, while recognizing relevant differences between these markets. Currently, the primary difference is a much lower level of liquidity in both gas and power markets in Continental Europe than in the United States. This difference is largely the result of market maturity. In the United States, natural gas deregulation preceded power deregulation and began over a decade ago. In Continental Europe, restructuring of the power markets began less than two years ago and restructuring of the gas markets is only just beginning. Given the strides made thus far in Europe and the lessons learned from energy deregulation from the United States, the United Kingdom and other countries around the world, we expect liquidity to increase steadily in European gas and power markets. We expect to capitalize on these developments by drawing on our U.S. and European experiences to offer the types of products and services that customers will need in the new and developing environment. As of December 1, 2000, 100% of UNA's expected 2001 production target had been sold.

                       OUR RETAIL ENERGY BUSINESS SEGMENT

OVERVIEW

     We intend to become a provider of retail electric services in Texas when the market opens to retail competition in January 2002 and in other U.S. markets with favorable regulatory structures and profit opportunities thereafter. Beginning on January 1, 2002, we will provide retail electric services to all of the approximately 1.7 million customers of Reliant Energy located in the Houston metropolitan area who do not take action to select another retail electric provider. One of the objectives of the Texas electric restructuring law is to set the price that the retail electric provider affiliated with the incumbent utility can charge residential and small commercial customers at a level which is expected to encourage competition from new retail electric providers. We believe that this market framework will result in attractive market opportunities both for incumbent-affiliated retail providers and for new market entrants. We will be the incumbent-affiliated retail electric provider in the Houston metropolitan area and will be a new retail electric provider in other parts of Texas. We believe Reliant Energy's strong relationship with its current customers and its name recognition in the state of Texas will provide a platform for us to be a successful retail electric provider in Texas.

     We intend to integrate our wholesale trading, marketing and risk management operations with our retail electric business. We believe this integration will provide us with significant competitive advantages in the retail markets. We expect to capitalize on the real-time information flow between our trading and retail operations to identify new opportunities to better match our wholesale operations with our demand-side retail operations. We believe the integration of our retail operations with our wholesale operations will also reduce the overall supply-side risk of our retail operations through portfolio diversification and the application of sophisticated wholesale risk management techniques to emerging retail markets. Also, by integrating our operations, we hope to achieve economies of scale that will benefit us when entering new retail markets.

     We will provide electricity and related products and services to residential and small commercial customers through our retail services business. Our energy solutions business, which we refer to as "Solutions," provides customized, integrated electric commodity, energy management and e-commerce services to large commercial and industrial customers. Beginning with full retail competition in Texas on January 1, 2002, we will offer these services to the large commercial and industrial customers currently served by Reliant Energy.

     Pursuant to a transition services agreement, we will provide customer care functions to Reliant Energy's electric utility division and two of its natural gas distribution divisions until January 1, 2002. These functions may include call center operations, credit and collections, remittance processing, bill printing, bill insert and revenue reporting and analysis services. Pursuant to this transition services agreement, we will use Reliant Energy assets for these services. The charges Reliant Energy will pay us for these services are generally intended to allow us to recover the fully allocated costs of providing the services plus out-of-pocket costs and expenses, but without any profit.

MARKET FRAMEWORK -- TEXAS

     The Texas electric restructuring law, enacted in 1999, substantially amends the regulatory structure governing electric utilities in Texas in order to allow full retail competition beginning on January 1, 2002 in the service territories of all investor-owned electric utilities, and in the territories of any municipally-owned utility and electric cooperative that opts to open its markets to retail competition. Under the restructuring law, the traditional vertically-integrated utility is required to separate its generation, transmission and distribution, and retail activities. Unlike the vertically-integrated utility, which was subject to cost-of-service rate regulation, the profit earned by retail electric providers will not be subject to regulation. Generally, the retail electric provider will procure or buy electricity from wholesale generators, sell electricity at retail to its customers and pay the transmission and distribution utility a regulated tariffed rate for delivering electricity to its customers. All retail electric providers in an area will pay the same rates and other charges for transmission and distribution, whether or not they are affiliated with the transmission and distribution utility for that area. The transmission and distribution rates which will be in effect as of January 1, 2002 for each utility will be set upon resolution of rate cases currently pending before the Texas Utility Commission. The price to beat will not be increased to take into account increased rates or charges or the assessment of new commission approved charges.

     The new Texas law treats municipal utilities and electric cooperatives differently than investor-owned utilities. Municipally-owned utilities and electric cooperatives have the option to open their markets to retail competition any time after January 1, 2002. However, until a municipally-owned utility or electric cooperative provides retail electric services outside its service area, its market will not be open to retail competition. Some large Texas cities, including San Antonio and Austin, are served by municipally-owned utilities which have not announced when or if they will open their markets to competition.

     The Texas electric restructuring law allows all retail electric customers of Texas investor-owned utilities, and those of municipal utilities and electric cooperatives that opt to participate in the competitive marketplace, to take action to select their retail electric provider for service starting January 1, 2002. In addition, the law provides for retail pilot projects for up to 5% of each utility's load in all customer classes starting in June 2001. Under the market framework required by the law, retail electric providers affiliated with an incumbent utility will be required to sell electricity to residential and small commercial customers in the incumbent's traditional service territory at a specified price, which is referred to in the law as the "price to beat." New retail electric providers entering that market may sell electricity to residential and small commercial customers at any price. The initial price to beat for each incumbent-affiliated retail electric provider will be 6% less than the average rates, on a bundled basis, in effect for the incumbent utility on January 1, 1999, adjusted to take into account a new fuel factor as of December 31,
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

2001. Affiliated retail electric providers will not be permitted to sell electricity to residential and small commercial customers in the incumbent's traditional service territory at a price other than the price to beat until January 1, 2005, unless before that date the Texas Utility Commission determines that 40% or more of the amount of electric power that was consumed in 2000 by the relevant class of customers is committed to be served by other retail electric providers. The affiliated retail electric provider may request that the Texas Utility Commission adjust the fuel factor included in its price to beat not more than twice a year if it demonstrates that the existing fuel factor does not adequately reflect significant changes in the market price of natural gas and purchased energy used to serve retail customers.

     The price to beat only applies to electric services provided to residential and small commercial customers. Electric services provided to large commercial and industrial customers, whether by the affiliated retail electric provider or a non-affiliated retail electric provider, may be provided at any negotiated price.


     To facilitate a competitive market, each power generation company that is unbundled from an integrated electric utility in Texas will be required to sell at auction 15% of the output of its installed generating capacity. The first auction will be held prior to September 1, 2001 for power delivered after January 1, 2002. This obligation continues until January 1, 2007, unless before that date the Texas Utility Commission determines that at least 40% of the quantity of electric power consumed in 2000 by residential and small commercial customers in the incumbent utility's service area is being served by other retail electric providers. Under this competitive market framework, all retail electric providers may purchase power either through purchases in the wholesale power markets or through the mandated capacity auction. The master separation agreement requires Texas Genco to auction all of its remaining capacity prior to our exercise of the Texas Genco option. We are entitled to purchase, at prices established in these auctions, up to 50% of the remaining capacity, energy and ancillary services auctioned. We expect to purchase the electric power required to meet the demands of our Texas retail electric customers through our option from Texas Genco, the capacity auctions conducted by Texas Genco and other power generation companies, as well as through the open market. According to the Texas Utility Commission, as of June 30, 2000, 24 plants totaling 13,817 MW were under construction in Texas and another 32 plants totaling 17,196 MW were announced to be under development.


     In preparation for retail electric competition in Texas, we have succeeded to and are expanding an infrastructure of business systems, procedures and practices to meet the needs of our retail business. These include an SAP customer care system module and wholesale/retail energy supply, risk management, e-commerce, scheduling/settlement, customer relationship management and sales force automation systems. As of September 30, 2000, we had spent approximately $23 million on retail infrastructure development. We plan to spend approximately an additional $85 million by the end of 2001.

     Houston Area. We are the affiliated retail electric provider for Reliant Energy for purposes of the Texas electric restructuring law. On January 1, 2002, we will become the retail electric provider for all of Reliant Energy's approximately 1.7 million residential, commercial and industrial customers located in the Houston metropolitan area who do not take action to select another retail electric provider. We also intend to continue to offer value-added electric commodity and energy management services to the large commercial and industrial customers currently served by Reliant Energy. We will market retail electric services to these customers under the Reliant Energy brand name. We believe we will be well positioned in this market because of Reliant Energy's long-standing relationship with these customers. Based on a number of factors, including the customer behavior exhibited in connection with the deregulation of the U.S. telecommunications industry, we anticipate that many residential customers will not take action to change their electricity supplier and that we will successfully retain a substantial portion of our retail customers in the Houston metropolitan area following the advent of open

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

competition. We are also developing a marketing program and an advertising plan to enhance our opportunity to retain these customers.

     Other Texas Markets. In Texas markets outside of the Houston territory that are open to retail competition, we, along with other retail electric providers, will be able to compete to provide retail electric service to customers beginning January 1, 2002. We will be able to offer retail electric service at any price we choose, while the incumbent-affiliated retail electric provider in those areas will be required to provide service at its price to beat. We plan to capitalize on our infrastructure, commercial expertise, brand recognition and customer relationships to aggressively pursue retail customers in other key metropolitan areas of Texas, including Dallas/ Fort Worth. We will also bundle other products and services, as well as provide various incentives in order to induce customers to choose us as their retail electric provider. We also plan to compete outside of the Houston territory in the retail pilot project, which is scheduled to commence in June 2001 and include five percent of the retail market currently served by investor-owned utilities.

MARKET FRAMEWORK -- OUTSIDE TEXAS

     The competitive retail electric market in the United States is currently in its initial stages. Very few companies are offering retail services on a national or multi-regional basis, and to date none of these entrants have achieved critical scale. With the significant retail customer base we will succeed to and the skills and infrastructure we are building in Texas, we expect to be well positioned to compete in the competitive retail electric markets as they develop.

     Each retail electric market has or will have individual market characteristics and regulatory rules. We plan to evaluate each of these markets to determine their relative attractiveness based on size and profitability. We consider a particular retail market to be attractive if it has reasonably mature wholesale markets capable of providing adequate supply liquidity to retail providers, and regulations designed to promote competition through profit margin opportunities or "headroom."

SOLUTIONS

     Solutions provides customized, integrated energy solutions, including commodity, risk management and energy services products, and demand side management services to large commercial and industrial customers. These services include the replacement or upgrade of energy intensive capital equipment, substation development and power quality assurance. Solutions targets institutional, government, manufacturing, industrial and large commercial customers, including multi-site retailers and restaurants. These customers typically have a peak electricity demand of greater than one MW for the aggregate of their Texas facilities. This customer segment in Texas includes approximately 7,000 customer accounts consuming an aggregate of 100 million MWh of electricity per year.


     Since its formation in April 1996, Solutions has completed over 215 projects for large commercial, institutional, government and industrial clients. In November 1999, Solutions acquired the Energy Service Division of Southland Industries, Inc. for $37 million. This strategic acquisition strengthened Solutions' engineering and project management expertise and established a comprehensive marketing arrangement with Southland Industries, a leading engineering and construction firm. Solutions has also developed an integrated product offering to serve both the commodity and energy services needs of its customers.


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

                     OUR OTHER OPERATIONS BUSINESS SEGMENT

EBUSINESS

     We formed our eBusiness group in November 1999 to manage, expand and enhance our Internet presence and capabilities. The eBusiness group is charged with facilitating Internet use by our core businesses and investing in and managing a portfolio of Internet-related businesses. As of December 1, 2000, our eBusiness group has invested approximately $16 million in the following new Internet-based businesses:


     - Pantellos. In June 2000, we, along with 20 other leading power, gas and pipeline companies, formed Pantellos, an energy industry e-procurement marketplace. The newly-formed company is preparing to deliver a broad suite of integrated e-supply chain solutions to the electric, natural gas distribution, natural gas pipeline and other energy sectors. The website, www.pantellos.com, became operational in January 2001. We expect Pantellos' primary competitors will be online vertical marketplaces, such as Enporion.com and UtilityFrontier.com.



     - IntercontinentalExchange. In July 2000, we, along with five other leading natural gas and power companies, American Electric Power, Aquila Energy, Duke Energy, El Paso Energy and Southern Company, made an equity investment in IntercontinentalExchange, a new, web-based system for trading commodities. The exchange, www.intcx.com, began trading some types of commodities in August 2000 and started trading gas and power in November 2000. We expect the exchange will be open to all commercial market participants. The principal online competitors of IntercontinentalExchange are EnronOnline, HoustonStreet.com and Altra.com in addition to more traditional exchanges, such as NYMEX.



     - GuideStreet. In August 2000, we announced the launch of GuideStreet.com, a Houston-based home services management website, www.guidestreet.com. This co-branded venture, conceived and funded by Reliant Energy, it provides consumers in the Texas market a single information source to help them meet all their basic utilities and home maintenance needs.


COMMUNICATIONS

     We formed our communications business to be a single source, integrated communications provider, offering web hosting and web design, enhanced data services, and local and long distance voice services to business customers within Texas. In November 1999, we began operation as a competitive local exchange carrier offering resold voice and data services to small and mid-sized business customers in Houston. In April 2000, we acquired Insync Internet Services, a business-to-business Internet services provider based in Houston with an additional presence in Austin and remote facilities in Dallas and San Antonio. Our communications business now serves as a facilities-based competitive local exchange carrier and Internet services provider with switching capacity, access to a fiber corridor that surrounds the Houston metropolitan area as well as network operations centers and managed data centers in Houston and Austin. We plan to expand our portfolio of products and services into other significant metropolitan regions of Texas. We currently do not plan to provide communications services to customers outside of the state of Texas. As of September 2000, we provided communications services to approximately 2,600 customers in Texas. The voice and data transmission markets in which we operate are highly competitive. We compete with a broad range of competitors, including the regional local exchange incumbent. As of December 1, 2000, our communications business employed 184 employees located in Houston and Austin.

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

NEW VENTURES

     In August 1998, we formed our New Ventures division to manage our existing new technology investments and to identify and invest in promising new technologies and businesses that relate to our energy services operations. Our strategy is to use our advantaged perspective on our core businesses and markets to invest in early stage companies. Focus areas for investments include distributed generation, clean energy, energy industry software and systems, and broadband infrastructure.


     We make our investments either directly or indirectly as limited partners in venture capital funds. As of September 30, 2000, we have invested approximately $29 million in five venture capital funds with an energy, utility and communications focus and have made commitments to invest an additional $15 million in these funds. As of November 29, 2000, these funds held investments in 43 companies. Excluding our investment in Grande Communications, Inc. discussed below, New Ventures' direct investment portfolio consists of seven companies with a total of $8 million invested as of December 1, 2000.



     In September 2000, we agreed to make a $25 million equity investment in Grande Communications, Inc. Grande Communications is a Texas-based communications company building a deep fiber broadband network that will offer bundled services, including high-speed Internet, all-distance telephone and advanced cable entertainment to homes and businesses. We are also committed, under some specified conditions, to invest a similar amount in a future Grande Communications equity financing. Grande Communications has announced its intention to build a broadband network in Houston. This will be in addition to the Central Texas cities of Austin, San Marcos and San Antonio which are already under development.


     Our competitors include other large electricity, energy services and communications companies with venture capital operations and venture capital and private equity funds. Both we and our competitors are subject to the fluctuations in the private and public capital markets that may seriously impair our ability to participate in attractive opportunities for future investments and/or liquidate investments by private or public market sale.

                                  COMPETITION

WHOLESALE ENERGY BUSINESS SEGMENT

     As of December 1, 2000, we owned and operated 9,231 MW of electric generation assets that serve wholesale energy markets located in the Mid-Atlantic, Southwest and Midcontinent regions of the United States and the states of Florida and Texas. Competitive factors affecting the results of operations of these generation assets include new market entrants, construction by others of more efficient generation assets, the actions of regulatory authorities and weather.

     Other competitors operate power generation projects in the regions where we have invested in electric generation assets. Although local permitting and siting issues often reduce the risk of a rapid growth in supply of generation capacity in any particular region, projects are likely to be built over time which will increase competition and lower the value of some of our electric generation assets.

     The results of operations of our generation assets are also affected by weather conditions in the relevant wholesale energy markets. Extreme seasonal weather conditions typically increase the demand for wholesale energy. Conversely, mild weather conditions typically have the opposite effect. In some regions, especially California, weather conditions associated with hydroelectric generation resources such as rainfall and snowpack can significantly influence market prices for electric power by increasing or decreasing the availability and timing of hydro-based generation which is produced within or imported into the California market.

     There is significant competition for acquisition of international and domestic non-rate regulated power projects. We compete against a number of other participants in the non-utility power generation industry. Competitive factors relevant to the non-utility power industry include financial resources and regulatory factors. Some of our competitors have greater financial resources than we do.

     Our trading, marketing and risk management operations compete with other energy merchants based on the ability to aggregate supplies at competitive prices from different sources and locations and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. These operations also compete against other energy marketers on the basis of their relative financial position and access to credit sources. This competitive factor reflects the tendency of energy customers, wholesale energy suppliers and transporters to seek financial guarantees and other assurances that their energy contracts will be satisfied. As pricing information becomes increasingly available in the energy trading and marketing business and as deregulation in the electricity markets continues to accelerate, we anticipate that our trading, marketing and risk management operations will experience greater competition and downward pressure on per-unit profit margins.

EUROPEAN ENERGY BUSINESS SEGMENT

     The European energy market is highly competitive. In addition, over the next several years, we expect an increasing consolidation of the participants in the European generating market.

     Our European wholesale operations compete in the Netherlands primarily against the three other largest Dutch generating companies, which are NV Elektriciteits -- Produktiemaatschappij Zuid -- Nederland (EPZ), NV Electriciteitsdedrijf Zuid -- Holand (EZH), and NV Elektriciteits -- Produktiemaatschappij Oost-en Noord-Nederland (EPON), various cogenerators of electric power, various alternate sources of power and non-Dutch generators of electric power, primarily from France and Germany. At present, the Dutch electricity system has three operational interconnection points with Germany and two interconnection points with Belgium. There are also a number of projects that are at various stages of development and that may increase the number of interconnections in the future including interconnections with Norway and the United Kingdom. The Belgian interconnections are used to import electricity from France, but a larger portion of Dutch electricity imports comes from Germany. Recent increases in net power imports into the Netherlands were caused primarily by large price differentials between regulated wholesale power in the Netherlands and unregulated wholesale power in Germany.


     In 1999, UNA and the three other largest Dutch generating companies supplied approximately 52% of the electricity consumed in the Netherlands. Smaller Dutch producers supplied about 30% of such consumed electricity, and the remainder was imported. The Dutch wholesale electric market was completely opened to competition on January 1, 2001. Retail competition for large industrial customers began in 1999. The remainder of the market will be open to competition as early as 2003. The timing of these retail market openings is subject to change, however, at the discretion of the Dutch Minister of Economic Affairs.



     Our European trading and marketing operations will also be subject to increasing levels of competition. As of December 29, 2000, there were 32 trading and marketing companies registered with the Amsterdam Power Exchange. Competition among power generators for customers is intense, and we expect competition to increase with the deregulation of the market. The primary elements of competition affecting both the generation and trading and marketing facets of our European energy business are price, credit-support and supply and delivery reliability.


RETAIL ENERGY BUSINESS SEGMENT

     We believe that as retail energy markets are opened to new participants and new services, competition will be intense in the markets where frameworks for deregulation create attractive opportunities for new entrants. We believe our principal competitors in the Houston metropolitan market will be the affiliated retail electric providers of other Texas investor-owned utilities as well as other energy industry participants. Since we will be required to sell electricity to residential and small commercial customers in the Houston market at the price to beat, we will not be able to compete for customers on the basis of price during the near-term. Therefore, we plan to capitalize on the high level of consumer awareness and positive perception of our brand name to retain the customers we will succeed to in the Houston metropolitan area.

     In general, we believe our principal competitor in each market outside of the Houston metropolitan area will be the incumbent utility in that market or its unregulated affiliate. Incumbent utilities may have informational advantages, high name recognition in their traditional service territory and long-established customer relationships.

     In addition to the utilities and their affiliates, we may face competition from a number of other energy service providers, including start-up companies focusing on Internet marketing and online service, other energy industry participants, and possibly other consumer-oriented service providers, any of whom may develop businesses that will compete with us, both in specific markets and nationally. Some of these competitors may be larger and better capitalized than we are.

                                   REGULATION

OVERVIEW

     We are subject to regulation by various federal, state, local and foreign governmental agencies, including the regulations described below.

FEDERAL ENERGY REGULATORY COMMISSION

     Under the Federal Power Act, the Federal Energy Regulatory Commission, or "FERC," has the exclusive rate-making jurisdiction over wholesale sales of electricity and the transmission of electricity in interstate commerce by "public utilities." Public utilities that are subject to the FERC's jurisdiction must file rates with the FERC applicable to their wholesale sales or transmission of electricity. Some of our subsidiaries sell power at wholesale and are public utilities under the Federal Power Act. The FERC has authorized these subsidiaries to sell electricity and related services at wholesale, at market-based rates. In its orders authorizing market-based rates, the FERC also has granted these subsidiaries waivers of many of the accounting, record keeping and reporting requirements that are imposed on public utilities with cost-based rate schedules.

     The FERC's orders accepting the market-based rate schedules filed by our subsidiaries or their predecessors, as is customary with such orders, reserved the right to revoke or limit our market-based rate authority if the FERC subsequently determines that any of our affiliates possess excessive market power. If the FERC were to revoke or limit our market-based rate authority, we would have to file, and obtain the FERC's acceptance of, cost-based rate schedules for all or some of our sales. In addition, the loss of market-based rate authority could subject us to the accounting, record keeping and reporting requirements that the FERC imposes on public utilities with cost-based rate schedules.

     Our trading and marketing operations are subject to the FERC's jurisdiction under both the Natural Gas Act and the Federal Power Act. As a gas marketer, we make sales of natural gas in interstate commerce at wholesale pursuant to a blanket certificate issued by the FERC, but the FERC does not otherwise regulate the rates, terms or conditions of these gas sales. We are also a "public utility" under the Federal Power Act, and our wholesale sales of electricity in interstate commerce are subject to a FERC-filed rate schedule that authorizes us to make sales at negotiated, market-based rates.
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     In authorizing market-based rates for various of our subsidiaries, the FERC has imposed some restrictions on these entities' transactions with Reliant Energy's electric utility division, including a prohibition on the receipt of goods or services on a preferential basis. The FERC also has imposed restrictions on natural gas transactions between us and Reliant Energy's natural gas pipeline subsidiaries to preclude any preferential treatment. Similar restrictions apply to transactions between us and Reliant Energy's electric utility division under Texas utility regulatory laws.

STATE REGULATION

     Texas. The electric utility division of Reliant Energy, our current parent company, is an electric utility company under Texas law. In June 1999, Texas adopted the Texas Electric Choice Plan, which we sometimes refer to in this prospectus as the "Texas electric restructuring law." The Texas electric restructuring law substantially amends the regulatory structure governing electric utilities in Texas in order to allow retail competition beginning with respect to pilot projects for up to 5% of each utility's load in all customer classes in June 2001 and for all other customers on January 1, 2002. While the law calls for the commencement of retail competition beginning on January 1, 2002, it authorizes the Texas Utility Commission to delay the date on which the retail electric market is opened to competition in any power region in Texas if it determines that the region is unable to offer fair competition and reliable service to all retail customer classes on that date. Most of the significant dates in the Texas electric restructuring law, such as the dates on which capacity auctions and price to beat requirements are scheduled to expire, are specified anniversaries of the date on which the retail electric market is opened to competition.


     The Texas electric restructuring law requires electric utilities in Texas to restructure their businesses in order to separate power generation, transmission and distribution, and retail activities into three different units, whether commonly or separately owned. The transmission and distribution business will continue to be subject to cost-of-service rate regulation and will be responsible for the delivery of electricity to retail customers. Power generators will sell electric energy to wholesale purchasers, including retail electric providers, at unregulated rates beginning January 1, 2002. To facilitate a competitive market, each power generator affiliated with a transmission and distribution utility will be required to sell at auction 15% of the output of its installed generating capacity. The first auction will be held prior to September 1, 2001 for power delivered after January 1, 2002. This obligation continues until January 1, 2007, unless before that date the Texas Utility Commission determines that at least 40% of the quantity of electric power consumed in 2000 by residential and small commercial customers in the incumbent utility's service area is being served by retail electric providers not affiliated with the incumbent utility. An affiliated retail electric provider may not purchase capacity sold by its affiliated power generation company in the mandated capacity auction.


     Under the Texas electric restructuring law, on January 1, 2002, all retail customers of investor-owned electric utilities in Texas and of any municipally-owned utility and electric cooperative that opts to open its markets to retail competition will be entitled to purchase its electricity from any of a number of "retail electric providers" which have been certified by the Texas Utility Commission. Retail electric providers will not be permitted to own or operate generation assets and their prices will not be subject to traditional cost-of-service rate regulation. Retail electric providers which are affiliates of, or successors in interest to, electric utilities may compete substantially statewide for these sales, but prices they may charge within the affiliated electric utility's traditional service territory are subject to limitations at the outset of retail competition, as described below. By allowing non-affiliated retail electric providers to provide retail electric service to customers in an electric utility's traditional service territory at any price, including a price below the price to beat, the Texas electric restructuring law encourages competition among retail electric providers. The Texas electric restructuring law requires the

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affiliated retail electric provider to reconcile and credit to the affiliated transmission and distribution utility in early 2004 any positive difference between the price to beat, reduced by a specified delivery charge, and the prevailing market price of electricity unless the Texas Utility Commission determines that, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within the affiliated transmission and distribution utility's traditional service territory as of January 1, 2002 is committed to be served by other retail electric providers. If the 40% test is not met and a payment is required, the amount of the credit will not exceed, but could be up to, $150 per customer multiplied by the number of residential or small commercial customers, as the case may be, served by the affiliated transmission and distribution utility that are buying electricity from the affiliated retail electric provider at the price to beat on January 1, 2004, less the number of new retail electric customers that the affiliated retail electric provider serves in areas of Texas outside of the utility's traditional service area.

     Two of our subsidiaries have filed applications with the Texas Utility Commission to be certified as retail electric providers. Under Reliant Energy's business separation plan, these subsidiaries will be the successor to the retail functions formerly performed by Reliant Energy. As "affiliated retail electric providers" of Reliant Energy, our subsidiaries will become on January 1, 2002, the retail electric provider for all customers of Reliant Energy who do not take action to select another retail electric provider. As of September 30, 2000, Reliant Energy had approximately 1.7 million customers. Effective January 1, 2002, our retail rates charged to former Reliant Energy residential and small commercial customers will be fixed at our price to beat which will be a price equal to 6% less than Reliant Energy's average rates, on a bundled basis, in effect on January 1, 1999, adjusted to take into account a new fuel factor as of December 31, 2001. We have the right to request the Texas Utility Commission to adjust the fuel factor included in our price to beat not more than twice a year if we demonstrate that the existing fuel factor does not adequately reflect significant changes in the market price of natural gas and purchased energy used to serve retail customers. We may not sell electricity at a price other than the price to beat to residential or small commercial customer classes in Reliant Energy's former service territory, the Houston metropolitan area, until January 1, 2005, unless before that date the Texas Utility Commission determines that 40% or more of the amount of electric power that was consumed by the relevant class of customers in 2000 is committed to be served by retail electric providers other than us. In addition, so long as an affiliated retail electric provider continues to provide retail service, the Texas electric restructuring law requires it to make the price to beat available to residential and small commercial customers in the traditional service area of the related incumbent utility through January 1, 2007.

     The price to beat only applies to electric services provided to residential and small commercial customers. Electric services provided to large commercial and industrial customers, whether by the affiliated retail electric provider or a non-affiliated retail electric provider, may be provided at any negotiated price.

     In accordance with provisions of the Texas electric restructuring law, the Texas Utility Commission approved Reliant Energy's business separation plan on December 1, 2000.

     The Texas electric restructuring law requires the Texas Utility Commission to determine procedures and criteria for designating retail electric providers to serve as providers of last resort in areas of the state in which retail competition is in effect. A provider of last resort is required to offer a standard retail electric service package for each class of customers designated by the Texas Utility Commission at a fixed rate approved by the Texas Utility Commission, and is required to provide the service package to any requesting retail customer in the territory for which it is the provider of last resort. The Texas Utility Commission is required to designate the initial providers of last resort by June 1, 2001. In the event that no retail electric provider applies to be the provider of last resort in a given area of the state, the Texas Utility Commission may require a retail electric provider to become the provider of last resort as a condition of receiving
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or maintaining its retail electric provider certificate. In the event that a retail electric provider fails to serve any or all of its customers, the provider of last resort is required to offer that customer the standard retail service package for that customer class with no interruption of service to the customer.

     Other States. All of our existing generation facilities sell power only at wholesale. None of the states in which these facilities are located regulate sales from these facilities under traditional utility cost-of-service regulation. In the PJM market and in California, the independent system operators have imposed price caps that limit the maximum sales prices for wholesale power. In addition, in some states, including California, proposals have been made to re-regulate the provision of wholesale power under traditional cost-of-service regulation. In New Jersey, existing law provides that the relevant regulatory agency may re-impose cost-of-service regulation if the agency concludes that competition is not sufficient. In addition, some states regulate the siting or construction of generation facilities.

SECURITIES AND EXCHANGE COMMISSION -- PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

     Reliant Energy is both a holding company and an electric utility as defined in the Public Utility Holding Company Act of 1935, which we sometimes refer to in this prospectus as the "1935 Act". However, Reliant Energy is exempt from regulation as a holding company under Section 3(a)(2) of the 1935 Act.

     UNA is a foreign utility company exempt from regulation as a "public utility company" under the 1935 Act. The Texas Utility Commission and the state regulatory commissions of Arkansas and Minnesota have imposed limitations on the amount of investments that Reliant Energy or its subsidiaries may invest in foreign utility companies and, in some cases, foreign electric wholesale generating companies. These limitations are based upon Reliant Energy's consolidated net worth, retained earnings, and debt and stockholders' equity, respectively. Subject to some limited exceptions, the 1935 Act also prohibits any public utility from issuing any security for the purpose of financing the acquisition, ownership or operation of a foreign utility company, or assuming any obligation or liability in respect of any security of a foreign utility company.

     Under the Energy Policy Act of 1992, a company engaged exclusively in the business of owning and/or operating facilities used for the generation of electric energy exclusively for sale at wholesale and selling electric energy at wholesale may be exempted from regulation under the 1935 Act as an EWG. Our electric generation facilities have received from the FERC determinations of EWG status. If any of these subsidiaries lose their EWG status, we would have to restructure our organization or, with Reliant Energy and its other subsidiaries, risk being subjected to regulation under the 1935 Act.

     In connection with our separation from Reliant Energy and the distribution of our stock by Reliant Energy, Reliant Energy plans to restructure its remaining businesses and to register as a public utility holding company under the 1935 Act. If Reliant Energy becomes a registered public utility holding company prior to the distribution of our common stock to its shareholders, we will be subject to regulation as a "subsidiary company" under the 1935 Act. As a result, we would be subject to limitations under the 1935 Act related to our acquisition, ownership and operation of energy assets outside of our current business plan and payments of dividends by us and our subsidiaries from unearned surplus. Additionally, we would need to obtain approval under the 1935 Act prior to acquiring the voting securities of any public utility or taking any other actions that would result in affiliation with another public utility. Following the distribution, we would no longer be subject to the provisions of the 1935 Act either as a subsidiary or an affiliate of Reliant Energy.

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THE NETHERLANDS


     In 1998, the Netherlands established a privatization program under the Dutch Electricity Act. Under this legislation, the Dutch electricity market was opened to limited wholesale and retail competition on January 1, 1999. Beginning January 1, 2001, the wholesale market was completely opened to competition. Industrial customers who are end users have been able to select their suppliers since January 1, 1999. The next customer segment, composed primarily of commercial customers, will be liberalized in 2002. The remaining customers, mainly residential, are expected to be able to choose their electric supplier as early as 2003. The timing of these market openings is subject to change, however, at the discretion of the Dutch Minister of Economic Affairs. For information regarding the recent stranded cost legislation in the Netherlands, please read Note 11(f) to our consolidated financial statements.



     UNA, the other large Dutch generating companies and the Dutch distribution companies historically have operated under various agreements that regulate, among other things, the rates UNA could charge for its generation output. Pursuant to these agreements, UNA and other generators sold their generating output to a national production pool operated by a company owned by the generators and, in return, received a standardized remuneration. The remuneration included fuel cost, capital cost and operation and maintenance expenses. UNA also operated under the protocol, which is an agreement under which the Dutch generators agreed to provide capacity, energy and various other services to distributors for a total payment of NLG 3.4 billion ($1.4 billion based on September 30, 2000 exchange rate of 2.50 NLG per U.S. Dollar) over the period 1997 through 2000 plus compensation of actual fuel costs. Effective January 1, 2001, these agreements expired in all material respects.


                                 ENVIRONMENTAL

GENERAL ENVIRONMENTAL ISSUES

     We are subject to a number of federal, state and local requirements relating to:

     - the protection of the environment, and

     - the safety and health of personnel and the public.

     These requirements relate to a broad range of our activities, including:

     - the discharge of pollutants into the air and water,

     - the identification, generation, storage, handling, transportation, disposal, record keeping, labeling, reporting of, and emergency response in connection with, hazardous and toxic materials and wastes, including asbestos, associated with our operations,

     - noise emissions from our facilities, and

     - safety and health standards, practices and procedures that apply to the workplace and to operation of our facilities.

     In order to comply with these requirements, we may need to spend substantial amounts and devote other resources from time to time to:

     - construct or acquire new equipment,

     - acquire permits and/or marketable allowances or other emission credits for facility operations,

     - modify or replace existing and proposed equipment,

     - acquire emissions credits and allowances, and
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

     - clean up or decommission waste disposal areas, fuel storage and management facilities and other locations and facilities, including coal mine refuse piles and generation facilities.

     We anticipate investing up to $550 million in capital and other special project expenditures between 2000 and 2026 for environmental compliance. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose on us civil, administrative and/or criminal liabilities as well as seek to curtail our operations. Under some statutes, private parties could also seek to impose civil fines or liabilities for property damage, personal injury and possibly other costs.


     Air Emissions. Our facilities are subject to the Federal Clean Air Act and many state laws and regulations relating to air pollution. These laws and regulations cover, among other pollutants, those contributing to the formation of ground-level ozone, carbon monoxide, sulfur dioxide, or "SO(2)," and particulate matter. As a general matter, our facilities emit these pollutants at levels within regulatory requirements. Fossil-fired electric utility plants are usually major sources of air pollutants, and are therefore subject to substantial regulation and enforcement oversight by the applicable governmental agencies.



     Pollutants Contributing to Ozone. Substantially all of our facilities burn fossil fuels, primarily coal, oil or natural gas to produce electricity. The combustion of fossil fuels produces nitrogen oxides, or "NO(x)," which can react chemically with organic and other compounds present in the lower portion of the atmosphere to form ozone. Ozone in the lower portion of the atmosphere, or "ground-level ozone," is considered by government health and environmental protection agencies to be a human health hazard, which has prompted both the federal and state governments to adopt stringent air emission requirements for fossil fuel-fired generating stations. These requirements are designed to reduce emissions that contribute to ozone formation, with particular emphasis on NO(x).


     Carbon Dioxide. In November 1998, the United States became a signatory to the Kyoto Protocol to the United Nations Framework Convention on Climate Change. The Kyoto Protocol calls for developed nations to reduce their emissions of greenhouse gases, which are believed to contribute to global climate change. Carbon dioxide, which is a major byproduct of the combustion of fossil fuel, is considered to be a greenhouse gas. The Kyoto Protocol, however, will not become enforceable law in the United States unless and until the U.S. Senate ratifies it. If the U.S. Senate ultimately ratifies the Kyoto Protocol and greenhouse gas emission reduction requirements are implemented, the resulting limitations on power plant carbon dioxide emissions could have a material adverse impact on all fossil fuel-fired facilities, including our facilities.


     Particulates. The U.S. Environmental Protection Agency, or "EPA," issued a new and more stringent national ambient air quality standard, or "NAAQS," in July 1997 for fine particulate matter. Under the time schedule announced by the EPA when the new standard for fine particulates was adopted, geographical areas that were nonattainment areas for the standard were to be designated in 2002, and control measures for significant sources of fine particulate emissions were to be identified in 2005. On May 14, 1999, however, the U.S. Court of Appeals for the District of Columbia Circuit vacated and remanded the fine particulate standard to the EPA for further justification. As a result, there is no presently enforceable standard for fine particulates, and we do not know what impact, if any, future revision to this standard may have on our facilities. If an ambient air quality standard for fine particulates is promulgated, further NO(x) and SO(2) reductions may be required for those of our facilities located in areas where sampling indicates the ambient air does not comply with the final standards that are adopted.



     Solid Wastes. All of our U.S. facilities operate in states that have been authorized to administer the federal Resource Conservation and Recovery Act, or "RCRA," which regulates the management and disposal of hazardous wastes. These states also regulate, through their own state programs, the management and proper disposal of non-hazardous waste and recycled


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materials. We have significantly reduced our overall waste disposal amount through various pollution prevention and waste minimization programs.

     Water Issues. The federal Clean Water Act generally prohibits the discharge of any pollutants, including heat, into any body of surface water, except in compliance with a discharge permit issued by a state environmental regulatory agency or the EPA. All of our facilities that are required to have such permits either have them or have timely applied for extensions of expired permits and are lawfully operating under the prior permit.

     The EPA has issued for public comment proposed rules which would impose uniform, minimum technology requirements on new cooling water intake structures. Similar rules for existing intake structures are expected in the summer of 2001. It is not known at this time what requirements the final rules for existing intake structures will impose and whether our existing intake structures will require modification as a result of such requirements.

     In July 2000, the EPA issued final rules for the implementation of the Total Maximum Daily Load, or "TMDL," program of the Clean Water Act. The goal of the TMDL rules is to establish, over the next 15 years, the maximum amounts of various pollutants that can be discharged into waterways while keeping those waterways in compliance with water quality standards. The establishment of TMDL values may eventually result in more stringent discharge limits in each facility's wastewater discharge permit. Such limits may require our facilities to install additional wastewater treatment, modify operational practices or implement other wastewater control measures. Certain members of Congress have expressed to EPA concern about the TMDL program with respect to such issues as the scientific validity of data used to establish TMDLs as well as the costs to implement the program.

REGIONAL ENVIRONMENTAL ISSUES -- WHOLESALE ENERGY -- MID-ATLANTIC REGION

     Liability for Preexisting Conditions. Under the purchase agreement for the Mid-Atlantic Acquisition, we agreed, with a few exceptions, to:

     - assume liability for, and provide indemnification against, remediation and other consequences of the presence, handling, storage or release of hazardous and toxic materials on any of the sites of our Mid-Atlantic region electric generating stations or at off-site locations to the extent resulting from events on or after November 24, 1999, and any noncompliance by Sithe Energies with environmental requirements, in each case, except as noted, whether arising or relating to events occurring prior to, on or after the date of the acquisition from Sithe Energies, and

     - assume similar indemnification obligations of Sithe Energies owed to the prior owners of the facilities.

We are not currently aware of any environmental condition at any of our Mid-Atlantic region facilities that we expect to have a material adverse effect on our financial position, results of operations or cash flows.


     Nitrogen Oxides. A multistate memorandum of understanding dealing with the control of NO(x) air emissions from major emission sources has been signed by the Ozone Transport Commission states primarily in the Mid-Atlantic and Northeastern states. The memorandum of understanding and underlying state laws establish a regional three-phase plan for reducing NO(x) emissions from electric generating units and large industrial boilers within the Ozone Transport Region, or "OTR." Implementation of Phase 1 was the installation of Reasonably Available Control Technology, or "RACT," no later than May 31, 1995. This was successfully completed. Phase 2


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commenced in 1999 and will continue through 2002. Phase 3 will begin in 2003.
The rules implementing Phase 2 and 3:

     - establish NO(x) budgets, or emissions "caps" during the ozone season of May through September,

     - establish methodology to allocate the allowances to affected sources within the budget, and

     - require an affected source to "account for ozone season NO(x) emissions through the surrender of NO(x) allowances."


The number of NO(x) allowances available to each facility under the annual budget decreases as the program progresses; thus, forcing an overall reduction in NO(x) emissions. We currently have been allocated sufficient NO(x) allowances to meet the Phase 2 emission reduction targets. During Phase 3, we will receive fewer allowances under a reduced NO(x) budget. We currently anticipate capital expenditures of approximately $64 million between 2001 and 2003 to meet the Phase 3 budget levels for our wholly owned Mid-Atlantic facilities. We also anticipate that the consortium of owners of the Conemaugh and Keystone stations will elect to install additional NO(x) controls on one or more of the boilers at these stations during the next few years to maintain compliance with these facilities' budget allocations. We will be responsible for the cost of any capital expenditures at Conemaugh and Keystone in proportion to our ownership percentage through a NO(x) cap and trade system, similar to that described below for SO(2). We may purchase NO(x) allowances in addition to those that are allocated to our facilities in order to minimize the total cost of compliance. We also believe that recent installations of additional boiler operational control systems at our Keystone and Conemaugh stations and future installations at the Portland and Shawville stations will further enhance our ability to control NO(x) emissions.


     Pennsylvania and New Jersey state regulations implement both the Phase 2 and 3 emission reductions through a NO(x) cap and trade system, similar to that described below for SO(2). Under regulatory systems of this type, we may purchase NO(x) allowances from other sources in the area in addition to those that are allocated to our facilities, instead of installing NO(x) emission control systems at our facilities. Depending on the market conditions, the purchase of extra allowances for a portion of our NO(x) budget requirements may minimize the total cost of compliance. Our current NO(x) compliance strategy relies primarily on emission reduction projects, but does incorporate some allowance purchases for a small fraction of our expected NO(x) allowance requirements.

     Separate and apart from the requirements described above, the EPA has initiated several regulatory and enforcement efforts that are intended to impose limitations on major NO(x) sources located in the eastern United States and the Midwest in order to reduce the formation and regional transport of ozone. Such regulatory efforts include the EPA's "Section 126 rule" and the "NO(x) SIP Call," both of which would establish a federal NO(x) emissions cap-and-trade program that would apply to some existing utilities and large industrial sources located in 12 states whose emissions the EPA has determined contribute to air quality problems in "downwind" states (generally in the northeast corner of the United States). The Pennsylvania regulations in 25 PA, Chapter 145 and New Jersey regulations under N.J.A.C. 7:27-31 will satisfy the NO(x) emission goals specified in those regulatory efforts.

     The EPA also has been conducting a nationwide enforcement investigation regarding the historical compliance of coal-fueled electric generating stations with various permitting requirements of the Clean Air Act. Specifically, the EPA and the U.S. Department of Justice have recently initiated formal enforcement actions and enforcement litigation against several other utility companies that operate coal-fueled utility stations, alleging that these companies modified their plants (sometimes more than 20 years ago) without proper preconstruction permit authority. The Conemaugh station responded to a formal information request by the EPA in June
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1998 related to this EPA enforcement initiative. Subsequently, the Shawville and
Keystone stations responded to similar, but more detailed, requests. The EPA has not filed an enforcement action or initiated litigation against us at this time. Nevertheless, such litigation, if pursued successfully by the EPA against any of these three stations, could result in the imposition of substantial penalties and could accelerate the timing of emission reduction expenditures currently contemplated for the facilities. If fines and penalties connected to such litigation are imposed on our facilities, affiliates of GPU, Inc. will be responsible for such fines and penalties but GPU, Inc. will not be responsible for emission reduction expenditures necessary to correct any historical non-compliance.


     Sulfur Dioxide. The Clean Air Act acid rain provisions require substantial reductions in SO(2), emissions. Implementation of the acid rain provisions is achieved through a total cap on SO(2) emissions from affected units and an allocation of marketable SO(2) allowances to each affected unit. Operators of electric generating units that emit SO(2) in excess of their allocations can buy additional allowances from other affected sources. We currently project the number of SO(2) allowances allocated to our Mid-Atlantic units will be less than projected SO(2) emissions through 2026. Whether we will have an excess or deficit of SO(2) allowances for any given year will depend, in part, on the capacity utilization of each of the units. We currently intend to comply with acid rain SO(2) requirements by purchasing additional allowances to make up any deficit from our allowance allocation. However, depending on the extent of any allowance deficits, the price and the availability of allowances and other regulatory factors, we will consider changing to low-sulfur coal or other emission control technologies to maintain compliance.

     A number of our coal-fired stations have also had to address concerns raised by the state and federal environmental agencies regarding impacts on the ambient air quality caused by the facility's SO(2) emissions, and specifically impacts on modeled compliance with the NAAQS for SO(2).

     The Keystone, Conemaugh and Seward stations are located in the proximity of the Chestnut and Laurel Ridges. To address concerns expressed by the EPA and the Pennsylvania Department of Environmental Protection, or "PaDEP," about the ambient air quality for SO(2) in this area, a prior owner of those stations conducted air quality modeling studies for these three stations to assess compliance with the NAAQS for SO(2). Based on these studies, more stringent SO(2) emission limits were placed on these three stations, and the stations currently comply with these limits. Based on similar SO(2) NAAQS modeling studies for the Portland, Warren and Shawville stations, the PaDEP imposed more stringent SO(2) emissions limits at the Warren station. The results of the studies show that the Portland and Shawville stations do not require revised SO(2) emission limits to demonstrate attainment of the SO(2) NAAQS. Finally, the results of a similar SO(2) NAAQS modeling study for the Titus station suggest that SO(2) emissions reductions or increased vent gas dispersion may be necessary to maintain modeled NAAQS compliance. Final resolution of the Titus SO(2) modeling study could result in the construction of a new emissions stack to increase vent gas dispersion within the next two or three years, which may cost an estimated $5 million to $7 million.

     Visibility Impairment Rules. The EPA has promulgated regulations relating to reduction in the impairment of visibility resulting from man-made pollution. The primary target of these regulations would be SO(2), NO(x) and hydrogen chloride air emissions from stationary sources. The regulations have been challenged in court, and the ultimate impact of these regulations on our facilities is uncertain. Even under the existing regulations, there would be no impact on our facilities until 2012 and beyond.

     Mercury. The EPA is currently considering whether it will regulate steam electric generating plants under Title III of the Clean Air Act, which addresses emissions of hazardous air pollutants from specific industrial categories. Power plants are a source of mercury air emissions. If the EPA decides to regulate the electric power industry under Title III of the Clean Air Act, it will likely

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establish emission control standards for mercury, as well as, potentially, other hazardous air pollutants. The standards likely would not be imposed on affected sources until 2010 or later. The applicable control level is uncertain, as is the cost of these potential future rules.

     Asbestos and Lead-based Paint. Many of our facilities are more than 40 years old, and as a result contain significant amounts of asbestos insulation, other asbestos containing materials, as well as lead-based paint. Existing state and federal rules require the proper management and disposal of these potentially toxic materials. We have developed a management plan that includes proper maintenance of existing non-friable asbestos installations, and removal and abatement of asbestos containing materials where necessary because of maintenance, repairs, replacement or damage to the asbestos itself. We have planned for the proper management, abatement and disposal of asbestos and lead-based paint at our facilities in our financial planning.


     Clean Water Act. The PaDEP is currently evaluating the existing thermal load on the stream that receives the Shawville cooling water discharge. This evaluation may result in a reduced temperature limit in the wastewater discharge permit for the Shawville cooling water discharge. If the temperature limit is reduced, we may be required to construct a cooling tower to comply with the terms of the wastewater discharge permit.


     Solid Wastes. Several of our facilities are subject to regulations in Pennsylvania governing ash disposal sites. These regulations require, among other things, the development of a groundwater assessment plan if groundwater monitoring indicates degradation of water quality. A groundwater assessment must evaluate the cause and determine the need for abatement measures. Groundwater assessments have been developed for several of our ash disposal sites. Specifically, the Titus station ash disposal site was upgraded in 1991 and meets many of the Pennsylvania lined facility requirements. Nevertheless, groundwater degradation has been identified at that site. In 1996, an abatement plan was filed with the PaDEP in conjunction with the Titus ash disposal site repermitting application. The plan states that any contaminated groundwater will be appropriately abated until the landfill is closed, which is expected to occur in 2008 or 2009, and, prior to the projected landfill closure, procedures will be implemented to evaluate the groundwater condition at the site and determine if additional remediation is required. Similarly, the Portland station ash disposal site requires significant modifications under a state permit issued in December 1998 that requires a synthetic liner and a leachate collection and treatment system. These modifications are nearing completion. In general, we expect to develop and expand existing ash disposal sites as well as close other ash disposal sites at various facilities during the lives of those facilities. These activities may include various remedial activities to address actual or threatened impacts on groundwater from prior disposal activities or other technical construction requirements imposed by the applicable regulatory agency.

     Other residual waste compliance requirements in Pennsylvania apply to waste water treatment processes including the use of storage impoundments, which eventually will also require groundwater monitoring systems, and potential assessments of the impact, if any, on groundwater. Groundwater abatement may be necessary at locations where pollution problems are identified. The removal of all the residual waste, sometimes called clean closure, has been completed at some of our impoundments to eliminate the need for future monitoring and abatement requirements. Wastewater storage impoundments must implement groundwater monitoring plans. The PaDEP has approved the monitoring plans for the Keystone and Conemaugh stations. Implementation of those plans has begun. The plans for the Shawville, Titus and Portland stations are awaiting PaDEP approval.


     Hazardous Substances/Site Remediation. Under federal environmental monitoring requirements, an affiliate of GPU, Inc., as prior owner of our Seward Station, reported to the PaDEP that contaminants from coal mine refuse piles were identified in stormwater runoff at the property where the station is situated. That affiliate of GPU, Inc. signed a modified consent order, effective

December 1996, and an amendment, in December 1998, that established a schedule for submitting a plan for long-term remediation, based on future operating scenarios. We estimate that the remediation on the Seward station property will range from $6 million to $10 million. These amounts have been included in the financial projections and anticipated environmental expenditures for the Seward station. We base this cost estimate on continuing discussions with the PaDEP about the method of remediation, the extent of remediation required and available cleanup technologies. Under the acquisition agreements by which Sithe Energies purchased our facilities from affiliates of GPU, Inc., a GPU, Inc. affiliate has agreed to retain responsibility for up to $6 million of environmental liabilities arising as a result of or in connection with the investigation or remediation of hazardous substances disposed, released or stored prior to November 24, 1999 in connection with the coal refuse site at the Seward station. We will be responsible for any amounts in excess of that $6 million. In August 2000 we signed a modified consent order which committed us to begin the remediation work by September 2000 and to complete it no later than November 2004.


     We are generally responsible for the liabilities associated with site contamination at our facilities, with the exception of the first $6 million to remediate the coal mine refuse pile at the Seward station and all costs associated with the remediation of asbestos contamination identified at an office building. An affiliate of GPU, Inc. retained liabilities associated with the disposal of hazardous substances to off-site locations prior to November 24, 1999. In that regard, the presence of hazardous substances at the generating facilities could expose us to potential liabilities associated with the cleanup of contaminated soil and groundwater under federal or state "Superfund" statutes. Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or "CERCLA" or "Superfund," owners and operators of facilities from which there has been a release or threatened release of hazardous substances, together with those who have transported or arranged for the disposal of those substances, are liable for:

     - the costs of responding to that release or threatened release, and

     - the restoration of natural resources damaged by any such release.

The liability imposed by the statute is both strict and, under almost all circumstances, joint and several. Any such liabilities could have a material adverse effect on us. We are not aware of any liabilities that we are responsible for under CERCLA that would have a material adverse effect on us, our financial position, results of operation or cash flows.


     We are also responsible for remediation costs under the New Jersey Industrial Site Recovery Act, or "ISRA," relating to our facilities located in New Jersey. Under ISRA, owners and operators of industrial properties are responsible for performing all necessary remediation at the facility prior to closing, or undertaking actions that ensure that the property will be remediated after the closing. In connection with the acquisition of our Mid-Atlantic region facilities from Sithe Energies, Inc., we have agreed to take responsibility for any costs under ISRA relating to the New Jersey properties, which include the Gilbert, Sayreville, Glen Gardner and Werner stations. We estimate that the costs to fulfill our obligations under ISRA will be approximately $5 to $10 million. However, these remedial activities are still in the early investigative stage. Following further investigation the scope of the necessary remedial work could increase, and we could, as a result, incur significantly greater costs.


REGIONAL ENVIRONMENTAL ISSUES -- WHOLESALE ENERGY -- SOUTHWEST REGION


     We currently operate approximately 4,045 MW of natural gas-fired generation facilities in California and Nevada. Additional generation capacity of 563 MW is under construction in Arizona. The California units are required to meet the strict emission standards prescribed in the South Coast Air Quality Management District and Ventura County. Our Etiwanda generating facility operates under the RECLAIM emission allowance system, which reduces the allowable amount of NO(x) emissions by reducing the available emission allowances or credits allocated to each source annually by about 8 percent per year through 2003. Emission allowance prices have reached record levels during the summer of 2000; however, we now believe that we have acquired or been allocated sufficient NO(x) allowances to operate our Etiwanda facility and that the associated cost will not have a material impact. We have added emission reduction equipment at our Coolwater station, and are pursuing additional NO(x) reductions at our Etiwanda generating station to improve profitability of these facilities.

     In order to further assist in meeting peak power supply shortfalls in the California market, we entered into an agreement with Ventura County Air Pollution Control District to install NO(x) emission reduction equipment on a peaking combustion turbine at the Mandalay generating station in Ventura County. This agreement will allow an increase in the unit's fuel allowance while engineering and construction of NO(x) emission control equipment is performed. Project costs are estimated to range from $2.1 million to $5.8 million. An emission mitigation fee of $4,000 per hour of operation above the current fuel allowance will be assessed until NO(x) controls are installed by July 2001, and will go to reduce emissions via replacement of diesel engines in the county. The Santa Barbara County Air Pollution Control District has agreed to allow the Ellwood station to operate above the current 200 hour limit, but not beyond the current permit limit on fuel use if the Cal ISO advises us of an "Imminent Stage 3" energy advisory.

     In July 2000, the Ormond Beach station received a notice of violation from the Ventura County Air Pollution District for operation in excess of permit limits during a power supply emergency. We believe the operation was authorized under equipment malfunction notification provisions, and are pursuing resolution with the agency. However, if not favorably resolved, the notice of violation could result in penalties. The cost associated with such a penalty, if any, is not expected to be material.

     The asset purchase agreements under which we acquired our California generating facilities contain a provision that makes the prior owner of those plants responsible for costs associated with environmental contamination that is discovered on the sites of the purchased assets within 15 years after the purchase and can be shown to have resulted from activities of the prior owner.

REGIONAL ENVIRONMENTAL ISSUES -- WHOLESALE ENERGY -- MIDCONTINENT REGION


     We currently operate 255 MW of natural gas-fired capacity at Shelby County, Illinois. In addition, 962 MW of capacity is under construction in Aurora, Illinois and Shelby County, Illinois. All permits necessary for the construction and/or operation of these units have been obtained or have been timely applied for, with receipt expected prior to start-up.


REGIONAL ENVIRONMENTAL ISSUES -- WHOLESALE ENERGY -- FLORIDA

     The Indian River plant, located in Brevard County, Florida, is subject to an ordinance that limits the use of emission allowances allocated as part of Title IV of the Federal Clean Air Act to those allocated to sources within the county. While it is not believed that this requirement would withstand a legal challenge, we elected not to pursue litigation at this time. The full allocation of allowances was purchased from the Orlando Utilities Commission as part of the acquisition of the Indian River plant, and our fuel purchase and utilization strategy is such that the acquired allowances should be adequate for operation this plant for the foreseeable future.

     The Indian River plant discharges wastewater to percolation ponds which in turn, discharge to groundwater. Elevated levels of vanadium and sodium have been detected in groundwater monitoring wells. A noncompliance letter has been received from the Florida Department of Environmental Protection. A study to evaluate the cause of the elevated constituents will be undertaken. At this time, if remediation is required, the cost, if any, is not anticipated to be material.

     We are actively involved in the remediation of two wastewater ponds at the Indian River plant. These ponds historically received station wash water that contained small amounts of polychlorinated biphenyl, or "PCBs," from a ruptured station transformer. The remediation of the ponds is regulated under the federal Toxic Substances Control Act, or "TSCA." We expect the total cost of the cleanup will be approximately $500,000.

REGIONAL ENVIRONMENTAL ISSUES -- EUROPEAN ENERGY -- UNA


     We currently own and operate 3,476 MW of generation facilities located in the Netherlands. In 1999, approximately 56% of UNA's generation output was natural gas-fired, 20% was blast furnace gas-fired, 24% was coal-fired and less than 1% was oil-fired.


     Although currently the Dutch environmental laws are among the most stringent in Europe, the Dutch environmental policy is becoming more closely harmonized with European directives. The Dutch federal environmental laws are for the most part defined in the Wet milieubeheer, the Wet verontreiniging oppervlaktewater and the Wet op de waterhuishouding. These Acts generally provide the framework for further definition by Royal Resolutions, ministerial Resolutions and other directives. Each plant needs an environmental permit. According to the size of the plant, the licensing authority may be the Province or the Municipality. The licensing authority for the water pollution Act is the Directorate General for Public Works and Water Management. The Dutch law permits so-called Convenanten. These are contractual agreements between the federal government and a sector of industry, and are used to define environmental targets for the long term. The environmental laws also address public safety.

     UNA facilities hold all necessary authorizations and approvals for their operation.

     The European Union, of which the Netherlands is a member, adopted the Kyoto Protocol as the goal for greenhouse gas emission targets. Please read
"-- General Environmental Issues -- Carbon Dioxide" for further discussion of the protocol. UNA, through innovative use of "green fuels" and efficiency improvements, expects to meet its portion of the target reductions.

     UNA facilities are in compliance with applicable Dutch NO(x) emission standards through the year 2000. Discussions are currently ongoing between the government and the electric utility industry sector. While no outcome can be predicted, we currently believe that a market based trading system will be implemented in the 2002 time frame and that ultimately NO(x) emission reductions will be required from our generating facilities.

     As in the United States, generating facilities in the Netherlands are subject to requirements to properly handle and abate asbestos. UNA has embarked upon a remediation program to identify areas of its facilities that contain asbestos and a detailed program for these facilities has been developed. The results of the evaluation indicate that reductions in overall operation and maintenance costs will occur if remediation is completed. It is currently anticipated that this program may require expenditures of up to $20 million over the next five years.

                                   EMPLOYEES


     As of January 1, 2001, we employed approximately 4,100 people. Of these employees, approximately 1,600 are covered by collective bargaining agreements. The collective bargaining agreements expire on various dates between April 2001 and May 2002. We have never experienced a work stoppage, strike or labor dispute. We consider relations with our employees to be good.


                                   PROPERTIES

     Our corporate offices currently occupy approximately 500,000 square feet of leased office space in Houston, Texas, which lease expires in 2003, subject to renewal options.

     In addition to our corporate office space, we lease or own various real property and facilities relating to our generation assets and development activities. Our principal generation facilities are generally described under the descriptions of our regional asset portfolios elsewhere in this prospectus. We believe we have satisfactory title to our facilities in accordance with standards generally accepted in the electric power industry, subject to exceptions which, in our opinion, would not have a material adverse effect on the use or value of the facilities.

                               LEGAL PROCEEDINGS

     We are currently involved in various litigation matters in the ordinary course of our business. Following price volatility in the California wholesale electricity markets during the summer of 2000 and price levels that were higher than prices during the summer of 1999, both the California Public Utility Commission and the FERC, among other agencies, initiated investigations into the operation of the wholesale markets and the causes of the price volatility. Additionally, a number of complaints have been filed at the FERC, which has jurisdiction over wholesale markets and prices, naming as respondents all sellers in the California wholesale market, which would include several of our subsidiaries. On December 15, 2000, as part of its investigation, the FERC issued an order directing remedies for California wholesale electricity markets. The December 15 order was issued after written and public comments were submitted to the FERC in response to a preliminary order proposing remedies for California's wholesale electricity markets issued on November 1, 2000. In the December 15 order, the FERC imposed a two-year refund condition on sales made at market-based rates into the Cal PX or to the Cal ISO. The FERC also adopted a $150/MW breakpoint for market clearing prices in the markets operated by the Cal PX and the Cal ISO. Sellers bidding in these markets at or below the breakpoint would receive the market clearing price during the applicable hour. Sellers bidding above the breakpoint would receive their actual bid prices, if their bids are accepted, but would be required to submit data respecting their bids for review by the FERC. For bid prices above the breakpoint, unless the FERC issues written notification to a seller that its transaction is still under review, refund potential on a transaction will end after 60 days. The $150/MW breakpoint is intended to be replaced with a real time price mitigation program to be developed and in place by May 1, 2001. The FERC also concluded in the December 15 order that there was not sufficient evidence in the record to find that particular sellers have exercised market power or have violated FERC-approved market rules. The December 15 order did not order any refunds of amounts previously charged, although it did adopt the prospective refund condition mentioned above.

     In addition, Reliant Energy has been named as one of a number of defendants in a class action lawsuit filed against a number of companies that own generation plants in California and other unnamed sellers of electricity in California markets. Under the terms of the master separation agreement, we have agreed to indemnify Reliant Energy for any damages arising under this lawsuit and may elect to defend this suit at our own expense. Our domestic trading and marketing subsidiary has been named as one of multiple defendants in another class action lawsuit against marketers and other unnamed sellers of electricity in California markets. Both of these lawsuits were filed in the Superior Court of the State of California, San Diego County in November 2000 and allege violations by the defendants of state antitrust laws and state laws against unfair and unlawful business practices. The first lawsuit alleges aggregate damages of over $4 billion. The second lawsuit alleges damages in excess of $1 billion. In addition to injunctive relief, the plaintiffs in these lawsuits seek treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of electricity during all or portions of 2000, costs of suit and attorneys' fees. A petition to remove each case to Federal District Court in San Diego was filed in December 2000. These lawsuits have only recently been filed. Therefore, the ultimate outcome of the lawsuits cannot be predicted with any degree of certainty at this time. However, we do not believe, based on our analysis to date of the claims asserted in these suits and the underlying facts, that the resolution of these suits will have a material adverse effect on our financial condition, results of operations or cash flows.

     We are not currently involved in any other litigation or proceedings that we expect, either individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations and cash flows.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information regarding our executive officers and directors:


NAME                                    AGE                  POSITION
----                                    ---                  --------
R. Steve Letbetter....................  52    Chairman, President and Chief
                                                Executive Officer
Robert W. Harvey......................  45    Executive Vice President and Group
                                                President, Emerging Businesses
Stephen W. Naeve......................  53    Executive Vice President and Chief
                                                Financial Officer
Joe Bob Perkins.......................  40    Executive Vice President and Group
                                                President, Wholesale Businesses
Hugh Rice Kelly.......................  57    Senior Vice President, General Counsel
                                                and Corporate Secretary
Mary P. Ricciardello..................  45    Senior Vice President and Chief
                                                Accounting Officer
James A. Baker, III(1)................  70    Director
Linnet F. Deily(1)....................  55    Director
L. Lowry Mays(1)......................  65    Director
Philip B. Miller(1)...................  62    Director


---------------

(1) Expected to be elected as a director at our first regularly scheduled board meeting following the offering.

     R. STEVE LETBETTER is our Chairman, President and Chief Executive Officer. Mr. Letbetter also serves as Chairman, President and Chief Executive Officer of Reliant Energy. He has been Chairman of Reliant Energy since January 2000, President since June 1997 and Chief Executive Officer since June 1999. He has served since 1978 in various positions as an executive officer of Reliant Energy and its corporate predecessors. Mr. Letbetter has been a director of Reliant Energy since 1995 and also serves on the Chase Texas Regional Advisory Board. Mr. Letbetter will resign as President and Chief Executive Officer of Reliant Energy at the time of the distribution of our common stock held by Reliant Energy to its shareholders, but will continue to serve as non-executive Chairman of Reliant Energy until 2004, subject to his re-election in 2001 as a director by shareholders to a new three-year term and annually as Chairman by the board.

     ROBERT W. HARVEY is our Executive Vice President and Group President, Emerging Businesses. Mr. Harvey has also served as Vice Chairman of Reliant Energy since June 1999. From 1982 to 1999, Mr. Harvey was employed with the Houston office of McKinsey & Co., Inc. He was a director (senior partner) and was the leader of the firm's North American electric power and natural gas practice. Mr. Harvey will resign as Vice Chairman of Reliant Energy at the time of the distribution.

     STEPHEN W. NAEVE is our Executive Vice President and Chief Financial Officer. He has also served as Vice Chairman of Reliant Energy since June 1999 and as Chief Financial Officer of

Reliant Energy since 1997. From 1997 to 1999, Mr. Naeve held the position of Executive Vice President and Chief Financial Officer of Reliant Energy. He has served in various executive officer capacities with Reliant Energy since 1988, including Vice President -- Strategic Planning and Administration between 1993 and 1996. Mr. Naeve will resign as Vice Chairman and Chief Financial Officer of Reliant Energy at the time of the distribution.

     JOE BOB PERKINS is our Executive Vice President and Group President, Wholesale Businesses. He served as President and Chief Operating Officer, Reliant Energy Wholesale Group and as President and Chief Operating Officer, Reliant Energy Power Generation, Inc. since 1998. In 1998, Mr. Perkins served as President and Chief Operating Officer of Reliant Energy Power Generation Group. Between 1996 and 1998, he served as Vice President -- Corporate Planning and Development.

     HUGH RICE KELLY is our Senior Vice President, General Counsel and Secretary. He has also served as Executive Vice President, General Counsel and Corporate Secretary of Reliant Energy since 1997. Between 1984 and 1997, he served as Senior Vice President, General Counsel and Corporate Secretary of Reliant Energy. Mr. Kelly will resign as an officer of Reliant Energy at the time of the distribution.

     MARY P. RICCIARDELLO is our Senior Vice President and Chief Accounting Officer. She has also served as Senior Vice President and Chief Accounting Officer of Reliant Energy since June 1999 and as Vice President and Comptroller since 1996. She has served in various executive officer capacities with Reliant Energy since 1993. Ms. Ricciardello will resign as an officer of Reliant Energy at the time of the distribution.

     JAMES A. BAKER, III has been a director of Reliant Energy since 1996. Mr. Baker will serve as one of our directors and a director of Reliant Energy until the time of the distribution, at which time he plans to resign from the Board of Reliant Energy. Mr. Baker is currently a senior partner in the law firm of Baker Botts L.L.P. in Houston, Texas, Senior Counselor to The Carlyle Group, a merchant banking firm in Washington D.C., and a director of Electronic Data Systems Corporation. He served as the U.S. Secretary of State from January 1989 through August 1992 and as White House Chief of Staff and Senior Counselor to President Bush from August 1992 to January 1993. From 1985 to 1988, Mr. Baker was the U.S. Secretary of the Treasury and Chairman of the President's Economic Policy Council in the administration of President Reagan, having previously served as President Reagan's White House Chief of Staff from 1981 to 1985 and as President Ford's Under Secretary of Commerce in 1975.

     LINNET F. DEILY has been a director of Reliant Energy since 1993. Ms. Deily will serve as one of our directors and a director of Reliant Energy until the time of the distribution, at which time she plans to resign from the Board of Reliant Energy. Ms. Deily is Vice Chairman, Office of the President of the Charles Schwab Corporation in San Francisco, California. She is also a member of the firm's Executive Committee. Prior to October 2000, Ms. Deily served as Vice Chairman and President of the Schwab Retail Group. She previously served as Chairman, Chief Executive Officer and President of First Interstate Bank of Texas, N.A. until April 1996, having been Chairman since 1992, Chief Executive Officer since 1991 and President since 1988.


     L. LOWRY MAYS currently serves as Chairman and Chief Executive Officer of Clear Channel Communications, Inc. Mr. Mays will serve as one of our directors. Clear Channel Communications, headquartered in San Antonio, Texas, is a global diversified media company with radio and television stations, outdoor displays and entertainment venues in 40 countries around the world. Mr. Mays co-founded Clear Channel Communications in 1972 and has served as its Chairman and Chief Executive Officer since then. He is also a director of NBC Internet, Inc.



     PHILIP B. MILLER currently serves as the Chairman of the Saks Fifth Avenue group of Saks Incorporated and as a director of Saks Incorporated. Mr. Miller will serve as one of our directors. Mr. Miller served as Chairman and Chief Executive Officer of the Saks Fifth Avenue group between September 1998 and January 2000. Mr. Miller served as Chairman and Chief Executive Officer of Saks Holdings, Inc. (the holding company for Saks & Company, a wholly owned subsidiary that did business as Saks Fifth Avenue, or "SFA") between March 1996 and September 1998. He joined SFA in 1990. Mr. Miller also serves on the Board of Directors of Kenneth Cole Productions, Inc.


                        BOARD STRUCTURE AND COMPENSATION


     Beginning the day that Reliant Energy ceases to own at least a majority of our common stock, our directors will be divided into three classes serving staggered three-year terms. At each annual meeting, directors will be elected to succeed the class of directors whose terms have expired. Our classified board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in majority of the members of the board of directors.


     Our directors who are also our employees will receive no extra pay for serving as directors or committee members. Compensation for each non-employee director will consist of an annual retainer fee of $30,000, a fee of $1,200 for each board and committee meeting attended and 1,000 shares of our common stock annually. Directors may defer all or part of their annual retainer fees and meeting fees under our deferred compensation plan. Directors participating in this plan are entitled to receive distributions at age 70 or upon leaving the board of directors, whichever is later. The deferred compensation plan currently provides for accrual of interest on deferred director compensation at a rate equal to the average annual yield on the Moody's Long-Term Corporate Bond Index plus two percentage points.


     Our non-employee directors currently participate in a director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer in effect the year the director terminates service. Benefits under this plan commence the January following the later of the director's termination of service or attainment of age 65, for a period equal to the number of full years of service of the director. Non-employee directors are also eligible to receive nonqualified stock options under our long-term incentive plan, subject to any terms, conditions and limitations determined by the board.



     Non-employee directors currently participate in our executive life insurance plan described below under "-- Executive Life Insurance Plan." This plan provides split-dollar life insurance with a death benefit equal to six times the director's annual retainer with coverage continuing after termination of service as a director. The plan also permits us to provide for a tax reimbursement payment to make the directors whole for any imputed income recognized with respect to the term portion of the annual insurance premiums. Upon death, we will receive the balance of the insurance proceeds payable in excess of the specified death benefit. The plan is designed so that the proceeds we receive are expected to be at least sufficient to cover our cumulative outlays to pay premiums and the after-tax cost to us of the tax reimbursement payments.


                                BOARD COMMITTEES

     Our board is expected to have the following standing committees:

     - The audit committee. This committee will oversee our accounting and internal control matters. This committee will also recommend to the board of directors the selection of the firm of independent public accountants to audit our financial statements and will review and approve the plan and scope of the independent public accountants' audit and non-audit services and related fees. Each member of the audit committee will be "independent" as determined in accordance with the rules of the New York Stock Exchange.

     - The compensation committee. This committee will oversee compensation and benefits for our senior officers, including salary, bonus and incentive awards. This committee will also review human resource programs and monitor and, in certain cases, administer employee benefit plans. We expect that all of the members of the compensation committee will be independent directors.


     - The governance committee. This committee will recommend the number of directors to comprise the board, evaluate directors whose terms are expiring, evaluate and recommend potential candidates for election to the board, review non-employee director compensation and board processes and policies and other corporate governance issues. We expect that a majority of the members of the governance committee will be independent directors.


     Our board will designate the members of each committee after our independent directors are elected to the board. We expect this election will take place at the first regularly scheduled board meeting following this offering. Our board may establish other committees from time to time to facilitate the management of our business and affairs.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our stock is currently owned by Reliant Energy and thus none of our officers or directors owns any of our common stock.


     The following table sets forth information as of December 31, 2000 with respect to the beneficial ownership of Reliant Energy common stock by each director and executive officer, and all of our directors and executive officers as a group. Except as otherwise indicated in the footnotes, each individual has sole voting and investment power with respect to the shares set forth in the following table. Each director and officer and the directors and officers as a group beneficially own less than 1% of Reliant Energy's common stock.



                                                                           SHARES INDIVIDUALS
                                                               SHARES        HAVE RIGHTS TO
                                                            BENEFICIALLY   ACQUIRE WITHIN 60
NAME OF BENEFICIAL OWNER                                      OWNED(1)          DAYS(2)
------------------------                                    ------------   ------------------
James A. Baker, III.......................................       4,000                --
Linnet F. Deily...........................................       5,000(3)             --
Robert W. Harvey..........................................     107,391(4)         98,333
Hugh Rice Kelly...........................................     191,818(4)        116,980
R. Steve Letbetter........................................     415,558(4)        335,775
L. Lowry Mays.............................................          --                --
Philip B. Miller..........................................       3,000                --
Stephen W. Naeve..........................................     189,450(4)        147,940
Joe Bob Perkins...........................................     122,765(4)        113,041
Mary P. Ricciardello......................................      80,851(4)         61,335
All directors, proposed directors and executive officers
  as a group..............................................   1,116,833           873,404


---------------

(1) Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2) Shares indicated are included in the Shares Beneficially Owned column.

(3) Shares are jointly owned with spouse.

(4) Includes shares held under the Reliant Energy savings plan, for which the officer has sole voting power (subject to such power being exercised by the plan's trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

                       COMPENSATION OF EXECUTIVE OFFICERS


     The following table shows the aggregate compensation paid to our chief executive officer and our four other most highly compensated executive officers by Reliant Energy or its subsidiaries during 2000.



                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                         --------------------
                                                                           AWARDS
                                             ANNUAL COMPENSATION         ----------   PAYOUTS
                                       -------------------------------   SECURITIES   -------
                                                          OTHER ANNUAL   UNDERLYING    LTIP      ALL OTHER
                                       SALARY    BONUS    COMPENSATION    OPTIONS     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION            ($)(1)    ($)(1)       ($)           ($)       ($)(2)       ($)(3)
---------------------------            -------   ------   ------------   ----------   -------   ------------
R. Steve Letbetter,..................  913,750     --          393        400,000     213,166      93,531
  Chairman, President and Chief
  Executive Officer(4)
Robert W. Harvey,....................  537,500     --          613        175,000          --      85,582
  Executive Vice President and Group
  President, Emerging Businesses(5)
Stephen W. Naeve,....................  537,500     --           81        175,000     102,489      53,323
  Executive Vice President and Chief
  Financial Officer
Joe Bob Perkins,.....................  447,500     --           82        130,000      65,257      43,461
  Executive Vice President and Group
  President, Wholesale Businesses
Hugh Rice Kelly,.....................  412,500     --        1,135         80,000     134,970      63,674
  Senior Vice President, General
  Counsel and Corporate Secretary


---------------


(1) The amounts shown include salary earned as well as amounts earned but deferred. The bonus amounts payable for the year 2000 are not known as of the date of this prospectus and therefore have been omitted from the table.



(2) Amounts shown represent the dollar value of the Reliant Energy common stock paid out in 2000 based on the achievement of performance goals for the performance cycle ending in 1999, plus dividend equivalent accruals during the performance period.



(3) Amounts include (a) non-discretionary matching contributions to Reliant Energy's savings plan and accruals under Reliant Energy's savings restoration plan for contributions as follows: Mr. Letbetter: $41,912; Mr.
    Harvey: $34,426; Mr. Naeve: $41,951; Mr. Perkins: $27,974; Mr. Kelly:
    $30,926; (b) the term portion of the premiums paid by Reliant Energy under split-dollar life insurance policies purchased in connection with Reliant Energy's executive life insurance plan, as follows: Mr. Letbetter: $599; Mr.
    Harvey: $935; Mr. Naeve: $123; Mr. Perkins: $125; Mr. Kelly: $1,730; (c)
    accrued interest on deferred compensation that exceeds 120% of the applicable federal long-term rate as follows: Mr. Letbetter; $51,020; Mr.
    Harvey: $221; Mr. Naeve: $11,249; Mr. Perkins: $15,362; Mr. Kelly: $31,018.
    These amounts do not include the discretionary matching contributions for 2000 under Reliant Energy's savings plan or savings restoration plan, which have not been determined as of the date of this prospectus.


(4) Mr. Letbetter was elected as President and Chief Executive Officer as of June 1, 1999 and as Chairman as of January 1, 2000. Effective April 1, 2000, Mr. Letbetter's annual salary was increased to $935,000.


(5) Reliant Energy also loaned Mr. Harvey $250,000 in connection with his initial employment. The loan bears interest at a rate of 8% and is to be forgiven in annual installments through May 31, 2004 so long as Mr. Harvey remains employed by us as of each relevant anniversary of his employment date.

                     GRANTS OF RELIANT ENERGY STOCK OPTIONS


     The following table shows all grants of options to acquire shares of Reliant Energy common stock to the executive officers named in the summary compensation table above in the year ended December 31, 2000. Unless exercised before the distribution of our remaining common stock, the options to purchase Reliant Energy common stock reflected below will be converted into options to purchase our common stock and Reliant Energy common stock. Please read
"-- Adjustment of Outstanding Reliant Energy Options and Performance Shares" below.



                               SECURITIES   % OF 2000
                               UNDERLYING   EMPLOYEE     EXERCISE/BASE                 GRANT DATE
                                OPTIONS      OPTION     PURCHASE PRICE    EXPIRATION     PRESENT
NAME                           GRANTED(1)    GRANTS     PER SHARE($)(2)      DATE      VALUE($)(3)
----                           ----------   ---------   ---------------   ----------   -----------
R. Steve Letbetter...........   400,000       6.84%          20.50        2/24/2010     2,028,120
Robert W. Harvey.............   175,000       2.99%          20.50        2/24/2010       887,303
Stephen W. Naeve.............   175,000       2.99%          20.50        2/24/2010       887,303
Joe Bob Perkins..............   130,000       2.22%          20.50        2/24/2010       659,139
Hugh Rice Kelly..............    80,000       1.37%          20.50        2/24/2010       405,624


---------------

(1) Options vest in one-third increments per year from the date of grant, so long as the officer remains our employee. All options would immediately vest upon a change in control as defined in the Reliant Energy long-term incentive compensation plan. The offering and the distribution are not deemed to be a change in control under the plan.

(2) Each exercise price or base purchase price is equal to the fair market value of Reliant Energy common stock as of each applicable grant date.

(3) Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of the underlying common stock at a future date. The following table indicates our significant assumptions:


                                                                  DISCOUNT FOR
                                                                FORFEITURE RISK:
                                                              --------------------
                 RISK-FREE RATE OF    DIVIDEND                BEFORE      BEFORE
    VOLATILITY        RETURN         OPPORTUNITY     TERM     VESTING   EXPIRATION
    ----------   -----------------   -----------     ----     -------   ----------
     24.00%            6.57%         $1.50/share   10 years    None        None



     The following table shows the number and value of exercisable and unexercisable options held by the named executive officers as of December 31, 2000.



                   2000 YEAR END RELIANT ENERGY OPTION VALUES



                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                              OPTIONS AT                 DECEMBER 31, 2000
                                           DECEMBER 31, 2000                  ($)(2)
                                      ---------------------------   ---------------------------
NAME(1)                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                               -----------   -------------   -----------   -------------
R. Steve Letbetter..................    202,442        620,001       3,670,676     12,935,673
Robert W. Harvey....................     40,000        255,000         550,002      5,130,482
Stephen W. Naeve....................     89,607        271,668       1,594,808      5,627,899
Joe Bob Perkins.....................     69,708        213,334       1,176,795      4,389,085
Hugh Rice Kelly.....................     90,314        140,001       1,720,299      2,865,024


---------------

(1) None of the named officers exercised any options in 2000.



(2) Based on the average of the high and low sales prices of Reliant Energy's common stock on the New York Stock Exchange Composite Tape, as reported in The Wall Street Journal for December 31, 2000.


      OUTSTANDING PERFORMANCE SHARES -- RELIANT ENERGY LONG-TERM INCENTIVE
                               COMPENSATION PLAN

     Under the Reliant Energy long-term incentive compensation plan, officers have received awards of performance shares based on financial objectives measurable over a three-year performance cycle. The financial objectives for the cycle shown below are growth in earnings per share, total shareholder return and cash return on capitalization. Payout levels under the plan are calculated by determining the percentage of achievement of each goal. For each performance goal there are three possible levels of achievement: threshold (for a payout of 50%), target (for a payout of 100%) or maximum (for a payout of 150%). Achievement levels between threshold, target and maximum result in payout levels that are adjusted proportionately. The payout to the officer is generally made based on the weighting for each goal assigned by Reliant Energy's board or compensation committee.


     The following table shows awards made in 2000 under the Reliant Energy long-term incentive compensation plan to the named executive officers. Awards outstanding as of the distribution will be treated as described in "-- Adjustment of Outstanding Reliant Energy Options and Performance Shares" below.



  RELIANT ENERGY LONG-TERM INCENTIVE COMPENSATION PLAN -- AWARDS IN 2000(1)(2)



                                                                ESTIMATED FUTURE PAYOUTS UNDER
                                                                  NON-STOCK PRICE-BASED PLANS
                                                               ---------------------------------
                                                PERFORMANCE    THRESHOLD    TARGET      MAXIMUM
                                     NUMBER     PERIOD UNTIL   NUMBER OF   NUMBER OF    NUMBER
NAME                                OF SHARES      PAYOUT       SHARES      SHARES     OF SHARES
----                                ---------   ------------   ---------   ---------   ---------
R. Steve Letbetter................   23,206      12/31/2002     11,603      23,206      34,809
Robert W. Harvey..................   11,375      12/31/2002      5,688      11,375      17,063
Stephen W. Naeve..................   11,375      12/31/2002      5,688      11,375      17,063
Joe Bob Perkins...................    7,611      12/31/2002      3,806       7,611      11,417
Hugh Rice Kelly...................    6,949      12/31/2002      3,475       6,949      10,424


---------------

(1) If a change in control of Reliant Energy occurs, such amounts will be paid in cash at the maximum level, without regard to the achievement of performance goals.

(2) Does not reflect dividend equivalent accruals during the performance period.

    ADJUSTMENT OF OUTSTANDING RELIANT ENERGY OPTIONS AND PERFORMANCE SHARES

     Each individual who is actively employed by us as of the date of the distribution and, on that date, holds unexercised and unexpired options to purchase Reliant Energy common stock, which we sometimes refer to as a "Reliant Energy Stock Option," will have his or her options, subject to specific country tax and legal requirements, converted into options to acquire both Reliant Energy common stock and our common stock. In general, to the extent an individual who is actively employed by us holds Reliant Energy Stock Options that qualify as incentive stock options, as defined in the Internal Revenue Code, or "Code," the options such individual will be issued to purchase our stock are also intended to be incentive stock options; provided, however, that in order for incentive stock options to remain qualified and retain their tax benefits under the Code, the adjustment formulas described below may be required to be altered. To the extent an individual holds nonqualified Reliant Energy Stock Options, the options that individual will be issued to purchase our common stock will also be nonqualified.

     The number of shares subject to each adjusted Reliant Energy Stock Option will remain the same, but the exercise price of the stock option will be adjusted to compensate for the decrease in the stock price resulting from the distribution. The number of shares subject to each of our stock options will equal the number of shares subject to each Reliant Energy Stock Option multiplied by a conversion factor, which is the factor used to determine the number of shares of our common stock that each Reliant Energy shareholder will receive in the distribution. The exercise price per share of each such adjusted Reliant Energy Stock Option and option to acquire our common stock will be determined in a manner such that, immediately following the distribution, the difference between the exercise price of each option and the fair market value of the shares underlying each option equals, in the aggregate, the difference between the exercise price of each original Reliant Energy Stock Option and the fair market value per share of Reliant

Energy common stock immediately prior to the date of distribution based on the average trading prices of our common stock and Reliant Energy's common stock for the five trading days immediately before the date of the distribution. Employment with our company will be treated as employment with Reliant Energy for purposes of the adjusted Reliant Energy Options, and employment with Reliant Energy will be treated as employment with us for purposes of the converted options to purchase our common stock. Other than the adjustments described above, all other terms and conditions of such options (including, but not limited to, the vesting schedule) will remain in place following the distribution. Converted options to purchase our common stock will be issued pursuant to a separate transition option plan recently adopted for this purpose. We have reserved 9,100,000 shares for issuance under this plan.

     Outstanding performance shares (or bookkeeping units representing such shares) under Reliant Energy's long-term incentive compensation plan will vest for the performance cycle ending December 31, 2000 according to the terms and conditions of the plan. Assuming the distribution occurs during the calendar year 2001, the compensation committee will determine as of the date of the distribution the level at which the performance objectives are expected to have been achieved through the end of the performance cycle ending December 31, 2001 and vest the outstanding performance shares as of the date of the distribution as though such performance objectives were achieved at that level. In addition, as of the distribution, the compensation committee will convert outstanding performance shares (or bookkeeping units representing such shares) for the performance cycle ending December 31, 2002 to a number of time-based restricted shares of Reliant Energy's common stock equal to the number of performance shares that would have vested if the performance objectives for the performance cycle were achieved at the maximum level. Such time-based restricted shares will vest if the participant holding such shares remains employed with Reliant Energy or with us through December 31, 2002. On the date of the distribution, holders of such time-based restricted shares will receive shares of our common stock (or bookkeeping units representing such shares) in the same manner as other holders of Reliant Energy common stock, but the shares of our common stock will be subject to the same time-based vesting schedule and the other terms and conditions of the applicable plan under which they were granted. Thus, following the distribution, employees who held performance shares under the Reliant Energy long-term incentive compensation plan for the performance cycle ending December 31, 2002 will hold time-based restricted shares of Reliant Energy's common stock and time-based restricted shares of our common stock (or bookkeeping units representing such shares) which will vest following continuous employment through December 31, 2002.

     On the date of the distribution, holders of then outstanding time-based restricted shares (or bookkeeping units representing such shares) under Reliant Energy's incentive plans will retain such shares and will receive shares of our common stock (or bookkeeping units representing such shares) in the same manner as other holders of Reliant Energy common stock, each subject to the same time-based vesting schedule and the other terms and conditions as provided in the applicable plans under which such shares were granted.

                                INCENTIVE PLANS

     We intend to provide the annual and long-term incentive plans described below. These plans will be administered by our board of directors or our compensation committee. The following are descriptions of the material provisions of the plans.

ANNUAL INCENTIVE COMPENSATION PLAN


     Our annual incentive compensation plan, which we sometimes refer to as the "AICP," is intended to encourage a high level of corporate performance through the establishment of corporate and individual goals. The compensation committee determines the terms and conditions of awards, designates the recipients and administers the plan. It may, however, delegate many of its administrative duties to our chief executive officer or other senior officers. Generally, awards are based on a percentage of base salary paid to the participant during the plan year. All or part of an award may be subject to conditions established by the committee, which may include continuous service, achievement of specific individual and/or business objectives and other measures of performance.


     A performance goal may be based on one or more business criteria that apply to the individual, one or more of our business units, or our company as a whole. Performance goals will be based on one or more of the following financial factors: earnings per share; earnings per share growth; total shareholder return; economic value added; cash return on capitalization; increased revenue; revenue ratios (per employee or per customer); net income; stock price; return on equity; return on assets; return on capital; return on capital compared to cost of capital; return on capital employed; return on invested capital; shareholder value; net cash flow; operating income; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; cash flow; cash flow from operations; cost reductions; cost ratios (per employee or per customer); proceeds from dispositions; project completion time and budget goals; net cash flow before financing activities; customer growth and total market value. Goals may also be based on performance relative to a peer group of companies.


     The AICP may be amended, modified, suspended or terminated by our board in order to address changes in legal requirements or for other purposes permitted by law.

     Awards under the AICP are intended to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) generally disallows deductions for compensation in excess of $1 million for some executive officers unless it meets the requirements for being performance-based. The AICP contains provisions consistent with these requirements. These provisions include a limitation that no participant may be granted a performance award that would result in payment of more than $3.5 million per plan year.

LONG-TERM INCENTIVE PLAN


     We have also adopted a long-term incentive plan. Its objectives are to attract, retain and provide incentives that are aligned with our stockholders' interests to employees, nonemployee directors and independent contractors.


     Employee awards may be in the form of options to purchase our common stock, stock appreciation rights, restricted or unrestricted grants of our common stock or units denominated in our common stock or any other property or grants denominated in cash. The vesting of such grants may be made subject to the attainment of one or more performance goals. Awards to employees and awards to independent contractors generally are treated the same under the plan, and the discussion of employee awards herein applies, except as noted, equally to independent contractor awards. For information concerning awards to nonemployee directors, please read "-- Board Structure and Compensation."

     We have reserved 16,000,000 shares of common stock for purposes of the plan, subject to adjustment as described below. No more than 2,000,000 shares of common stock will be available for incentive stock options. Shares subject to awards that are forfeited or terminated, exchanged for awards that do not involve common stock or expire unexercised, or are settled in cash in lieu of common stock, or otherwise such that the shares covered thereby are not issued, again become available for awards.

     Except in the case of nonemployee director awards, which will be granted and administered by the board of directors, the compensation committee will determine the type or types of awards made under the plan and will designate the recipients of such awards. Employee awards may be granted singly, in combination or in tandem. Employee awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the plan or any other employee plan of our company or any of our subsidiaries, including any acquired entity. An employee award may provide for the grant or issuance of additional, replacement or alternative employee awards upon the occurrence of specified events, including the exercise of the original employee award. At the discretion of the compensation committee, an employee may be offered an election to substitute an employee award for another employee award or employee awards of the same or different type. All or part of an employee award may be subject to conditions established by the compensation committee, which may include, but are not limited to, continuous service with us and our affiliates, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Upon the termination of employment by an employee, any unexercised, deferred, unvested or unpaid employee awards will be treated as set forth in the applicable award agreement.


     A stock option granted pursuant to the plan may consist of either an incentive stock option that complies with the requirements of Section 422 of the Code or a nonqualified stock option that does not comply with such requirements. Independent contractor awards may not include incentive stock options. Generally, stock options must have an exercise price per share that is not less than the "fair market value" (as defined in the plan) of the common stock on the date of grant; provided, however, that fair market value in the case of any award made in connection with the offering means the price per share of common stock as set forth on the cover page of this prospectus. The compensation committee may, in its discretion, make grants of non-qualified stock options with an exercise price per share that is less than the fair market value of the common stock on the date of grant with respect to no more than 1,000,000 shares of common stock.


     In general, the options expected to be granted in connection with the offering will have an exercise price equal to the initial public offering price and will have a ten-year term. They generally will become exercisable in annual, one-third increments over the three-year period following the offering as long as the optionee remains in our continuous employment. Upon a termination of employment for any reason other than death, disability or for cause, as defined in the applicable award agreement, an outstanding stock option will remain exercisable, to the extent exercisable as of the date of termination, for a period of one year following the date of termination (or until the expiration of the option term, if earlier). Options will cease to be exercisable upon a termination for cause. The options will become fully exercisable upon the optionee's termination of employment due to death or disability, and will remain fully exercisable for one year following the date of such termination or, if earlier, the expiration of the term of the option.


     The exercise price of any stock option must be paid in full at the time the stock option is exercised in cash or, if permitted by the compensation committee and elected by the participant, by means of tendering common stock or surrendering another award (including restricted stock). At the discretion of the compensation committee, an award that is a stock option or stock appreciation right may be settled by a cash payment equal to the difference between the fair market value per share of common stock on the date of exercise and the exercise price of the award, multiplied by the number of shares with respect to which the award is exercised.


     A stock appreciation right may be granted under the plan to the holder of a stock option with respect to all or a portion of the shares of common stock subject to such stock option or may be granted separately.

     Stock awards consist of restricted and unrestricted grants of common stock or units denominated in common stock. Rights to dividends or dividend equivalents may be extended to and made part of any stock award in the discretion of the compensation committee. The compensation committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and dividend equivalents for stock awards.

     Cash awards consist of grants denominated in cash. The terms, conditions and limitations applicable to any cash awards will be determined by the compensation committee.


     Performance awards consist of grants made to an employee subject to the attainment of one or more performance goals. A performance award will be paid, vested or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the compensation committee. A performance goal may be based upon one or more business criteria that apply to the employee, one or more of our business units or our company as a whole, and may include any of the following: earnings per share, earnings per share growth, total shareholder return, economic value added, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions, cost ratios (per employee or per customer), proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, customer growth and total market value. Goals may also be based on performance relative to a peer group of companies.



     In general, the performance awards expected to be granted in connection with the offering will consist of shares of common stock, the vesting of which is subject to the achievement of certain performance goals, as specified by the compensation committee, over a three-year performance cycle. At the time of the offering, the grant of a performance award will be implemented by credit to our bookkeeping accounts. These shares will vest and be issued at the end of the three-year performance cycle according to the degree to which the established performance goals are achieved, as follows:



     - a threshold level of achievement will result in the vesting of 50% of the performance shares,



     - a target level of achievement will result in the vesting of 100% of the shares, and



     - a maximum level of achievement will result in the vesting of 150% of the shares.



     At the discretion of the compensation committee, additional payments may also be made to performance award recipients in an amount equivalent to any dividend payable with respect to performance shares granted to the recipient but not yet vested The performance awards will be canceled upon any termination of employment that occurs during the first year of the performance cycle. After completion of the first year of the performance cycle, an employee whose employment is terminated due to death, disability, or retirement will be issued, as soon as possible after such termination, his performance shares available upon the achievement of the target performance level, but prorated according to the portion of the performance cycle during which he was employed.


     The plan provides that the following limitations will apply to any employee awards, but not to any independent contractor awards, made thereunder:

     - no participant may be granted, during any calendar year, employee awards consisting of stock options or stock appreciation rights that are exercisable for or relate to more than 1,500,000 shares of common stock,

     - no participant may be granted, during any calendar year, stock awards covering or relating to more than 500,000 shares of common stock, and

     - no participant may be granted awards of cash or any other form permitted under the plan, other than employee awards consisting of stock options, stock appreciation rights or stock awards, in respect of any calendar year having a value determined on the date of grant in excess of $3,500,000.


     Performance awards under the long-term incentive plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. As noted above, Section 162(m) generally disallows deductions for compensation in excess of $1 million for some executive officers unless it meets the requirements for being performance-based. The plan contains provisions consistent with these requirements.



     Award agreements with respect to awards granted under the plan are expected to provide that in the event of a "change in control" (as defined in the award agreement), awards that were not previously vested or exercisable will become fully vested and exercisable and generally remain exercisable for the remainder of their term.



     Except to the extent such discretion would cause a performance award that is intended under Section 162(m) of the Code to cease to qualify as performance-based compensation thereunder, the compensation committee may, in its discretion, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any award granted under the plan or waive any restriction or other provision of the plan, insofar as it relates to employee awards, in any manner that is either:


     - not adverse to the employee holding such award, or

     - consented to by such employee.

The compensation committee may delegate to the chief executive officer and other senior officers its duties under the plan. The compensation committee also may engage or authorize the engagement of third-party administrators to carry out administrative functions under the plan.

     The plan provides for adjustments to the terms of outstanding grants and the shares reserved for future grants in the event of subdivisions or combinations of our common stock or stock dividends or stock splits. It also provides for adjustments to be determined by the compensation committee in the event of consolidations or mergers of our company with another corporation or entity, recapitalizations of our company or distributions to holders of our common stock of securities or property other than normal cash dividends or stock dividends.

     Our board of directors may amend, modify, suspend or terminate the plan for the purpose of addressing changes in legal requirements or for other purposes permitted by law.

       LONG-TERM INCENTIVE PLAN -- AWARDS IN CONNECTION WITH THE OFFERING


     Effective upon and subject to completion of the offering, we anticipate making the following grants of stock options to the named executive officers as shown in the following table. Such options will vest in annual, one-third increments over a three-year period commencing on the date of the offering. The exercise price will be equal to the price per share of common stock as set forth on the cover page of this prospectus.



                                                                             % OF
                                                              SECURITIES   EMPLOYEE
                                                              UNDERLYING   INITIAL
                                                               OPTIONS      OPTION
NAME                                                           GRANTED      GRANTS
----                                                          ----------   --------
R. Steve Letbetter..........................................    850,000     10.16%
Robert W. Harvey............................................    420,000      5.02%
Stephen W. Naeve............................................    420,000      5.02%
Joe Bob Perkins.............................................    350,000      4.18%
Hugh Rice Kelly.............................................    160,000      1.91%
All others..................................................     77,980       .93%
                                                              ---------     -----
         Total..............................................  2,277,980     27.22%
                                                              =========     =====



     Effective upon and subject to completion of the offering, we anticipate making the following grants of performance shares to the named executive officers as shown in the following table. Depending on the company's achievement of specified performance goals, such awards will vest at the end of a three-year performance cycle commencing on the date of the offering.



                                                                                % OF EMPLOYEE
                                                                                   INITIAL
                                                             PERFORMANCE         PERFORMANCE
NAME                                                       SHARE GRANT(1)       SHARE GRANTS
----                                                       --------------       -------------
R. Steve Letbetter......................................       120,000              26.53%
Robert W. Harvey........................................        60,000              13.26%
Stephen W. Naeve........................................        60,000              13.26%
Joe Bob Perkins.........................................        50,000              11.05%
Hugh Rice Kelly.........................................        25,000               5.53%
All others..............................................        11,200               2.48%
                                                               -------              -----
         Total..........................................       326,200              72.11%
                                                               =======              =====


---------------

(1) The number of shares shown represents the "target" level of the award. Depending on performance, the number of shares vested at the end of the three-year performance cycle may be less or more than the number of shares shown, up to a maximum of 150% of the number of shares shown as the target level of the award.

                          EMPLOYEE STOCK PURCHASE PLAN


     We have also adopted an employee stock purchase plan, which we sometimes refer to as the "stock purchase plan." The purpose of the stock purchase plan is to encourage and assist our employees in acquiring an equity interest in our company through the purchase of shares of our common stock. It is intended to comply with Section 423 of the Code. A total of 3,000,000 shares of common stock (subject to anti-dilution adjustments) have been reserved for issuance under the stock purchase plan.



     Under the stock purchase plan, employees may purchase shares of common stock through payroll deductions made over "purchase periods" generally six months in duration at a price per share equal to 85% of the lesser of the fair market value per share on the first trading day of the purchase period or the last trading day of the purchase period. The initial purchase period will be the period beginning on the date of the offering and ending December 31, 2001 (or such other date as the plan administrator determines), and the fair market value of a share of common stock on the first day of the initial purchase period will be the price per share of common stock as set forth on the cover page of this prospectus. A participant may elect to make contributions each pay period up to a specified percentage of salary or subject to other limitations established under the plan, and contributions are further subject to the limitation that the value of the shares acquired by a participant in any year may not exceed $25,000, valued on the first day of the relevant purchase period. The shares to be issued pursuant to the stock purchase plan may be authorized but unissued shares or previously issued shares that have been reacquired and are held by us.



     Our board of directors may generally amend or terminate the stock purchase plan at any time, provided that approval of our stockholders must be obtained for any amendment if required under Section 423 of the Code. Section 423 of the Code currently requires stockholder approval of a plan amendment that would change the number of shares subject to the plan or change the class of employees eligible to participate in the plan.



                           PENSION AND SAVINGS PLANS



     Effective as of the date of the offering, Reliant Energy will amend its tax-qualified defined benefit retirement plan to provide that our employees will no longer participate in that plan, and that our employees will be fully vested in their cash balance accounts. An enhanced benefit to some of our employees who have attained age 42 with five years of vesting service on December 31, 2000 will be provided. The enhanced benefit will increase the cash balance account of an eligible employee.


     Under Reliant Energy's retirement plan, the named executive officers have the following accrued benefit, expressed as a present value, as of December 31, 2000:


     - Mr. Letbetter, $3,871,873,



     - Mr. Harvey, $40,694,



     - Mr. Naeve, $2,196,714,



     - Mr. Perkins, $143,408, and



     - Mr. Kelly, $2,328,465.



The amount for Mr. Kelly includes an additional ten years of service credit under a supplemental pension arrangement. In addition, Mr. Harvey's cash balance account will be credited with an additional credit of $481,000 (equivalent to 10 years of service credit) if he remains employed until May 31, 2003. The named executive officers eligible for the enhanced benefit and the additional cash balance account amounts resulting from that benefit are:



     - Mr. Letbetter, $7,762,000,



     - Mr. Naeve, $3,341,850,



     - Mr. Kelly, $1,858,926.



These pension enhancements will be provided primarily under Reliant Energy's nonqualified benefit restoration plan.


     We have not established and do not currently expect to establish a defined benefit pension plan, except for pension plans required to be continued for certain employees covered by collective bargaining agreements.


     Effective as of the date of the offering, Reliant Energy will amend its tax-qualified savings plan to fully vest our employees in their accounts under such plan. In addition, effective as of the offering, Reliant Energy's tax-qualified savings plan will provide to our employees the employer-matching and discretionary employer contributions described below, and we will be responsible for participating employer contributions in the Reliant Energy plan. Effective as of the date of the distribution, we will establish a separate savings plan for the benefit of our employees. Our savings plan will provide a 100% match on employee contributions of up to 6% of each employee's eligible compensation. Our savings plan will also contain a discretionary employer contribution feature, that may pay out based on a range of zero to 3% of our employees' eligible compensation, with a target of 1.5% and/or a discretionary employer contribution on a payroll basis. Matching contributions and employer contributions, if any, will be fully vested when made.


     Effective as of the offering, we will adopt as a participating employer the Reliant Energy savings restoration plan, which is a nonqualified deferred compensation plan that provides benefits in excess of the limits imposed on tax-qualified plans to a select group of management and highly compensated individuals.

                            EXECUTIVE BENEFITS PLAN

     Reliant Energy maintains a frozen executive benefits plan that provides certain salary continuation, disability and death benefits to certain key officers of ours and certain of our subsidiaries. Mr. Letbetter, Mr. Naeve, Mr. Perkins and Mr. Kelly participate in this plan pursuant to individual agreements that generally provide for:

     - a salary continuation benefit of 100% of the officer's current salary for 12 months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and

     - if the officer retires after attainment of age 65, an annual postretirement death benefit of 50% of the officer's preretirement annual salary payable for six years.

Effective at the time of the offering, we will adopt the executive benefits plan for the benefit of our employees who currently have a frozen benefit under the plan.

                         EXECUTIVE LIFE INSURANCE PLAN


     We have an executive life insurance plan providing a death benefit for officers, including the named executive officers and members of our board of directors. The death benefit coverage varies but in each case is based on coverage (either single life or second to die) that is available for the same amount of premium that could purchase coverage equal to four times current salary for Mr. Letbetter and two times current salary for each of the other named executive officers. The plan also provides that we may make payments to the covered individuals to compensate for tax consequences of imputed income that they must recognize for federal income tax purposes based on the term portion of the annual premiums. If a covered executive retires at age 65 or at an earlier age under circumstances approved by our board of directors, rights under the plan vest so that coverage is continued based on the same death benefit in effect at the time of retirement. Upon death, we will receive the balance of the insurance proceeds payable in excess of the specified death benefit, which is expected to be at least sufficient to cover our cumulative outlays to pay premiums and the after-tax cost to us of the tax reimbursement payments. There is no arrangement or understanding under which any covered individuals will receive or be allocated any interest in any cash surrender value under the policy. Reliant Energy maintained a similar plan on the covered individuals identified above and funded the benefits under such plan with split dollar life insurance policies which will be transferred to us to be held under our executive life insurance plan.


                              RETIREE MEDICAL PLAN

     We will make available certain post-retirement medical insurance benefits to our retired employees through a group insurance arrangement. The insurance premiums for post-retirement coverage are paid entirely by retirees who elect coverage under our plan.

                          DEFERRED COMPENSATION PLANS


     Since 1985 Reliant Energy has maintained deferred compensation plans that permit eligible participants to elect each year to defer a percentage (prior to December 1993 up to 25% or 40%, depending on age, and beginning in December 1993, 100%) of that year's salary and up to 100% of that year's annual bonus. Effective at the time of the offering, we will adopt Reliant Energy's deferred compensation plans for the benefit of those participants who become employed with us and, except as described in the following sentence, will assume the undistributed liabilities of those participants who are employed with us, and Reliant Energy will retain the liabilities associated with inactive participants and those participants who remain with Reliant Energy. Our employees were given the right to consent to an amendment to Reliant Energy's deferred compensation plans that treats employment with us as employment with a participating employer under such plans. If such consent is withheld by any of our employees, then certain of these deferred amounts will be distributed and Reliant Energy shall incur the liability for such payments.


     Our current deferred compensation plan allows eligible executives to defer salary and annual bonuses payable under the AICP. In general, employees who attain the age of 60 during employment and participate in our deferred compensation plan may elect to have their deferred compensation amounts repaid in:

     - fifteen equal annual installments commencing at the later of age 65 or termination of employment, or

     - a lump-sum distribution following termination of employment.

Interest generally accrues on deferrals at a rate equal to the average Moody's Long-Term Corporate Bond Index plus two percent, determined annually until termination when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Fixed rates of 19% to 24% were established for deferrals made under Reliant Energy's plan in 1985 through 1988, as a result of then-higher prevailing rates and other factors. Current accruals of the above-market portion of the interest on deferred compensation amounts under Reliant Energy's plan are included in the "All Other Compensation" column of the Summary Compensation Table.

         OUR RELATIONSHIP WITH RELIANT ENERGY AND RELATED TRANSACTIONS

     Historically, Reliant Energy, Incorporated or its subsidiaries have provided various services to us, including financial and tax accounting, human resources, cash management and treasury support, purchasing, legal, information technology system support, regulatory support, insurance brokering and office management. In addition, we currently use Reliant Energy systems to support some of our operations, including legal, accounting and treasury, human resources, payroll and wide-area computer networks. The costs of services and other general corporate expenses that were provided to us by centralized Reliant Energy organizations have been directly charged or allocated to us using methods we believe are reasonable. Amounts charged and allocated to us for these services and expenses were $11 million during 1999 and $28 million for the first nine months of 2000. In addition, we have entered into office rental agreements with Reliant Energy. We incurred $1.2 million of rent expense to Reliant Energy during 1999 and $3 million during the first nine months of 2000. These increases are due to our expanded operations.

     We also purchase natural gas and transportation services from, supply natural gas to, and provide marketing and risk management services to, Reliant Energy and some of its subsidiaries. Purchases of transportation services and natural gas from Reliant Energy and its subsidiaries were $200 million in 1999 and $177 million in the first nine months of 2000. Our sales and services to Reliant Energy and its subsidiaries totaled $330 million during 1999 and $425 million during the first nine months of 2000.


     A number of the transactions between us and Reliant Energy or its subsidiaries, some of which relate to specific negotiated financing transactions, are evidenced by notes payable to or receivable from Reliant Energy or its subsidiaries. These payables and other borrowings generally bear interest at market rates. We had $1.3 billion total net accounts and notes payable to Reliant Energy and its subsidiaries as of December 31, 1999 and $2.4 billion as of September 30, 2000. Net interest expense related to these net borrowings/receivables was $8 million for the year ended December 31, 1999 and $122 million for the first nine months of 2000. In the master separation agreement, Reliant Energy has agreed to convert into a capital contribution any unpaid indebtedness owed by us or our subsidiaries to Reliant Energy or its subsidiaries immediately prior to the closing of this offering. Please read "Use of Proceeds."


     Reliant Energy or its subsidiaries made capital contributions to us of $236 million during 1999 and $1.1 billion during the first nine months of 2000. During 1999, we made a distribution of $170 million to a subsidiary of Reliant Energy.


     We had an investment in a financing subsidiary of Reliant Energy of $108 million as of September 30, 2000. The financing subsidiary was liquidated on December 29, 2000. As a result of the liquidation, we had $142 million of a note payable owed to the financing subsidiary cancelled.


     In connection with Reliant Energy's initial employment in June 1999 of Mr. Harvey, our Executive Vice President and Group President, Emerging Businesses, Reliant Energy loaned Mr. Harvey $250,000. The loan bears interest at a rate of 8% per annum and is to be forgiven in annual installment through May 31, 2004 so long as Mr. Harvey remains employed by us as of each relevant anniversary of his employment date. As of September 30, 2000, the outstanding original balance of the loan was $200,000.

     For purposes of governing ongoing relationships between us and Reliant Energy, we will enter into, or continue, various agreements and relationships, including those described in this prospectus under "Texas Genco Option" and "Agreements Between Us and Reliant Energy." These agreements were negotiated in the context of our separation from Reliant Energy and therefore are not the result of arm's-length negotiations between independent parties.

                               TEXAS GENCO OPTION

                                     OPTION


     As a part of Reliant Energy's business separation plan, it will convey the generating assets of its electric utility division to Texas Genco. The conveyance will be a part of the proposed restructuring of Reliant Energy's businesses under a new holding company. When we refer to Texas Genco in this prospectus, we are referring to Texas Genco after the conveyance and to Reliant Energy's electric utility generation prior to conveyance. Reliant Energy has agreed in the Texas Genco option agreement to either issue and sell in an initial public offering or to distribute to its shareholders 19% of the common stock of Texas Genco by June 30, 2002.



     Pursuant to the Texas Genco option agreement, Reliant Energy has granted us an option to purchase all of the shares of capital stock of Texas Genco that will be owned by Reliant Energy after the initial public offering or distribution of the 19% interest. The Texas Genco option may be exercised between January 10, 2004 and January 24, 2004. The per share exercise price under the option will be:


     - the average daily closing price on a national exchange for publicly held shares of common stock of Texas Genco for the 30 consecutive trading days with the highest average closing price during the 120 trading days immediately preceding January 10, 2004, plus

     - a control premium, up to a maximum of 10%, to the extent a control premium is included in the valuation determination made by the Texas Utility Commission relating to the market value of Texas Genco's common stock equity.

The exercise price formula is based upon the generation asset valuation methodology in the Texas electric restructuring law that Reliant Energy has agreed to use in the Texas Genco option agreement. This market value will be used to determine the amount Reliant Energy will be allowed to recover if the market value of those assets is less than the book value of those assets.

     We have agreed that if we purchase the shares under the Texas Genco option, we will also purchase all notes and other receivables from Texas Genco then held by Reliant Energy, at their principal amount plus accrued interest.


     The Texas Genco option agreement requires Reliant Energy to organize Texas Genco as provided in the master separation agreement. The option agreement obligates Reliant Energy to take commercially reasonable action as may be appropriate to cause Texas Genco to have a capital structure appropriate, in the judgement of Reliant Energy's board of directors, for the satisfactory marketing of Texas Genco common stock in an initial public offering or to establish a satisfactory trading market for Texas Genco common stock following a distribution of shares to Reliant Energy's shareholders. The agreement also contains covenants requiring Texas Genco to operate and maintain its assets and otherwise conduct its business in the ordinary course in a manner consistent with past practice and to make expenditures for operations, maintenance, repair and capital expenditures necessary to keep the assets in good condition and in compliance with applicable laws, in a manner consistent with good electric generation industry practice. Texas Genco is also required to maintain customary levels of insurance, comply with laws and contractual obligations and pay taxes when due. The option agreement provides that Texas Genco may not permanently retire generation units, but may "mothball" units if economically warranted. Prior to Texas Genco's organization, Reliant Energy is required to fulfill similar covenants with respect to the generation assets that are to be transferred to Texas Genco.


     In the option agreement, Reliant Energy has agreed to maintain ownership of all equity of Texas Genco until exercise or expiration of the Texas Genco option, subject to the 19% initial public offering or distribution obligation, and Texas Genco has agreed to similar restrictions on issuances or sales of its equity. Reliant Energy has agreed to lend funds to Texas Genco for operating needs upon request from time to time following the initial public offering or distribution until the exercise or expiration of the option, upon specified terms and conditions. Texas Genco may instead obtain third-party financing if it so desires. The option agreement contains covenants restricting Texas Genco's ability to:


     - merge or consolidate with another entity,


     - sell assets,



     - enter into long-term agreements and commitments outside the ordinary course of business,


     - engage in other businesses,


     - construct or acquire new generation plants or capacity, except as contemplated in its capital budget,



     - engage in hedging transactions,


     - encumber its assets, or


     - make certain loans, investments or advances to its affiliates.



     The Texas Genco option agreement provides for Texas Genco to have, prior to the exercise or expiration of the Texas Genco option, a specified number of directors who meet stock exchange independence requirements and who are not directors, officers or employees of Reliant Energy or our company. In addition, following the offering or distribution, the chief executive officer of Texas Genco is required to be a full time employee of Texas Genco.


     Reliant Energy's separation plan approved by the Texas Utility Commission contemplates the grant of the Texas Genco option. Exercise of the option will be subject to various regulatory approvals, including Hart-Scott-Rodino antitrust clearance and Nuclear Regulatory Commission license transfer approval. The option will be exercisable only if Reliant Energy distributes all of the shares of our common stock it owns to its shareholders.

                                   FACILITIES

     The following table describes the electric power generation facilities to be conveyed by Reliant Energy to Texas Genco.

                       TEXAS GENCO GENERATION FACILITIES


                                                               NET
                                                            GENERATING
                                                             CAPACITY
GENERATION FACILITIES                                        (IN MW)     DISPATCH TYPE(1)    PRIMARY FUEL
---------------------                                       ----------   -----------------   ------------
  W. A. Parish............................................     3,593     Base, Inter, Peak   Gas/Coal
  Limestone...............................................     1,532     Base                Lignite
  South Texas Project(2)..................................       770     Base                Nuclear
  San Jacinto.............................................       162     Base                Gas
  Cedar Bayou.............................................     2,260     Inter               Gas/Oil
  P. H. Robinson..........................................     2,213     Inter               Gas
  T. H. Wharton...........................................     1,254     Inter, Peak         Gas
  S. R. Bertron...........................................       844     Inter, Peak         Gas
  Greens Bayou............................................       760     Inter, Peak         Gas/Oil
  Webster.................................................       387     Inter, Peak         Gas
  Deepwater...............................................       174     Inter, Peak         Gas
  H. O. Clarke............................................        78     Peak                Gas
                                                              ------
         Total............................................    14,027
                                                              ======


---------------

(1) We use the designations "Base," "Inter" and "Peak" to indicate whether the facilities described are base-load, intermediate, or peaking facilities, respectively.

(2) Reliant Energy owns a 30.8% interest in the South Texas Project electric generating station, a nuclear generating plant consisting of two 1,250 MW generating units.

                    AGREEMENTS BETWEEN US AND RELIANT ENERGY

     We have provided below a summary description of the master separation agreement and several other important related agreements. This summary describes the material terms of these agreements, but may not describe a term or provision that you would consider important. Therefore, we encourage you to read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

                          MASTER SEPARATION AGREEMENT

     The master separation agreement provides for the separation of our assets and businesses from those of Reliant Energy. It also contains agreements relating to the conduct of this offering and for subsequent transactions. In addition, it contains several agreements governing the relationship between us and Reliant Energy following this offering and specifies the related ancillary agreements that we and Reliant Energy will sign.


     To effect the separation, Reliant Energy has transferred or agreed to transfer to us the stock of several subsidiaries and other assets and we have assumed or agreed to assume liabilities associated with the transferred assets and businesses. We refer to these transfers of assets and assumptions of liabilities as the "separation." The effective date of the separation, which we refer to as the "separation date," is December 31, 2000. Except as set forth in the master separation agreement, no party is making any representation or warranty as to the assets or liabilities transferred or assumed as a part of the separation and all assets are being transferred on an "as is, where is" basis.


     The master separation agreement provides for cross-indemnities intended to place sole financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical businesses and operations we conduct after giving effect to the separation, regardless of the time those liabilities arise, and to place sole financial responsibility for liabilities associated with Reliant Energy's other businesses with Reliant Energy and its other subsidiaries. Each party has also agreed to assume and be responsible for some specified liabilities associated with activities and operations of the other party and its subsidiaries to the extent performed for or on behalf of the first party's current or historical business. The master separation agreement also contains indemnification provisions under which we and Reliant Energy each indemnify the other with respect to breaches by the indemnifying party of the master separation agreement or any ancillary agreements. We have agreed to indemnify Reliant Energy and its other subsidiaries against liabilities arising from misstatements or omissions in this prospectus or the registration statement of which it is a part, except for information regarding Reliant Energy provided by Reliant Energy for inclusion in this prospectus or the registration statement. In addition, we have agreed to indemnify Reliant Energy in connection with the guarantees by one of its subsidiaries of the performance of a portion of the obligations of our trading and marketing subsidiaries.


     Reliant Energy has agreed in the master separation agreement to maintain all guarantees or other credit support arrangements issued for the benefit of us or any of our subsidiaries prior to the separation date until such arrangements terminate by their terms or are released at our request.


     The master separation agreement contains a general release under which we will release Reliant Energy and its affiliates, agents, successors and assigns, and Reliant Energy will release us and our affiliates, agents, successors and assigns, from any liabilities arising from events between us or our subsidiaries on the one hand, and Reliant Energy or its subsidiaries on the other hand occurring on or before the closing of this offering, including events occurring on or before the closing of this offering in connection with the activities to implement the separation and this offering. The general release does not apply to obligations under the master separation agreement or any ancillary agreement or to specified ongoing contractual arrangements.


     The master separation agreement requires us to use our reasonable commercial efforts to satisfy the conditions precedent for the consummation of this offering and requires us to apply the proceeds of the offering in the manner described under "Use of Proceeds."

     The master separation agreement provides for the spin-off distribution by Reliant Energy of the remainder of our common stock it will own after completion of this offering but does not obligate Reliant Energy to effect such a distribution. It also provides for actions required to be taken in connection with the restructuring of Reliant Energy's regulated businesses under a new holding company as contemplated in Reliant Energy's business separation plan, including assumption of specified debt obligations and requirements for consents and approvals.


     In addition, the master separation agreement provides for the organization of Texas Genco and specifies the assets and liabilities to be transferred to or assumed by it when it is organized. Pursuant to the Texas electric restructuring law, Texas Genco, as the affiliated power generator of Reliant Energy's transmission and distribution utility, is required to sell at auction 15% of the output of its installed generating capacity. This obligation continues until January 1, 2007, unless before that date the Texas Utility Commission determines at least 40% of the quantity of electric power consumed in 2000 by residential and small commercial customers in the utility's service area is being served by retail electric providers other than us. The master separation agreement requires Texas Genco to auction all of its remaining capacity prior to our exercise of the Texas Genco option. We are entitled to purchase, at prices established in these auctions, up to 50% of the remaining capacity, energy and ancillary services of Texas Genco auctioned.


     The master separation agreement also contains several provisions regarding our corporate governance that apply as long as Reliant Energy owns specified percentages of our common stock. It specifies the form of our restated certificate of incorporation and bylaws to be in effect at the time of this offering. As long as Reliant Energy owns common stock representing a majority of the voting power of our outstanding voting stock it will have the right to nominate for designation by our board of directors, or a nominating committee of the board, a majority of the members of our board. If Reliant Energy's beneficial ownership of our common stock is reduced to a level below 50% of the voting power of our outstanding voting stock but is at least 20% of that voting power, Reliant Energy will have the right to designate for nomination a number of directors proportionate to its voting power.


     We have also agreed that following the closing of this offering and prior to the distribution date, we will obtain Reliant Energy's consent before we issue any additional stock or securities convertible or exchangeable for our stock if the issuance would cause Reliant Energy to fail to meet specified requirements of the Code in connection with the distribution.


                         TRANSITION SERVICES AGREEMENT


     We have entered into a transition services agreement with Reliant Energy under which Reliant Energy will provide us, on an interim basis, various corporate support services that include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources, as well as information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics. These services will consist generally of the same types of services as have been provided on an intercompany basis prior to this offering. The charges we will pay for the services will be on a basis generally intended, as has been the case prior to this offering, to allow Reliant Energy to recover the fully allocated direct and indirect costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit to Reliant Energy.



     The transition services agreement provides that interim corporate support services will terminate no later than the time Reliant Energy completes the disposition of the shares of our common stock it continues to own after this offering. The agreement provides that interim information technology services and other interim shared services will continue to be provided until December 31, 2004. In all cases, we may terminate any of these discrete service categories on an individual basis at any time by giving specified advance notice. Pursuant to a separate lease agreement, Reliant Energy will also lease to us office space in its headquarters building in Houston, Texas for an interim
period expected to end no later than                .


                AGREEMENTS RELATING TO OPERATIONS OF TEXAS GENCO


     Under a technical services agreement, we will provide engineering and technical support services and environmental, safety and industrial health services to support operation and maintenance of Texas Genco's facilities. We will also provide systems, technical, programming and consulting support services and hardware maintenance (but excluding plant-specific hardware) necessary to provide dispatch planning, dispatch and settlement and communication with the independent system operator. The fees we will charge for these services will be designated to allow us to recover our fully allocated direct and indirect costs and reimbursement of all out-of-pocket expenses. Expenses associated with capital investment in systems and software that benefit both the operation of Texas Genco's facilities and our facilities in other regions will be allocated on an installed megawatt basis.



     The term of the technical services agreement will begin on the separation date. The term of this agreement will end on the first to occur of:


     - our exercise of the Texas Genco option,

     - Reliant Energy's sale of Texas Genco, or all or substantially all of the assets of Texas Genco, if we do not exercise the Texas Genco option, or

     - December 31, 2004, provided that if the Texas Genco option is not exercised, Texas Genco may extend the term of this agreement until December 31, 2005.

                          TEXAS GENCO OPTION AGREEMENT

     We and Reliant Energy will enter into the Texas Genco Option Agreement described under "Texas Genco Option."

                                RETAIL AGREEMENT


     Under a retail agreement, we will provide customer service call center operations and credit and collections for Reliant Energy's electric utility division and revenue reporting and analysis services to Reliant Energy for its electric utility division and two of its natural gas distribution divisions. Reliant Energy will provide the office and equipment space for us to perform these services. We will pay rent to Reliant Energy at the same rates charged by Reliant Energy to its other business units. These services will terminate on January 1, 2002, when the Texas retail electric market opens to competition. The charges Reliant Energy will pay us for these services are generally intended to allow us to recover the fully allocated costs of providing the services, plus out-of-pocket costs and expenses, but without any profit.



     After January 1, 2002, we have agreed to provide remittance processing services to Reliant Energy's natural gas utilities. We will be paid for these services on the same basis as for similar services provided before January 1, 2002. These services will terminate on January 1, 2004 or earlier by Reliant Energy giving specified advance notice.


                         REGISTRATION RIGHTS AGREEMENT


     Although Reliant Energy has expressed its intent to distribute to its shareholders the remaining shares of our common stock that it will own after completion of this offering, we cannot assure you as to whether or when this distribution will occur. In the event that Reliant Energy does not divest all of its shares of our common stock in the distribution, Reliant Energy could not freely sell all those shares publicly without registration under the Securities Act. We have entered into a registration rights agreement with Reliant Energy under which, at the request of Reliant Energy, we will use our best efforts to register shares of our common stock that are held by Reliant Energy after completion of this offering, and any additional shares that are issued in respect of those shares, for public sale under the Securities Act. As long as Reliant Energy or a permitted transferee under the agreement own a majority of the voting power of our outstanding capital stock, there is no limit to the number of registrations that they may request. Once Reliant Energy or a permitted transferee owns less than a majority of our voting power, they can request three additional registrations. We will also provide Reliant Energy with rights to include such shares in future registrations of our common stock under the Securities Act. There is no limit on the number of these registrations in which Reliant Energy may request its shares be included. These rights will terminate once Reliant Energy is able to dispose of all of its shares of our common stock within a three-month period pursuant to the exemption from registration provided under Rule 144 of the Securities Act. We have agreed to cooperate in these registrations and related offerings.


                           EMPLOYEE MATTERS AGREEMENT

     We have entered into an agreement with Reliant Energy addressing asset and liability allocation relating to our employees and their continued participation in Reliant Energy's benefit plans.


     All of our eligible employees can participate in Reliant Energy's welfare benefit plans (or a mirror plan after the date of the distribution), excluding the retiree medical plan, through 2001. We will arrange for certain retiree medical coverage through a group insurance arrangement fully paid for by retirees who elect such coverage. Our employees who are eligible for retiree medical


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benefits under Reliant Energy's retiree medical plan on the date of the closing of this offering will retain their rights to such benefits at retirement but will not accrue any additional benefits under Reliant Energy's plan.



     As of the date of the closing of this offering, our employees' accounts (except for some union employees) under Reliant Energy's savings plan will be fully vested. They may continue to participate in that plan, under which we are a participating employer, providing a matching contribution and possible discretionary employer contributions. As of the distribution date, we will establish a separate savings plan, providing the same types of contributions. As soon as reasonably practicable following the date of the distribution, Reliant Energy's plan will transfer assets for our employees to our plan.



     As of the date of the closing of this offering, our employees' accounts under Reliant Energy's retirement plan will be fully vested and our employees will cease participation therein, except for some union employees. Some employees will receive a one time benefit enhancement. We will not establish a similar retirement plan, except as required under a collective bargaining agreement. These affected employees may leave their account balance in Reliant Energy's plan, roll that account over to an eligible retirement plan or take a distribution, subject to taxation and possible early withdrawal penalties.



     In other respects, we will establish benefit plans substantially comparable in the aggregate to Reliant Energy's plans for our active employees. Each of the plans that we establish will generally provide that all service, compensation and other determinations affecting benefits under the corresponding Reliant Energy plan will receive full credit under our plan to the same extent as if they had occurred under our plan, except to the extent duplication of benefits would result. With certain exceptions, our plans generally will assume all liabilities under Reliant Energy's plans for our current employees, and certain assets funding such liabilities will be transferred from Reliant Energy's plans to our plans. However, we may replace some of Reliant Energy's plans with different types of plans more suitable to our business and workforce, including an employee stock purchase plan. We may modify or terminate any plan we establish in accordance with its terms and our policies. No benefits will duplicate benefits provided under any Reliant Energy plan.



     In general, each individual actively employed by us as of the distribution date that holds unexercised and unexpired Reliant Energy stock options will have these options converted into options to acquire both Reliant Energy common stock and our common stock. Employment with our company will be treated as employment with Reliant Energy for purposes of the adjusted Reliant Energy stock options, and employment with Reliant Energy will be treated as employment with us for purposes of the converted options to purchase our common stock. All terms of these options, including the vesting schedule, will continue in effect. Converted options to purchase our common stock will be issued pursuant to a separate transition option plan recently adopted for this purpose.



     Performance shares under Reliant Energy's long-term incentive compensation plan will vest for the cycle ending December 31, 2000 in accordance with the plan. If the distribution occurs during 2001, the compensation committee will estimate the level at which performance goals are expected to be achieved through December 31, 2001 and vest the outstanding performance shares accordingly. In addition, the committee will convert outstanding performance shares (or bookkeeping units representing the shares) for the cycle ending December 31, 2002 to time-based restricted shares of Reliant Energy's stock equal to the number of performance shares that would have vested if the performance objectives for the performance cycle were achieved at the maximum level. These time-based restricted shares will vest if the participant remains employed with Reliant Energy or us through December 31, 2002. On the date of the distribution, holders of such time-based restricted shares will receive shares of our common stock, or bookkeeping units representing the shares, in the same manner as other holders of Reliant


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Energy common stock, but our common stock will be subject to the vesting schedule and other terms and conditions applicable under the plan under which they were awarded.



     With some exceptions, we have agreed to indemnify Reliant Energy for employment liabilities arising from any acts of our employees or from claims by our officers against Reliant Energy. Reliant Energy has agreed to similarly indemnify us.


                            TAX ALLOCATION AGREEMENT

     We have entered into a tax allocation agreement with Reliant Energy to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to other tax matters. Under the Internal Revenue Code of 1986, as amended, we will cease to be a member of the Reliant Energy consolidated group upon completion of the distribution or if at any time Reliant Energy owns less than 80% of the vote and value of our outstanding capital stock.


     Reliant Energy will be responsible for filing any U.S. income tax returns required to be filed for any company or group of companies of the Reliant Energy consolidated group through the date of the distribution. Any tax return filed by Reliant Energy that is for or includes us will be subject to our reasonable review and approval. Reliant Energy will also be responsible for paying the taxes related to the returns it is responsible for filing. We will pay Reliant Energy our allocable share of such taxes.


     Reliant Energy will determine all tax elections for tax periods during which we are a member of the Reliant Energy consolidated group unless we request Reliant Energy to make a particular election with respect to us, in which case Reliant Energy will not unreasonably withhold its consent to such request. We will prepare and file all tax returns required to be filed by us and pay all taxes related to such returns for all tax periods after we cease to be a member of the Reliant Energy consolidated group.


     Generally, if there are tax adjustments related to us arising after the distribution date, which relate to a tax return filed for a pre-distribution period, we will not be responsible for any increased taxes and we will not receive the benefit of any tax refunds. We will still be responsible for tax adjustments arising after the distribution date, which relate to any tax returns filed for specified pre-distribution periods of Reliant Energy Services, Inc. and Arkla Finance Corp., relate to specified timing adjustments for which we expect to receive a corresponding tax benefit in the future or relate to any tax position that we requested Reliant Energy adopt on a tax return. We have agreed to cooperate with and assist Reliant Energy in any tax audits, litigation or appeals that involve, directly or indirectly, tax returns filed for pre-distribution periods and to provide Reliant Energy with information related to such periods. We and Reliant Energy have agreed to indemnify each other for any tax liabilities resulting from the failure to pay any amounts due under the terms of the tax allocation agreement.



     We and Reliant Energy have agreed that any and all taxes arising from our deconsolidation with the Reliant Energy consolidated group will be the responsibility of Reliant Energy.



     We and Reliant Energy are required to comply with representations that are made to the Internal Revenue Service in connection with the private letter ruling that we expect to be issued to Reliant Energy regarding the tax-free nature of the distribution of our stock by Reliant Energy to Reliant Energy shareholders. In addition, we and Reliant Energy have agreed not to enter into transactions after the distribution date that would result in a change of control of either party pursuant to a plan unless a ruling is obtained from the Internal Revenue Service that the transaction will not affect the tax-free nature of the distribution. If either party takes any action which results in the distribution becoming a taxable transaction, such party will indemnify the other party for any and all taxes, on an after-tax basis, resulting from such actions.


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

   CERTAIN FEDERAL TAX MATTERS RELATED TO OUR SEPARATION FROM RELIANT ENERGY

     Reliant Energy currently owns 100% of our common stock. Thus, we are members of the same consolidated group. As members of the same consolidated group, we file a consolidated federal income tax return with Reliant Energy. This allows Reliant Energy to offset its federal taxable income with our tax losses, if any. After this offering, we and Reliant Energy will continue to file a consolidated federal income tax return.

     Within twelve months after this offering, Reliant Energy intends to distribute its remaining ownership interest in our company to its shareholders in direct proportion to their holdings of Reliant Energy stock. Reliant Energy intends to obtain a ruling from the Internal Revenue Service that the distribution is tax-free under Section 355 of the Internal Revenue Code. However, if we breach any representations with respect to the ruling, take any action that causes such representations to be untrue or engage in transactions after the distribution that cause the spin-off to be taxable, we will be required to indemnify Reliant Energy for any and all taxes resulting from the failure of the spin-off to qualify as a tax-free transaction as provided in the tax allocation agreement. Any indemnification payments by us would be material.

     After the distribution of our common stock by Reliant Energy to its shareholders, we will cease to be a member of the Reliant Energy consolidated tax group. This separation will have both current and future income tax implications to us. The event of deconsolidation itself will result in the triggering of deferred intercompany gains. We will recognize taxable income related to these gains which will not have a material impact on our net income and cash flow.

     Subsequent to the distribution, there will then exist two separate groups for tax purposes, the Reliant Energy group and our group. Each group will file separate consolidated federal income tax returns, and Reliant Energy will not be able to use our tax losses, if any. We will make a tax election to forego the carrying back of net operating losses, if any, our group generates in tax years after deconsolidation to tax years when we were part of the Reliant Energy group. We will be able to utilize such net operating losses in our group's tax years after deconsolidation (subject to the applicable carryforward limitation periods) but only to the extent of our group's income in such tax years.

     Under the tax sharing agreement between Reliant Energy and us, Reliant Energy is obligated to pay us for the utilization of net operating losses, if any, generated by us to offset Reliant Energy's consolidated federal income tax liability. Because Reliant Energy will no longer have the ability to use these net operating losses, if any, we will no longer receive these payments from Reliant Energy. Additionally, under the tax allocation agreement with Reliant Energy, we may be required to make other payments to Reliant Energy for tax liabilities.

     In addition to the current income tax consequences triggered by the act of deconsolidation discussed above, our separation from the Reliant Energy consolidated tax group will change our overall future income tax posture. As a result, we could be limited in our future ability to effectively use future tax deductions and credits. We intend to undertake appropriate measures after deconsolidation in order to mitigate any adverse tax effect of no longer being a part of the Reliant Energy consolidated tax group.

                             PRINCIPAL STOCKHOLDER

     Prior to this offering, all of the outstanding shares of our common stock have been owned by Reliant Energy. After this offering, Reliant Energy will own approximately 82.2% of our common stock, or approximately 80.1% if the underwriters fully exercise their option to purchase additional shares of our common stock. Under Delaware corporate law and our charter documents, prior to the distribution by Reliant Energy of its ownership of our common stock, Reliant Energy will be able, acting alone, to elect our entire board of directors and to approve any action requiring the approval of our stockholders. Except for Reliant Energy, we are not
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aware of any person or group that will beneficially own more than five percent of the outstanding shares of our common stock following this offering. None of our executive officers, directors or director nominees currently owns any shares of our common stock, but those who own shares of Reliant Energy common stock will be treated on the same terms as other holders of Reliant Energy stock in any distribution by Reliant Energy. Please read "Management -- Stock Ownership of Directors and Executive Officers" for a description of the ownership of Reliant Energy stock by our directors and executive officers.

                        DESCRIPTION OF OUR CAPITAL STOCK

                                    GENERAL


     The following descriptions are summaries of material terms of our common stock, preferred stock, restated certificate of incorporation and amended and restated bylaws. This summary is qualified by reference to our restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.



     Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 125,000,000 shares of preferred stock, par value $0.001 per share. Immediately following the offering, 292,000,000 shares of common stock, or 299,800,000 shares if the underwriters exercise their over-allotment option in full, will be outstanding.


     Prior to this offering, there has been no public market for our common stock. Although we intend to apply to list our common stock on the New York Stock Exchange, we cannot assure you that a market for our common stock will develop, or, if one develops, that it will be sustained.

                                  COMMON STOCK


     Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding series of our preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.


                                PREFERRED STOCK

     Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including:

     - dividend rates,

     - redemption rights,

     - liquidation rights,

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     - sinking fund provisions,

     - conversion rights,

     - voting rights,

     - and any other terms.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock. It could also affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation. We have no present plans to issue any preferred stock.

     The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of our company. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

     Holders of common stock may purchase shares of our Series A preferred stock if the rights associated with their common stock are exercisable and the holders exercise the rights. Please read the "-- Stockholder Rights Plan" section below.

SERIES A PREFERRED STOCK

     Our Series A preferred stock ranks junior to all other series of our preferred stock, and senior to our common stock with respect to dividend and liquidation rights. If we liquidate, dissolve or wind up, we may not make any distributions to holders of our common stock unless we first pay holders of our Series A preferred stock an amount equal to:

     - $1,000 per share, plus

     - accrued and unpaid dividends and distributions on our Series A preferred stock, whether or not declared, to the date of such payment.

If the dividends or distributions payable on our Series A preferred stock are in arrears, we may not:

     - declare or pay dividends on,

     - make any other distributions on,

     - redeem,

     - purchase, or

     - otherwise acquire for consideration

any shares of our common stock, or

     - redeem,

     - purchase, or

     - otherwise acquire for consideration,

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


any shares of our Series A preferred stock, until we have paid all such unpaid dividends or distributions, except in accordance with a purchase offer to all holders of our Series A preferred stock upon terms that our board of directors determine will be fair and equitable.


     We may redeem shares of our Series A preferred stock at any time at a redemption price determined in accordance with the provisions of our restated certificate of incorporation.

     Holders of shares of our Series A preferred stock are entitled to vote together with holders of our common stock as one class on all matters submitted to a vote of our stockholders. Each share of our Series A preferred stock entitles its holder to a number of votes equal to the "adjustment number" specified in our restated certificate of incorporation. The adjustment number is initially equal to 1,000 and is subject to adjustment in the event we:

     - declare any common stock dividend on our outstanding shares of common stock,

     - subdivide our outstanding shares of common stock, or

     - combine our outstanding shares of common stock into a smaller number of shares.


     For a complete description of the terms of our Series A preferred stock, we encourage you to read our restated certificate of incorporation, which we have filed as an exhibit to the registration statement of which this prospectus is a part.


   ANTITAKEOVER EFFECTS OF DELAWARE LAWS AND OUR CHARTER AND BYLAW PROVISIONS

     Some provisions of Delaware law and our restated certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer,

     - acquisition of control of us by means of a proxy contest or otherwise, or

     - removal of our incumbent officers and directors.

     These provisions, as well as our stockholder rights plan and our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

                          CHARTER AND BYLAW PROVISIONS

ELECTION AND REMOVAL OF DIRECTORS


     Our board of directors will be comprised of between one and 15 directors, the exact number to be fixed from time to time by resolution of our board of directors. Beginning at the time Reliant Energy directly or indirectly owns less than a majority of our outstanding common stock, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, with only one class being elected each year by our stockholders. See "Management -- Directors and Executive Officers." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, beginning at the time Reliant Energy directly or indirectly owns less than a majority of our outstanding common stock, no director may be removed except

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for cause, and directors may be removed for cause by a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may only be filled by a majority of the remaining directors in office.

STOCKHOLDER MEETINGS AND ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     Our restated certificate of incorporation and our bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our president and chief executive officer, or a majority of the board of directors and may not be called by the holders of common stock. In addition, as of the day that Reliant Energy directly or indirectly ceases to own at least a majority of our common stock, our restated certificate of incorporation specifically denies any power of the stockholders to call a special meeting.

ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our restated certificate of incorporation and our bylaws provide that beginning the day that Reliant Energy ceases to own at least a majority of our common stock, holders of our common stock will not be able to act by written consent without a meeting. Prior to the distribution of our common stock, Reliant Energy will be able to take any action requiring approval of our stockholders by written consent and without the affirmative vote of our other stockholders.

MODIFICATION OF CERTIFICATE OF INCORPORATION


     The provisions described above under "-- Election and Removal of Directors," "-- Stockholder Meetings and Advanced Notice Requirements for Stockholder Nominations and Proposals" and "-- Elimination of Stockholder Action by Written Consent" may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.


MODIFICATION OF BYLAWS

     Our board of directors has the power to alter, amend or repeal our bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. This right is subject to repeal or change by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

OTHER LIMITATIONS ON STOCKHOLDER ACTIONS

     Our bylaws also impose some procedural requirements on stockholders who wish to:

     - make nominations in the election of directors,

     - propose that a director be removed,

     - propose any repeal or change in our bylaws, or

     - propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, a stockholder must deliver timely notice to our corporate secretary of the nomination or proposal along with evidence of:

     - the stockholder's status as a stockholder,

     - the number of shares beneficially owned by the stockholder,

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     - a list of the persons with whom the stockholder is acting in concert, and

     - the number of shares such persons beneficially own.

To be timely, a stockholder must deliver notice:

     - in connection with an annual meeting of stockholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of stockholders was held, or

     - in connection with a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting.

In order to submit a nomination for our board of directors, a stockholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder's nominee or proposal will be ineligible and will not be voted on by our stockholders.


     We have agreed, in the master separation agreement, that for so long as Reliant Energy owns at least 30% of the voting power of outstanding shares of our capital stock, we will not, without the consent of Reliant Energy, adopt any amendments to our restated certificate of incorporation or bylaws or take or recommend any action to our stockholders that would:



     - impose limits on the legal rights of Reliant Energy,



     - involve the issuance of specified warrants, rights, capital stock or other securities, excluding the rights described under " --Stockholder Rights Plan,"



     - deny any benefit to Reliant Energy proportionately as holders of any class of voting securities generally, or



     - alter voting or other rights of holders of any class of voting securities so that those rights are determined with reference to the amount of voting securities held by Reliant Energy.


LIMITATION ON LIABILITY OF DIRECTORS

     Our restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

     - any breach of the director's duty of loyalty to our company or our stockholders,

     - any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law,

     - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law, and

     - any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

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                    TRANSACTIONS AND CORPORATE OPPORTUNITIES

     Our restated certificate of incorporation includes provisions that regulate and define the conduct of some business and affairs of our company. These provisions serve to determine and delineate the respective rights and duties of our company, Reliant Energy and some of our directors and officers in anticipation of the following:

     - directors, officers and/or employees of Reliant Energy serving as our directors, officers and/or employees,

     - Reliant Energy engaging in lines of business that are the same as, similar or related to, or overlap or compete with, our lines of business, and

     - we and Reliant Energy engaging in material business transactions, including transactions pursuant to the various agreements related to our separation from Reliant Energy described elsewhere in this prospectus.

     We may, from time to time, enter into and perform agreements with Reliant Energy to engage in any transaction. We may also enter into and perform agreements with Reliant Energy to compete or not to compete with each other, including agreements to allocate, or to cause our and their respective directors, officers and employees to allocate, corporate opportunities between Reliant Energy and us. Our restated certificate of incorporation provides that no such agreement, or its performance, shall be considered contrary to any fiduciary duty of Reliant Energy, as the controlling stockholder of our company, or of a director, officer or employee of our company or Reliant Energy, if any of the following conditions are satisfied:


     - the agreement was entered into before we ceased to be a wholly owned subsidiary of Reliant Energy and is continued in effect after this time,


     - the agreement or transaction was approved, after being made aware of the material facts as to the agreement or transaction, by:

      - our board, by affirmative vote of a majority of directors who are not interested persons,

      - a committee of our board consisting of members who are not interested persons, by affirmative vote of a majority of those members, or


      - one or more of our officers or employees who is not an interested person and who was authorized by our board or a board committee as specified above or, in the case of an employee, to whom authority has been delegated by an officer to whom the authority to approve such an action has been so delegated,



     - the agreement or transaction was fair to us as of the time it was entered into, or


     - the agreement or transaction was approved by the affirmative vote of a majority of the shares of capital stock entitled to vote and which do vote on the agreement or transaction, excluding Reliant Energy and any interested person in respect of such agreement or transaction.


     Under our restated certificate of incorporation, Reliant Energy has no duty to refrain from engaging in similar activities or lines of business as us and, except as discussed below, neither Reliant Energy nor any of its officers, directors or employees will be liable to us or our stockholders for breach of any fiduciary duty by reason of any of these activities. In addition, if Reliant Energy becomes aware of a potential transaction which may be a corporate opportunity for both Reliant Energy and us, Reliant Energy will have no duty to communicate or offer this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Reliant Energy pursues or acquires the


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corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.



     Similarly, in the event that one of our directors or officers, who is also a director or officer of Reliant Energy, acquires knowledge of a potential transaction which may be a corporate opportunity for both us and Reliant Energy, the director or officer will have no duty to communicate or offer this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our directors or officers by reason of the fact that Reliant Energy pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.



     For purposes of these provisions, an interested person is generally any director, officer or employee of Reliant Energy and an individual who has a financial interest in Reliant Energy or the relevant transaction.



     The provisions of our restated certificate of incorporation with regard to such transactions and/or corporate opportunities will terminate when Reliant Energy, together with its affiliates, ceases to be the owner of voting stock representing 20% or more of the votes entitled to be cast by the holders of all of the then outstanding voting stock; provided, however, that the termination will not terminate the effect of these provisions with respect to any agreement between us and Reliant Energy that was entered into before the time of termination or any transaction entered into in the performance of such agreement, whether entered into before such time, or any transaction entered into between us and Reliant Energy or the allocation of any opportunity between us and Reliant Energy before such time. These provisions do not alter the fiduciary duty of loyalty of our directors under applicable Delaware law. By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our restated certificate of incorporation. These provisions may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.


                            STOCKHOLDER RIGHTS PLAN

     Each share of common stock includes one right to purchase from us a unit consisting of one-thousandth of a share of our Series A preferred stock at a
purchase price of $     per unit, subject to adjustment. The rights are issued
pursuant to a rights agreement between us and The Chase Manhattan Bank as rights agent. We have summarized selected portions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the summary below and the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

DETACHMENT OF RIGHTS; EXERCISABILITY

     The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the "distribution date." That date will occur, except in some cases, on the earlier of:

     - ten days following a public announcement that a person or group of affiliated or associated persons, who we refer to collectively as an "acquiring person," has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock, or

     - ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our board of directors may defer the distribution date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

     Until the distribution date:

     - common stock certificates will evidence the rights,

     - the rights will be transferable only with those certificates,

     - new common stock certificates will contain a notation incorporating the rights agreement by reference, and

     - the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

     The rights are not exercisable until the distribution date and will expire at the close of business on January 15, 2011, unless we redeem or exchange them at an earlier date as described below or we extend the expiration date prior to January 15, 2011.


     As soon as practicable after the distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the distribution date. From that date on, only separate rights certificates will represent the rights. We will issue rights with all shares of common stock issued prior to the distribution date. We will also issue rights with shares of common stock issued after the distribution date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the distribution date.


FLIP-IN EVENT

     A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to a "permitted offer." The rights agreement defines "permitted offer" as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors of our board of directors determines to be fair to and otherwise in our best interests and the best interest of our stockholders.

     If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive the number of shares of common stock, or in some specified circumstances, cash, property or other securities, which has a "current market price" equal to two times the exercise price of the right. Please refer to the rights agreement for the definition of "current market price."

FLIP-OVER EVENT

     A "flip-over event" will occur under the rights agreement when, at any time from and after the time a person becomes an acquiring person:

     - we are acquired or we acquire such person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or


     - 50% or more of our assets, cash flow or earning power is sold, leased or transferred.


If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

     When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

SERIES A PREFERRED STOCK

     After the distribution date, each right will entitle the holder to purchase a fractional share of our Series A preferred stock, which will be essentially the economic equivalent of one share of common stock. Please refer to the "-- Preferred Stock -- Series A Preferred Stock" section in this prospectus for additional information about our Series A preferred stock.

ANTIDILUTION


     The number of rights associated with a share of outstanding common stock, the number of fractional shares of Series A preferred stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock occurring prior to the distribution date. The exercise price of the rights and the number of fractional shares of Series A preferred stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of some specified transactions affecting the Series A preferred stock.



     With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The rights agreement also will not require us to issue fractional shares of Series A preferred stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash payment based on the market price of the Series A preferred stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights be exercised so that we will issue only whole shares of Series A preferred stock.


REDEMPTION OF RIGHTS

     At any time until the time a person becomes an acquiring person, we may redeem the rights in, whole, but not in part, at a price of $.005 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

EXCHANGE OF RIGHTS

     At any time after the occurrence of a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights, other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

SUBSTITUTION

     If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute other specified types of property for common stock so long as the total value received by the holder of the rights is equivalent to the value of the common stock that the stockholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

NO RIGHTS AS A STOCKHOLDER; TAXES

     Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a stockholder of our common stock. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for the common stock of the acquiring company or are exchanged as described above.

AMENDMENT OF TERMS OF RIGHTS


     Our board of directors may amend any of the provisions of the rights agreement, other than some specified provisions relating to the principal economic terms of the rights and the expiration date of the rights, at any time prior to the time a person becomes an acquiring person. Thereafter, our board of directors may only amend the rights agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.



     We have agreed, in the master separation agreement, not to amend or modify the terms of the rights agreement without the consent of Reliant Energy for so long as Reliant Energy continues to own at least 30% of the voting power of outstanding shares of our capital stock.


RIGHTS AGENT

     The Chase Manhattan Bank serves as rights agent with regard to the rights.

ANTITAKEOVER EFFECTS

     The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

                           DELAWARE ANTITAKEOVER LAW

     We are subject to Section 203 of the Delaware General Corporation Law. That section prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price. Because Reliant Energy will own more than 15% of our voting stock before we become a public company and upon completion of the offering, Section 203 is currently not applicable to transactions with Reliant Energy, even though Reliant Energy owns more than 15% of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

                            LISTING OF COMMON STOCK

     We intend to apply for the listing of our common stock on the New York Stock Exchange under the symbol "RRI."

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of our common stock is Reliant Energy, Incorporated.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop because of sales of a large number of shares in the open market following this offering or the perception that those sales may occur. These factors also could make it more difficult for us to raise capital through future offerings of common stock.

     After this offering, we will have 292,000,000 shares of our common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have a total of 299,800,000 shares of common stock outstanding. All of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares that may be acquired by an affiliate of ours, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as our significant stockholders. We, Reliant Energy and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters, except for issuances under our employee or director compensation plans. We can give no assurance concerning how long these parties will continue to hold their common stock after these agreements expire.

     Reliant Energy currently plans to complete the distribution of our common stock within 12 months of this offering. Shares of our common stock distributed to Reliant Energy shareholders in the distribution generally will be freely transferable, except for shares of common stock received by persons who may be deemed to be our affiliates. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

     The 240,000,000 shares of our common stock held by Reliant Energy before the distribution are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144.

     In general, a stockholder subject to Rule 144 who has owned common stock of an issuer for at least one year may, within any three-month period, sell up to the greater of:

     - 1% of the total number of shares of common stock then outstanding, and

     - the average weekly trading volume of the common stock during the four weeks preceding the stockholder's required notice of sale is filed with the SEC.

     Rule 144 requires stockholders to aggregate their sales with other affiliated stockholders for purposes of complying with this volume limitation. A stockholder who has owned common stock for at least two years, and who has not been an affiliate of the issuer for at least 90 days, may sell common stock free from the volume limitation and notice requirements of Rule 144.

     In connection with this offering, we are granting options to purchase
approximately      shares of our common stock. Immediately after this offering, we intend to file a registration statement on Form S-8 covering all options granted under our Long-Term Incentive Plan. Shares of our common stock registered under this registration statement will be available for sale in the open market, subject to vesting restrictions. Any sales of these shares by one of our affiliates will be subject to the volume limitations of Rule 144 described above.

     We have granted Reliant Energy registration rights with respect to our shares it will hold after this offering. These registration rights generally become effective at such time as Reliant Energy informs us that it no longer intends to complete the distribution of these shares to its shareholders. Please read "Agreements Between Us and Reliant Energy -- Registration Rights Agreement."

                                  UNDERWRITING


     We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation, ABN AMRO Rothschild LLC, Banc of America Securities LLC, Deutsche Banc Alex. Brown Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC are the representatives of the underwriters.



                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co. .......................................
Credit Suisse First Boston Corporation......................
ABN AMRO Rothschild LLC.....................................
Banc of America Securities LLC..............................
Deutsche Banc Alex. Brown Inc. .............................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
UBS Warburg LLC.............................................
                                                                  ----------
          Total.............................................      52,000,000
                                                                  ==========


     Under the terms and conditions of the underwriting agreement, the underwriters are obligated to purchase all of the shares offered hereby (other than those covered by the over-allotment option described below), if they purchase any of the shares. If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 7,800,000 shares from us to cover such sales. They may exercise the option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Reliant Resources. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

              Paid by Reliant Resources                 No Exercise    Full Exercise
              -------------------------                 -----------    -------------
Per Share.............................................  $               $
Total.................................................  $               $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     A prospectus in electronic format may be made available on the web sites maintained by Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

     We, Reliant Energy and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not generally apply to issuances under our employee or director compensation plans. Please read "Shares Eligible For Future Sale" for a discussion of transfer restrictions.

     At our request, the underwriters have reserved for sale at the initial public offering price up to 2,600,000 shares of common stock for sale to our employees and the employees and directors of Reliant Energy, Incorporated. Any shares purchased by these individuals will be subject to lock-up agreements with terms similar to those described in the preceding paragraph. The number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses. There can be no assurance that the prices at which the shares will sell in the public market after this offering will not be lower than the prices at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

     We intend to apply for the listing of our common stock on the New York Stock Exchange under the symbol "RRI." The underwriters intend to sell shares of common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares so as to meet the New York Stock Exchange distribution requirements for trading.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $10 million.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed on for us by Baker Botts L.L.P., Houston, Texas and for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS


     The consolidated financial statements of Reliant Resources, Inc. and Subsidiaries as of December 31, 1998 and 1999 and September 30, 2000 and for each of the three years in the period ended December 31, 1999 and the nine months ended September 30, 2000 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



     The consolidated balance sheet of Reliant Resources, Inc. and Subsidiary as of September 30, 2000 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The combined financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC and Related Companies as of December 31, 1999 and for the period from November 24, 1999 to December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements of N.V. UNA as of September 30, 1999 and for the nine months then ended included in this prospectus have been audited by Deloitte & Touche Accountants, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of N.V. UNA as of December 31, 1998 and for the two year period then ended included in this prospectus have been audited by PricewaterhouseCoopers N.V., independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The combined financial statements of Reliant Energy Services, Inc. and Related Company for the seven month period ended July 31, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. You may read and copy the registration statement, exhibits and schedules at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov.

     Following this offering, we will be required to file current reports, quarterly reports, annual reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statements and other information at the SEC's Public Reference room or through its Internet site. We intend to furnish our stockholders with annual reports that will include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS


                    RELIANT RESOURCES, INC. AND SUBSIDIARIES



Consolidated Financial Statements
  Independent Auditors' Report..............................     F-3
  Statements of Consolidated Operations for the Years Ended
     December 31, 1997, 1998 and 1999 and Nine Months Ended
     September 30, 1999 (unaudited) and 2000................     F-4
  Consolidated Balance Sheets as of December 31, 1998 and
     1999 and September 30, 2000............................     F-5
  Statements of Consolidated Cash Flows for the Years Ended
     December 31, 1997, 1998 and 1999 and Nine Months Ended
     September 30, 1999 (unaudited) and 2000................     F-6
  Statements of Consolidated Stockholder's Equity and
     Accumulated Other Comprehensive Loss for the Years
     Ended December 31, 1997, 1998 and 1999 and Nine Months
     Ended September 30, 2000...............................     F-7
  Notes to Consolidated Financial Statements................     F-8



                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC

       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES


Audited Combined Financial Statements
  Independent Auditors' Report..............................    F-56
  Statement of Combined Operations for the Period from
     November 24, 1999 to December 31, 1999.................    F-57
  Combined Balance Sheet as of December 31, 1999............    F-58
  Statement of Combined Cash Flows for the Period from
     November 24, 1999 to December 31, 1999.................    F-59
  Statement of Combined Member's and Shareholder's Equity
     for the Period from November 24, 1999 to December 31,
     1999...................................................    F-60
  Notes to Combined Financial Statements....................    F-61
Unaudited Interim Condensed Combined Financial Statements
  Interim Condensed Statement of Combined Operations for the
     Three Months Ended March 31, 2000......................    F-69
  Interim Condensed Combined Balance Sheets as of March 31,
     2000 and December 31, 1999.............................    F-70
  Interim Condensed Statement of Combined Cash Flows for the
     Three Months Ended March 31, 2000......................    F-71
  Interim Condensed Statement of Combined Member's and
     Shareholder's Equity for the Three Months Ended March
     31, 2000...............................................    F-72
  Notes to Unaudited Interim Condensed Combined Financial
     Statements.............................................    F-73

                                    N.V. UNA


Audited Consolidated Financial Statements
  Independent Auditors' Report for the Nine Months Ended
     September 30, 1999.....................................    F-76
  Independent Auditors' Report for the Year Ended December
     31, 1998...............................................    F-77
  Independent Auditors' Report for the Year Ended December
     31, 1997...............................................    F-78
  Statements of Consolidated Income for the Nine Months
     Ended September 30, 1999 and Years Ended December 31,
     1998 and 1997..........................................    F-79
  Consolidated Balance Sheets as of September 30, 1999 and
     December 31, 1998......................................    F-80
  Statements of Consolidated Cash Flows for the Nine Months
     Ended September 30, 1999 and Years Ended December 31,
     1998 and 1997..........................................    F-81
  Notes to Consolidated Financial Statements................    F-82


               RELIANT ENERGY SERVICES, INC. AND RELATED COMPANY
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)


Audited Combined Financial Statements
  Independent Auditors' Report..............................   F-104
  Statement of Combined Operations for the Seven Months
     Ended July 31, 1997....................................   F-105
  Statements of Combined Owner's Net Investment and
     Accumulated Other Comprehensive Income for the Seven
     Months Ended July 31, 1997.............................   F-106
  Statement of Combined Cash Flows for the Seven Months
     Ended July 31, 1997....................................   F-107
  Notes to Combined Financial Statements....................   F-108



                    RELIANT RESOURCES, INC. AND SUBSIDIARIES



Unaudited Pro Forma Condensed Consolidated Financial
  Statements
  Introduction to Unaudited Pro Forma Condensed Consolidated
     Financial Statements...................................   F-115
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of September 30, 2000...............................   F-117
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations for the Nine Months Ended September 30,
     2000...................................................   F-118
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations for the Year Ended December 31, 1999........   F-119
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements...................................   F-120

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholder of

Reliant Resources, Inc. and Subsidiaries

Houston, Texas


     We have audited the accompanying consolidated balance sheets of Reliant Resources, Inc. and Subsidiaries (the Company), the unregulated energy services operations of Reliant Energy, Incorporated and its subsidiaries, as of December 31, 1998 and 1999 and September 30, 2000, and the related consolidated statements of operations, cash flows, and stockholder's equity and accumulated other comprehensive loss for each of the three years in the period ended December 31, 1999 and the nine months ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1998 and 1999 and September 30, 2000, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 1999 and the nine months ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP



Houston, Texas


January 15, 2001

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES



                     STATEMENTS OF CONSOLIDATED OPERATIONS

          (THOUSANDS OF DOLLARS AND SHARES, EXCEPT PER SHARE AMOUNTS)


                                                                               NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                    ------------------------------------   --------------------------
                                       1997         1998         1999         1999           2000
                                       ----         ----         ----         ----           ----
                                                                           (UNAUDITED)
REVENUES..........................  $1,320,768   $4,370,756   $8,052,565   $5,827,617     $12,819,656
EXPENSES:
  Fuel and cost of gas sold.......     978,255    2,352,309    3,984,953    2,682,075       6,248,956
  Purchased power.................     313,122    1,823,932    3,735,819    2,935,667       5,517,439
  Operation and maintenance.......      17,306       64,546      158,597      123,466         288,319
  General, administrative and
    development...................      19,979       77,439       93,680       43,197         158,498
  Depreciation and amortization...       1,478       15,196       43,383       15,906         130,351
                                    ----------   ----------   ----------   ----------     -----------
         Total....................   1,330,140    4,333,422    8,016,432    5,800,311      12,343,563
                                    ----------   ----------   ----------   ----------     -----------
OPERATING (LOSS) INCOME...........      (9,372)      37,334       36,133       27,306         476,093
                                    ----------   ----------   ----------   ----------     -----------
OTHER (EXPENSE) INCOME:
  Interest expense................        (684)      (1,808)     (12,441)        (488)        (36,863)
  Interest income.................         494        1,109        1,870          749          10,503
  Interest income (expense) --
    affiliated companies, net.....       1,700        2,209       (7,653)          --        (121,875)
  Gains (losses) from investments,
    net...........................          --           --       15,964          (28)        (16,767)
  (Losses) income of equity
    investment of unconsolidated
    subsidiaries..................          --         (601)        (793)        (569)         33,108
  Gain on sale of development
    project.......................          --           --           --           --          18,011
  Other, net......................        (634)         366       (6,474)      (5,973)          2,332
                                    ----------   ----------   ----------   ----------     -----------
         Total other income
           (expense)..............         876        1,275       (9,527)      (6,309)       (111,551)
                                    ----------   ----------   ----------   ----------     -----------
(LOSS) INCOME BEFORE INCOME
  TAXES...........................      (8,496)      38,609       26,606       20,997         364,542
INCOME TAX (BENEFIT) EXPENSE......      (2,364)      17,477        2,560       12,352         120,158
                                    ----------   ----------   ----------   ----------     -----------
(LOSS) INCOME BEFORE EXTRAORDINARY
  ITEM............................      (6,132)      21,132       24,046        8,645         244,384
  Extraordinary item, net of
    tax...........................          --           --           --           --           7,445
                                    ----------   ----------   ----------   ----------     -----------
NET (LOSS) INCOME.................  $   (6,132)  $   21,132   $   24,046   $    8,645     $   251,829
                                    ==========   ==========   ==========   ==========     ===========



          See Notes to the Company's Consolidated Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS

                             (THOUSANDS OF DOLLARS)


                                                                   DECEMBER 31,
                                                              -----------------------   SEPTEMBER 30,
                                                                 1998         1999          2000
                                                                 ----         ----      -------------
                                               ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $   12,668   $   49,271    $  253,868
  Marketable debt securities................................          --      128,553            --
  Accounts and notes receivable, principally customer,
    net.....................................................     343,175      619,803     1,175,533
  Inventory.................................................      97,417       39,377       104,104
  Price risk management assets..............................     265,203      722,429     1,917,680
  Prepayments and other current assets......................       1,233       29,826       313,644
                                                              ----------   ----------    ----------
         Total current assets...............................     719,696    1,589,259     3,764,829
                                                              ----------   ----------    ----------
PROPERTY, PLANT AND EQUIPMENT, NET..........................     269,634    2,407,197     3,722,010
                                                              ----------   ----------    ----------
OTHER ASSETS:
  Goodwill, net.............................................     195,156    1,025,971       963,340
  Air emissions regulatory allowances and other intangibles,
    net.....................................................       4,326      126,197       283,381
  Equity investments in unconsolidated subsidiaries.........      42,253       78,041       116,345
  Investment in affiliate...................................     107,540      107,540       107,540
  Price risk management assets..............................      19,971      173,590       615,883
  Other.....................................................      50,232      115,801       282,423
                                                              ----------   ----------    ----------
         Total other assets.................................     419,478    1,627,140     2,368,912
                                                              ----------   ----------    ----------
         TOTAL ASSETS.......................................  $1,408,808   $5,623,596    $9,855,751
                                                              ==========   ==========    ==========

            LIABILITIES AND STOCKHOLDER'S EQUITY AND ACCUMULATED OTHER COMPREHENSIVE LOSS

CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $       --   $   20,268    $      539
  Short-term borrowings.....................................          --      169,571       203,574
  Accounts payable, principally trade.......................     287,420      594,250     1,142,716
  Accounts and notes payable -- affiliated companies, net...      20,555      262,579     2,179,661
  Price risk management liabilities.........................     227,652      718,228     1,880,983
  Business purchase obligation..............................          --      414,026            --
  Other.....................................................      60,460       67,427       349,041
                                                              ----------   ----------    ----------
         Total current liabilities..........................     596,087    2,246,349     5,756,514
                                                              ----------   ----------    ----------
OTHER LIABILITIES:
  Accumulated deferred income taxes.........................          --       62,946        65,650
  Notes payable -- affiliated companies, net................          --    1,070,357       239,070
  Price risk management liabilities.........................      40,532      142,305       592,658
  Business purchase obligation..............................          --      596,303            --
  Major maintenance reserve.................................      35,249       45,875        22,683
  Other.....................................................      84,905      278,859       311,570
                                                              ----------   ----------    ----------
         Total other liabilities............................     160,686    2,196,645     1,231,631
                                                              ----------   ----------    ----------
LONG-TERM DEBT..............................................          --      439,917       801,138
                                                              ----------   ----------    ----------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDER'S EQUITY AND ACCUMULATED OTHER COMPREHENSIVE
  LOSS:
  Stockholder's net investment..............................     668,039      757,751     2,077,483
  Accumulated other comprehensive loss......................     (16,004)     (17,066)      (11,015)
                                                              ----------   ----------    ----------
         Stockholder's net investment and accumulated other
           comprehensive loss...............................     652,035      740,685     2,066,468
                                                              ----------   ----------    ----------
         TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY AND
           ACCUMULATED OTHER COMPREHENSIVE LOSS.............  $1,408,808   $5,623,596    $9,855,751
                                                              ==========   ==========    ==========



          See Notes to the Company's Consolidated Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES



                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                             (THOUSANDS OF DOLLARS)


                                                                                              NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                      ---------------------------------   -------------------------
                                                       1997       1998         1999          1999          2000
                                                       ----       ----         ----          ----          ----
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.................................  $(6,132)  $  21,132   $    24,046    $   8,645    $   251,829
  Adjustments to reconcile net (loss) income to net
    cash (used in) provided by operating activities:
    Depreciation and amortization...................    1,478      15,196        43,383       15,906        130,351
    Deferred income taxes...........................    5,107       1,691        15,556       24,734         10,097
    Gains on marketable debt securities, net........       --          --       (15,964)          --         (9,737)
    Proceeds from sale of debt securities...........       --          --            --           --        123,428
    Undistributed loss (income) of unconsolidated
      subsidiaries..................................       --         601           793          569        (33,108)
    Impairment of marketable equity securities......       --          --            --           --         26,504
    Extraordinary item, net.........................       --          --            --           --         (7,445)
    Changes in other assets and liabilities:
      Accounts and notes receivable, net............  (39,575)     29,027      (236,750)    (234,158)      (563,872)
      Accounts receivable/payable -- affiliated
        companies, net..............................  (29,778)     34,222        32,328       64,336        (48,668)
      Inventory.....................................    2,357     (90,684)       68,982       30,832         (7,147)
      Other current assets..........................   10,685        (839)      (11,667)      (2,849)      (234,668)
      Accounts payable..............................   54,516     (60,375)      269,584      161,653        538,560
      Other current liabilities.....................    6,093      18,740        18,970       52,166        335,071
      Net price risk management assets and
        liabilities.................................       --     (16,990)      (18,496)     (11,836)       (24,436)
      Restricted deposits...........................       --          --            --           --        (76,084)
      Margin deposits on energy trading
        activities..................................  (11,053)     42,630       (55,667)     (73,371)       (59,032)
      Other, net....................................  (15,279)      3,278       (49,224)     (31,480)      (117,611)
                                                      -------   ---------   -----------    ---------    -----------
        Net cash (used in) provided by operating
          activities................................  (21,581)     (2,371)       85,874        5,147        234,032
                                                      -------   ---------   -----------    ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................   (2,458)    (31,456)     (293,197)     (72,148)      (676,890)
  Payment of business purchase obligation...........       --          --            --           --       (981,789)
  Business acquisitions, net of cash acquired.......       --    (292,398)   (1,065,013)          --     (2,127,503)
  Proceeds from sale-leaseback transactions.........       --          --            --           --      1,000,000
  Investments in unconsolidated subsidiaries........   (1,926)    (40,928)      (36,581)     (31,528)        (5,196)
  Other, net........................................       11         171        (8,741)        (173)        11,349
                                                      -------   ---------   -----------    ---------    -----------
        Net cash used in investing activities.......   (4,373)   (364,611)   (1,403,532)    (103,849)    (2,780,029)
                                                      -------   ---------   -----------    ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt, net.................       --          --        61,601           --        695,916
  Payments of long-term debt........................       --          --            --           --       (299,375)
  (Decrease) Increase in short-term
    borrowings, net.................................       --          --       (76,529)          --         54,548
  Increase in notes with affiliated companies,
    net.............................................   22,081      28,640     1,306,053      411,812      1,221,300
  Contributions from owner..........................    3,722     350,364       235,877       41,666      1,067,903
  Distribution to owner.............................       --          --      (170,211)          --             --
  Other, net........................................       --          --        (2,990)          --            621
                                                      -------   ---------   -----------    ---------    -----------
        Net cash provided by financing activities...   25,803     379,004     1,353,801      453,478      2,740,913
                                                      -------   ---------   -----------    ---------    -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS..................................       --          --           460           --          9,681
                                                      -------   ---------   -----------    ---------    -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.......................................     (151)     12,022        36,603      354,776        204,597
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....      797         646        12,668       12,668         49,271
                                                      -------   ---------   -----------    ---------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........  $   646   $  12,668   $    49,271    $ 367,444    $   253,868
                                                      =======   =========   ===========    =========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Payments:
    Interest (net of amounts capitalized)...........  $   233   $  12,787   $    37,126    $  10,766    $   158,397
    Income taxes....................................       --      20,270        16,496          737         62,459



          See Notes to the Company's Consolidated Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES



              STATEMENTS OF CONSOLIDATED STOCKHOLDER'S EQUITY AND

                      ACCUMULATED OTHER COMPREHENSIVE LOSS
                             (THOUSANDS OF DOLLARS)


                                                      UNREALIZED                       TOTAL
                                                        LOSS ON        FOREIGN      ACCUMULATED
                                     STOCKHOLDER'S   AVAILABLE FOR    CURRENCY         OTHER           TOTAL
                                          NET            SALE        TRANSLATION   COMPREHENSIVE   STOCKHOLDER'S   COMPREHENSIVE
                                      INVESTMENT      SECURITIES     ADJUSTMENTS       LOSS           EQUITY       (LOSS) INCOME
                                     -------------   -------------   -----------   -------------   -------------   -------------
BALANCE JANUARY 1, 1997............   $   11,761                                                    $   11,761
COMPREHENSIVE LOSS:
  Net loss.........................       (6,132)                                                       (6,132)      $ (6,132)
  Capital contribution from owner
    of Reliant Energy Services,
    Inc. and Related Company.......      287,192                                                       287,192
  Other contributions from owner...        3,722                                                         3,722
  Other comprehensive loss:
    Unrealized loss on available
      for sale securities, net of
      tax of $3,193................                    $ (5,634)                     $ (5,634)          (5,634)        (5,634)
                                                                                                                     --------
        Comprehensive loss.........                                                                                   (11,766)
                                      ----------       --------       --------       --------       ----------       ========
BALANCE DECEMBER 31, 1997..........      296,543         (5,634)                       (5,634)         290,909
COMPREHENSIVE INCOME:
  Net income.......................       21,132                                                        21,132         21,132
  Contributions from owner.........      350,364                                                       350,364
  Other comprehensive loss:
    Unrealized loss on available
      for sale securities, net of
      tax of $5,877................                     (10,370)                      (10,370)         (10,370)       (10,370)
                                                                                                                     --------
        Comprehensive income.......                                                                                    10,762
                                      ----------       --------       --------       --------       ----------       ========
BALANCE DECEMBER 31, 1998..........      668,039        (16,004)                      (16,004)         652,035
COMPREHENSIVE INCOME:
  Net income.......................       24,046                                                        24,046         24,046
  Contributions from owner.........      235,877                                                       235,877
  Distribution to owner............     (170,211)                                                     (170,211)
  Other comprehensive loss:
    Unrealized loss on available
      for sale securities, net of
      tax of $373..................                      (1,224)                       (1,224)          (1,224)        (1,224)
    Foreign currency translation
      adjustments..................                                        162            162              162            162
                                                                                                                     --------
        Comprehensive income.......                                                                                    22,984
                                      ----------       --------       --------       --------       ----------       ========
BALANCE DECEMBER 31, 1999..........      757,751        (17,228)           162        (17,066)         740,685
COMPREHENSIVE INCOME:
  Net income.......................      251,829                                                       251,829        251,829
  Contributions from owner.........    1,067,903                                                     1,067,903
  Other comprehensive loss:
    Foreign currency translation
      adjustments..................                                    (11,177)       (11,177)         (11,177)       (11,177)
    Reclassification adjustment for
      impairment loss on available
      for sale securities realized
      in net income, net of tax of
      $9,276.......................                      17,228                        17,228           17,228         17,228
                                                                                                                     --------
        Comprehensive income.......                                                                                  $257,880
                                      ----------       --------       --------       --------       ----------       ========
BALANCE SEPTEMBER 30, 2000.........   $2,077,483       $     --       $(11,015)      $(11,015)      $2,066,468
                                      ==========       ========       ========       ========       ==========



          See Notes to the Company's Consolidated Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE THREE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
           NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED) AND 2000

(1) BACKGROUND AND BASIS OF PRESENTATION

     On July 27, 2000, Reliant Energy, Incorporated (Reliant Energy) announced its intention to form a company to own and operate a substantial portion of its unregulated operations and to offer approximately 20% of the common stock of this company in an initial public offering (Offering). Reliant Energy expects the Offering to be followed by a distribution to Reliant Energy's or its successor's shareholders of the remaining common stock of this company (Distribution) within 12 months of the Offering (Distribution Date). There can be no assurances that the Offering and Distribution will be completed. Reliant Energy, together with its subsidiaries, is a diversified international energy services company consisting of regulated and unregulated energy operations.


     The unregulated operations included in the consolidated financial statements for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 (unaudited) and 2000 (Consolidated Financial Statements) consist of Reliant Energy's or its direct and indirect subsidiaries' unregulated power generation and related energy trading and marketing operations in North America and Europe; a portion of its retail electric operations; and some other operations, including a communications business, an eBusiness group, and a venture capital operation. Throughout the period covered by the Consolidated Financial Statements, these operations were conducted by Reliant Energy and its direct and indirect subsidiaries. These operations are collectively referred to herein as the "Company."



     On August 9, 2000, Reliant Energy formed Reliant Resources, Inc., a Delaware corporation, as a wholly owned subsidiary. Reliant Resources, Inc. was originally incorporated with 1,000 shares of common stock. Effective December 31, 2000, Reliant Energy consolidated its unregulated operations under Reliant Resources, Inc (the Consolidation). A subsidiary of Reliant Energy, Reliant Energy Resources Corp., transferred some of its subsidiaries, including its trading and marketing subsidiaries' to Reliant Resources, Inc. Also effective December 31, 2000, Reliant Energy transferred its wholesale power generation businesses, its unregulated retail electric operations, its communications business and eBusiness group and most of its other unregulated businesses to Reliant Resources, Inc.



     The accompanying Consolidated Financial Statements are presented on a carve-out basis and include the historical operations of the Company. The Consolidated Financial Statements included herein have been prepared from Reliant Energy's historical accounting records.



     The Statements of Consolidated Operations include all revenues and costs directly attributable to the Company, including costs for facilities and costs for functions and services performed by centralized Reliant Energy organizations and directly charged to the Company based on usage or other allocation factors. The results of operations in these Consolidated Financial Statements also include general corporate expenses allocated by Reliant Energy to the Company. All significant intercompany transactions and balances within the Company are eliminated in the Consolidated Financial Statements.



     All of the allocations in the Consolidated Financial Statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations may not necessarily be indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity.


     The Company's financial reporting segments include the following: Wholesale Energy, European Energy, Retail Energy and Other Operations. The Wholesale Energy segment engages

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES in the acquisition, development and operation of domestic non-rate regulated electric power generation facilities as well as wholesale energy trading, marketing and risk management activities related to energy and energy-related commodities in North America. The European Energy segment, which was formed in the fourth quarter of 1999, operates power generation facilities in the Netherlands and conducts wholesale energy trading and marketing in Western Europe. The Retail Energy segment includes the Company's retail electric operations. This segment provides customized, integrated energy services to large commercial and industrial customers and is currently developing an infrastructure to enable the Company to provide retail electric services in Texas when the Texas electric market opens to retail competition on a pilot project basis in June 2001, and for all other customers on January 1, 2002. In addition, Retail Energy historically includes billing and remittance services provided to Reliant Energy's regulated electric utility and two of its natural gas utilities. Retail Energy charges the regulated electric and gas utilities for the services provided to these utilities at the Company's cost. The Other Operations segment includes unallocated general corporate expenses, a start-up communications business, a start-up eBusiness group and non-operating investments.


     The interim consolidated financial statements for the nine months ended September 30, 1999 are unaudited and omit certain financial statement disclosures. The Company's interim consolidated financial statements for the nine months ended September 30, 1999 reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations. Amounts reported in the Company's Statements of Consolidated Operations for the nine months ended September 30, 2000 and 1999, are not necessarily indicative of amounts expected for a full year period due to the effects of, among other things, (a) seasonal variations in energy consumption, (b) timing of maintenance and other expenditures and (c) acquisitions and dispositions of assets and other interests.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) USE OF ESTIMATES.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b) MARKET RISK AND UNCERTAINTIES.

     The Company is subject to the risk associated with price movements of energy commodities and the credit risk associated with the Company's risk management activities. For additional information regarding these risks, see
Note 6. The Company is also subject to risks relating to the supply and prices of fuel and electricity, seasonal weather patterns, technological obsolescence and the regulatory environment in the United States and Western Europe.


  (c) PRINCIPLES OF CONSOLIDATION.



     The accounts of wholly owned and majority owned subsidiaries of the Company are included in the Consolidated Financial Statements. The Company accounts for investments in entities in which the Company has an ownership interest between 20% and 50% and exercises significant influence using the equity method of accounting. For additional information regarding investments recorded using the equity method of accounting, see Note 7. Other investments, excluding marketable securities, are generally carried at cost.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

  (d) REVENUES.


     Revenues from energy sales and services are recorded under the accrual method and generally are recognized upon delivery. Energy sales and services not billed by month-end are accrued based upon estimated energy and services delivered. Domestic electric power and other energy services are sold at market-based prices through existing power exchanges or through third party contracts. Energy revenues related to the Company's power generation facilities in Europe are generated under a regulated pricing structure, which includes compensation for the cost of fuel, capital and operation and maintenance expenses. The electric generation market in the Netherlands opened to wholesale competition on January 1, 2001. The Company's energy trading and marketing operations are accounted for under mark-to-market accounting. In 1998, the Company adopted mark-to-market accounting for all its energy trading, marketing and price risk management operations. See Notes 2(s) and 6.


  (e) GENERAL, ADMINISTRATIVE AND DEVELOPMENT EXPENSES.


     The general, administrative and development expenses in the Statements of Consolidated Operations include employee related costs of the trading, marketing and risk management operations; corporate services (including management services, financial and tax accounting, cash management and treasury support, legal, information technology system support, office management, and human resources); and business development costs.


  (f) LONG-LIVED ASSETS AND INTANGIBLES.


     The Company records property, plant and equipment at historical cost. The Company recognizes repair and maintenance costs incurred in connection with planned major maintenance, such as turbine and generator overhauls, control system upgrades and air conditioner replacements, under the "accrual in advance" method for its power generation operations acquired or developed prior to December 31, 1999. Planned major maintenance cycles primarily range from two to ten years. Under the accrual in advance method, the Company estimates the costs of planned major maintenance and accrues the related expense over the maintenance cycle. As of December 31, 1998 and 1999 and September 30, 2000, the Company's major maintenance reserve was $35 million, $48 million and $31 million, respectively, of which zero, $2 million and $8 million were included in other current liabilities, respectively. The Company expenses all other repair and maintenance costs as incurred. For the power generation operations acquired or developed subsequent to January 1, 2000, the Company expenses all repair and maintenance costs as incurred, including planned major maintenance. Property, plant and equipment includes the following:


                                                   ESTIMATED      DECEMBER 31,
                                                  USEFUL LIVES   --------------   SEPTEMBER 30,
                                                    (YEARS)      1998     1999        2000
                                                  ------------   ----     ----    -------------
                                                                         (IN MILLIONS)
Electric generation facilities..................    10 - 40      $237    $2,348      $2,690
Building and building improvements..............    15 - 20        --         2          11
Other...........................................     3 - 10        27        39          59
Land and land improvements......................     --            17        48         141
Assets under construction.......................     --            --        11         942
                                                                 ----    ------      ------
Total property, plant and equipment.............                  281     2,448       3,843
Accumulated depreciation........................                  (11)      (41)       (121)
                                                                 ----    ------      ------
         Total property, plant and equipment,
           net..................................                 $270    $2,407      $3,722
                                                                 ====    ======      ======

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     The Company records goodwill for the excess of the purchase price over the fair value assigned to the net assets of an acquisition. Goodwill is amortized on a straight-line basis over 10 to 40 years. See Note 5 and the following table for further information regarding goodwill and the related amortization periods.


                                                                        DECEMBER 31,
                                                        AMORTIZATION    -------------   SEPTEMBER 30,
ACQUISITION                                            PERIOD (YEARS)   1998    1999        2000
-----------                                            --------------   ----   ------   -------------
                                                                       (IN MILLIONS)
Reliant Energy Mid-Atlantic Power Holdings, LLC......      35           $ --   $   --      $    7
N.V. UNA.............................................      30             --      864         885
Florida Generation Plant.............................      35             --        2           2
California Generation Plants.........................      30             70       70          70
Reliant Energy Services, Inc. .......................      40            131      131         131
Other................................................   10 - 15           --       37          59
                                                                        ----   ------      ------
         Total goodwill..............................                    201    1,104       1,154
Accumulated amortization.............................                     (6)     (17)        (38)
Foreign currency exchange impact.....................                     --      (61)       (153)
                                                                        ----   ------      ------
         Total goodwill, net.........................                   $195   $1,026      $  963
                                                                        ====   ======      ======


     The Company recognizes specifically identifiable intangibles, including air emissions regulatory allowances, water rights and permits when specific rights and contracts are acquired. The Company amortizes air emissions regulatory allowances primarily on a units-of-production basis as utilized. The Company amortizes other acquired intangibles on a straight-line basis over the lesser of their contractual or estimated useful lives that range between 20 and 35 years.

     The Company periodically evaluates long-lived assets, including property, plant and equipment, goodwill and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. To date, no impairment has been indicated.

  (g) DEPRECIATION AND AMORTIZATION EXPENSE.


     Depreciation for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, was $1 million, $10 million, $31 million, $11 million (unaudited) and $82 million, respectively. Amortization of goodwill for the same periods was $1 million, $5 million, $11 million, $4 million (unaudited) and $21 million, respectively. Other amortization expense, including amortization of air emissions regulatory allowances and other intangibles, was $27 million during the nine months ended September 30, 2000 and less than $1 million during the years ended December 31, 1997, 1998 and 1999 and nine months ended September 30, 1999 (unaudited), respectively.


  (h) CAPITALIZATION OF INTEREST.

     Interest is capitalized as a component of projects under construction and will be amortized over the projects' estimated useful lives. During the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, the Company capitalized interest of $8 million, $1 million (unaudited) and $23 million, respectively. There was no interest capitalized in 1998 and 1997.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

  (i) INCOME TAXES.

     The Company is included in the consolidated income tax returns of Reliant Energy. The Company calculates its income tax provision on a separate return basis under a tax sharing agreement with Reliant Energy. The Company uses the liability method of accounting for deferred income taxes and measures deferred income taxes for all significant income tax temporary differences. Current federal and state income taxes are payable to or receivable from Reliant Energy. Unremitted earnings from the Company's foreign operations are deemed to be permanently reinvested in foreign operations. For additional information regarding income taxes, see Note 10.

  (j) EARNINGS PER SHARE.


     Prior to August 9, 2000, the Company was not a separate legal entity and therefore had no historical capital structure. Accordingly, historical earnings per share have not been presented for the accompanying consolidated statements of operations.


  (k) ALLOWANCE FOR DOUBTFUL ACCOUNTS.


     Accounts and notes receivable, principally from customers, on the Company's Consolidated Balance Sheets are net of an allowance for doubtful accounts of $7 million, $15 million and $19 million at December 31, 1998 and 1999 and September 30, 2000, respectively. The provision for doubtful accounts in the Statements of Consolidated Operations for the years ended December 1998 and 1999, and the nine months ended September 30, 2000 was $6 million, $1 million and $4 million, respectively. The provision for doubtful accounts in 1997 was immaterial.


  (l) INVENTORY.

     Inventory consists principally of materials and supplies, coal, natural gas and heating oil inventories. Inventories used in the production of electricity are valued at the lower of average cost or market. Heating oil and natural gas used in the trading and marketing operations are accounted for under mark-to-market accounting as discussed in Note 6. Below is a detail of inventory:

                                                          DECEMBER 31,
                                                          -------------     SEPTEMBER 30,
                                                          1998     1999         2000
                                                          ----     ----     -------------
                                                                   (IN MILLIONS)
Materials and supplies..................................  $ 3      $ 9          $ 46
Coal....................................................   --       --            12
Natural gas.............................................   13        9            20
Heating oil.............................................   81       21            26
                                                          ---      ---          ----
         Total inventory................................  $97      $39          $104
                                                          ===      ===          ====

  (m) INVESTMENT IN OTHER DEBT AND EQUITY SECURITIES.


     As of December 31, 1998 and 1999 and September 30, 2000, the Company held marketable equity securities of $11 million, $9 million and $9 million, respectively, classified as "available-for-sale." In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), the Company reports "available-for-sale" securities at estimated fair value in other long-term assets in the Company's Consolidated Balance Sheets and any unrealized gain or loss, net of tax, as a

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES separate component of stockholder's equity and accumulated other comprehensive loss. At December 31, 1998 and 1999 and September 30, 2000, the accumulated unrealized loss, net of tax, relating to these equity securities was $16 million and $17 million and zero, respectively. During the nine months ended September 30, 2000 pursuant to SFAS No. 115, the Company incurred pre-tax impairment loss equal to the $27 million of cumulative unrealized losses that had been charged to other comprehensive income through December 31, 1999. Management's determination to recognize this impairment resulted from a combination of events occurring in 2000 related to this investment. Such events affecting the investment included changes occurring in the investment's senior management, announcement of significant restructuring charges and related downsizing for the entity, reduced earnings estimates for this entity by brokerage analysts and the bankruptcy of a competitor of the investment in the first quarter of 2000. These events coupled with the stock market value of the Company's investment in these securities continuing to be below the Company's cost basis, caused management to believe the decline in fair value of these "available-for-sale" securities to be other than temporary.



     In addition, the Company holds debt and equity securities classified as "trading." In accordance with SFAS No. 115, the Company reports "trading" securities at estimated fair value in the Company's Consolidated Balance Sheets and any unrealized holding gains and losses are recorded as gains (losses) from investments in the Statements of Consolidated Operations. As of December 31, 1999, the Company held $129 million of debt securities that were classified as "trading." This investment was recorded in marketable debt securities in the Company's Consolidated Balance Sheet as of December 31, 1999. As of December 31, 1999 and September 30, 2000, the Company held $14 million of equity securities that are classified as "trading." As of December 31, 1998, equity securities which are classified as "trading" were not material. The Company recorded unrealized holding gains on "trading" securities included in gains from investments in the Statements of Consolidated Operations of $7 million and $6 million for the year ended December 31, 1999 and nine months ended September 30, 2000, respectively. No unrealized gains or losses on "trading" securities were recorded in 1997 or 1998.


  (n) PROJECT DEVELOPMENT COSTS.


     Project development costs include costs for professional services, permits and other items that are incurred incidental to a particular project. The Company expenses these costs as incurred until the project is considered probable. After a project is considered probable, capitalizable costs incurred are capitalized to the project. When project operations begin, the Company begins to amortize these costs on a straight-line basis over the life of the facility. As of December 31, 1998 and 1999 and September 30, 2000, the Company had recorded in the Consolidated Balance Sheets project development costs of $8 million, $3 million and $4 million, respectively.


  (o) LONG-TERM OTHER ASSETS.


     Long-term other assets in the Consolidated Balance Sheets include margin deposits on energy marketing and trading activities, certain marketable securities and deferred debits. As of December 31, 1999 and September 30, 2000, margin deposits on energy marketing and trading activities were $34 million and $93 million, respectively, and were not material as of December 31, 1998.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

  (p) ENVIRONMENTAL COSTS.

     The Company expenses or capitalizes environmental expenditures, as appropriate, depending on their future economic benefit. The Company expenses amounts that relate to an existing condition caused by past operations, and that do not have future economic benefit. The Company records undiscounted liabilities related to these future costs when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated.

  (q) FOREIGN CURRENCY TRANSLATION.


     Local currencies are the functional currency of the Company's foreign operations. Foreign subsidiaries' assets and liabilities have been translated into U.S. dollars using the exchange rate at the balance sheet date. Revenues, expenses, gains and losses have been translated using the weighted average exchange rate for each month prevailing during the periods reported. Cumulative adjustments resulting from translation have been recorded in stockholder's equity and accumulated other comprehensive loss.



  (r) STATEMENTS OF CONSOLIDATED CASH FLOWS.


     For purposes of reporting cash flows, the Company considers cash equivalents to be short-term, highly liquid investments readily convertible to cash.

  (s) CHANGES IN ACCOUNTING PRINCIPLES.


     Effective January 1, 1998, the Company adopted mark-to-market accounting for all of its energy trading, marketing and risk management operations. Under mark-to-market accounting, the Company records at each balance sheet date the fair value of energy related derivative financial instruments, including physical forward contracts, swaps, options and exchange-traded futures and option contracts. These amounts are recorded as price risk management assets and liabilities in the Company's Consolidated Balance Sheets. The realized and unrealized gains and losses are recorded as a component of revenues. There was no material cumulative effect resulting from this accounting change.



     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires capitalization of some costs of internal-use software. The Company adopted SOP 98-1 in the second quarter of 1998 without a material impact on the Consolidated Financial Statements.



     The AICPA's SOP 98-5, "Reporting on the Costs of Start-Up Activities," was adopted by the Company in the fourth quarter of 1998. This statement requires that certain costs of start-up activities and organizational costs be expensed as incurred. The adoption of SOP 98-5 did not have a material impact on the Consolidated Financial Statements.



     The Company adopted Emerging Issues Task Force Issue (EITF) 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF 98-10), on January 1, 1999. The adoption of EITF 98-10 had no material impact on the Consolidated Financial Statements.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

  (t) NEW ACCOUNTING PRONOUNCEMENTS.

     Effective January 1, 2001, the Company is required to adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of other comprehensive income, depending on the intended use of the derivative, its resulting designation and its effectiveness. In addition, in June 2000, the Financial Accounting Standards Board issued an amendment that narrows the applicability of the pronouncement to some purchase and sales contracts and allows hedge accounting for some other specific hedging relationships. Adoption of SFAS No. 133 will result in no cumulative after-tax change in net income and a cumulative after-tax reduction of other comprehensive income of approximately $261 million in the first quarter of 2001. The adoption will also impact assets and liabilities recorded on the balance sheet.


     Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB No. 101), was issued by the SEC on December 3, 1999. SAB No. 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company's Consolidated Financial Statements reflect the accounting principles provided in SAB No. 101.


  (u) COMPREHENSIVE INCOME(UNAUDITED).

     The following table summarizes the components of total comprehensive income for the nine months ended September 30, 1999 (in millions).


Net income..................................................  $ 9
Other comprehensive loss:
  Unrealized loss on available for sale securities..........   (1)
                                                              ---
Comprehensive income........................................  $ 8
                                                              ===


(3) HISTORICAL RELATED PARTY TRANSACTIONS


     The Consolidated Financial Statements include significant transactions between the Company and Reliant Energy involving services, including various corporate support services (including accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources), information technology services and other shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics. The costs of services have been directly charged or allocated to the Company using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges and allocations are not necessarily indicative of what would have been incurred had the Company been a separate entity. Amounts charged and allocated to the Company for these services were $0.7 million, $3 million, $11 million, $7 million (unaudited) and $28 million for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively, and are included primarily in operation and maintenance expenses and general and administrative expenses. In addition, some subsidiaries of the Company have entered into office rental agreements with Reliant Energy. In the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

2000, the Company incurred $0.2 million, $0.9 million, $1.2 million, $0.9 million (unaudited) and $3 million, respectively, of rent expense to Reliant Energy.


     These services and office space lease arrangements between the Company and Reliant Energy will continue after the Offering under transition service agreements or other long-term agreements. It is not anticipated that a change, if any, in these costs and revenues would have a material effect on the Company's consolidated results of operations, cash flows or financial position. For additional information regarding these services and office space lease arrangements between the Company and Reliant Energy, see Note 4(a).


     Below is a detail of accounts and notes receivable from and payable to affiliated companies that are not part of the Company:

                                                             DECEMBER 31,
                                                            --------------   SEPTEMBER 30,
                                                            1998    1999         2000
                                                            ----    ----     -------------
                                                                    (IN MILLIONS)
Net accounts payable -- affiliated companies..............  $(40)  $   (75)     $   (11)
Net short-term notes (payable) receivable -- affiliated
  companies...............................................   20       (188)      (2,169)
Net long-term notes (payable) receivable -- affiliated
  companies...............................................    3     (1,070)        (239)
                                                            ----   -------      -------
         Total net accounts and notes payable --affiliated
           companies......................................  $(17)  $(1,333)     $(2,419)
                                                            ====   =======      =======

     Net accounts payable to affiliated companies, representing primarily current month balances of transactions between the Company and Reliant Energy or its subsidiaries, relate primarily to natural gas purchases and sales, interest, charges for services and office space rental. Net short-term notes payable/receivable to/from affiliated companies represent the accumulation of a variety of cash transfers and operating transactions and specific negotiated financing transactions with Reliant Energy or its subsidiaries and generally bear interest at market-based rates. Net long-term notes payable/receivable to/from affiliated companies primarily relate to specific negotiated financing transactions with Reliant Energy or its subsidiaries that bear interest at market-based rates. See discussion below for information regarding the notes payable entered into by the Company with Reliant Energy related to the acquisition of N.V. UNA (UNA), a Dutch power generation company, during 1999 and the acquisition of certain assets and operations held by Reliant Energy Mid-Atlantic Power Holdings, LLC or its subsidiaries (collectively REMA), during May 2000. Net interest expense related to these net borrowings/receivables was $8 million, zero (unaudited) and $122 million for the year ended December 31, 1999 and nine months ended September 30, 1999 and 2000, respectively. Net interest income related to these net borrowings/receivables was $2 million for both of the years ended December 31, 1997 and 1998. See Note 4(c) for information regarding the conversion into equity of some of these intercompany obligations in connection with the closing of the Offering.


     Funds for the acquisition of REMA were made available through loans from Reliant Energy. In May 2000, $1.0 billion of these loans was converted to equity and $1.0 billion of these loans was repaid in August 2000 from proceeds received from the sale-leaseback transactions (see Note 5(a)). The loans bear interest at 9.4%.


     In connection with funding its purchase of UNA shares (see Note 5(b)), the Company entered into a 560 million Euro-denominated note (approximately $563 million and $494 million based on the December 31, 1999 and September 30, 2000 exchange rate of 1.0062 and 0.8823 U.S. dollars per Euro, respectively) with Reliant Energy, which matures on July 1, 2001. At

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

September 30, 2000 and December 31, 1999, the entire Euro 560 million was outstanding on this note. The note issued under the facility is pre-payable at any time and is due at the expiration of the facility. Outstanding indebtedness under the note bore interest at the inter-bank offered rate for Euros (EURIBOR) plus 0.75% per annum. The applicable interest rate was 4.1% and 5.6% at December 31, 1999 and September 30, 2000, respectively. In connection with the funding of the second tranche of its purchase obligation for UNA, the Company also issued a $266 million dollar denominated note payable to Reliant Energy in December 1999, due March 30, 2001. The note payable bears interest at the London inter-bank offered rate (LIBOR) plus 0.75% per annum. The applicable interest rate was 6.1% at December 31, 1999. In February 2000, in connection with the funding of the third tranche of its purchase obligation for UNA, the $266 million dollar denominated note payable to Reliant Energy was replaced by a $670 million note payable to Reliant Energy, due June 1, 2001. The note bears interest at LIBOR plus 0.75% per annum. The applicable interest rate was 7.2% at September 30, 2000. These notes payable are secured by a junior pledge of 100% of the shares of the holding company of the Company's European operations.


     As of December 31, 1999 and September 30, 2000, Reliant Energy Services, Inc. (Reliant Energy Services), part of the consolidated Company, had a long-term note payable of $241 million and $239 million, respectively, owed to an indirect subsidiary of Reliant Energy. This note payable bears interest at the prime rate which was 8.50% and 9.50% as of December 31, 1999 and September 30, 2000, respectively. The funds were used for general operating expenses.



     The Company had an investment in a financing subsidiary of Reliant Energy of $108 million at December 31, 1998 and 1999 and September 30, 2000. The financing subsidiary was liquidated on December 29, 2000. As a result of the liquidation, the Company had $142 million of a note payable owed to the financing subsidiary cancelled.


     The Company purchases natural gas and transportation services from, supplies natural gas to, and provides marketing and risk management services to affiliates of Reliant Energy that are not part of the Company. Purchases of transportation services and natural gas from Reliant Energy and its subsidiaries were $59 million, $177 million, $200 million, $155 million (unaudited) and $177 million in the years ended December 31, 1997, 1998 and 1999 and nine months ended September 30, 1999 and 2000, respectively. During the years ended December 31, 1997, 1998 and 1999 and nine months ended September 30, 1999 and 2000, the sales and services to Reliant Energy and its subsidiaries totaled $74 million, $176 million, $330 million, $209 million (unaudited) and $425 million, respectively.

     During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, Reliant Energy or its subsidiaries made contributions to the Company of $291 million, $350 million, $236 million, $42 million (unaudited) and $1,068 million, respectively. During 1999, the Company made distributions to a subsidiary of Reliant Energy of $170 million. The contributions in 1999 primarily related to cash contributions used to fund (a) the acquisition of a generating facility in Florida (see Note 5(c)) and (b) general operating costs. In addition, during 1999, Arkla Finance Corporation, a subsidiary of the Company, received payment of $170 million on a long-term note receivable from an affiliate. Arkla Finance Corporation distributed the $170 million to its parent company, Reliant Energy Resources Corp. The capital contributions in 1998 primarily related to cash contributions used to fund (a) the acquisition of five electric generation plants in California (see Note 5(d)), (b) the acquisition of other fixed assets and (c) general operating costs. The capital contributions in 1997 primarily related to a non-cash contribution of Reliant Energy Services and Arkla Finance Corporation,

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES businesses acquired by Reliant Energy (see Note 5(e)). The contributions in the nine months ended September 30, 2000 primarily related to the conversion of a portion of the borrowings from Reliant Energy used to fund the acquisition of REMA (see Note 5(a)).

(4) AGREEMENTS BETWEEN RELIANT ENERGY AND THE COMPANY

  (a) SERVICES AGREEMENTS.


     The Company will enter into agreements with Reliant Energy under which Reliant Energy will provide the Company with services, including various corporate support services (including accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources), information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics.



     These intercompany arrangements will continue after the Offering under a transition services agreement providing for their continuation until December 31, 2004, or, in the case of certain corporate support services until the Distribution Date. The charges the Company will pay Reliant Energy for these services are generally intended to allow Reliant Energy to recover its fully allocated costs of providing the services, plus out-of-pocket costs and expenses, but without profit. In each case, the Company will have the right to terminate categories of services at an earlier date. It is not anticipated that termination of these service arrangements will have a material effect on the Company's financial position, results of operations or cash flows.



     Pursuant to a lease agreement, Reliant Energy will lease the Company office space in its headquarters building in Houston, Texas for an interim period.



     Under a retail customer care services contract, the Company will provide customer service, call center operations and credit and collections for Reliant Energy's electric utility division and revenue reporting and analysis services to Reliant Energy for its electric utility division and two of its natural gas distribution divisions. Reliant Energy will provide the office and equipment space for the Company to perform these services. The Company will pay rent to Reliant Energy at the same rates charged by Reliant Energy to its other business units. These services will terminate on January 1, 2002. The charges Reliant Energy will pay the Company for these services are generally intended to allow the Company to recover its fully allocated costs of providing the services, plus out-of-pocket costs and expenses, but without any profit. After January 1, 2002, the Company will provide remittance processing services to Reliant Energy's natural gas utilities. The Company will be paid for these services on the same basis as for similar services provided before January 1, 2002. These services will terminate on January 1, 2004 or earlier by Reliant Energy giving specified advance notice.


  (b) AGREEMENTS RELATING TO TEXAS GENCO.


     In connection with the separation of the Company's businesses from those of Reliant Energy, Reliant Energy will grant the Company an option to purchase all of the shares of capital stock of an entity (Texas Genco) that will hold the Texas generating assets of Reliant Energy's electric utility division that will be owned by Reliant Energy after the initial public offering or distribution described below. Reliant Energy has agreed either to issue and sell in an initial public offering or to distribute to its shareholders approximately 19% of the common stock of Texas Genco by June 30, 2002. The Texas Genco option may be exercised between January 10, 2004 and January 24, 2004. The per share exercise price under the option will be the average daily closing price on the national exchange for publicly held shares of common stock of Texas Genco

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES for the 30 consecutive trading days with the highest average closing price during the 120 trading days immediately preceding January 10, 2004, plus a control premium, up to a maximum of 10%, to the extent a control premium is included in the valuation determination made by the Public Utility Commission of Texas (Texas Utility Commission) relating to the market value of Texas Genco's common stock equity.



     The Texas Genco option agreement will require Reliant Energy to lend to or contribute to the capital of Texas Genco all funds necessary to operate the business in the ordinary course consistent with past practices and to satisfy its debts and other obligations and to take commercially reasonable action to cause Texas Genco to have a capital structure appropriate, in the judgment of Reliant Energy's board of directors, for the satisfactory marketing of Texas Genco common stock in an initial public offering or to establish a satisfactory trading market for Texas Genco common stock following a distribution of shares to Reliant Energy's shareholders at the time of the initial public offering or distribution. It also will contain covenants relating to the operation of the Texas Genco assets prior to the exercise or expiration of the option and requires that Reliant Energy maintain ownership of all equity of Texas Genco until exercise or expiration of the Texas Genco option, subject to the 19% initial public offering or distribution obligation.



     The Company will provide engineering and technical support services and environmental, safety and industrial health services to support operation and maintenance of Texas Genco's facilities. The Company will also provide systems, technical, programming and consulting support services and hardware maintenance (but excluding plant-specific hardware) necessary to provide dispatch planning, dispatch and settlement and communication with the independent system operator. The fees charged for these services will be designated to allow the Company to recover its fully allocated direct and indirect costs and reimbursement of out-of-pocket expenses. Expenses associated with capital investment in systems and software that benefit both the operation of Texas Genco's facilities and our facilities in other regions will be allocated on an installed megawatt basis. The term of the technical services agreement will begin on the Distribution Date. The term of this agreement will end on the first to occur of (a) the Company's exercise of the Texas Genco option, (b) Reliant Energy's sale of Texas Genco, or all or substantially all of the assets of Texas Genco, if the Company does not exercise the Texas Genco option, or (c) December 31, 2004, provided the Texas Genco option is not exercised, Texas Genco may extend the term of this agreement until December 31, 2005.



     When Texas Genco is organized, it will become the beneficiary of the decommissioning trust that has been established to provide funding for decontamination and decommissioning of a nuclear electric generation station in which Reliant Energy owns a 30.8% interest. The master separation agreement will provide that Reliant Energy will collect through rates or other authorized charges to its electric utility customers amounts designated for funding the decommissioning trust, and will pay the amounts to Texas Genco. Texas Genco will in turn be required to deposit these amounts received from Reliant Energy into the decommissioning trust. Upon decommissioning of the facility, in the event funds from the trust are inadequate, Reliant Energy will be required to collect through rates or other authorized charges to customers as contemplated by the Texas Utilities Code all additional amounts required to fund Texas Genco's obligations relating to the decommissioning of the facility. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trust, the excess will be refunded to Reliant Energy's ratepayers.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

  (c) CONVERSION OF INDEBTEDNESS TO RELIANT ENERGY AND ITS SUBSIDIARIES.


     Reliant Energy will agree that all indebtedness owed by the Company to Reliant Energy and its subsidiaries prior to the closing of the Offering will be converted into equity as a capital contribution which will be recorded as an increase to stockholder's equity.


  (d) OTHER AGREEMENTS.


     In connection with the separation of the Company's businesses from those of Reliant Energy, the Company will also enter into other agreements providing, among other things, for mutual indemnities and releases with respect to the Company's respective businesses and operations, matters relating to corporate governance, matters relating to responsibility for employee compensation and benefits, and allocation of tax liabilities.



     In addition, the Company and Reliant Energy will enter into various agreements relating to ongoing commercial arrangements, including among other things the leasing of optical fiber and related maintenance activities, rights to build fiber networks along existing rights of way, and the provision of local exchange telecommunications and data services in the greater Houston metropolitan area and long distance telecommunications services.


(5) BUSINESS ACQUISITIONS

  (a) RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC.


     On May 12, 2000, a subsidiary of the Company purchased entities owning electric power generating assets and development sites located in Pennsylvania, New Jersey and Maryland having an aggregate net generating capacity of approximately 4,262 megawatts (MW). With the exception of development entities that were sold to another subsidiary of the Company in July 2000, the assets of the entities acquired are held by REMA. The purchase price for the May 2000 transaction was $2.1 billion. The Company accounted for the acquisition as a purchase with assets and liabilities of REMA reflected at their estimated fair values. Subsequent to the issuance of its financial statements for the nine months ended September 30, 2000, management determined that its preliminary purchase price allocation for the REMA acquisition should be reallocated. This reallocation resulted in the elimination of major maintenance reserves, and related reductions of goodwill and deferred tax assets, previously recorded in connection with the REMA acquisition. As a result, the Company has revised its September 30, 2000 consolidated balance sheet to reduce major maintenance reserves, goodwill and deferred tax assets by $110 million, $67 million and $44 million, respectively. In addition, the Company recognized an increase in deferred tax liabilities of $21 million resulting from book/tax basis differences of recorded air emissions regulatory allowances. Such deferred tax effects and the corresponding increase in goodwill had not been considered in connection with the Company's previously recorded REMA acquisition purchase price allocation. On a preliminary basis, the Company's fair value adjustments related to the acquisition primarily included adjustments in property, plant and equipment, air emissions regulatory allowances, materials and supplies inventory, environmental reserves and related deferred taxes. The Company believes that the fair value allocated to property, plant and equipment acquired in connection with the REMA acquisition properly reflects planned major maintenance activities. The air emissions regulatory allowances of $153 million are being amortized on a units-of-production basis as utilized. The excess of the purchase price over the fair value of net assets acquired of approximately $7 million was recorded as goodwill and is being amortized over 35 years. The Company expects to finalize these fair value adjustments no later than May 2001, based on valuation reports of property, plant and equipment and intangible assets and does not anticipate additional material modifications to the preliminary adjustments. Funds for the acquisition of REMA were made available through loans from Reliant Energy. In

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

May 2000, $1.0 billion of these loans were subsequently converted to equity. Reliant Energy obtained these funds through commercial paper borrowings by a finance subsidiary, which borrowings were supported by bank credit facilities.

     The net purchase price of REMA was allocated and the fair value adjustments to the seller's book value are as follows (in millions):


                                                               PURCHASE       FAIR
                                                                PRICE         VALUE
                                                              ALLOCATION   ADJUSTMENTS
                                                              ----------   -----------
Current assets..............................................    $   75        $ (37)
Property, plant and equipment...............................     1,941          670
Goodwill....................................................         7         (144)
Other intangibles...........................................       153          (10)
Other assets................................................         4           (4)
Current liabilities.........................................       (45)          (8)
Other liabilities...........................................       (38)         (14)
                                                                ------        -----
                                                                $2,097        $ 453
                                                                ======        =====



     Adjustments to property, plant and equipment, other intangibles which includes air emissions regulatory allowances, and environmental reserves included in other liabilities are based primarily on preliminary or final valuation reports prepared by independent appraisers and consultants.


     In August 2000, the Company sold to and leased back from each of three owner-lessors in separate lease transactions the Company's respective 16.45%, 16.67% and 100% interests in the Conemaugh, Keystone and Shawville generating stations, respectively, acquired as part of the REMA acquisition. As lessee, the Company leases an interest in each facility from each owner-lessor under a facility lease agreement. As consideration for the sale of the Company's interest in the facilities, the Company received $1.0 billion in cash. The Company used the $1.0 billion of sale proceeds to repay intercompany indebtedness owed by the Company to Reliant Energy.

     The Company's results of operations include the results of REMA only for the period beginning May 12, 2000. Prior to November 24, 1999, the acquired entities' operations were fully integrated with, and their results of operations were consolidated into, the regulated electric utility operations of a prior owner of the facilities. In addition, prior to November 24, 1999, the electric output of the facilities was sold based on rates set by regulatory authorities and are not indicative of REMA's future results. The following table presents selected actual financial information and unaudited pro forma information for the nine months ended September 30, 2000 and the year ended December 31, 1999, as if the acquisition had occurred on January 1, 2000 and November 24, 1999, as applicable. Pro forma information has not been presented for REMA for the nine months ended September 30, 1999. Pro forma information would not be meaningful since historical financial results of the business and the revenue generating activities underlying that period as described above are substantially different from the wholesale generation activities that REMA has been engaged in after November 24, 1999. Pro forma amounts also give effect to the sale and leaseback of interests in three of the REMA generating plants, which were consummated in August 2000.


                                                              YEAR ENDED        NINE MONTHS ENDED
                                                          DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                                          ------------------   -------------------
                                                          ACTUAL   PRO FORMA   ACTUAL    PRO FORMA
                                                          ------   ---------   -------   ---------
                                                            (IN MILLIONS, EXCEPT FOR PER SHARE)
Revenues................................................  $8,053    $8,082     $12,820    $12,986
Income before extraordinary item........................     24         14         245        222
Net income..............................................     24         14         252        229

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     These unaudited pro forma results, based on assumptions deemed appropriate by the Company's management, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the acquisition of the REMA entities had occurred on January 1, 2000 and November 24, 1999, as applicable. Purchase-related adjustments to the results of operations include the effects on depreciation and amortization, interest expense and income taxes.

  (b) UNA.


     Effective October 7, 1999, the Company acquired UNA, a Dutch electric generation company, for a total net purchase price, payable in Dutch Guilders
(NLG), of $1.9 billion based on an exchange rate on October 7, 1999 of 2.06 NLG per U.S. dollar. The aggregate purchase price paid in 1999 by the Company consisted of $833 million in cash. On March 1, 2000, under the terms of the acquisition agreement, the Company funded the remaining purchase obligation for $982 million. The business purchase obligation was recorded in the Consolidated Balance Sheet as of December 31, 1999, based on the exchange rate on December 31, 1999, of 2.19 NLG per U.S. dollar. A portion ($596 million) of the business purchase obligation was classified as a non-current liability, as this portion of the obligation was financed with a three-year term loan facility obtained subsequent to December 31, 1999 (see Note 8). The impact of UNA's results of operations from October 1 through October 7, 1999 was immaterial to the Company's consolidated results of operations.



     The Company recorded the UNA acquisition under the purchase method of accounting, with assets and liabilities of UNA reflected at their estimated fair values. As outlined in the table below, on a preliminary basis, the Company's fair value adjustments related to the acquisition of UNA primarily included increases in property, plant and equipment, long-term debt, severance liabilities, post-employment benefit liabilities and deferred taxes. Additionally, a $19 million receivable, was recorded in connection with the acquisition as the selling shareholders agreed to fully indemnify UNA for certain obligations incurred prior to the purchase of UNA. Adjustments to property, plant and equipment are based primarily on valuation reports prepared by independent appraisers and consultants. The excess of the purchase price over the fair value of net assets acquired of approximately $885 million was recorded as goodwill and will be amortized on a straight-line basis over 30 years. The Company finalized these fair value adjustments during September 2000. The Company finalized a severance plan (the UNA Plan) in connection with the UNA acquisition in September 2000 (commitment date) and in accordance with EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination," recorded this liability of $19 million in the September 30, 2000 Consolidated Balance Sheet.



     In connection with the acquisition of UNA, the Company developed a comprehensive business process reengineering and employee severance plan intended to make UNA competitive in the deregulated Dutch electricity market that began January 1, 2001. The UNA Plan's initial conceptual formulation was initiated prior to the acquisition of UNA in October 1999. The finalization of the UNA Plan was approved and completed in September 2000. The Company identified 195 employees which will be involuntarily terminated in UNA's following functional areas: plant operations and maintenance, procurement, inventory, general and administrative, legal, finance and support. The Company has notified all employees identified as redundant under the severance component of the UNA Plan that they are subject to involuntary termination and that the majority of terminations will occur over a period not to exceed twelve months from the date of finalization of the UNA Plan. The termination benefits under the UNA Plan are governed by UNA's Social Plan, a collective bargaining agreement between UNA and its various representative labor unions signed in 1998. The Social Plan provides defined benefits for

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES involuntarily severed employees depending upon age, tenure and other factors, and was agreed to by the management of UNA as a result of the anticipated deregulation of the Dutch electricity market. The Social Plan is still in force and binding on the current management of the Company and UNA. The Company is currently executing the UNA Plan as of the date of these Consolidated Financial Statements.


     The net purchase price of UNA was allocated and the fair value adjustments to the seller's book value are as follows (in millions):

                                                               PURCHASE
                                                                PRICE      FAIR VALUE
                                                              ALLOCATION   ADJUSTMENTS
                                                              ----------   -----------
Current assets..............................................    $  229       $   19
Property, plant and equipment...............................     1,899          719
Goodwill....................................................       885          885
Current liabilities.........................................      (336)          --
Deferred taxes..............................................       (81)         (81)
Long-term debt..............................................      (422)         (87)
Other long-term liabilities.................................      (244)         (35)
                                                                ------       ------
                                                                $1,930       $1,420
                                                                ======       ======


     The following table presents selected actual financial information for the years ended December 31, 1998 and 1999, and unaudited pro forma information for the years ended December 31, 1998 and 1999, as if the acquisition of UNA had occurred on January 1, 1998 and 1999, respectively. The pro forma results are based on assumptions deemed appropriate by the Company's management, have been prepared for informational purposes only and are not necessarily indicative of the consolidated results that would have resulted if the acquisition of UNA had occurred on January 1, 1998 and 1999. Purchase related adjustments to results of operations include amortization of goodwill, interest expense and the effects on depreciation and amortization of the assessed fair value of some of UNA's net assets and liabilities.



                                                             1998                 1999
                                                      ------------------   ------------------
                                                      ACTUAL   PRO FORMA   ACTUAL   PRO FORMA
                                                      ------   ---------   ------   ---------
                                                        (IN MILLIONS, EXCEPT FOR PER SHARE)
Revenues............................................  $4,371    $5,203     $8,053    $8,533
Net income (loss)...................................      21        73         24        (3)


  (c) FLORIDA GENERATION PLANT PURCHASE.

     On October 6, 1999, the Company purchased a steam turbine generation plant (Indian River) with a net generating capacity of 619 MW from a Florida municipality (the Municipality) for a net purchase price of $188 million. Indian River, located near Titusville, Florida, consists of three conventional steam generation units fueled by both oil and natural gas. Under the Company's ownership, the units will continue to provide electricity to the Municipality through a four-year power purchase agreement. The Company expects excess power to be sold to other utilities and rural electric cooperatives within the state and other entities within the Florida wholesale market. The Company recorded the acquisition under the purchase method of accounting. The purchase price has been allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The Company's fair value adjustments related to the acquisition of Indian River primarily included increases in property, plant and equipment, specific intangibles related to water rights and permits, major maintenance reserves and related deferred taxes. The specific intangibles of $112 million are being amortized

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES over their contractual lives of 35 years. The Company finalized these fair value adjustments during September 2000. There were no material adjustments made to the purchase allocation subsequent to December 31, 1999.

     Net purchase price of Indian River was allocated as follows (in millions):

Current assets..............................................   $ 15
Property, plant and equipment...............................     93
Goodwill....................................................      2
Other intangibles...........................................    112
Major maintenance reserve...................................     (3)
Other long-term liabilities.................................    (31)
                                                               ----
                                                               $188
                                                               ====

     The Company's results of operations include Indian River's results of operations only for the period beginning with the October 6, 1999 acquisition date. Pro forma information has not been presented for Indian River for 1999 and 1998. Pro forma information would not be meaningful since historical financial results of the business and the revenue generating activities underlying that period as described below are substantially different from the wholesale generation activities that Indian River has been engaged in after October 6, 1999. Prior to the Company's acquisition, the acquired Indian River generation operations were fully integrated with, and its results of operations were consolidated into, the Municipality's vertically-integrated utility operations. In addition, prior to the Company's acquisition, the electric output of these facilities was sold based on rates set by regulatory authorities and are not indicative of these assets' future operating results as a wholesale electricity provider.

  (d) CALIFORNIA GENERATION PLANT PURCHASE.

     In April and July 1998, the Company completed the acquisitions of five natural gas-fired, electric generation plants located in southern California with a total net generating capacity of 3,800 MW from Southern California Edison Company (the Utility) for $292 million. Although the Company exercises management authority over these five plants, the Company has contracted with the Utility to operate and maintain these five plants through March 2003; however, the Company has elected to terminate this agreement in April 2001. The Company recorded the acquisitions under the purchase method of accounting. The purchase price has been allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition, while the balance of $70 million was recorded as goodwill and is being amortized on a straight-line basis over 30 years. The Company's fair value adjustments related to the acquisition of the California generating plants primarily included adjustments to inventory, property, plant and equipment, major maintenance reserves and related deferred taxes.

     The net purchase price of the California generating plants was allocated and the fair value adjustments to the seller's book value are as follows (in millions):

                                                               PURCHASE       FAIR
                                                                PRICE         VALUE
                                                              ALLOCATION   ADJUSTMENTS
                                                              ----------   -----------
Property, plant and equipment...............................     $247         $ (7)
Goodwill....................................................       70           70
Other assets................................................        6           (3)
Major maintenance reserve...................................      (31)         (31)
                                                                 ----         ----
                                                                 $292         $ 29
                                                                 ====         ====

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     A reserve for major maintenance has been recorded to conform to the Company's policy to account for major maintenance costs using the accrual in advance method (see Note 2(f)).

     The Company's results of operations include the California generating plants' results of operations only for the period beginning with the respective acquisition dates. Pro forma information has not been presented for the California generating plants for 1998 and 1997. Pro forma information would not be meaningful since historical financial results of the business and the revenue generating activities underlying that period as described below are substantially different from the wholesale generation activities that the California generating plants have been engaged in after the acquisitions. Prior to the Company's acquisition, the acquired California generating operations were fully integrated with, and their results of operations were consolidated into, the Utility's regulated vertically-integrated utility operations. In addition, prior to the Company's acquisition, the electric output of these facilities was sold based on rates set by regulatory authorities and were not indicative of these assets' future operating results as a wholesale electricity provider.

  (e) RELIANT ENERGY SERVICES, INC. AND RELATED COMPANY.


     In August 1997, a subsidiary of Reliant Energy merged with Reliant Energy Resources Corp. (formerly NorAm Energy Corp.) (collectively with its subsidiaries, RERC), a natural gas gathering, transmission, marketing and distribution company. The aggregate consideration paid to RERC's stockholders consisted of $1.4 billion in cash and 47.8 million shares of Reliant Energy's common stock valued at approximately $1.0 billion. The acquisition of RERC was recorded under the purchase method of accounting with assets and liabilities reflected at their estimated fair values at the date of acquisition. Some subsidiaries of RERC are included in the Company. These subsidiaries consist of
(a) Reliant Energy Services, a company conducting wholesale energy trading, marketing and risk management services operation and (b) Arkla Finance Corporation, a company that holds an investment in marketable equity securities (collectively, Unregulated RERC). The acquisition of these operations is reflected as a capital contribution to the Company in August 1997 of $287 million in the Consolidated Financial Statements. The consolidated balance sheets of Unregulated RERC after the acquisition reflect adjustments associated with the allocation of the purchase price. Debt to fund the cash portion of the purchase consideration was not allocated or "pushed down" to Unregulated RERC and is not reflected in the Consolidated Financial Statements of the Company.


     The Company recorded the excess of the purchase price allocated to Unregulated RERC over the fair value of net assets of $131 million as goodwill, which is being amortized on a straight-line basis over 40 years. The fair value adjustments for Unregulated RERC included unrecognized pension and postretirement benefits liabilities, severance liabilities, reserves for losses on transportation contracts and related deferred taxes. The fair value adjustment of $11 million for reserves for transportation contracts recorded in other liabilities was based on published future prices or quoted prices as of the acquisition date.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     The net purchase price of Unregulated RERC was allocated and the fair value adjustments to the seller's book value are as follows (in millions):

                                                               PURCHASE
                                                                PRICE      FAIR VALUE
                                                              ALLOCATION   ADJUSTMENTS
                                                              ----------   -----------
Current assets..............................................    $ 333         $ --
Long-term notes receivables from affiliates, net............      165           --
Goodwill....................................................      131          131
Other assets................................................      142           --
Accounts and notes payable -- affiliated companies, net.....     (126)          --
Other current liabilities...................................     (292)          (3)
Deferred taxes..............................................      (24)         (15)
Other liabilities...........................................      (42)         (11)
                                                                -----         ----
                                                                $ 287         $102
                                                                =====         ====


     The Company's results of operations include Unregulated RERC's results only for the period beginning with the acquisition date. The following table presents certain actual and unaudited pro forma financial information for the year ended December 31, 1997, as if the acquisition of Unregulated RERC had occurred on January 1, 1997. The pro forma results are based on assumptions deemed appropriate by the Company's management, have been prepared for informational purposes only and are not necessarily indicative of the consolidated results that would have resulted if the acquisition of Unregulated RERC had occurred on January 1, 1997. Purchase related adjustments to results of operations include amortization of goodwill.



                                                                      1997
                                                              --------------------
                                                              ACTUAL    PRO FORMA
                                                              ------    ---------
                                                              (IN MILLIONS, EXCEPT
                                                                 FOR PER SHARE)
Revenues....................................................  $1,321      $2,913
Net loss....................................................      (6)        (23)


(6) DERIVATIVE FINANCIAL INSTRUMENTS

  (a) PRICE RISK MANAGEMENT AND TRADING ACTIVITIES.

     The Company offers energy price risk management services primarily related to natural gas, electric power and other energy related commodities. The Company provides these services by utilizing a variety of derivative financial instruments, including (a) fixed and variable-priced physical forward contracts,
(b) fixed and variable-priced swap agreements, (c) options traded in the over-the-counter financial markets and (d) exchange-traded energy futures and option contracts (Trading Derivatives). Fixed-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between a fixed and variable price for the commodity. Variable-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between industry pricing publications or exchange quotations.

     Prior to 1998, the Company applied hedge accounting to some physical commodity activities that qualified for hedge accounting (see Note 2(s)). In 1998, the Company adopted mark-to-market accounting for all of its energy trading, marketing and price risk management operations. Accordingly, since 1998, these Trading Derivatives are recorded at fair value with realized and unrealized gains (losses) recorded as a component of revenues. The recognized, unrealized balances are included in price risk management assets/liabilities.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     The notional quantities, maximum terms and the estimated fair value of Trading Derivatives at December 31, 1998 and 1999 and September 30, 2000, are presented below (volumes in billions of British thermal units equivalent (Bbtue) and dollars in millions):

                                                   VOLUME-FIXED    VOLUME-FIXED      MAXIMUM
                                                   PRICE PAYOR    PRICE RECEIVER   TERM (YEARS)
                                                   ------------   --------------   ------------
DECEMBER 31, 1998
  Natural gas....................................     937,264         977,293            9
  Electricity....................................     122,950         124,878            3
  Crude oil and refined products.................     205,499         204,223            3
DECEMBER 31, 1999
  Natural gas....................................     936,716         939,416            9
  Electricity....................................     251,592         248,176           10
  Crude oil and refined products.................     143,857         144,554            3
SEPTEMBER 30, 2000
  Natural gas....................................   2,033,018       2,027,613           12
  Electricity....................................     589,042         586,617            7
  Crude oil and refined products.................     129,198         128,616            2

                                                                                       AVERAGE
                                                               FAIR VALUE           FAIR VALUE(1)
                                                          --------------------   --------------------
                                                          ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                                          ------   -----------   ------   -----------
DECEMBER 31, 1998
  Natural gas...........................................  $ 222      $  212      $ 124      $  108
  Electricity...........................................     34          33        186         186
  Crude oil and refined products........................     29          23         21          17
                                                          ------     ------      ------     ------
                                                          $ 285      $  268      $ 331      $  311
                                                          ======     ======      ======     ======
DECEMBER 31, 1999
  Natural gas...........................................  $ 581      $  564      $ 550      $  534
  Electricity...........................................    122          91         96          74
  Crude oil and refined products........................    193         206        183         187
                                                          ------     ------      ------     ------
                                                          $ 896      $  861      $ 829      $  795
                                                          ======     ======      ======     ======
SEPTEMBER 30, 2000
  Natural gas...........................................  $2,068     $2,024      $1,391     $1,367
  Electricity...........................................    394         372        429         386
  Crude oil and refined products........................     72          78         72          80
                                                          ------     ------      ------     ------
                                                          $2,534     $2,474      $1,892     $1,833
                                                          ======     ======      ======     ======

---------------

(1) Computed using the ending balance of each quarter.

     In addition to the fixed-price notional volumes above, the Company also had variable-priced agreements, as discussed above, totaling 1,702,977 Bbtue, 3,797,824 Bbtue and 7,759,006 Bbtue as of December 31, 1998 and 1999 and September 30, 2000, respectively. Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure the Company's exposure to market or credit risks.

     All of the fair values shown in the tables above at December 31, 1998 and 1999 and September 30, 2000, have been recognized in income. The Company estimated the fair value as of December 31, 1998 and 1999 and September 30, 2000, using quoted prices where available and considering the liquidity of the market for the Trading Derivatives. The prices and fair values are subject to significant changes based on changing market conditions.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     The weighted-average term of the trading portfolio, based on volumes, is less than one year. The maximum and average terms disclosed herein are not indicative of likely future cash flows, as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

     In addition to the risk associated with price movements, credit risk is also inherent in the Company's risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. The following table shows the composition of the total price risk management assets of the Company as of December 31, 1998 and 1999 and September 30, 2000.

                                   DECEMBER 31, 1998    DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                   ------------------   ------------------   -------------------
                                   INVESTMENT           INVESTMENT           INVESTMENT
                                    GRADE(1)    TOTAL    GRADE(1)    TOTAL    GRADE(1)    TOTAL
                                   ----------   -----   ----------   -----   ----------   -----
                                                           (IN MILLIONS)
Energy marketers.................     $103      $124       $202      $230      $  777     $  832
Financial institutions...........       62        62         90       159         643        645
Gas and electric utilities.......       47        48        220       221         752        762
Oil and gas producers............        7         8         31        31         216        265
Industrials......................        2         3          3         4          42         45
Independent power producers......        1         1         --         2          --         --
Others...........................       45        45        174       261          --         --
                                      ----      ----       ----      ----      ------     ------
         Total...................     $267       291       $720       908      $2,430      2,549
                                      ====                 ====                ======
Credit and other reserves........                 (6)                 (12)                   (15)
                                                ----                 ----                 ------
Energy price risk management
  assets(2)......................               $285                 $896                 $2,534
                                                ====                 ====                 ======

---------------

(1) "Investment Grade" is primarily determined using publicly available credit ratings along with the consideration of credit support (such as parent company guarantees) and collateral, which encompass cash and standby letters of credit.

(2) As of September 30, 2000, the Company had no credit risk exposure to any single counterparty that represents greater than 5% of price risk management assets.

  (b) NON-TRADING ACTIVITIES.


     To reduce the risk from market fluctuations in the revenues derived from the sale of electric power and natural gas, the Company enters into futures transactions, forward contracts, swaps and options (Energy Derivatives) in order to hedge some expected purchases of electric power and natural gas and sales of electric power and natural gas (a portion of which are firm commitments at the inception of the hedge). The Company applies hedge accounting for its derivative financial instruments utilized in non-trading activities. Unrealized changes in the market value of Energy Derivatives utilized as hedges are not generally recognized in the Company's Statements of Consolidated Operations until the underlying hedged transaction occurs. Once it becomes probable that an anticipated transaction will not occur, the Company recognizes deferred gains and losses. In general, the financial impact of transactions involving these Energy Derivatives is included in the Company's Statements of Consolidated Operations under the captions (a) fuel expenses, in the case of natural gas transactions, (b) purchased power, in the case of electric power purchase transactions, and (c) revenues, in the case of electric power sales transactions. Cash flows resulting from these transactions in Energy Derivatives are

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES included in the Company's Statements of Consolidated Cash Flows in the same category as the item being hedged.



     In connection with the Company's acquisition of UNA in 1999, the Company entered into call option agreements with several banks to hedge the impact of foreign exchange movements on the Dutch guilder. These call options provided the right, but not the obligation, to purchase 695 million NLG from specific banks at specific strike prices. The total premium paid, classified as other expense on the Statement of Consolidated Operations, for all of the options that were to expire on October 26, 1999, was $8 million. On October 12, 1999, the Company sold the remaining value in the call options for $0.6 million. The proceeds were reflected in the results of operations as a reduction of other expense.



     During November 1999 and February 2000, the Company entered into foreign currency swaps for 258 million and 413 million Euros, respectively (approximately $228 million and $364 million), terminating in September 2000 and also issued Euro denominated debt to a subsidiary of Reliant Energy, maturing in March and June 2001, to hedge its net investment in UNA. During September 2000, the Company entered into four foreign currency swaps for a total of 671 million Euros (approximately $592 million) terminating in January 2001. The Company records changes in the value of the swap and debt as foreign currency translation adjustments as a component of stockholder's equity and accumulated other comprehensive loss. The effectiveness of the hedging instruments can be measured by the net change in foreign currency translation adjustments attributed to the UNA transaction. These amounts generally offset amounts recorded in stockholder's equity as adjustments resulting from translation of the hedged investment into U.S. dollars. As of December 31, 1999 and September 30, 2000, the net carrying value of the currency swaps was a $6 million receivable and $22 million payable, respectively, and was recorded in other current assets and other current liabilities in the Consolidated Balance Sheets.


     For transactions involving either Energy Derivatives or foreign currency derivatives, hedge accounting is applied only if the derivative (a) reduces the risk of the underlying hedged item and (b) is designated as a hedge at its inception. Additionally, the derivatives must be expected to result in financial impacts that are inversely correlated to those of the item(s) to be hedged. This correlation, a measure of hedge effectiveness, is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and mark-to-market accounting is applied.

     At December 31, 1998 and 1999 and September 30, 2000, the Company was a fixed-price payor in Energy Derivatives covering 598 billion British thermal units (Bbtu), 3,512 Bbtu and 206,367 Bbtu of natural gas, respectively. Also, at December 31, 1998 and 1999 and September 30, 2000, the Company was a party to variable-priced Energy Derivatives totaling 846 Bbtu, 3,617 Bbtu and 20,821 Bbtu of natural gas, respectively. The weighted average maturity of these instruments is less than one year.

     The notional amount is intended to be indicative of the Company's level of activity in these derivatives. However, the amounts at risk are significantly smaller because, in view of the price movement correlation required for hedge accounting, changes in the market value of these derivatives generally are offset by changes in the value associated with the underlying physical transactions or in other derivatives. When Energy Derivatives are closed out in advance of the underlying commitment or anticipated transaction, however, the market value changes may not offset due to the fact that price movement correlation ceases to exist when the positions are

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES closed, as further discussed below. Under those circumstances, gains (losses) are deferred and recognized as a component of income when the underlying hedged item is recognized in income.

     The average maturity discussed above and the fair value discussed in Note 12 are not necessarily indicative of likely future cash flows, as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary as to the actual timing of cash receipts and payments.

  (c) TRADING AND NON-TRADING -- GENERAL POLICY.

     In addition to the risk associated with price movements, credit risk is also inherent in the Company's risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. While the Company has experienced only minor losses due to the credit risk associated with these arrangements to date, the Company has off-balance sheet risk to the extent that the counterparties to these transactions may fail to perform as required by the terms of each contract. In order to minimize this risk, the Company enters into these contracts primarily with counterparties having a minimum Standard & Poor's or Moody's rating of BBB-or Baa3, respectively. For long-term arrangements, the Company periodically reviews the financial condition of these firms in addition to monitoring the effectiveness of these financial contracts in achieving the Company's objectives. If the counterparties to these arrangements fail to perform, the Company would seek to compel performance at law or otherwise obtain compensatory damages. The Company might be forced to acquire alternative hedging arrangements or be required to honor the underlying commitment at then-current market prices. In this event, the Company might incur additional losses to the extent of amounts, if any, already paid to the counterparties. In view of its criteria for selecting counterparties, its process for monitoring the financial strength of these counterparties and its experience to date in successfully completing these transactions, the Company believes that the risk of incurring a significant financial statement loss due to the non-performance of counterparties to these transactions is minimal.

     The Company's policies prohibit the use of leveraged financial instruments.

     Reliant Energy has established a Risk Oversight Committee comprised of corporate and business segment officers that oversees all commodity price and credit risk activities, including the Company's trading, marketing and risk management activities. The committee's duties are to establish the Company's commodity risk policies, allocate risk capital within limits established by Reliant Energy's board of directors, approve trading of new products and commodities, monitor risk positions and ensure compliance with Reliant Energy's risk management policies and procedures and trading limits established by Reliant Energy's board of directors.

(7) EQUITY INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

     In April 1998, the Company formed a limited liability corporation to construct and operate a 490 MW electric generation plant in Boulder City, Nevada in which the Company has a 50% interest. The plant became operational in May 2000. In October 1998, the Company entered into a partnership to construct and operate a 100 MW cogeneration plant in Orange, Texas in which its ownership interest is 50%. The plant began commercial operations in December 1999. As of December 31, 1998 and 1999 and September 30, 2000, the Company's net investment in these projects was $42 million, $78 million and $116 million, respectively. The Company's equity income from these investments was $33 million in the nine months ended September 30, 2000. The

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

Company's equity loss from these investments was $0.6 million and $0.8 million in 1998 and 1999, respectively. During the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, there were no distributions from these investments.

(8) SHORT-TERM BORROWINGS AND LONG-TERM DEBT TO THIRD PARTIES

     The following table presents the components of short-term borrowings and long-term debt to third parties as of December 31, 1999 and September 30, 2000. There was no debt to third parties outstanding as of December 31, 1998.

                                             DECEMBER 31, 1999        SEPTEMBER 30, 2000
                                           ----------------------   ----------------------
                                           LONG-TERM   CURRENT(1)   LONG-TERM   CURRENT(1)
                                           ---------   ----------   ---------   ----------
                                                            (IN MILLIONS)
Total short-term borrowings(2)...........    $ --         $170        $ --         $204
Long-term debt:
  Reliant Energy Power Generation, Inc.
    Notes payable........................      68           --         209           --
  European Energy(2)(3)..................     347           14         589            1
    Debentures unamortized premium(3)....      25            6           3           --
                                             ----         ----        ----         ----
         Total long-term borrowings......     440           20         801            1
                                             ----         ----        ----         ----
         Total borrowings................    $440         $190        $801         $205
                                             ====         ====        ====         ====

---------------

(1) Includes amounts due within one year of the date noted.

(2) Borrowings are denominated in Dutch guilders. The assumed exchange rate is
    2.19 NLG and 2.50 NLG per U.S. dollar, the exchange rate on December 31, 1999 and September 30, 2000, respectively.

(3) UNA debt was adjusted to fair market value as of the acquisition date. The unamortized premium is related to these fair value adjustments and is being amortized over the respective remaining term of the related long-term debt.

  (a) SHORT-TERM BORROWINGS.

     As of September 30, 2000, the Company had $1.8 billion of committed credit facilities, which included facilities of subsidiaries of Reliant Energy Power Generation, Inc. (REPG) and UNA. The facilities expire as follows: $331 million in 2001, $475 million in 2002 and $949 million in 2003. As of September 30, 2000, $473 million was unused. Credit facilities aggregating $843 million were unsecured. As of September 30, 2000, letters of credit under two of the facilities aggregated $385 million. As of September 30, 2000, borrowings of $739 million were outstanding under these facilities that were classified as long-term debt, based upon the availability of committed credit facilities with expiration dates exceeding one year and management's intention to maintain these amounts in excess of one year.

     As of December 31, 1999, the Company had $1.2 billion of committed credit facilities, which included facilities of subsidiaries of REPG and UNA. As of December 31, 1999, borrowings of $68 million were outstanding under these facilities. These borrowings were classified as long-term debt based upon the availability of committed credit facilities with expiration dates exceeding one year and management's intention to maintain these amounts in excess of one year. For further discussion of the $68 million borrowings, see Note 8(b) below.

     In July 2000, UNA entered into two credit facilities to refinance an existing multi-currency credit agreement that matured in October 2000. The two new credit facilities include (a) a 364-day revolving credit facility for Euro 250 million ($221 million assuming the September 30, 2000 exchange rate of 0.8823 U.S. dollar per Euro) and (b) a three-year letter of credit facility for $420 million. These credit facilities will be used by UNA for working capital purposes and to support UNA's contingent obligations under its cross border leases (see Note 11(d)). Under the

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES two facilities, there is no recourse to any affiliate of the Company other than UNA. The 364-day revolving credit facility for Euro 250 million bears interest at EURIBOR plus a margin. A commitment fee of 0.175% per annum is payable on the average daily unused portion of the Euro 250 million facility. At September 30, 2000, borrowings of $159 million (based on the exchange rate on September 30, 3000 of 0.8823 U.S. dollar per Euro) were outstanding. The weighted average interest rate for these borrowings was 5.6% as of September 30, 2000. Under the letter of credit facility, a fee is payable by the Company on each letter of credit that is outstanding based on UNA's credit rating. A commitment fee of 0.25% per annum is payable on the average daily unused portion of the $420 million letter of credit facility. At September 30, 2000, letters of credit of $275 million were outstanding under this facility. These facilities contain covenants and requirements that must be met to borrow funds or issue letters of credit, as applicable. These covenants are not anticipated to materially restrict the Company from borrowing funds or issuing letters of credit, as applicable, under these facilities.

     In August 2000, the Company entered into a new $110 million letter of credit facility, which expires in January 2001, to support REMA's lease obligations discussed in Note 11(c). The Company pays a fee equal to 1% of the total committed amount. Direct borrowings under the letters of credit bear interest at (a) the sum of the higher of the Federal Funds Rate plus .5% or the Prime Rate plus a margin or (b) the sum of the LIBOR rate plus a margin, at the option of the Company. At September 30, 2000, $110 million of letters of credit were outstanding under this facility. There were no direct borrowings under the letter of credit agreement as of September 30, 2000.

     On October 5, 1999, UNA entered into an unsecured Euro denominated bridge facility of $685 million. This facility was replaced on December 21, 1999, by a $685 million multi-currency credit agreement that matured on October 2, 2000. The facility was intended to enable UNA to repay or provide letter of credit support in respect of any amounts that are or may become payable under existing UNA debt obligations or to support contingent obligations under its cross border leases. No portion was used under this facility as of December 31, 1999. The bridge facility bore interest at EURIBOR plus a margin. A commitment fee of 0.4% per annum was payable on the average daily unused portion of this facility. In July 2000, the multi-currency credit agreement was refinanced, as discussed above.

     At December 31, 1999 and September 30, 2000, the Company, through UNA, had $170 million and $45 million, respectively, of short-term unsecured borrowings. These borrowings are used by UNA to meet its short-term liquidity requirements. The weighted average interest rate on these short-term borrowings as of December 31, 1999 and September 30, 2000 was 3.60% and 4.70%, respectively.

  (b) LONG-TERM DEBT.

     In February 2000, a subsidiary of the Company established a Euro 600 million term loan facility ($529 million assuming the September 30, 2000 exchange rate of 0.8823 U.S. dollar per Euro) that terminates in March 2003. The facility bears interest at EURIBOR plus a margin. A commitment fee of 0.4% per annum is payable on the average daily unused portion of this facility. This facility contains covenants and requirements that must be met to borrow funds. These covenants are not anticipated to materially restrict the Company from borrowing funds under the facility. At September 30, 2000, $529 million under this facility was outstanding at an interest rate of 5.46%. This facility is secured.

     On December 15, 1999, REPG entered into a $475 million syndicated bank credit facility to finance the construction and start-up operations of an electric power generation plant located in

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

Channelview, Texas. The maximum availability under this facility is (a) $92 million in equity bridge loans for the purpose of paying or reimbursing project costs, (b) $369 million in non-recourse loans to finance the construction of the project and (c) $14 million in revolving loans for general working capital purposes. As of December 31, 1999 and September 30, 2000, REPG had drawn $68 million in equity bridge loans and $209 million in equity bridge and construction loans, respectively. The loans bear interest, at REPG's option, at either (a) a base rate, (b) a Euro dollar rate plus a margin ranging from 0.625% to 3.41%, or (c) a fixed rate of 9.547%. The applicable interest rate was 7.125% and 7.855% at December 31, 1999 and September 30, 2000, respectively. Notes issued under the facility are pre-payable at any time and are due at various expiration dates beginning November 2002 through August 2024. Amounts drawn under the construction loan facilities are convertible into non-recourse term loans. Under the credit agreement, the equity bridge loans and the construction loans will be repaid upon conversion into term loans. Final maturities of the non-recourse term loans range from 15 to 22 years following the plant's commercial operation. Advances under the working capital facility mature five years after the plant begins commercial operations. A commitment fee of 0.35% per annum is payable on the average daily unused portions of the equity and construction loan commitments. The Company incurred $7 million in debt financing costs in 1999 associated with this project financing. These costs are being amortized over the term of the facility. Obligations under the construction and non-recourse term loans and revolving credit facility are secured by a first priority security interest in the assets and future revenues of the plant and a pledge of REPG's ownership interest in the plant. Although the $369 million in construction loans are non-recourse in nature, an indemnification agreement exists that may require REPG, in some circumstances, to reimburse the lender for amounts up to the total contract price for the construction of the plant (approximately $326 million). The $475 million credit facility contains covenants and requirements that must be met to borrow funds. These covenants are not anticipated to materially restrict REPG from borrowing funds under the facility.

     Outstanding long-term indebtedness of UNA of $361 million and $61 million at December 31, 1999 and September 30, 2000, respectively, consisted primarily of loans maturing through 2010. Some covenants under these loans restrict some actions by UNA. The weighted-average interest rate of these loans at December 31, 1999 and September 30, 2000 was 7.56% and 7.37%, respectively. During the second quarter of 2000, UNA negotiated the repurchase of $272 million aggregate principal amount of its long-term debt for a total cost of $286 million, including $14 million in expenses. The book value of the debt repurchased was $293 million, resulting in an extraordinary gain on the early extinguishment of long-term debt of $7 million. Borrowings under a short-term banking facility and proceeds from the sale of trading securities by UNA were used to finance the debt repurchase.

     As of September 30, 2000, maturities of long-term debt for the Company were $21 million in 2001, $209 million in 2002, $529 million in 2003, $35 million in 2004 and zero in 2005 and $5 million in 2006 and beyond.

(9) STOCK-BASED INCENTIVE COMPENSATION PLANS AND RETIREMENT PLANS

  (a) INCENTIVE COMPENSATION PLANS.

     The Company participates in Reliant Energy's Long-Term Incentive Compensation Plan (LICP) and other incentive compensation plans that provide for the issuance of stock-based incentives, including performance-based stock compensation, restricted shares, stock options and stock appreciation rights, to key employees of the Company, including officers. No stock appreciation rights have ever been issued under the LICP. Stock-based incentive grants and

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES expense information presented herein represents the Company's portion of the overall plans. As of September 30, 2000, 250 employees of the Company participate in the plans.

     Performance-based shares and restricted shares are granted to employees without cost to the participants. The performance shares vest three years after the grant date based upon the performance of Reliant Energy over a three-year cycle. The restricted shares vest to the participants at various times ranging from immediate vesting to vesting at the end of a three-year period. Upon vesting, the shares are released to the plans' participants. During the nine months ended September 30, 2000 and years ended December 31, 1997, 1998 and 1999, the Company recorded compensation expense of $3.4 million, $0.4 million, $1.6 million and $0.9 million, respectively, related to performance-based shares and restricted share grants. The following table summarizes performance-based shares and restricted share grant activity related to the Company for the years 1997 through 1999 and the nine months ended September 30, 2000:

                                                                NUMBER OF       NUMBER OF
                                                            PERFORMANCE-BASED   RESTRICTED
                                                                 SHARES           SHARES
                                                            -----------------   ----------

Outstanding at December 31, 1996.                                      19,896           --
  Granted.................................................        21,765               --
  Released to participants................................        (5,686)              --
                                                                --------         --------
Outstanding at December 31, 1997..........................        35,975               --
  Granted.................................................       107,364            8,626
  Released to participants................................        (8,038)              --
                                                                --------         --------
Outstanding at December 31, 1998..........................       135,301            8,626
  Granted.................................................       115,501           87,429
  Released to participants................................       (14,764)          (2,869)
                                                                --------         --------
Outstanding at December 31, 1999..........................       236,038           93,186
  Granted.................................................        87,392           51,141
  Released to participants................................       (21,624)          (2,511)
                                                                --------         --------
Outstanding at September 30, 2000.........................       301,806          141,816
                                                                --------         --------
Weighted average fair value of performance and restricted
  stock granted for the year ended December 31, 1997......      $  22.00         $     --
                                                                ========         ========
Weighted average fair value of performance and restricted
  stock granted for the year ended December 31, 1998......      $  22.86         $  26.32
                                                                ========         ========
Weighted average fair value of performance and restricted
  stock granted for the year ended December 31, 1999......      $  26.16         $  26.97
                                                                ========         ========
Weighted average fair value of performance and restricted
  stock granted for the nine months ended September 30,
  2000....................................................      $  25.68         $  26.48
                                                                ========         ========

     Outstanding performance shares under the LICP will vest for the performance cycle ending December 31, 2000 according to the terms and conditions of the plan. Assuming the Distribution occurs during the calendar year 2001, the Reliant Energy's compensation committee will determine as of the Distribution Date the level at which the performance objectives are expected to have been achieved through the end of the performance cycle ending December 31, 2001 and vest the outstanding performance shares as of the Distribution Date as though the performance objectives were achieved at that level. In addition, as of the Distribution Date, Reliant Energy's compensation committee will convert outstanding performance shares for the performance cycle ending December 31, 2002 to a number of time-based restricted shares of Reliant Energy's common stock equal to the number of performance shares that would have vested if the performance objectives for the performance cycle were achieved at the maximum level. These

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES time-based restricted shares will vest if the participant holding the shares remains employed with Reliant Energy or with the Company through December 31, 2002. On the Distribution Date, holders of such time-based restricted shares will receive shares of the Company's common stock in the same manner as other holders of Reliant Energy common stock, but the shares of the Company's common stock will be subject to the same time-based vesting schedule. Thus, following the Distribution, employees who held performance shares under the LICP for the performance cycle ending December 31, 2002 will hold time-based restricted shares of Reliant Energy's common stock and time-based restricted shares of the Company's common stock which will vest following continuous employment through December 31, 2002. Subject to the Distribution, the Company will incur a non-cash charge related to the performance-based shares granted in 2000 for the difference between the expense recorded up to the Distribution Date based on the achievement of performance goals to the Distribution Date and the expense based on the achievement of performance goals at the maximum level. This non-cash charge is dependent upon the timing of the Distribution, the number of performance shares granted in 2000 and the expense recorded up to the Distribution Date. Holders of Reliant Energy restricted share grants will be treated like other shareholders at the Distribution Date.


     On January 1, 2001, some employees of Reliant Energy, primarily corporate support and executive officers, transferred to the Company. As of January 1, 2001, these employees held Reliant Energy performance-based shares and restricted shares of approximately 196,000 and approximately 59,000, respectively.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     Stock options generally become exercisable in one-third increments on each of the first through third anniversaries of the grant date. The exercise price is the average of the high and low sales price of Reliant Energy common stock on the New York Stock Exchange on the grant date. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for these fixed stock options. The following table summarizes stock option activity related to the Company for the years 1997 through 1999 and the nine months ended September 30, 2000:


                                                               NUMBER     WEIGHTED AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------   ----------------
Outstanding at December 31, 1996............................    20,006         $21.77
  Options granted...........................................   162,227          20.68
  Options converted at acquisition(1).......................    63,543           9.49
  Options exercised.........................................   (26,943)          9.60
                                                              ---------
Outstanding at December 31, 1997............................   218,833          15.42
                                                              ---------
  Options granted...........................................   601,535          26.27
  Options exercised.........................................   (94,451)          9.73
  Options canceled..........................................   (44,808)
                                                              ---------
Outstanding at December 31, 1998............................   681,109          25.11
                                                              ---------
  Options granted...........................................  1,311,657         27.06
  Options exercised.........................................   (21,836)         14.47
  Options canceled..........................................  (145,345)
                                                              ---------
Outstanding at December 31, 1999............................  1,825,585         26.47
                                                              ---------
  Options granted...........................................  2,071,667         21.11
  Options exercised.........................................  (270,849)         25.06
  Options canceled..........................................  (304,472)
                                                              ---------
Outstanding at September 30, 2000...........................  3,321,931         23.47
                                                              ---------
Options exercisable at December 31, 1997....................   120,181          11.06
                                                              =========
Options exercisable at December 31, 1998....................    60,014          18.63
                                                              =========
Options exercisable at December 31, 1999....................   256,958          24.92
                                                              =========
Options exercisable at September 30, 2000...................   606,471          26.67
                                                              =========

---------------

(1) Effective upon the merger with RERC, each holder of an unexpired RERC stock option, whether or not then exercisable, was entitled to elect to either (a) have all or any portion of their RERC stock options canceled and "cashed out" or (b) have all or any portion of their RERC stock options converted to Reliant Energy's stock options. There were 84,550 RERC stock options related to Unregulated RERC'S employees converted into 63,543 of Reliant Energy's stock options at the merger date.

     Exercise prices for Reliant Energy stock options outstanding and held by the Company employees ranged from $20.50 to $32.06. The following table provides certain information with respect to Reliant Energy stock options outstanding related to the Company's employees at September 30, 2000:

                                                               AVERAGE    REMAINING AVERAGE
                                                   OPTIONS     EXERCISE   CONTRACTUAL LIFE
                                                 OUTSTANDING    PRICE          (YEARS)
                                                 -----------   --------   -----------------
Ranges of Exercise Prices
Exercisable at:
    $20.50-$26.00..............................   2,210,771     $21.61           9.1
    $26.00-$32.06..............................   1,111,160      27.18           8.6
                                                  ---------
         Total.................................   3,321,931      23.47           8.9
                                                  =========     ======

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     The following table provides certain information with respect to Reliant Energy stock options exercisable related to the Company's employees at September 30, 2000:

                                                                OPTIONS        AVERAGE
                                                              OUTSTANDING   EXERCISE PRICE
                                                              -----------   --------------
Ranges of Exercise Prices Exercisable at:
    $20.50--$26.00..........................................    250,778         $25.68
    $26.00--$32.06..........................................    355,693          27.37
                                                                -------
         Total..............................................    606,471          26.67
                                                                =======         ======

     In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies the rules contained in APB No. 25, and discloses the required pro forma effect on net income of the fair value based method of accounting for stock compensation. The weighted average fair values at date of grant for options granted during the years ended December 31, 1997, 1998 and 1999 and nine months ended September 30, 2000 were $3.14, $4.27, $3.13 and $3.05, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                               1997     1998     1999     2000
                                                               ----     ----     ----     ----
Expected life in years......................................      10       10        5        5
Interest rate...............................................    6.58%    5.65%    5.10%    6.61%
Volatility..................................................   22.06%   24.01%   21.23%   23.70%
Expected common stock dividend..............................  $ 1.50   $ 1.50   $ 1.50   $ 1.50


     Pro forma information for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000 is provided below, to take into account the amortization of stock-based compensation to expense on a straight-line basis over the vesting period. Had compensation costs been determined as prescribed by SFAS No. 123, the Company's net income would have been reduced by $0.6 million, $1.3 million and $1.9 million in years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, respectively.



     Subject to the Distribution, Reliant Energy expects to convert all Reliant Energy stock option grants to a combination of new Reliant Energy stock options and Company stock options. For the converted Reliant Energy stock options, the sum of the intrinsic value of Reliant Energy stock options immediately prior to the Distribution will equal the sum of the intrinsic values of the new Reliant Energy stock options and the Company stock options granted immediately after the Distribution. As such, Reliant Energy employees that do not work for the Company will hold stock options of the Company. On January 1, 2001, some employees of Reliant Energy, primarily corporate support and executive officers, transferred to the Company. As of January 1, 2001, these employees held Reliant Energy stock options of approximately 3.5 million. In addition, prior to the Distribution Date, some additional Reliant Energy and its subsidiaries employees will transfer to the Company. The number of options held by these employees cannot be estimated until the employees are identified and their related number of outstanding Reliant Energy stock options are known.


     Subject to the Distribution, the Company expects to offer a long-term incentive compensation plan that provides for the issuance of stock-based incentives, including performance-based stock compensation, restricted shares, stock options and stock appreciation rights. All employees and non-employee directors will be eligible to participate in the new plan. Subsequent to the Distribution, the Company expects to provide a discounted employee stock purchase plan to all Company employees.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

  (b) PENSION.

     Except for its foreign subsidiaries, the Company participates in Reliant Energy's noncontributory retirement plan. Prior to 1999, Unregulated RERC participated in RERC's noncontributory retirement plan which covered certain employees of RERC. Effective January 1, 1999, RERC's noncontributory retirement plan was merged into Reliant Energy's plan. The plans provided retirement benefits based on years of service and compensation. Reliant Energy's funding policy is to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. The assets of the plan consist principally of common stocks and high-quality, interest-bearing obligations. The net periodic pension costs, prepaid pension costs and benefit obligation have been determined separately for each plan prior to the plans being merged.

     UNA is a foreign subsidiary of the Company and participates along with other companies in the Netherlands in making payments to pension funds which are not administered by the Company. The Company treats these as a defined contribution pension plan which provides retirement benefits for most of its employees. The contributions are principally based on a percentage of the employee's base compensation and charged against income as incurred. This expense was $1.7 million and $5 million for the three months ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

     Net pension cost for the Company (excluding UNA) includes the following components:

                                                                   YEAR ENDED          NINE MONTHS
                                                                  DECEMBER 31,            ENDED
                                                              ---------------------   SEPTEMBER 30,
                                                              1997    1998    1999        2000
                                                              ----    ----    ----    -------------
                                                                          (IN MILLIONS)
Service cost -- benefits earned during the period...........  $ 1.1   $ 1.6   $ 1.8       $ 2.7
Interest cost on projected benefit obligation...............    1.1     1.3     1.8         1.6
Expected return on plan assets..............................   (1.3)   (1.9)   (2.3)       (2.5)
Net amortization............................................     --     0.2     0.1        (0.2)
                                                              -----   -----   -----       -----
         Net pension cost...................................  $ 0.9   $ 1.2   $ 1.4       $ 1.6
                                                              =====   =====   =====       =====

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     Following are reconciliations of the Company's beginning and ending balances of its retirement plan benefit obligation, plan assets and funded status for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 (excluding UNA).

                                                                    YEAR ENDED           NINE MONTHS
                                                                   DECEMBER 31,             ENDED
                                                              -----------------------   SEPTEMBER 30,
                                                                 1998         1999          2000
                                                                 ----         ----      -------------
                                                                           (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation, beginning of period...................  $     19.8   $     23.5    $     24.0
  Service cost..............................................         1.6          1.8           2.7
  Interest cost.............................................         1.3          1.8           1.6
  Plan amendments...........................................        (3.5)          --            --
  Actuarial loss (gain).....................................         4.3         (3.1)          5.8
                                                              ----------   ----------    ----------
  Benefit obligation, end of period.........................  $     23.5   $     24.0    $     34.1
                                                              ==========   ==========    ==========
CHANGE IN PLAN ASSETS
  Plan asset, beginning of period...........................  $     18.5   $     23.2    $     31.0
  Employer contributions....................................         2.4           --            --
  Actual investment return..................................         2.3          7.8           5.1
                                                              ----------   ----------    ----------
  Plan assets, end of period................................  $     23.2   $     31.0    $     36.1
                                                              ==========   ==========    ==========
RECONCILIATION OF FUNDED STATUS
  Funded status.............................................  $     (0.3)  $      7.0    $      2.0
  Unrecognized prior service cost...........................        (3.2)        (3.0)         (2.8)
  Unrecognized actuarial loss (gain)........................         7.4         (1.5)          1.7
                                                              ----------   ----------    ----------
  Net amount recognized.....................................  $      3.9   $      2.5    $      0.9
                                                              ==========   ==========    ==========
ACTUARIAL ASSUMPTIONS
  Discount rate.............................................         6.5%         7.5%          7.5%
  Rate of increase in compensation levels...................   3.5 - 5.5%   3.5 - 5.5%    3.5 - 5.5%
  Expected long-term rate of return on assets...............        10.0%        10.0%         10.0%

     In 1998, Reliant Energy's board of directors approved the amendment and restatement of the retirement plan, effective January 1, 1999, which converted the present value of the accrued benefits under the existing pension plans into a cash balance pension plan and grandfathered the existing benefit formulas for a period of ten years, if benefits under the previously existing pension plans were greater. Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which credits are allocated annually based on a percentage of the participant's pay. The applicable percentage for 1999 and 2000 was 4% in each period. As a result of the January 1, 1999 amendment and restatement, which is reflected in the December 31, 1998 disclosure, the Company's projected benefit obligation declined $3.5 million.

     The actuarial gains and losses are due to changes in certain actuarial assumptions.


     Upon the Offering, the Company does not expect to provide a noncontributory retirement plan to its domestic non-union employees. Upon the Offering, the Company expects each non-union participant's unvested pension account balance will be vested and a one-time benefit enhancement will be provided to some qualifying participants. At the Distribution Date, each Company participant will be able to elect to have his pension account balance (a) left in the Reliant Energy pension plan, (b) rolled over to a new Company savings plan or an individual IRA account, or (c) cashed out. The Company expects to incur in the period of the Offering a charge to earnings of approximately $76 million (pre-tax) for the one-time benefit enhancement discussed above and a gain of $23 million (pre-tax) related to the curtailment of Reliant Energy's pension plan. At the time of Distribution, the Company expects to incur a loss of $21 million (pre-tax) related to the settlement of Reliant Energy's pension plan. These charges include the employees of Reliant Energy, primarily corporate support and executive officers,

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES which transferred to the Company on January 1, 2001. In addition, prior to the Distribution Date, some additional employees of Reliant Energy and its subsidiaries will transfer to the Company. The charges related to providing these employees the one-time benefit enhancement and any additional curtailment and settlement discussed above cannot be estimated until the employees are identified.


     In addition to the noncontributory pension plans discussed above, Reliant Energy maintains a non-qualified plan which allows participants to retain the benefits to which they would have been entitled under Reliant Energy's noncontributory plan except for the federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. Prior to 1999, RERC maintained certain similar non-qualified plans. Effective January 1, 1999, RERC's non-qualified plans were merged into Reliant Energy's non-qualified plan. The expense associated with these non-qualified plans was not material in the nine months ended September 30, 2000 and years ended December 31, 1997, 1998 and 1999. Upon the Offering, the Company does not expect to provide such a non-qualified plan to its employees.

  (c) SAVINGS PLAN.

     Except for its foreign subsidiaries, the Company participates in Reliant Energy's employee savings plan that qualifies as cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the
Code). Under the plan, participating employees may contribute a portion of their compensation, pre-tax or after-tax, up to a maximum of 16% of compensation. In 1999, the savings plan was amended so that Reliant Energy now matches 75% to 125% of the first 6% of each employee's compensation contributed, subject to a vesting schedule, based on certain performance goals achieved by Reliant Energy and its subsidiaries. Through 1998, Reliant Energy matched 70% of the first 6% of each employee's compensation contributed, subject to a vesting schedule. Substantially all of Reliant Energy's match is invested in Reliant Energy common stock.

     Prior to April 1, 1999, Unregulated RERC participated in RERC's employee savings plan. Under the terms of the RERC's employee savings plan, employees could contribute up to 12% of total compensation in 1997 and 1998, which contributions up to 6% were matched. Beginning January 1, 1999, employees could contribute up to 16% of total compensation, which contributions up to 6% were matched by Reliant Energy. Effective April 1, 1999, RERC's employee savings plan was merged into Reliant Energy's savings plan.

     The Company's savings plan benefit expense was $1 million, $1 million, $2 million and $5 million in the years ended December 31, 1997, 1998, and 1999 and the nine months ended September 30, 2000, respectively.

     Effective as of the Offering, the Company expects Reliant Energy's employee savings plan will be amended to provide benefits for the Company's participants so that the Company matches 100% of the first 6% of each employee's compensation. The Company also expects Reliant Energy's employee savings plan will be amended to provide at the Company's sole discretion a profit sharing contribution on behalf of the Company's employees which together with the match will be always fully vested.

     Subsequent to the Distribution Date, the Company expects to establish an employee savings plan that qualifies as cash or deferred arrangement under
Section 401(k) of the Code for substantially all its employees except for its foreign subsidiaries' employees. The Company expects its saving plan match and discretionary profit sharing contribution will be made in cash, in the Company's common stock, or both.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

  (d) POSTRETIREMENT BENEFITS.

     Through Reliant Energy and UNA postretirement plans, the Company provides certain postretirement benefits (primarily medical care and life insurance benefits) for its retired employees, substantially all of whom may become eligible for these benefits when they retire. Under the plans, Reliant Energy reserves the right to change, modify or discontinue its plans. Under SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106), postretirement benefits are accounted for on an accrual basis using a specified actuarial method based on benefits and years of service. The Company is amortizing over a 20 year period approximately $4 million to cover the "transition cost" of adopting SFAS No. 106. The Company funds its portion of the postretirement benefits on a pay-as-you-go basis.

     Net postretirement benefit cost for the Company includes the following components:


                                                                  YEAR ENDED        NINE MONTHS
                                                                 DECEMBER 31,          ENDED
                                                              ------------------   SEPTEMBER 30,
                                                              1997   1998   1999       2000
                                                              ----   ----   ----   -------------
                                                                        (IN MILLIONS)
Service cost -- benefits earned during the period...........  $0.2   $0.3   $0.5       $1.0
Interest cost on projected benefit obligation...............  0.3    0.3    1.0         1.6
Net amortization............................................  0.2    0.2    0.4         0.3
                                                              ----   ----   ----       ----
         Net postretirement benefit cost....................  $0.7   $0.8   $1.9       $2.9
                                                              ====   ====   ====       ====


     Following are reconciliations of the Company's beginning and ending balances of its postretirement benefit plans benefit obligation, plan assets and funded status for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000.

                                                                  YEAR ENDED         NINE MONTHS
                                                                 DECEMBER 31,           ENDED
                                                              -------------------   SEPTEMBER 30,
                                                              1998       1999           2000
                                                              ----       ----       -------------
                                                                         (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation, beginning of period...................  $ 4.0   $       8.5    $      31.5
  Service cost..............................................    0.3           0.5            1.0
  Interest cost.............................................    0.3           1.0            1.6
  Benefit payments..........................................     --            --           (0.8)
  Acquisitions..............................................     --          23.4            2.1
  Plan amendments...........................................    3.4            --             --
  Foreign exchange impact...................................     --          (1.1)          (2.8)
  Actuarial loss (gain).....................................    0.5          (0.8)           1.1
                                                              -----   -----------    -----------
  Benefit obligation, end of period.........................  $ 8.5   $      31.5    $      33.7
                                                              =====   ===========    ===========
RECONCILIATION OF FUNDED STATUS
  Funded status.............................................  $(8.5)  $     (31.5)   $     (33.7)
  Unrecognized transition obligation........................    3.1           2.9            2.8
  Unrecognized prior service cost...........................    3.4           3.2            3.0
  Unrecognized actuarial loss...............................    1.1           0.3            1.4
                                                              -----   -----------    -----------
  Net amount recognized at end of year......................  $(0.9)  $     (25.1)   $     (26.5)
                                                              =====   ===========    ===========
ACTUARIAL ASSUMPTIONS
  Discount rate.............................................   6.5%    6.6 - 7.5%     6.6 - 7.5%
  Rate of increase in compensation levels...................     --          2.0%           2.0%

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     In 1998, Reliant Energy's board of directors approved an amendment, effective January 1, 1999, which created an account balance based on credited service at December 31, 1998. Under the new plan, each participant has an account, for recordkeeping purposes only, to which a $750 credit is allocated annually. This account balance vests after five years of service after age 50. At retirement the account balance is converted into one of several annuity options, the proceeds of which can be used solely to offset the cost of purchasing medical benefits under Reliant Energy's medical plans. It may not be taken as cash. As a result of the January 1, 1999 amendment, which is reflected in the December 31, 1998 disclosure, the Company's benefit obligation increased $3.4 million. The plan amendment had no impact on 1998 expense.

     The actuarial gains and losses are due to changes in certain actuarial assumptions.


     Subsequent to the Offering, the Company does not expect to continue to provide subsidized postretirement benefits to its domestic non-union employees. The Company expects to incur at the time of the Offering a loss of $38 million (pre-tax) related to the curtailment of the Company's postretirement obligation. At the time of Distribution, the Company expects to incur a gain of $21 million (pre-tax) related to the settlement of the post-retirement benefit obligation. These charges include the effect of the curtailment and settlement of the post-retirement obligation for employees of Reliant Energy, primarily corporate support and executive officers, which transferred to the Company on January 1, 2001. In addition, prior to the Distribution Date, some additional employees of Reliant Energy and its subsidiaries will transfer to the Company. The gains and losses related to any additional settlement and curtailment cannot be estimated until the employees are identified.


  (e) POSTEMPLOYMENT BENEFITS.

     The Company records postemployment benefits based on SFAS No. 112, "Employer's Accounting for Postemployment Benefits," which requires the recognition of a liability for benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily health care and life insurance benefits for participants in the long-term disability plan). Net postemployment benefit costs were not material in the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000.

  (f) OTHER NON-QUALIFIED PLANS.

     Since 1985, Reliant Energy has had in effect deferred compensation plans which permit eligible participants to elect each year to defer a percentage of that year's salary (prior to December 1993, up to 25% or 40%, depending on age, and beginning in December 1993, up to 100%) and up to 100% of that year's annual bonus. The Company participates in Reliant Energy's deferred compensation plans. In general, employees who attain the age of 60 during employment and participate in Reliant Energy's deferred compensation plans may elect to have their deferred compensation amounts repaid in (a) fifteen equal annual installments commencing at the later of age 65 or termination of employment or (b) a lump-sum distribution following termination of employment. Interest generally accrues on deferrals made in 1989 and subsequent years at a rate equal to the average Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988. During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, the Company recorded interest expense related to its deferred compensation obligation of approximately $1 million in each period. The discounted deferred

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES compensation obligation recorded by the Company was $4 million, $5 million and $6 million as of December 31, 1998 and 1999 and September 30, 2000, respectively. On January 1, 2001, some employees of Reliant Energy, primarily corporate support and executive officers, transferred to the Company. As of January 1, 2001, these employees' discounted deferred compensation obligation that was transferred to the Company was $13 million. Prior to the Distribution Date, some additional employees of Reliant Energy and its subsidiaries will transfer to the Company. The discounted deferred compensation obligation related to these employees cannot be determined until the employees are identified.


  (g) OTHER EMPLOYEE MATTERS.

     As of September 30, 2000, approximately 53% of the Company's employees are subject to collective bargaining arrangements, of which 37% will expire prior to September 30, 2001. 28% of the employees subject to collective bargaining agreements work for UNA in the Netherlands.

(10) INCOME TAXES

     The Company and Reliant Energy have entered into a federal and state tax sharing agreement. Under the tax sharing agreement, the Company pays Reliant Energy the Company's allocable share of taxes that are paid by Reliant Energy on a consolidated basis. The Company's allocable share equals the sum of the tax liability that the Company would have incurred had the Company and each affiliate computed the tax liability on a separate company basis.

     The components of (loss) income before taxes are as follows:


                                                                YEAR ENDED
                                                               DECEMBER 31,        NINE MONTHS ENDED
                                                           ---------------------     SEPTEMBER 30,
                                                           1997    1998    1999          2000
                                                           ----    ----    ----    -----------------
                                                                         (IN MILLIONS)
United States............................................  $(8.5)  $38.6   $ 1.7        $362.2
Foreign..................................................     --      --    24.9           2.3
                                                           -----   -----   -----        ------
         (Loss) income before income taxes...............  $(8.5)  $38.6   $26.6        $364.5
                                                           =====   =====   =====        ======


     The Company's current and deferred components of income tax (benefit) expense were as follows:


                                                                  YEAR ENDED            NINE MONTHS
                                                                 DECEMBER 31,              ENDED
                                                            ----------------------     SEPTEMBER 30,
                                                            1997    1998     1999          2000
                                                            ----    ----     ----      -------------
                                                                          (IN MILLIONS)
Current
  Federal.................................................  $(7.7)  $12.5   $(13.6)       $ 92.2
  State...................................................    0.2     3.3      0.6          16.3
  Foreign.................................................     --      --       --           1.6
                                                            -----   -----   ------        ------
         Total current....................................   (7.5)   15.8    (13.0)        110.1
                                                            -----   -----   ------        ------
Deferred
  Federal.................................................    5.0     0.8     16.4           7.6
  State...................................................    0.1     0.9     (0.8)          2.1
  Foreign.................................................     --      --       --           0.4
                                                            -----   -----   ------        ------
         Total deferred...................................    5.1     1.7     15.6          10.1
                                                            -----   -----   ------        ------
Income tax (benefit) expense..............................  $(2.4)  $17.5   $  2.6        $120.2
                                                            =====   =====   ======        ======

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:


                                                                  YEAR ENDED            NINE MONTHS
                                                                 DECEMBER 31,              ENDED
                                                             ---------------------     SEPTEMBER 30,
                                                             1997    1998    1999          2000
                                                             ----    ----    ----      -------------
                                                                           (IN MILLIONS)
(Loss) income before income taxes..........................  $(8.5)  $38.6   $26.6        $364.5
Federal statutory rate.....................................     35%     35%     35%           35%
                                                             -----   -----   -----        ------
Income tax (benefit) expense at statutory rate.............   (3.0)   13.5     9.3         127.6
                                                             -----   -----   -----        ------
Net addition (reduction) in taxes resulting from:
  State income taxes, net of federal income tax benefit....    0.2     2.7    (0.1)         12.1
  Equity dividend exclusion................................   (0.2)   (1.0)   (0.1)         (0.4)
  UNA tax holiday..........................................     --      --   (10.1)        (28.0)
  International rate difference............................     --      --      --           0.4
  Goodwill amortization....................................    0.4     1.2     1.4           1.5
  Valuation allowance......................................     --      --     1.6           9.3
  Other, net...............................................    0.2     1.1     0.6          (2.3)
                                                             -----   -----   -----        ------
         Total.............................................    0.6     4.0    (6.7)         (7.4)
                                                             -----   -----   -----        ------
Income tax (benefit) expense...............................  $(2.4)  $17.5   $ 2.6        $120.2
                                                             =====   =====   =====        ======
Effective rate.............................................   27.8%   45.3%    9.6%         33.0%


     UNA TAX HOLIDAY. Under 1998 Dutch tax law relating to the Dutch electricity industry, UNA qualifies for a zero percent tax rate through December 31, 2001. The tax holiday applies only to the Dutch income earned by UNA. Beginning January 1, 2002, UNA will be subject to Dutch corporate income tax at standard statutory rates.

     UNDISTRIBUTED EARNINGS OF FOREIGN SUBSIDIARIES. The undistributed earnings of foreign subsidiaries aggregated $129 million as of September 30, 2000, which, under existing tax law, will not be subject to U.S. income tax until distributed. Of the total undistributed earnings, provisions for U.S. taxes have not been accrued on $110 million related to earnings that have been, or are intended to be, permanently reinvested. In the event of a distribution of those earnings in the form of dividends, the Company will be subject to U.S. income taxes net of allowable foreign tax credits.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     Following were the Company's tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases:


                                                              DECEMBER 31,
                                                              -------------   SEPTEMBER 30,
                                                              1998    1999        2000
                                                              ----    ----    -------------
                                                                      (IN MILLIONS)
Deferred tax assets:
  Employee benefits.........................................  $ 2.1   $ 6.7      $  9.9
  Operating loss carryforwards..............................    1.5     3.8        12.8
  Maintenance reserve.......................................   12.5    12.5         7.8
  Environmental reserves....................................     --     4.8        19.2
  Equity investments........................................     --     5.2          --
  Deferred gas costs........................................    3.7     2.2         0.8
  Other.....................................................    2.1     1.0         2.3
  Valuation allowance.......................................   (1.4)   (3.0)      (12.3)
                                                              -----   -----      ------
         Total deferred tax assets, net.....................   20.5    33.2        40.5
                                                              -----   -----      ------
Deferred tax liabilities:
  Depreciation..............................................   10.4    95.8       105.2
  Equity investments........................................    7.0      --         0.9
  Other.....................................................    1.5     0.3         0.1
                                                              -----   -----      ------
         Total deferred tax liabilities.....................   18.9    96.1       106.2
                                                              -----   -----      ------
         Accumulated deferred income taxes -- net...........  $(1.6)  $62.9      $ 65.7
                                                              =====   =====      ======


     TAX ATTRIBUTE CARRYFORWARDS. At September 30, 2000, the Company had approximately $2.5 million, $24 million and $20 million of federal, state and foreign net operating losses, respectively. The losses are available to offset future respective federal and state taxable income through the year 2020 and 2019, respectively. The foreign losses available to offset future foreign taxable income will not expire under current foreign jurisdiction tax law. The valuation allowance reflects a net increase of $0.2 million and $9.3 million in the year ended December 31, 1999 and the nine months ended September 30, 2000. This net increase resulted from a reassessment of the Company's future ability to use federal, state and foreign tax net operating losses, offset by changes in valuation allowances provided for expiring state net operating loss carryforwards.

(11) COMMITMENTS AND CONTINGENCIES

  (a) COMMITMENTS.

     The Company has various commitments for capital expenditures, fuel, purchased electric power and operating leases. As of September 30, 2000, the Wholesale Energy segment had entered into commitments associated with various electric generating projects aggregating $324 million along with various generating equipment purchases aggregating $318 million for delivery from 2000 to 2001 that are anticipated to be used for future development projects. As of September 30, 2000, REMA is a party to several long-term fuel supply contracts that have various quantity requirements and durations. Minimum payment obligations under these agreements that extend through 2004 are as follows as of September 30, 2000 (in millions):

2001........................................................  $ 64
2002........................................................    55
2003........................................................    29
2004........................................................    14
                                                              ----
         Total..............................................  $162
                                                              ====

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     In October 2000, the Company acquired the naming rights for the new football stadium for the Houston Texans, the National Football League's newest franchise. In addition, the naming rights cover the entertainment and convention facilities included in the complex with the stadium. The agreement extends for 32 years. In addition to naming rights, the agreement provides the Company with significant sponsorship rights. The aggregate cost of the naming rights was approximately $300 million. During the fourth quarter of 2000, the Company incurred an obligation to pay $12 million in order to secure the long-term commitment and for the initial advertising of which $10 million of the $12 million will be expensed in the Statement of Consolidated Operations. Starting in 2002, when the new stadium is operational, the Company will pay $9.5 million each year through 2032 for annual advertising.


     In addition, the Company's other commitments have various quantity requirements and durations and are not considered material either individually or in the aggregate to the Company's results of operations or cash flows.

  (b) TRANSPORTATION AGREEMENT.


     Prior to the merger of a subsidiary of Reliant Energy and RERC, a predecessor of Reliant Energy Services entered into a transportation agreement (ANR Agreement) with ANR Pipeline Company (ANR) that contemplated a transfer to ANR of an interest in some of RERC's pipelines and related assets that are not a part of the Company. The interest represented capacity of 250 million cubic feet
(Mmcf)/day. Under the ANR agreement, an ANR affiliate advanced $125 million to Unregulated RERC. Subsequently, the parties restructured the ANR Agreement and Unregulated RERC refunded in 1993 and 1995, $34 million and $50 million, respectively, to ANR. As of December 31, 1998 and 1999 and September 30, 2000, Reliant Energy Services had recorded $24 million, $26 million and $28 million, respectively, in long-term other liabilities in the Consolidated Balance Sheets to reflect the Company's discounted obligation to ANR for the use of 130 Mmcf/day of capacity in some of RERC's transportation facilities. The level of transportation will decline to 100 Mmcf/day in the year 2003 with a refund of $5 million to ANR. The ANR Agreement will terminate in 2005 with a refund of the remaining balance of $36 million.



     Prior to the Offering, the Company expects that Reliant Energy Services and a subsidiary of Reliant Energy will enter into an agreement whereby the subsidiary of Reliant Energy will agree to reimburse Reliant Energy Services for any transportation payments made under the ANR Agreement and for the refund of the $41 million discussed above. In the Consolidated Balance Sheets, the Company has recorded a long-term notes receivable from an affiliate of $24 million, $26 million and $28 million as of December 31, 1998 and 1999 and September 30, 2000, respectively.


  (c) LEASE COMMITMENTS.

     In August 2000, the Company sold to and leased back from each of three owner-lessors in separate lease transactions the Company's respective 16.45%, 16.67% and 100% interests in the Conemaugh,Keystone and Shawville generating stations, respectively, acquired in the REMA acquisition. As lessee, the Company leases an interest in each facility from each owner-lessor under a facility lease agreement. The equity interests in all the subsidiaries of REMA are pledged as collateral for REMA's lease obligations. In addition, the subsidiaries have guaranteed the lease obligations. The lease documents contain some restrictive covenants that restrict REMA's ability to, among other things, make dividend distributions unless REMA satisfies various conditions. The covenant restricting dividends would be suspended if the direct or indirect parent of REMA,

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES meeting specified criteria, guarantees the lease obligations. The Company will make lease payments through 2029. The lease term expires in 2034.

     The following table sets forth the Company's obligation under these long-term operating leases as of September 30, 2000:

                                                              REMA SALE-
                                                                LEASE
                                                              OBLIGATION   OTHER   TOTAL
                                                              ----------   -----   -----
                                                                     (IN MILLIONS)
2001........................................................    $  259      $ 1    $  260
2002........................................................       137        1       138
2003........................................................        77        1        78
2004........................................................        84        1        85
2005........................................................        75        1        76
2006 and beyond.............................................     1,187        9     1,196
                                                                ------      ---    ------
                                                                $1,819      $14    $1,833
                                                                ======      ===    ======

     Total lease expense for all leases was $0.3 million, $1 million, $2 million and $2 million, in the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, respectively.

  (d) CROSS BORDER LEASES.

     During the period from 1994 through 1997, under cross border lease transactions, UNA leased several of its power plants and related equipment and turbines to non-Netherlands based investors (the head leases) and concurrently leased the facilities back under sublease arrangements with remaining terms as of September 30, 2000 of one to 24 years. UNA utilized proceeds from the head lease transactions to prepay its sublease obligations and to provide a source for payment of end of term purchase options and other financial undertakings. The initial sublease obligations totaled approximately $2.4 billion of which approximately $1.8 billion remained outstanding as of September 30, 2000. These transactions involve UNA providing to a foreign investor an ownership right in (but not necessarily title to) an asset, with a leaseback of that asset. The net proceeds to UNA of the transactions were recorded as a deferred gain and are currently being amortized to income over the lease terms. At December 31, 1999 and September 30, 2000, the unamortized deferred gain on these transactions totaled $87 million and $73 million, respectively. The power plants, related equipment and turbines remain on the financial statements of UNA and continue to be depreciated.

     UNA is required to maintain minimum insurance coverages, perform minimum annual maintenance and, in specified situations, post letters of credit. UNA's shareholder is subject to certain restrictions with respect to the liquidation of UNA's shares. In the case of early termination of these contracts, UNA would be contingently liable for some payments to the sublessors, which at September 30, 2000 are estimated to be $116 million. Prior to March 1, 2000, UNA was required by some of the lease agreements to obtain standby letters of credit in favor of the sublessors in the event of early termination. The amount of the required letters of credit was $275 million as of September 30, 2000. Commitments for these letters of credit have been obtained as of September 30, 2000. (See Note 8(a)).

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

  (e) ENVIRONMENTAL AND LEGAL MATTERS.

     The Company is involved in environmental and legal proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. The Company's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. The Company's management believes that the effect on the Company's respective financial statements, if any, from the disposition of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

     Under the agreement to acquire REMA, the Company became responsible for liabilities associated with ash disposal site closures and site contamination at the acquired facilities in Pennsylvania and New Jersey prior to a plants closing, except for the first $6 million of remediation costs at the Seward Generating Station. A prior owner retained liabilities associated with the disposal of hazardous substances to off-site locations prior to November 24, 1999. As of September 30, 2000, REMA has liabilities associated with six ash disposal site closures and six site investigations and environmental remediations. The Company has recorded its estimate of these environmental liabilities in the amount of $35 million as of September 30, 2000. The Company expects approximately $13 million will be paid over the next five years.

     In connection with the acquisition of UNA (see Note 5(b)), the Company assumed a $25 million obligation primarily related to asbestos abatement, as required by Dutch law, and soil remediation at six sites. During 2000, the Company initiated a review of potential environmental matters associated with the UNA properties. UNA began remediation in 2000 of the properties identified to have exposed asbestos and soil contamination, as required by Dutch law and the terms of certain leasehold agreements with municipalities in which the contaminated properties are located. All remediation efforts are to fully completed by 2005. As of December 31, 1999 and September 30, 2000, the undiscounted liability for this asbestos abatement and soil remediation was $25 million.

  (f) INDEMNIFICATION OF STRANDED COSTS.

     The stranded costs in the Dutch electricity market are considered to be the liabilities, uneconomical contractual commitments, and other costs associated with obligations entered into by the coordinating body for the Dutch electricity generating sector, N.V. Samenwerkende elecktriciteits-produktiebedrijven (SEP), plus certain district heating contracts with certain municipalities in Holland.


     SEP was incorporated as the coordinating body for four of the large-scale Dutch electricity generation companies, including UNA, which currently has an equity interest in SEP of 25%. Among other things, SEP historically managed the dispatch for the national transmission grid, coordinated the fuel supply, managed the import and the export of electricity, and settled production costs for the electricity generation companies.



     Under the Cooperation Agreement (OvS Agreement), UNA and the other Dutch generators agreed to sell their generating output through SEP. Over the years, SEP has incurred stranded costs as a result of a perceived need to cover anticipated shortages in energy production supply. SEP stranded costs consist primarily of investments in alternative energy sources and fuel and power purchase contracts currently estimated to be uneconomical.



     In December 2000, the Dutch parliament adopted legislation, The Electricity Production Sector Transitional Arrangements Act (Transition Act), allocating to the Dutch generation sector,

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES including UNA, financial responsibility for various stranded cost contracts and other liabilities of SEP. The Transition Act also authorizes the government to purchase from SEP at least a majority of the shares in the Dutch national transmission grid company. The legislation became effective in all material respects on January 1, 2001.



     The Transition Act allocates financial responsibility to the individual Dutch generators based on their average share in the costs and revenues under the OvS Agreement during the past ten years. UNA's allocated share of these costs has been set at 22.5%. In particular, the Transition Act allocates to the four Dutch generation companies, including UNA, financial responsibility for SEP's obligations to purchase electricity and gas under an import gas supply contract and three electricity import contracts. The gas import contract expires in 2015 and provides for gas imports aggregating 2.283 billion cubic meters per year. The three electricity contracts have the following capacities and terms:
(a) 300 MW through 2005, (b) 600 MW through 2005 and (c) 600 MW through 2002 and 750 MW through 2009. The generators have the option of assuming their pro rata interests in the contracts or, subject to the assignment terms of the contracts, selling their interests to third parties.



     The Transition Act provides that, subject to the approval of the European Commission, the Dutch government will make financial compensations to the Dutch generation sector for the out of market costs associated with two stranded cost items: an experimental coal facility and district heating contracts.



     The four Dutch generation companies and SEP are in discussions with the Dutch Ministry of Economic Affairs regarding the implementation of the Transition Act. The parties have reached an agreement in principle with the Dutch Ministry of Economic Affairs regarding the compensation to be paid to SEP for the national transmission grid company. The proposed compensation amount is NLG 2.55 billion. Although the Transition Act clarifies many issues regarding the anticipated resolution of the stranded cost debate in the Netherlands, there remain considerable uncertainties regarding the exact manner in which the Transition Act will be implemented and the potential for third parties to challenge the Transition Act on legal and constitutional grounds.


     In connection with the acquisition of UNA, the selling shareholders of UNA agreed to indemnify UNA for certain stranded costs in an amount not to exceed NGL 1.4 billion (approximately $560 million based on an exchange rate of 2.50 NLG per U.S. dollar as of September 30, 2000), which may be increased in certain circumstances at the option of the Company up to NLG 1.9 billion (approximately $760 million). Of the total consideration paid by the Company for the shares of UNA, NLG 900 million (approximately $360 million) has been placed by the selling shareholders in an escrow account to secure the indemnity obligations. Although the Company's management believes that the indemnity provision will be sufficient to fully satisfy UNA's ultimate share of any stranded cost obligation, this judgment is based on numerous assumptions regarding the ultimate outcome and timing of the resolution of the stranded cost issue, the former shareholders timely performance of their obligations under the indemnity arrangement, and the amount of stranded costs which at present is not determinable.

  (g) PAYMENT TO RELIANT ENERGY IN 2004.

     The Company will be required to make a payment to Reliant Energy in early 2004 unless the Texas Utility Commission determines that, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within Reliant Energy's Houston, Texas service territory as of January 1, 2002 is committed to be served by retail electric providers other than the Company. If

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES the 40% test is not met and a payment is required, the amount of this payment will not exceed, but could be up to $150 per customer multiplied by the number of residential or small commercial customers, as the case may be, that the Company serves on January 1, 2004 in Reliant Energy's traditional service territory, less the number of new retail electric customers the Company serves in other areas of Texas. As of September 30, 2000, Reliant Energy had approximately 1.5 million residential and small commercial customers. In the master separation agreement between the Company and Reliant Energy, the Company has agreed to make this payment, if any, to Reliant Energy.

  (h) CALIFORNIA WHOLESALE MARKET.


     Following price volatility in the California wholesale electricity markets during the summer of 2000 and price levels that were higher than prices during the summer of 1999, both the California Public Utility Commission and the Federal Energy Regulatory Commission (FERC), among other agencies, initiated investigations into the operation of the wholesale markets and the causes of the price volatility. Additionally, a number of complaints have been filed at the FERC, which has jurisdiction over wholesale markets and prices, naming as respondents all sellers in the California wholesale market, which would include several of the Company's subsidiaries. On December 15, 2000, as part of its investigation, the FERC issued an order directing remedies for California wholesale electricity markets. The December 15 order was issued after written and public comments were submitted to the FERC in response to a preliminary order proposing remedies for California's wholesale electricity markets issued on November 1, 2000. In the December 15 order, the FERC imposed a two-year refund condition on sales made at market-based rates into the Cal PX or to the Cal ISO. The FERC also adopted a $150/MW breakpoint for market clearing prices in the markets operated by the Cal PX and the Cal ISO. Sellers bidding in these markets at or below the breakpoint would receive the market clearing price during the applicable hour. Sellers bidding above the breakpoint would receive their actual bid prices, if their bids are accepted, but would be required to submit data respecting their bids for review by the FERC. For bid prices above the breakpoint, unless the FERC issues written notification to a seller that its transaction is still under review, refund potential on a transaction will end after 60 days. The $150/MW breakpoint is intended to be replaced with a real time price mitigation program to be developed and in place by May 1, 2001. The FERC also concluded in the December 15 order that there was not sufficient evidence in the record to find that particular sellers have exercised market power or have violated FERC-approved market rules. The December 15 order did not order any refunds of amounts previously charged, although it did adopt the prospective refund condition mentioned above.


     In addition, Reliant Energy has been named as one of a number of defendants in a class action lawsuit filed against a number of companies that own generation plants in California and other unnamed sellers of electricity in California markets. Under the terms of the master separation agreement between the Company and Reliant Energy, the Company has agreed to indemnify Reliant Energy for any damages arising under this lawsuit and may elect to defend this suit at the Company's own expense. Additionally, the Company's domestic trading and marketing subsidiary has been named as one of multiple defendants in another class action lawsuit against marketers and other unnamed sellers of electricity in California markets. Both of these lawsuits were filed in the Supreme Court of the State of California, San Diego County in November 2000 and allege violations by the defendants of state antitrust laws and state laws against unfair and unlawful business practices. The first lawsuit alleges aggregate damages of over $4 billion. In addition to injunctive relief, the plaintiffs in these lawsuits seek treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES electricity during all or portions of 2000, costs of suit and attorneys' fees. A petition to remove each case to Federal District Court in San Diego was filed in December 2000. These lawsuits have only recently been filed. Therefore, the ultimate outcome of the lawsuits cannot be predicted with any degree of certainty at this time. However, the Company does not believe, based on its analysis to date of the claims asserted in these suits and the underlying facts, that the resolution of these suits will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

(12) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS


     The fair values of cash and cash equivalents and short-term and long-term borrowings to third parties and affiliates are estimated to be equivalent to the carrying amounts. Investments in debt and equity securities classified as "available-for-sale" and "trading" in accordance with SFAS No. 115 and financial instruments included in the trading operations are stated at fair value in the Consolidated Balance Sheets. As of December 31, 1999 and September 30, 2000, the fair value of foreign currency swaps were a $6 million receivable and a $22 million payable respectively. The foreign currency swaps' fair values have been determined using quoted market prices of the same or similar instruments. As of December 31, 1998, there were no foreign currency swaps. The fair values of energy derivatives related to non-trading activities were not material at December 31, 1998 and 1999 and September 30, 2000.


(13) UNAUDITED QUARTERLY INFORMATION

     Summarized quarterly financial data is as follows:


                                                     YEAR ENDED DECEMBER 31, 1998
                                    ---------------------------------------------------------------
                                    FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                    -------------   --------------   -------------   --------------
                                                             (IN MILLIONS)
Revenues..........................      $864            $  894          $1,601           $1,012
Operating (loss) income...........        (5)              (34)             92              (16)
Net (loss) income.................        (2)              (22)             60              (15)



                                                     YEAR ENDED DECEMBER 31, 1999
                                    ---------------------------------------------------------------
                                    FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                    -------------   --------------   -------------   --------------
                                                             (IN MILLIONS)
Revenues..........................     $  994           $1,890          $2,943           $2,226
Operating (loss) income...........         (6)               1              32                9
Net (loss) income.................         (5)              (3)             17               15



                                         NINE MONTHS ENDED SEPTEMBER 30, 2000
                                    ----------------------------------------------
                                    FIRST QUARTER   SECOND QUARTER   THIRD QUARTER
                                    -------------   --------------   -------------
                                                    (IN MILLIONS)
Revenues..........................     $2,267           $3,658          $6,895
Operating (loss) income...........         (1)             176             302
(Loss) income before extraordinary
  item............................        (26)             107             164
Net (loss) income.................        (26)             114             164



     The quarterly operating results incorporate the results of operations of REMA, UNA, Indian River and the five electric generation plants located in southern California from their respective acquisition dates as discussed in Note
5. The variances in revenues from quarter to quarter were primarily due to these acquisitions, the seasonal fluctuations in demand for energy and energy services and changes in energy commodity prices. Changes in operating (loss) income and net

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

(loss) income from quarter to quarter were primarily due to these acquisitions, the seasonal fluctuations in demand for energy and energy services, changes in energy commodity prices and timing of maintenance expenses on electric generation plants.

(14) REPORTABLE SEGMENTS

     The Company has identified the following reportable segments: Wholesale Energy, European Energy, Retail Energy and Other Operations. For descriptions of the financial reporting segments, see Note 1. The Company's determination of reportable segments considers the strategic operating units under which the Company manages sales, allocates resources and assesses performance of various products and services to wholesale or retail customers. Financial information for REMA, Unregulated RERC, UNA, Indian River and the five electric generation plants located in Southern California are included in the segment disclosures only for periods beginning on their respective acquisition dates. The Company evaluates performance based on operating income. There were no material intersegment revenues during the years ended December 31, 1997, 1998, and 1999 and nine months ended September 30, 1999 and 2000.

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

     Financial data for business segments, products and services and geographic areas are as follows:


                                                WHOLESALE   EUROPEAN      RETAIL         OTHER
                                                 ENERGY      ENERGY       ENERGY       OPERATIONS   CONSOLIDATED
                                                ---------   --------      ------       ----------   ------------
                                                                         (IN MILLIONS)
AS OF AND FOR THE YEAR ENDED
  DECEMBER 31, 1997:
  Revenues from external customers............   $ 1,300     $   --        $ 21           $ --         $ 1,321
  Depreciation and amortization...............         2         --          --             --               2
  Operating loss..............................        (7)        --          (2)            --              (9)
  Total assets................................       608         --           3            211             822
  Equity investments in unconsolidated
    subsidiaries..............................         2         --          --             --               2
  Expenditures for long-lived assets..........         4         --          --             --               4
AS OF AND FOR THE YEAR ENDED
  DECEMBER 31, 1998:
  Revenues from external customers............     4,338         --          33             --           4,371
  Depreciation and amortization...............        14         --          --              1              15
  Operating income (loss).....................        40         --          (2)            (1)             37
  Total assets................................     1,341         --          24             44           1,409
  Equity investments in unconsolidated
    subsidiaries..............................        42         --          --             --              42
  Expenditures for long-lived assets..........       353         --          --             12             365
AS OF AND FOR THE YEAR ENDED
  DECEMBER 31, 1999:
  Revenues from external customers............     7,866        153          34             --           8,053
  Depreciation and amortization...............        21         20          --              2              43
  Operating income (loss).....................        19         34         (13)            (4)             36
  Total assets................................     2,710      2,782          70             62           5,624
  Equity investments in unconsolidated
    subsidiaries..............................        78         --          --             --              78
  Expenditures for long-lived assets..........       501        839          55             --           1,395
AS OF AND FOR THE NINE MONTHS ENDED
  SEPTEMBER 30, 1999 (UNAUDITED):
  Revenues from external customers............     5,798         --          29             --           5,827
  Depreciation and amortization...............        15         --          --              1              16
  Operating income (loss).....................        39         --         (10)            (2)             27
  Total assets................................     2,389         --          (5)            45           2,429
  Equity investments in unconsolidated
    subsidiaries..............................        73         --          --             --              73
  Expenditures for long-lived assets..........        93         --          11             --             104
AS OF AND FOR THE NINE MONTHS ENDED
  SEPTEMBER 30, 2000:
  Revenues from external customers............    12,342        415          59              4          12,820
  Depreciation and amortization...............        70         55           2              3             130
  Operating income (loss).....................       470         69         (38)           (24)            477
  Total assets................................     7,312      2,308         120            116           9,856
  Equity investments in unconsolidated
    subsidiaries..............................       116         --          --             --             116
  Expenditures for long-lived assets..........     1,741      1,000           9             41           2,791

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                                                                                 AS OF AND FOR THE
                                                                                 NINE MONTHS ENDED
                                                    AS OF AND FOR THE YEAR         SEPTEMBER 30,
                                                      ENDED DECEMBER 31,       ---------------------
                                                  --------------------------   (UNAUDITED)
                                                   1997      1998      1999       1999        2000
                                                   ----      ----      ----    -----------    ----
                                                                    (IN MILLIONS)
RECONCILIATION OF OPERATING (LOSS)
  INCOME TO NET (LOSS) INCOME:
  Operating (loss) income.......................  $   (9)   $   37    $   36     $   27      $   477
  Interest expense..............................      (1)       (2)      (12)        --          (37)
  Interest income...............................      --         1         2          1           11
  Interest income (expense) -- affiliated
    companies, net..............................       2         2        (8)        --         (122)
  Gains (Losses) from investments...............      --        --        16         --          (17)
  (Losses) income of equity investment of
    unconsolidated subsidiaries.................      --        (1)       (1)        (1)          33
  Gain on sale of development project...........      --        --        --         --           18
  Other income (expense)........................      --         1        (7)        (6)           2
  Income tax benefit (expense)..................       2       (17)       (2)       (12)        (120)
  Extraordinary gain............................      --        --        --         --            7
                                                  ------    ------    ------     ------      -------
         Net (loss) income......................  $   (6)   $   21    $   24     $    9      $   252
                                                  ======    ======    ======     ======      =======
REVENUES BY PRODUCTS AND SERVICES:
  Wholesale energy and energy related sales.....  $1,300    $4,338    $8,019     $5,798      $12,761
  Energy products and services..................      21        33        34         29           59
                                                  ------    ------    ------     ------      -------
         Total..................................  $1,321    $4,371    $8,053     $5,827      $12,820
                                                  ======    ======    ======     ======      =======
REVENUES AND LONG-LIVED ASSETS BY
  GEOGRAPHIC AREAS:
  REVENUES:
    US..........................................  $1,321    $4,371    $7,783     $5,806      $11,820
    Netherlands.................................      --        --       153         --          415
    Canada......................................      --        --       117         21          585
                                                  ------    ------    ------     ------      -------
         Total..................................  $1,321    $4,371    $8,053     $5,827      $12,820
                                                  ======    ======    ======     ======      =======
  LONG-LIVED ASSETS:
    US..........................................  $  456    $  689    $1,471     $  947      $ 3,832
    Netherlands.................................      --        --     2,563         --        2,244
    Canada......................................      --        --        --         --           15
                                                  ------    ------    ------     ------      -------
         Total..................................  $  456    $  689    $4,034     $  947      $ 6,091
                                                  ======    ======    ======     ======      =======

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

(15) SUBSEQUENT EVENTS


  (a) STOCK SPLIT


     The Company and Reliant Energy effected a 240,000 to 1 stock split on January 5, 2001. The Company has filed a registration statement on Form S-1 to register with the Securities and Exchange Commission up to $1.3 billion maximum aggregate offering price of the Company's authorized but unissued shares of common stock. The Offering is expected to reduce Reliant Energy's ownership in the Company to approximately 80%. There can be no assurance that the Offering will occur.


  (b) ACQUISITION OF SUNRISE POWER PLANT


     In December 2000, a subsidiary of the Company announced that it agreed to purchase the Sunrise Power Plant, a 153 MW power generating facility, located near Las Vegas, Nevada, together with rights under a power purchase agreement covering 222 MW of generation capacity from an adjacent generation facility. The purchase price for both the plant and the rights under the power purchase agreement is approximately $33 million.


  (c) CREDIT FACILITIES


     Between December 2000 and January 2001, the Company entered into a total of nine credit facilities with financial institutions which provide for an aggregate of $1.4 billion in committed credit. The facilities became effective on January 2, 2001 and expire on October 1, 2001. Interest rates on the borrowings are based on the prime rate plus a margin, the Federal Funds Effective Rate plus a margin, LIBOR plus a margin, a base rate or a rate determined through a bidding process. These facilities contain various business and financial covenants requiring the Company to, among other things, maintain a ratio of net debt to the sum of net debt, shareholder's equity and subordinated affiliate debt not to exceed 0.60 to 1.00. Such covenants are not anticipated to materially restrict the Company from borrowing funds under such facilities. The facilities are subject to commitment and usage fees that are calculated based on the outstanding amounts under the facilities.



  (d) FOREIGN CURRENCY SWAPS



     On January 11, 2001, the Company entered into five foreign currency swaps for 671 million Euros (approximately $633 million), to replace the four foreign currency swaps that expired in January 2001 (see Note 6(b)). These five foreign currency swaps terminate in January 2002. The Company will record changes in the value of these foreign currency swaps as a component of stockholder's equity and accumulated other comprehensive loss.



 (e) RELATED PARTY TRANSACTIONS



     On January 9, 2001, the Company entered into a subordinated note agreement with Reliant Energy for approximately $1.8 billion. The proceeds of the subordinated note were used to pay off existing notes payable between the Company and Reliant Energy or its subsidiaries. The subordinated note is due in July 2002, and bears interest at market rates, payable quarterly. Reliant Energy will agree that this subordinated note will be converted to equity as a capital contribution prior to the closing of the Offering (see Note 4(c)).


                                *      *      *

                          INDEPENDENT AUDITORS' REPORT

To the Directors, Shareholder and Member of
     Reliant Energy Mid-Atlantic Power Holdings, LLC
     Reliant Energy New Jersey Holdings, LLC
     Reliant Energy Maryland Holdings, LLC
     Reliant Energy Mid-Atlantic Power Services, Inc.

     We have audited the accompanying combined balance sheet of Reliant Energy Mid-Atlantic Power Holdings, LLC (formerly Sithe Pennsylvania Holdings, LLC)
(REMA) and related companies as of December 31, 1999, and the related combined statements of operations, member's and shareholder's equity, and cash flows for the period from November 24, 1999 to December 31, 1999. The combined financial statements include the accounts of Reliant Energy Mid-Atlantic Power Holdings, LLC and three related companies, Reliant Energy New Jersey Holdings, LLC (formerly Sithe New Jersey Holdings, LLC), Reliant Energy Maryland Holdings, LLC (formerly Sithe Maryland Holdings, LLC) and Reliant Energy Mid-Atlantic Power Services, Inc. (formerly Sithe Mid-Atlantic Power Services, Inc.). These companies are under common ownership and common management. These financial statements are the responsibility of REMA's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Reliant Energy Mid-Atlantic Power Holdings, LLC and related companies at December 31, 1999, and the combined results of their operations and their combined cash flows for the period from November 24, 1999 to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

                                            DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
July 12, 2000
(except for Note 8(c) to the combined financial statements which is dated August 24, 2000)

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

                        STATEMENT OF COMBINED OPERATIONS
           FOR THE PERIOD FROM NOVEMBER 24, 1999 TO DECEMBER 31, 1999
                             (THOUSANDS OF DOLLARS)

REVENUES FROM AFFILIATE.....................................  $29,526
EXPENSES:
  Fuel, including $5.7 million from affiliate...............   10,754
  Operation and maintenance.................................    7,084
  Administrative and general................................    1,584
  Project development.......................................    1,606
  Other taxes...............................................      746
  Depreciation and amortization.............................    4,842
                                                              -------
         Total Expenses.....................................   26,616
                                                              -------
OPERATING INCOME............................................    2,910
Interest Expense to Affiliate, net..........................   12,588
                                                              -------
NET LOSS....................................................  $(9,678)
                                                              =======

                 See Notes to the Combined Financial Statements

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

                             COMBINED BALANCE SHEET
                             (THOUSANDS OF DOLLARS)

                                                                DECEMBER 31,
                                                                    1999
                                                              -----------------
                                    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................     $      570
  Fuel inventories..........................................          6,411
  Material and supplies inventories.........................         52,965
  Other current assets......................................            637
                                                                 ----------
         Total current assets...............................         60,583
PROPERTY, PLANT AND EQUIPMENT, NET..........................      1,286,319
OTHER NONCURRENT ASSETS:
  Goodwill, net.............................................        184,518
  Air emissions regulatory allowances, net..................        166,791
  Project development costs.................................          7,689
                                                                 ----------
         Total other noncurrent assets......................        358,998
                                                                 ----------
TOTAL ASSETS................................................     $1,705,900
                                                                 ==========

               LIABILITIES AND MEMBER'S AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................     $   10,244
  Payable to affiliates.....................................          7,928
  Accrued payroll...........................................          5,273
  Asset purchase consideration payable......................         27,296
  Demand notes payable to affiliate.........................      1,575,312
  Other current liabilities.................................          3,856
                                                                 ----------
         Total current liabilities..........................      1,629,909
NONCURRENT LIABILITIES:
  Accrued environmental liabilities.........................         28,030
  Other noncurrent liabilities..............................          3,030
                                                                 ----------
         Total noncurrent liabilities.......................         31,060
COMMITMENTS AND CONTINGENCIES
MEMBER'S AND SHAREHOLDER'S EQUITY:
  Common stock ($0.01 par value, 1,500 shares authorized,
    100 shares issued and outstanding)......................             --
  Member's capital contributions............................         54,609
  Retained deficit..........................................         (9,678)
                                                                 ----------
         Total member's and shareholder's equity............         44,931
                                                                 ----------
         TOTAL LIABILITIES AND MEMBER'S AND SHAREHOLDER'S
          EQUITY............................................     $1,705,900
                                                                 ==========

                 See Notes to the Combined Financial Statements

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

                        STATEMENT OF COMBINED CASH FLOWS
           FOR THE PERIOD FROM NOVEMBER 24, 1999 TO DECEMBER 31, 1999
                             (THOUSANDS OF DOLLARS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $    (9,678)
  Adjustments to reconcile net loss to net cash provided by
    operations:
    Depreciation and amortization expense...................        4,842
    Changes in assets and liabilities:
      Fuel inventories......................................        1,591
      Material and supplies inventories.....................         (181)
      Other assets..........................................         (421)
      Accounts payable......................................       10,244
      Other current liabilities.............................       (5,367)
                                                              -----------
         Net cash provided by operating activities..........        1,030
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of generating stations........................   (1,629,921)
  Capital expenditures......................................       (4,421)
                                                              -----------
         Net cash flows used in investing activities........   (1,634,342)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contribution......................................       54,609
  Proceeds from demand notes payable to affiliate...........    1,575,312
  Net change in payables to affiliates......................        3,961
                                                              -----------
         Net cash flows provided by financing activities....    1,633,882
                                                              -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................          570
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............           --
                                                              -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $       570
                                                              ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid to affiliate................................  $    12,588
                                                              ===========

                 See Notes to the Combined Financial Statements

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

            STATEMENT OF COMBINED MEMBER'S AND SHAREHOLDER'S EQUITY
           FOR THE PERIOD FROM NOVEMBER 24, 1999 TO DECEMBER 31, 1999
                             (THOUSANDS OF DOLLARS)

                                                                                          TOTAL
                                                             MEMBER'S                 MEMBER'S AND
                                                  COMMON      CAPITAL      RETAINED   SHAREHOLDER'S
                                                  STOCK    CONTRIBUTIONS   DEFICIT       EQUITY
                                                  ------   -------------   --------   -------------
BALANCE, BEGINNING OF PERIOD....................   $ --       $    --      $    --       $    --
  Capital contributions.........................     --        54,609           --        54,609
  Net loss......................................     --            --       (9,678)       (9,678)
                                                   ----       -------      -------       -------
BALANCE, END OF PERIOD..........................   $ --       $54,609      $(9,678)      $44,931
                                                   ====       =======      =======       =======

                 See Notes to the Combined Financial Statements

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC.

     Reliant Energy Mid-Atlantic Power Holdings, LLC (formerly Sithe Pennsylvania Holdings, LLC) and related companies which include the affiliates and subsidiaries listed below (collectively, REMA) were indirect wholly-owned subsidiaries of Sithe Energies, Inc. (Sithe) as of December 31, 1999. See Note
8. REMA acquired its generating stations and various related assets (including the capital stock of Sithe Mid-Atlantic Power Services, Inc.) from operating subsidiaries of GPU, Inc. (GPU), a utility holding company, on November 24, 1999. REMA was formed as follows:

                                                                           RELATION TO RELIANT
                                                                                 ENERGY
                                                                           MID-ATLANTIC POWER
                                                                               HOLDINGS AT
                                                                              DECEMBER 31,
                                                        FORMATION DATE            1999
                                                        --------------     -------------------
Operating Entities:
  Sithe Pennsylvania Holdings, LLC...................  December 28, 1998   N/A
  Sithe New Jersey Holdings, LLC.....................  December 28, 1998   Affiliate
  Sithe Maryland Holdings, LLC.......................  December 28, 1998   Affiliate
  Sithe Northeast Management Company.................  April 11, 1994      Subsidiary
  Sithe Mid-Atlantic Power Services, Inc.............  June 11, 1999       Affiliate
Developmental Entities:
  Sithe Portland, LLC................................  March 31, 1999      Subsidiary
  Sithe Hunterstown, LLC.............................  March 31, 1999      Subsidiary
  Sithe Seward, LLC..................................  March 31, 1999      Subsidiary
  Sithe Erie West, LLC...............................  March 31, 1999      Subsidiary
  Sithe Atlantic, LLC................................  March 31, 1999      Affiliate
  Sithe Gilbert, LLC.................................  March 31, 1999      Affiliate
  Sithe Titus, LLC...................................  March 31, 1999      Subsidiary

     In May 2000, Sithe, through an indirect wholly-owned subsidiary, sold all of its equity interests in REMA to an indirect wholly-owned subsidiary of Reliant Energy Power Generation, Inc. (REPG). REPG is a wholly-owned subsidiary of Reliant Energy, Incorporated (Reliant Energy). See Note 8. Following this transaction, REMA changed its name and the names of its operating and developmental entities. Sithe Pennsylvania Holdings, LLC was renamed Reliant Energy Mid-Atlantic Power Holdings, LLC. In all other cases, the names were changed such that "Sithe" was replaced with "Reliant Energy."

     REMA owns interests in and operates 21 electric generation plants in Pennsylvania, New Jersey and Maryland with an annual average net generating capacity of approximately 4,262 megawatts (MW).

  (b) BASIS OF PRESENTATION AND PRINCIPLES OF COMBINATION.

     These financial statements present the results of operations for the period from November 24, 1999 (the date that REMA acquired the generation assets from GPU) to December 31, 1999. There are no separate financial statements available with regard to the facilities of REMA prior to the acquisition because their operations were fully integrated with, and their results of operations were consolidated into, the former owners of the facilities of REMA. In addition, the electric output of the facilities was sold based on rates set by regulatory authorities. As a result

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and because electricity rates will now be set by the operation of market forces, the historical financial data with respect to the facilities of REMA prior to November 24, 1999 is not meaningful or indicative of REMA's future results. REMA's results of operations in the future will depend primarily on revenues from the sale of energy, capacity and ancillary services, and the level of its operating expenses.

     The acquisition of REMA's generating assets was recorded under the purchase method of accounting, with assets and liabilities of REMA reflected at their estimated fair values as of the date of the purchase. On a preliminary basis, REMA's fair value adjustments included increases in property, plant and equipment and air emissions regulatory allowances. The allocation of the purchase price is preliminary, since the valuation of property, plant and equipment and air emissions regulatory allowances as well as the valuation of material and supplies inventories and environmental reserves have not been finalized. REMA's liabilities include $27.3 million of asset purchase consideration payable in connection with REMA's acquisition of its generating assets.

     The combined financial statements include the accounts of REMA and related companies including the affiliates and subsidiaries described in Note 1(a). All significant inter-affiliate and intercompany transactions and balances are eliminated in combination. The combination of affiliates and subsidiaries includes all of the operations and assets acquired from GPU on November 24, 1999, which have been managed together since that acquisition date.

     Investments that represent direct interests in the assets, liabilities and operations of ventures are reported as REMA's share of each account in the venture. See Note 2.

  (c) USE OF ESTIMATES.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  (d) REVENUE RECOGNITION.

     Revenue includes energy, capacity and ancillary service sales. During 1999, REMA's power and services, excluding capacity, were sold at market-based prices through sales to a related party and wholly-owned subsidiary of Sithe (the Sithe Affiliate) for resale. The Sithe Affiliate acted as agent on behalf of REMA on most market-based sales. REMA's capacity was also sold to the Sithe Affiliate at terms that mirror a transition power purchase agreement between Sithe and GPU. The transition power purchase agreement extends from November 24, 1999 to May 31, 2002. Sales not billed by month-end are accrued based upon estimated energy or services delivered.

  (e) CASH AND CASH EQUIVALENTS.

     Cash and cash equivalents are considered to be highly liquid investments with an original maturity of three months or less, which are cash or are readily convertible to cash.

  (f) INVENTORIES.

     Inventories are comprised of materials, supplies and fuel stock held for consumption and are stated at the lower of weighted-average cost or market.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (g) Fair Values of Financial Instruments.

     The recorded amounts for financial instruments including cash and cash equivalents, accounts receivable, accounts payable and affiliate receivables and payables approximate fair value due to the short-term nature of these instruments.

  (h) PROPERTY, PLANT AND EQUIPMENT.

     Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives, commencing when assets, or major components thereof, are either placed in service or acquired, as appropriate.

  (i) INTANGIBLE ASSETS.

     Cost in excess of fair value of net assets acquired (goodwill) is amortized on a straight-line basis over the estimated useful life of 40 years. Goodwill amortization expense during 1999 was $481,000.

     Other intangible assets consist primarily of air emissions regulatory allowances that have already been issued to REMA and allowances that REMA expects to be allocated during the remaining useful lives of the plants. These intangible assets are amortized on a unit-of-production basis as utilized. Amortization expense recognized in 1999 related to other intangible assets was $209,000.

  (j) IMPAIRMENT OF LONG-LIVED ASSETS.

     REMA periodically compares the carrying value of its long-lived assets, including goodwill and other intangible assets, to the anticipated undiscounted future net cash flows from their corresponding businesses, and no impairment is indicated at December 31, 1999.

  (k) PROJECT DEVELOPMENT COSTS.

     REMA capitalizes the deposits made toward future combustion turbine deliveries as well as the direct costs associated with viable projects, including some third-party legal, accounting and consulting costs. These capitalized costs are amortized over the estimated life of the project on a straight-line basis, beginning when the project becomes operational. Other project development costs are expensed as incurred.

  (l) INCOME TAXES.

     REMA and some of its affiliates that are limited liability companies are not taxable for federal income tax purposes. Any taxable earnings or losses and certain other tax attributes are reported by the member on its income tax return. Other affiliates that are taxable corporate entities have incurred tax and book losses but are not subject to any tax-sharing agreements with Sithe. As such, no tax benefits have been recorded for these entities since the tax benefits are not considered realizable. These tax benefits and the offsetting valuation allowance are less than $1 million.

  (m) MARKET RISK AND UNCERTAINTIES.

     REMA is subject to risks including the supply and price of fuel, seasonal weather patterns, technological obsolescence and the regulatory environment within the United States.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (n) COMPREHENSIVE INCOME.

     REMA had no items of comprehensive income for the financial statement period presented.

  (o) NEW ACCOUNTING PRONOUNCEMENT.

     Effective January 1, 2001, REMA is required to adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of other comprehensive income, depending on the intended use of the derivative, its resulting designation and its effectiveness. In addition, in June 2000, the Financial Accounting Standards Board issued an amendment that narrows the applicability of the pronouncement to some purchase and sales contracts and allows hedge accounting for some other specific hedging relationships.

     Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB No. 101), was issued by the SEC on December 3, 1999. SAB No. 101 summarizes some of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. REMA's combined financial statements reflect the accounting principles provided in SAB No. 101.

(2) JOINTLY OWNED ELECTRIC GENERATION PLANTS

     REMA has partial undivided interests in two jointly owned generation stations in Pennsylvania and bears a corresponding share of the capital and operating costs associated with the facilities. The following table summarizes certain financial and operational information about REMA's jointly owned coal-fired facilities as of December 31, 1999 (dollars in thousands):

                                                              CONEMAUGH   KEYSTONE
                                                               STATION    STATION
                                                              ---------   --------
Ownership interest..........................................     16.45%      16.67%
REMA's share of capacity (MW)...............................       281         285
Net investment..............................................  $257,410    $207,334
Accumulated depreciation....................................  $    537    $    432

     The Conemaugh and Keystone stations (Conemaugh and Keystone, respectively) are each owned as a tenancy in common among their co-owners, with each owner retaining its undivided ownership interest in the generating units and the electrical output from those units. Reliant Energy Northeast Management Company, a subsidiary of Reliant Energy Mid-Atlantic Power Holdings, LLC, operates and manages Conemaugh and Keystone under separate operating agreements that the owners of Conemaugh and Keystone have elected to terminate effective December 31, 2002. The owners of each station have not yet decided on the operating arrangements for this station for the period beginning on January 1, 2003.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following at December 31 (in thousands):

                                                              ESTIMATED USEFUL
                                                               LIVES (YEARS)        1999
                                                              ----------------      ----
Land........................................................            --       $   28,154
Generation plant-in-service.................................      11 to 45        1,242,166
Buildings...................................................      30 to 32            6,045
Machinery and equipment.....................................            10           13,353
                                                                                 ----------
Total plant-in-service......................................                      1,289,718
Construction work-in-progress...............................                            753
                                                                                 ----------
         Total..............................................                      1,290,471
Less -- Accumulated depreciation............................                         (4,152)
                                                                                 ----------
Property, plant and equipment -- net........................                     $1,286,319
                                                                                 ==========

(4) DEMAND NOTES PAYABLE TO AFFILIATE

     In connection with Sithe's acquisition of its generating assets from GPU, REMA executed and issued approximately $1.6 billion of demand notes payable to Sithe Northeast Generating Company, Inc. (an indirect wholly-owned subsidiary of Sithe) due August 20, 2001. The notes bear interest at a financing rate based on the London interbank offered rate (LIBOR) plus (a) 1.9% per annum through November 24, 2000 and (b) 2.4% per annum thereafter. The applicable interest rate was 7.644% at December 31, 1999. Borrowings outstanding under these unsecured notes payable approximate fair value, as the individual borrowings bear interest at current market rates. In connection with the acquisition of REMA in May 2000, Sithe Northeast Generating Company, Inc. sold these notes to an indirect wholly-owned subsidiary of REPG. See Note 8.

(5) COMMITMENTS AND CONTINGENCIES

  (a) ENVIRONMENTAL.

     Under the agreement to acquire REMA's generating assets from GPU, liabilities associated with ash disposal site closure and site contamination at the acquired facilities in Pennsylvania and New Jersey prior to plant closing were assumed, except for the first $6 million of remediation costs at the Seward Station. GPU retained liabilities associated with the disposal of hazardous substances to off-site locations prior to November 24, 1999. REMA has recorded its estimate of these environmental liabilities in the amount of $28.0 million as of December 31, 1999.

  (b) OPERATING LEASES.

     REMA leases some equipment and vehicles under noncancelable operating leases extending through 2004. Future minimum rentals under lease agreements are as follows (in thousands):

2000........................................................  $371
2001........................................................   243
2002........................................................   143
2003........................................................    50
2004........................................................    12
                                                              ----
         Total..............................................  $819
                                                              ====

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Rent expense incurred under operating leases aggregated approximately $35,000 in 1999.

  (c) FUEL SUPPLY AGREEMENTS.

     REMA, primarily through its ownership interests in Conemaugh and Keystone, is a party to several long-term fuel supply contracts that have various quantity requirements and durations. Minimum payment obligations under these agreements that extend through 2004 are as follows (in millions):

2000........................................................  $ 67
2001........................................................    47
2002........................................................    40
2003........................................................    19
2004........................................................    13
                                                              ----
         Total..............................................  $186
                                                              ====

  (d) OTHER.

     REMA is party to various legal proceedings that arise from time to time in the ordinary course of business. While REMA cannot predict the outcome of these proceedings, REMA does not expect these matters to have a material adverse effect on REMA's financial position, operations or cash flows.

(6) EMPLOYEE BENEFIT PLANS AND OTHER EMPLOYEE MATTERS

     Substantially all of REMA's union employees participate in a noncontributory pension plan (the Hourly Plan). The Hourly Plan provides retirement benefits based on years of service and compensation. The funding policy of REMA is to contribute amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. Sithe included REMA's union employees in its pension plan effective November 24, 1999, and all pension liabilities associated with employee service periods prior to that date were retained by GPU pursuant to the purchase agreement between Sithe and GPU. Pension expense for 1999 for REMA employees was approximately $500,000.

     Effective November 24, 1999, REMA participated in Sithe's savings plan (the Savings Plan), which covered substantially all of REMA's employees. The Savings Plan limits non-union employees' pre-tax and/or after-tax contributions to 16% of covered compensation, not to exceed the annual contribution limits of the Internal Revenue Code of 1986, as amended (the Code). REMA matches up to 100% of the first 3% of each non-union employee's contributions (based on the employee's service). REMA matches between 55% and 65% (based upon the terms of the applicable collective bargaining agreement) of the first 4% of each union employee's pre-tax and/or after-tax contributions (up to the annual Code contribution limits) to the Savings Plan. Employer matching contributions for non-union employees are subject to a vesting schedule, which entitles the employee to a percentage of the employer matching contributions, depending on years of service, but union employees are fully vested in their employer matching contributions. Sithe's savings plan benefit expense for REMA employees for 1999 was approximately $93,000.

     Effective November 24, 1999, Sithe provided various health care benefits to eligible REMA employees. Health care expense for 1999 was approximately $400,000. These benefits were funded from the general assets of REMA as they were incurred. All health care liabilities

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

associated with employee service periods prior to November 24, 1999 were retained by GPU pursuant to the purchase agreement between Sithe and GPU. All retiree medical obligations for REMA employees were retained by GPU pursuant to the purchase agreement between Sithe and GPU.

     Approximately 67% of REMA's employees are the subject of three collective bargaining arrangements. Of these employees, 7% representing 5% of REMA's total workforce are subject to arrangements that expire prior to December 31, 2000.

(7) RELATED PARTY TRANSACTIONS

     In 1999, REMA sold most of the electric power generated by its facilities to the Sithe Affiliate. REMA also purchased fuel for its generating plants (other than coal for Keystone and Conemaugh) from the Sithe Affiliate. In connection with the acquisition of REMA in May 2000, REMA now markets its power through and purchases fuel from Reliant Energy Services, Inc., an affiliate of REPG.

(8) SUBSEQUENT EVENT

  (a) ACQUISITION BY REPG.

     In February 2000, REPG reached a definitive agreement to purchase the equity of REMA and the $1.6 billion of pre-existing affiliate debt from Sithe for an aggregate purchase price of $2.1 billion, subject to adjustments. Included within this purchase transaction were transition power purchase agreements, including the capacity transition contract with GPU described in
Note 1(d). The transaction was completed in May 2000. The acquisition was accounted for as a purchase, and the purchase price allocations were pushed down to REMA.

  (b) RESTRUCTURING.

     In July 2000, Reliant Energy Mid-Atlantic Power Holdings, LLC acquired the ownership interests in the following affiliates, which are included in these combined financial statements:

        Reliant Energy New Jersey Holdings, LLC
        Reliant Energy Maryland Holdings, LLC
        Reliant Energy Mid-Atlantic Power Services, Inc.

     These affiliates were acquired from an indirect wholly-owned subsidiary of REPG for a purchase price of $167 million, and REMA issued a note in this amount to the subsidiary. In addition, the developmental entities listed in Note 1(a) were distributed to Reliant Energy Mid-Atlantic Development, Inc., a wholly-owned subsidiary of REPG but not of REMA.

  (c) LEASE FINANCING.

     In August 2000, REMA sold to and leased back from each of three owner-lessors in separate lease transactions REMA's respective 16.45%, 16.67% and 100% interests in the Conemaugh, Keystone and Shawville generating stations. As lessee, REMA leases an interest in each facility from each owner-lessor under a facility lease agreement. The lease agreements contain some restrictive covenants that restrict REMA's ability to, among other things, make dividend distributions unless REMA satisfies various conditions. The covenant restricting dividends would be suspended if a direct or indirect parent of REMA meeting specified criteria guarantees the lease obligations. As consideration for the sale of REMA's interest in each of the

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

facilities, REMA received $1.0 billion in cash. These proceeds were utilized to return capital of $183 million, with the remainder used to reduce affiliate debt. The equity interests in all of the affiliates of REMA are pledged as collateral for REMA's lease obligations. In addition, these affiliates have also guaranteed the payments under the lease obligations.

     The following table sets forth REMA's obligation under these long-term operating lease (in millions):

Inception of lease to December 31, 2000.....................  $    0.9
2001........................................................     259.3
2002........................................................     136.5
2003........................................................      76.5
2004........................................................      84.5
2005 and beyond.............................................   1,262.3
                                                              --------
                                                              $1,820.0
                                                              ========

                                  *    *    *

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

               INTERIM CONDENSED STATEMENT OF COMBINED OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

REVENUES FROM AFFILIATE.....................................   $107,432
EXPENSES:
  Fuel, including $26.4 million from affiliate..............     38,500
  Operation and maintenance.................................     23,283
  Administrative and general................................      4,813
  Project development.......................................      2,733
  Other taxes...............................................      2,021
  Depreciation and amortization.............................     12,885
                                                               --------
         Total Expenses.....................................     84,235
                                                               --------
OPERATING INCOME............................................     23,197
Interest Expense to Affiliate, net..........................     31,812
                                                               --------
NET LOSS....................................................   $ (8,615)
                                                               ========

             See Notes to the Combined Interim Financial Statements

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

                   INTERIM CONDENSED COMBINED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                              DECEMBER 31,   MARCH 31,
                                                                  1999          2000
                                                              ------------   ----------
                                        ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................   $      570    $       48
  Fuel inventories..........................................        6,411         7,017
  Material and supplies inventories.........................       52,965        52,931
  Other current assets......................................          637         1,742
                                                               ----------    ----------
         Total current assets...............................       60,583        61,738
PROPERTY, PLANT AND EQUIPMENT, NET..........................    1,286,319     1,280,243
OTHER NONCURRENT ASSETS:
  Goodwill, net.............................................      184,518       183,367
  Air emissions regulatory credits, net.....................      166,791       165,542
  Project development costs.................................        7,689         7,689
                                                               ----------    ----------
         Total other noncurrent assets......................      358,998       356,598
                                                               ----------    ----------
         TOTAL ASSETS.......................................   $1,705,900    $1,698,579
                                                               ==========    ==========

                   LIABILITIES AND MEMBER'S AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $   10,244    $   10,929
  Payable to affiliates.....................................        7,928         3,124
  Accrued payroll...........................................        5,273         5,256
  Asset purchase consideration payable......................       27,296        27,296
  Demand notes payable to affiliate.........................    1,575,312     1,575,312
  Other current liabilities.................................        3,856         9,286
                                                               ----------    ----------
         Total current liabilities..........................    1,629,909     1,631,203
NONCURRENT LIABILITIES:
  Accrued environmental liabilities.........................       28,030        28,030
  Other noncurrent liabilities..............................        3,030         3,030
                                                               ----------    ----------
         Total noncurrent liabilities.......................       31,060        31,060
COMMITMENTS AND CONTINGENCIES
MEMBER'S AND SHAREHOLDER'S EQUITY:
  Common stock ($.01 par value, 1,500 shares authorized, 100
    shares issued and outstanding)..........................           --            --
  Member's capital contributions............................       54,609        54,609
  Retained deficit..........................................       (9,678)      (18,293)
                                                               ----------    ----------
         Total member's and shareholder's equity............       44,931        36,316
                                                               ----------    ----------
         TOTAL LIABILITIES AND MEMBER'S AND SHAREHOLDER'S
           EQUITY...........................................   $1,705,900    $1,698,579
                                                               ==========    ==========

             See Notes to the Combined Interim Financial Statements

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

               INTERIM CONDENSED STATEMENT OF COMBINED CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(8,615)
  Adjustments to reconcile net loss to net cash provided by
    operations:
    Depreciation and amortization expense...................    12,885
  Changes in assets and liabilities:
    Fuel inventories........................................      (606)
    Material and supplies inventories.......................        34
    Other assets............................................    (1,105)
    Accounts payable........................................       685
    Other current liabilities...............................     5,413
                                                               -------
         Net cash provided by operating activities..........     8,691
                                                               -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (4,409)
                                                               -------
         Net cash flows used in investing activities........    (4,409)
                                                               -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in payables to affiliates......................    (4,804)
                                                               -------
         Net cash flows used in financing activities........    (4,804)
                                                               -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................      (522)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............       570
                                                               -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $    48
                                                               =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid to affiliate................................   $31,812
                                                               =======

             See Notes to the Combined Interim Financial Statements

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

   INTERIM CONDENSED STATEMENT OF COMBINED MEMBER'S AND SHAREHOLDER'S EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                                         TOTAL
                                                            MEMBER'S                 MEMBER'S AND
                                                 COMMON      CAPITAL      RETAINED   SHAREHOLDER'S
                                                 STOCK    CONTRIBUTIONS   DEFICIT       EQUITY
                                                 ------   -------------   --------   -------------
BALANCE JANUARY 1, 2000.......................    $--        $54,609      $(9,678)      $44,931
  Net loss....................................     --             --       (8,615)       (8,615)
                                                  ---        -------      --------      -------
BALANCE MARCH 31, 2000........................    $--        $54,609      $(18,293)     $36,316
                                                  ===        =======      ========      =======

             See Notes to the Combined Interim Financial Statements

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

                 NOTES TO UNAUDITED INTERIM CONDENSED COMBINED
                              FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     These interim condensed combined financial statements (Interim Financial Statements) include the accounts of Reliant Energy Mid-Atlantic Power Holdings, LLC and the affiliates and subsidiaries (collectively, REMA) described in Note 1(a) to REMA's December 31, 1999 Financial Statements (1999 Financial Statements). These Interim Financial Statements are unaudited, omit certain information included in financial statements prepared in accordance with generally accepted accounting principles and should be read in combination with the 1999 Financial Statements included in this prospectus.

     As described in Notes 1 and 8 to the 1999 Financial Statements, REMA (formerly Sithe Pennsylvania Holdings, LLC), together with its affiliates and subsidiaries, were indirect wholly-owned subsidiaries of Sithe Energies, Inc. (Sithe) as of December 31, 1999. REMA acquired its generating stations and various related assets from the operating subsidiaries of GPU, Inc. (GPU), a utility holding company, on November 24, 1999. In May 2000, Sithe, through an indirect wholly-owned subsidiary, sold all of its equity interests in REMA to an indirect wholly-owned subsidiary of Reliant Energy Power Generation, Inc.
(REPG).

     There are no separate financial statements available with regard to the facilities of REMA, prior to the date that REMA acquired the generation assets from GPU, because their operations were fully integrated with, and their results of operations were consolidated into, the former owners of the facilities of REMA. In addition, the electric output of the facilities was sold based on rates set by regulatory authorities. As a result and because electricity rates will now be set by the operation of market forces, the historical financial data with respect to the facilities of REMA prior to November 24, 1999 is not meaningful or indicative of REMA's future results. REMA's results of operations in the future will depend primarily on revenues from the sale of energy, capacity and other related products, and the level of its operating expenses.

     The acquisition of REMA's generating assets was recorded under the purchase method of accounting, with assets and liabilities of REMA reflected at their estimated fair values as of the date of the purchase. On a preliminary basis, REMA's fair value adjustments included increases in property, plant and equipment and air emissions regulatory allowances. The allocation of the purchase price is preliminary, since the valuation of property, plant and equipment and air emissions regulatory allowances as well as the valuation of material and supplies inventories and environmental reserves have not been finalized. REMA's liabilities include $27.3 million of asset purchase consideration payable in connection with REMA's acquisition of its generating assets.

     The Interim Financial Statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations. Amounts reported in the interim condensed statement of combined operations are not necessarily indicative of amounts expected for a full year period due to the effects of, among other things, seasonal variations in energy consumption and timing of maintenance and other expenditures.

     Note 5 to the 1999 Financial Statements relates to material contingencies. This note, updated by the notes contained in these Interim Financial Statements, is incorporated herein by reference.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

                 NOTES TO UNAUDITED INTERIM CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(2) DEMAND NOTES PAYABLE TO AFFILIATE

     In connection with REMA's acquisition of its generating assets from GPU, REMA entered into approximately $1.6 billion of demand notes payable to Sithe Northeast Generating Company, Inc. (an indirect wholly-owned subsidiary of Sithe) due August 20, 2001. The notes bear interest at a financing rate based on the London interbank offered rate (LIBOR) plus (a) 1.9% per annum through November 24, 2000 and (b) 2.4% per annum thereafter. The applicable interest rate was 7.88% at March 31, 2000. Borrowings outstanding under these unsecured notes payable approximate fair value, as the individual borrowings bear interest at current market rates. In connection with the acquisition of REMA in May 2000, Sithe Northeast Generating Company, Inc. sold these notes to an indirect wholly-owned subsidiary of REPG. See Note 4(a).

(3) NEW ACCOUNTING PRONOUNCEMENT

     Effective January 1, 2001, REMA is required to adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of other comprehensive income, depending on the intended use of the derivative, its resulting designation and its effectiveness. In addition, in June 2000, the Financial Accounting Standards Board issued an amendment that narrows the applicability of the pronouncement to some purchase and sales contracts and allows hedge accounting for some other specific hedging relationships.

     Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB No. 101), was issued by the SEC on December 3, 1999. SAB No. 101 summarizes some of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. REMA's combined financial statements reflect the accounting principles provided in SAB No. 101.

(4) SUBSEQUENT EVENTS

  (a) ACQUISITION BY REPG.

     In February 2000, REPG reached a definitive agreement to purchase the equity in REMA and the $1.6 billion of pre-existing affiliate debt from Sithe for an aggregate purchase price of $2.1 billion, subject to adjustments. Included within this purchase transaction were transition power purchase agreements, including the capacity transition contract with GPU described in
Note 1(d) to REMA's 1999 Financial Statements. The transaction was completed in May 2000. The acquisition was accounted for as a purchase, and the purchase price allocations were pushed down to REMA.

                RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
       (FORMERLY SITHE PENNSYLVANIA HOLDINGS, LLC) AND RELATED COMPANIES

                 NOTES TO UNAUDITED INTERIM CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

  (b) RESTRUCTURING.

     In July 2000, Reliant Energy Mid-Atlantic Power Holdings, LLC acquired the ownership interests in the following affiliates, which are included in these combined financial statements:

        Reliant Energy New Jersey Holdings, LLC
        Reliant Energy Maryland Holdings, LLC
        Reliant Energy Mid-Atlantic Power Services, Inc.

     These affiliates were acquired from an indirect wholly-owned subsidiary of REPG for a purchase price of $167 million, which amount was borrowed from an indirect wholly-owned subsidiary of REPG. In addition, the developmental entities listed in Note 1(a) to REMA's 1999 Financial Statements were distributed to Reliant Energy Mid-Atlantic Development, Inc., a wholly-owned subsidiary of REPG, but not of REMA.

  (c) LEASE FINANCING.

     In August 2000, REMA sold to and leased back from each of three owner-lessors in separate lease transactions REMA's respective 16.45%, 16.67% and 100% interests in the Conemaugh, Keystone and Shawville generating stations. As lessee, REMA leases an interest in each facility from each owner lessor under a facility lease agreement. The lease agreements contain some restrictive covenants that restrict REMA's ability to, among other things, make dividend distributions unless REMA satisfies various conditions. The covenant restricting dividends would be suspended if a direct or indirect parent of REMA meeting specified criteria guarantees the lease obligations. As consideration for the sale of REMA's interest in each of the facilities; REMA received $1.0 billion in cash. These proceeds were utilized to return capital of $183 million, with the remainder used to reduce affiliate debt. In connection with the lease transactions, REMA entered into working capital facilities with affiliates in the aggregate amount of $150 million.

     The following table sets forth REMA's obligation under these long-term operating leases (in millions):

Inception of lease to December 31, 2000.....................  $    0.9
2001........................................................     259.3
2002........................................................     136.5
2003........................................................      76.5
2004........................................................      84.5
2005 and beyond.............................................   1,262.3
                                                              --------
                                                              $1,820.0
                                                              ========

     The equity interests in all of the subsidiaries of REMA are pledged as collateral for REMA's lease obligations. In addition, these subsidiaries have also guaranteed the payments under the lease obligations. The guaranties of these subsidiaries of the lease obligations are all full, unconditional, and joint and several. There are no significant restrictions on the Company's ability to obtain funds from these subsidiaries.

                                *      *      *

                          INDEPENDENT AUDITORS' REPORT

N.V. UNA
Keulsekade 189
3503 RL Utrecht

Introduction

     We have audited the accompanying financial statements of N.V. UNA, Utrecht for the nine month period ended September 30, 1999. Our audit procedures also included the disclosures included in the supplementary information under the caption "Reconciliation of Reported Stockholders' Equity and Net Earnings to United States Generally Accepted Accounting Principles (U.S. GAAP) for the Nine Month Period Ended September 30, 1999." The financial statements of N.V. UNA for the years ended December 31, 1998 and 1997 were audited by other auditors whose reports, dated May 11, 1999 and May 28, 1998 expressed an unqualified opinion on those financial statements. The financial statements and such supplementary information are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and such supplementary information based on our audits.

Scope

     We conducted our audit in accordance with auditing standards generally accepted in the Netherlands and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Opinion

     In our opinion, the financial statements of N.V. UNA give a true and fair view of the financial position of the company as of September 30, 1999 and of the result for the nine month period then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the legal requirements for financial statements as included in Part 9, Book 2 of the Netherlands Civil Code.

     Generally accepted accounting principles in the Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected net income for the nine month period ended September 30, 1999 and stockholders' equity as of September 30, 1999, to the extent summarized in the supplementary information under the caption "Reconciliation of Reported Stockholders' Equity and Net Earnings to United States Generally Accepted Accounting Principles (U.S. GAAP) for the Nine Month Period Ended September 30, 1999." In our opinion, such supplementary information when considered in relationship to the basic financial statements taken as a whole presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE ACCOUNTANTS

Amsterdam, The Netherlands
December 6, 2000

                                AUDITOR'S REPORT

Introduction

     We have audited the 1998 financial statements of N.V.
Energieproduktiebedrijf UNA, Utrecht. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

     We conducted our audit in accordance with auditing standards generally accepted in the Netherlands and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Opinion

     In our opinion, the financial statements give a true and fair view of the financial position of the company as at December 31, 1998 and of the result for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Dutch Civil Code.

PricewaterhouseCoopers N.V.
Utrecht, May 11, 1999

                                AUDITOR'S REPORT

Introduction

     We have audited the 1997 financial statements of N.V.
Energieproduktiebedrijf UNA, Utrecht. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

     We conducted our audit in accordance with auditing standards generally accepted in the Netherlands and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Opinion

     In our opinion, the financial statements give a true and fair view of the financial position of the company as at December 31, 1997 and of the result for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Dutch Civil Code.

PricewaterhouseCoopers N.V.
Utrecht, May 28, 1998

                                    N.V. UNA

                       STATEMENTS OF CONSOLIDATED INCOME
                             (IN THOUSANDS OF NLG)

                                              NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                    1999              1998           1997
                                              -----------------   ------------   ------------
                                                                   (RESTATED)
INCOME
  Net sales.................................       953,341         1,611,208      1,554,972
  Other operating income....................        19,489            38,207         54,602
                                                   -------         ---------      ---------
         TOTAL..............................       972,830         1,649,415      1,609,574
EXPENSES
  Raw materials.............................       352,264           575,934        613,316
  SEP production costs......................        91,899           284,834        221,568
  Costs of work contracted out, cost of
    material and other external expenses....        63,645           125,970         88,987
  Personnel expenses........................        72,111            97,124         92,130
  Amortization/depreciation charges.........       215,070           276,019        300,322
  Other operating expenses..................       125,266             1,395         45,283
                                                   -------         ---------      ---------
         TOTAL..............................       920,255         1,361,276      1,361,606
                                                   -------         ---------      ---------
OPERATING PROFIT............................        52,575           288,139        247,968
                                                   -------         ---------      ---------
  Interest and similar expenses.............       126,418           111,703        133,190
  Interest and similar income...............        75,401            38,794         21,902
  Income (expense) from affiliated
    companies...............................         2,425            (7,749)       (17,603)
                                                   -------         ---------      ---------
         TOTAL..............................        48,592            80,658        128,891
                                                   -------         ---------      ---------
INCOME BEFORE TAXATION......................         3,983           207,481        119,077
  Corporate income tax......................            --                --             --
                                                   -------         ---------      ---------
NET INCOME..................................         3,983           207,481        119,077
                                                   =======         =========      =========

               See Notes to the Consolidated Financial Statements

                                    N.V. UNA

                          CONSOLIDATED BALANCE SHEETS
                             (IN THOUSANDS OF NLG)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                                               (RESTATED)
                                          ASSETS

FIXED ASSETS
  Net tangible fixed assets.................................    2,408,172      2,613,117
  Financial fixed assets....................................       19,415         13,639
                                                                ---------      ---------
                                                                2,427,587      2,626,756
CURRENT ASSETS
  Inventories...............................................        5,258          7,011
  Accounts receivable.......................................      125,601        108,341
  Marketable securities.....................................      298,756        310,751
  Cash and cash equivalents.................................        1,438         11,690
                                                                ---------      ---------
                                                                2,858,640      3,064,549
                                                                =========      =========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
  Stockholders' equity......................................      944,247        940,264
  Deferred income...........................................      193,500        248,140
  Provisions................................................      236,188        162,671
  Long-term debt............................................      792,727      1,087,515
  Short-term debt...........................................      691,978        625,959
                                                                ---------      ---------
                                                                2,858,640      3,064,549
                                                                =========      =========

               See Notes to the Consolidated Financial Statements

                                    N.V. UNA

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (IN THOUSANDS OF NLG)

                                                NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                  SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                      1999              1998           1997
                                                -----------------   ------------   ------------
                                                                     (RESTATED)
OPERATING ACTIVITIES
Net Income....................................         3,983           207,481        119,077
Amortization/depreciation.....................       215,070           276,019        300,322
Changes in provisions and deferred income.....        17,692           (33,554)        64,298
                                                    --------          --------       --------
                                                     236,745           449,946        483,697
CHANGES IN WORKING CAPITAL
Inventories...................................         1,753              (518)           187
Accounts receivable...........................       (17,260)          (10,344)         6,067
Short-term debt...............................        16,987           (83,922)        33,770
                                                    --------          --------       --------
                                                       1,480           (94,784)        40,024
Dividends.....................................            --           (17,952)       (30,000)
                                                    --------          --------       --------
CASH FLOW FROM OPERATING ACTIVITIES...........       238,225           337,210        493,721
INVESTING ACTIVITIES
Additions to tangible fixed assets............       (10,158)          (27,452)       (90,498)
Disposals of tangible fixed assets............            33            23,023             --
(Additions to) disposals of financial fixed
  assets......................................         6,219               782        (84,793)
                                                    --------          --------       --------
CASH FLOW FROM INVESTING ACTIVITIES...........        (3,906)           (3,647)      (175,291)
FINANCING ACTIVITIES
Long-term financing...........................        18,871             8,715        141,069
Repayment of long-term financing..............      (312,474)         (492,054)      (369,588)
Change in short-term loans, net...............        49,032           159,692        (89,433)
                                                    --------          --------       --------
CASH FLOW FROM FINANCING ACTIVITIES...........      (244,571)         (323,647)      (317,952)
SUMMARY STATEMENT
Cash flow from operating activities...........       238,225           337,210        493,721
Cash flow from investing activities...........        (3,906)           (3,647)      (175,291)
Cash flow from financing activities...........      (244,571)         (323,647)      (317,952)
                                                    --------          --------       --------
CHANGE IN CASH AND CASH EQUIVALENTS...........       (10,252)            9,916            478
                                                    ========          ========       ========

               See Notes to the Consolidated Financial Statements

                                    N.V. UNA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

     The accompanying consolidated financial statements of N.V. UNA (UNA) (formerly N.V. Energieproduktiebedrijf UNA, Utrecht) were prepared in accordance with generally accepted accounting principles in the Netherlands (Dutch GAAP), for purposes of inclusion in the S-1 filing for Reliant Resources, Inc. These consolidated financial statements have been reconciled to accounting principles generally accepted in the United States of America (U.S. GAAP) in the accompanying financial statement footnotes.

CONSOLIDATED FINANCIAL STATEMENTS

     The UNA parent company financial data has been incorporated into the consolidated figures as included in these financial statements. Therefore, the accompanying parent company corporate financial statements are presented in the short format in accordance with the Article 402 of the Dutch Civil Code.

     The consolidated financial statements of UNA include the financial data of:

     - N.V. UNA;

     - UNA Milieu N.V.;

     - B.V. Antraciet Handelsvereeniging;

     - Power Investment B.V.;

     - Power Services B.V.

CHANGES IN ACCOUNTING POLICIES

     During 1999, UNA made the following changes in accounting policies, reflecting changes in UNA's operating environment as a result of deregulation of the electricity market in the Netherlands.

     - As of January 1, 1999, profits associated with the cross-border lease transactions are deferred and amortized over the terms of the underlying lease contracts. Previously, for lease contracts with a perceived lower risk profile, results were taken directly to income.

     - Prior to 1999, UNA recorded a provision for self-insurance for future equipment accidents. As of January 1, 1999, this policy was discontinued.

     The net effect on consolidated stockholders' equity of the above changes is summarized as follows (in NLG '000):

Consolidated stockholders' equity as of December 31, 1998...            923,592
Net effect of changes in accounting policy
  Deferral of cross-border lease profits....................  (12,799)
  Provision for self-insurance..............................   29,471
                                                              -------
Net effect of changes in accounting policy..................             16,672
                                                                        -------
Adjusted consolidated stockholders' equity as of December
  31, 1998..................................................            940,264

     The net effect on income from the above changes for the period January 1, 1999 through September 30, 1999 and for the year ended December 31, 1998 amounted to a decrease of NLG 0.6 million and an increase of NLG 2.7 million, respectively.

                                    N.V. UNA

     In accordance with Dutch GAAP, the comparative 1998 consolidated financial statements were restated to reflect the changes in accounting policies referred to above.

PRINCIPLES OF VALUATION AND INCOME RECOGNITION

  GENERAL

     Unless otherwise stated, assets and liabilities are carried at historical cost and amounts included in the tables are denominated in thousands of Dutch guilders. The consolidated balance sheets as of September 30, 1999 and December 31, 1998, and the related consolidated income statements and the consolidated statements of cash flows for the nine months ended September 30, 1999, and for the years ended December 31, 1998 and 1997, respectively, have been included for comparative purposes.

  NATIONAL SETTLEMENT SYSTEM VIA N.V. SEP

     The principles of valuation and income recognition are mainly based on the National Settlement System of reimbursement for production costs through N.V. SEP (SEP). The basic principles of this national settlement system are as follows:

     UNA is deemed to have made its heat and electricity production capacity available to SEP and to have supplied all kWhs produced to SEP. In return, UNA receives a standardized payment for costs related to fuel consumption, capital expenditures, operations, maintenance and indirect production. Based on UNA's share in the national settlement load, SEP charges the costs of capacity to UNA via the national basic rate (LBT kW). SEP charges fuel costs to UNA using the LBT kWh based on the kWhs supplied. Furthermore, in accordance with the established heat production agreement, UNA pays SEP an amount for each heat unit sold. The effects of the national settlement system are included in the income statement under the "SEP Production Costs" item. The composition of the settlement is detailed in the notes to the consolidated financial statements.

  FOREIGN CURRENCIES

     Assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rates on the balance sheet date. Income and expenses denominated in foreign currencies are translated at the prevailing exchange rates on the date on which the amounts are settled. Unrealized transaction holding gains for investments in noncurrent debt securities denominated in foreign currencies are included in the balance sheet under the "Deferred Income" item until either the asset matures, or the asset is liquidated at which point the deferred transaction gain is realized in income.

  TANGIBLE FIXED ASSETS

     Tangible fixed assets are carried at historical cost less accumulated depreciation. Interest on debt that is attributable to assets under construction is capitalized. Capitalized interest is reported as construction interest under the "Interest and Similar Expenses" item.

     Tangible fixed assets that are financed through financial lease transactions are capitalized.

     The depreciation periods for assets subject to the national settlement system are based on the terms for the compensation of capital charges. Other tangible fixed assets are depreciated over the estimated useful lives of the assets. Depreciation is computed using the straight-line

                                    N.V. UNA
method, except where it concerns lump-sum payments for leasehold land, which are depreciated on the basis of level annuities.

  FINANCIAL FIXED ASSETS

     Investments over which significant influence is exercised are valued in accordance with the equity method. Where necessary, the accounting policies of UNA's subsidiaries are adjusted to reflect the accounting policies followed by UNA.

     Investments where no significant influence is exercised are valued at the lower of acquisition cost or net realizable value.

     Long-term loans and advances are carried at face value.

  CURRENT ASSETS

     Inventories are valued at historical cost, less an allowance for obsolescence.

     Receivables are carried at face value less an appropriate allowance for estimated uncollectable amounts.

     Marketable securities are carried at fair value. Realized and unrealized gains and losses are classified under "Interest and Similar Income" item.

  DEFERRED INCOME

     Profits on lease transactions are deferred and amortized over the remaining sub-lease period on a straight-line basis. Realized profit is recorded in the income statement under the "Interest and Similar Income" item.

  PROVISIONS

     The provision for employee healthcare benefits is carried at present value, using actuarial estimates. Other provisions are carried at nominal value. The provisions are classified under long-term liabilities.

  DEBT

     The "55+ Plan" is carried at present value. The Medium-Term Notes are recorded at face value and are decreased or increased by any unamortized discount or premium. Any discount or premium is amortized to income based on the terms of the notes. All other debt is recorded at face value.

     Debts which are due within one year are considered short term and are included as such under "Short-Term Debts" item.

  NET SALES

     UNA charges the regional bulk supply rate (RGLT) to the distributing companies for the supply of electricity, both for the national settlement load for capacity (RGLT-kW) and for electrical energy (RGLT-kWh). The cost to supply heat is charged in accordance with the heat supply agreements between the company and the heat-distributing companies.

                                    N.V. UNA

  CORPORATE INCOME TAX

     Under a 1998 Dutch tax law relating to the Dutch electricity industry, UNA qualifies for a zero percent corporate income tax rate through December 31, 2001. The tax holiday applies only to Dutch income earned by UNA. Beginning January 1, 2002, UNA will be subject to Dutch corporate income tax at standard statutory rates.

                                    N.V. UNA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (IN THOUSANDS OF NLG)

2. NET TANGIBLE FIXED ASSETS

                                                               ASSETS NOT
                                                      OTHER    INCLUDED IN   FIXED ASSETS
CHANGES IN TANGIBLE           LAND AND    PLANT AND   FIXED    PRODUCTION       UNDER
FIXED ASSETS                  BUILDINGS   MACHINERY   ASSETS     PROCESS     CONSTRUCTION     TOTAL
-------------------           ---------   ---------   ------   -----------   ------------     -----
BALANCE AS OF JANUARY
  1, 1999
Cost...................  (+)   972,100    4,986,589   69,455      1,795         40,299      6,070,238
Depreciation...........  (-)   545,300    2,858,840   51,247      1,734             --      3,457,121
                               -------    ---------   ------      -----        -------      ---------
Book value.............  (=)   426,800    2,127,749   18,208         61         40,299      2,613,117
CHANGES IN 1999
Additions..............  (+)        --          --        --         --         10,158         10,158
Transfers..............  (+)       771      45,077        29         --        (45,877)            --
Disposals
- Cost.................  (-)       158         463        --         79             --            700
- Depreciation.........  (+)       125         463        --         79             --            667
Depreciation...........  (-)    31,986     180,253     2,811         20             --        215,070
                               -------    ---------   ------      -----        -------      ---------
Net changes............  (=)   (31,248)   (135,176)   (2,782)       (20)       (35,719)      (204,945)
BALANCE AS OF SEPTEMBER
  30, 1999
Cost...................  (+)   972,713    5,031,203   69,484      1,716          4,580      6,079,696
Depreciation...........  (-)   577,161    3,038,630   54,058      1,675             --      3,671,524
                               -------    ---------   ------      -----        -------      ---------
Book value.............  (=)   395,552    1,992,573   15,426         41          4,580      2,408,172

     During the period from 1994 through 1997, the company conducted U.S., German and Austrian cross-border lease and lease-back transactions with respect to the Hemweg 8, Merwedekanaal 12, Purmerend and Diemen 33 units and their joint installations. The undivided property rights, consisting of the ownership of these plants and their joint installations, as well as the ownership of the land on which they are located, were leased to third parties. The third parties concerned subsequently sub-leased the undivided shares to the company. After expiration of the sub-lease term, the company is entitled to buy the third parties' position under the lease. The legal and economic ownership of the assets is retained by the company. Therefore, these assets have been included in the same manner as those whose unencumbered legal and economic ownership rests with the company.

     The other tangible fixed assets that are subject to financial leases are included in the same manner as the tangible fixed assets which the company holds in full ownership. This also applies to the tangible fixed assets held in legal ownership by third parties, since the economic ownership rests with the company. There are financial leases also conducted in the period from 1994 through 1997 with respect to the Diemen units 31 and 32, the gas and steam turbines of Diemen 33 and Lage Weide 6, the turbogenerator of Hemweg 8 and movable components of Lage Weide 5.

     Land and buildings at Hemweg 8, Diemen, Purmerend and Utrecht were mortgaged in order to serve as collateral for certain cross-border lease transactions.

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

     The specific data regarding the above mentioned lease-transactions are as follows:

UNIT                                     TYPE          TRANSACTION VALUE   INTEREST RATE   END DATE
----                                     ----          -----------------   -------------   --------
U.S. LEASES
Hemweg 8.........................  Lease & leaseback   USD 1,041,157,945       7.32%       Jan. 2022
Diemen 33........................  Lease & leaseback    USD  250,130,548       7.49%       Jan. 2024
Merwede kanaal 12................  Lease & leaseback    USD  240,000,000       7.90%       Jan. 2013
Purmerend 01.....................  Lease & leaseback    USD   87,000,000       7.85%       Jan. 2013
Diemen 31/32.....................  Sale & leaseback     USD  166,000,000       7.90%       Mar. 2001
GERMAN LEASES
Hemweg 8 Turbo generator.........  Sale & leaseback     DEM  450,000,000       8.00%       Jun. 2008
Diemen 33 Steam turbine..........  Sale & leaseback     DEM   43,600,000       8.25%       Nov. 2008
Diemen 33 Gas turbine............  Sale & leaseback     DEM  114,000,000       8.25%       Nov. 2008
Lage Weide 6 Steam turbine.......  Sale & leaseback     DEM   43,000,000       8.00%        May 2008
Diemen 33 Gas turbine............  Sale & leaseback     DEM  110,000,000       8.00%        May 2008
AUSTRIAN LEASE
Lage Weide 5.....................  Sale & leaseback    ATS 1,353,000,000         --        Jun. 2002

     The useful lives of the various assets applied for the purpose of depreciation are as follows:

     Depreciation on assets subject to the national settlement system:

- buildings, site facilities, plant and machinery, and
  furniture, fixtures and fittings..........................       15 years
- assets of the Lage Weide 5 and Hemweg 7 units.............       10 years

     Depreciation on assets not subject to the national settlement system:

- lump-sum payments for leasehold land at Nieuwe Hemweg.....       32 years
- buildings.................................................       25 years
- plant and machinery:
    - stations..............................................       20 years
    - lines and cables......................................       30 years
- other fixed assets, depending on their nature:............  3 to 10 years
- assets not included in the production process:
    - company houses........................................       40 years

3. FINANCIAL FIXED ASSETS

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Affiliated companies (equity method).......................     12,994           8,195
Affiliated companies (cost basis)..........................      4,296           3,380
Accounts receivable........................................      2,125           2,064
                                                                ------          ------
                                                                19,415          13,639
                                                                ======          ======

     The following investments in affiliates are valued in accordance with the equity method.

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
AFFILIATED COMPANIES
Beginning balance...........................................      8,195          22,229
Dispositions................................................     (1,088)         (5,385)
Equity in earnings (losses).................................      5,887          (8,649)
                                                                 ------          ------
Ending balance..............................................     12,994           8,195
                                                                 ======          ======

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

  BREAKDOWN OF AFFILIATES (EQUITY METHOD):

                                                                                           EQUITY IN
                                                                                           EARNINGS
                                                                                          NINE MONTHS
                                                                      SHARE IN EQUITY        ENDED
                                                          INTEREST     SEPTEMBER 30,     SEPTEMBER 30,
    AFFILIATED COMPANY, DOMICILE                           AS A %          1999              1999
    ----------------------------                          --------    ---------------    -------------
    Electrorisk BV, Arnhem..............................     21%           9,446             6,286
    Power Projects BV, Utrecht..........................     50%             112                 2
    Power Total Maintenance BV, Utrecht.................     50%              50               (17)
    Axima BV, Diemen....................................     45%           3,386              (384)
                                                                          ------             -----
                                                                          12,994             5,887
                                                                          ======             =====

     The company's share in NV SEP is valued at zero given SEP's obligations related to stranded costs.

     The percentages indicate UNA's relative interests in the affiliated companies as of September 30, 1999.

  BREAKDOWN OF AFFILIATES (COST BASIS):

                                                                      COST VALUE AS    SHARE IN EQUITY
                                                                           OF               AS OF
                                                          INTEREST    SEPTEMBER 30,     SEPTEMBER 30,
    AFFILIATED COMPANY, DOMICILE                           AS A %         1999              1999
    ----------------------------                          --------    -------------    ---------------
    GKE, De Bilt........................................     16%             90                 90
    KEMA, Arnhem........................................     10%             62              6,938
    Vliegasunie, De Bilt................................     16%             90                145
    Vasim, Nijmegen.....................................     15%             --              1,344
    Howo Gmbh, Wolfen...................................     10%            563              9,395
    APX, Amsterdam......................................     10%          2,997              2,997
    NEM BV..............................................      2%            494                494
                                                                          -----            -------
    Affiliated Companies (cost basis)                                     4,296             21,403
                                                                          =====            =======

     During the reporting year, the interest in NEM BV decreased from 20% to 2%. UNA acquired a 10% interest in APX. The interest in Vasim has permanently decreased in value due to a near liquidation.

     The percentages indicate UNA's relative interests in the affiliated companies as of September 30, 1999.

4. INVENTORIES

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Ancillary materials........................................      4,624          6,265
Fuels......................................................        634            746
                                                                 -----          -----
                                                                 5,258          7,011
                                                                 =====          =====

     Inventories are valued at historical cost less an allowance for obsolescence. The allowance amounts to NLG 9,899 at September 30, 1999 (1998:
NLG 7,425).

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

5. ACCOUNTS RECEIVABLE

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Trade receivables..........................................      36,695         26,393
Other accounts receivable..................................      18,935         16,473
Prepayments and accrued income.............................      69,971         65,475
                                                                -------        -------
                                                                125,601        108,341
                                                                =======        =======

     Trade receivables are carried at face value, less an allowance for non-collectability. As of September 30, 1999, the allowance amounts to NLG 410 (1998: NLG 720).

     Other accounts receivable are carried at face value, less an allowance for non-collectability. As of September 30, 1999, the allowance amounts to NLG 18,400 (1998: NLG 0).

     Prepayments and accrued income include an amount of NLG 24,240 (1998: NLG 26,544), which is of a long-term nature.

6. MARKETABLE SECURITIES

     The "marketable securities" item includes portfolio investments, which are negatively pledged to financial institutions. Such securities, which are treated as "trading" securities under U.S. GAAP, are reported at their estimated fair value at each balance sheet date.

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Portfolio investments......................................     298,756        310,751
                                                                -------        -------
                                                                298,756        310,751
                                                                =======        =======

7. CASH AND CASH EQUIVALENTS

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Cash at banks..............................................      1,367          11,635
Cash on hand...............................................         71              55
                                                                 -----          ------
                                                                 1,438          11,690
                                                                 =====          ======

8. STOCKHOLDERS' EQUITY

     The composition of and movements in stockholders' equity are detailed in the notes to the corporate balance sheet.

9. DEFERRED INCOME

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Beginning Balance..........................................     248,140        247,676
Amortization...............................................     (54,640)       (12,335)
Amortization adjustment....................................          --         12,799
                                                                -------        -------
Ending Balance.............................................     193,500        248,140
                                                                =======        =======

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

     Deferred income consisted of two components; the cash gains on lease and leaseback transactions and the unrealized holding gains on the investments. The unrealized investment gains mainly relate to investments in U.S. bonds which were converted into Eurobonds in July 1999. Consequently, all previously unrealized investment gains were realized and recorded in income at that time.

     During 1999, a change in accounting principle was made for deferred gains on cross-border leases. The NLG 12,799 amortization adjustment is the result of the change in accounting principle, see Note 1.

10. PROVISIONS

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Provision for maintenance..................................      30,903         31,342
Provision for dismantling..................................     141,430        109,479
Provision for employee healthcare benefits.................      23,855         21,850
Provision for reorganization expenses......................      40,000             --
                                                                -------        -------
                                                                236,188        162,671
                                                                =======        =======

     The Company recognizes repair and maintenance costs incurred in connection with planned major maintenance cycles. The amount is based on the estimated cost of future repairs and the programmed schedule for repairs to be made. The change in estimates for 1999 is a result of a change in management's expectations of major maintenance based on a revised asset utilization plan. A revised asset utilization plan was made as a result of the deregulation of the electricity industry. The change in estimate in 1998 was a result of maintenance being estimated at the group level rather than at the unit level as had been done in the years preceding 1998.

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Beginning Balance..........................................      31,342         58,033
Increase (decrease)........................................      30,096        (13,013)
                                                                -------        -------
                                                                 61,438         45,020
Maintenance and repairs made...............................     (30,535)       (13,678)
                                                                -------        -------
Ending Balance.............................................      30,903         31,342
                                                                =======        =======

     As described under changes in accounting policies in Note 1, the provision for self-insurance has been retroactively eliminated from the 1998 consolidated balance sheet.

     The provision for dismantling has been recorded to reflect the income statement effect of costs of dismantling power plants and auxiliary heat stations, including the necessary environmental measures, over the expected useful lives of the assets. The provision is determined on the basis of estimated future dismantling costs and the number of years the plants have been in operation. The September 30, 1999, balance reflects an addition to this provision for an amount of NLG 20.8 million. This addition represents the net effect of changes in accounting estimates relating to certain environmental liabilities (increase of NLG 54.2 million)

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

and to revised estimates of asset utilizations of and useful lives of the plants (decrease of NLG 33.4 million).

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Beginning Balance..........................................     109,479        100,814
Increase...................................................      31,951          8,729
Withdrawal due to dismantling..............................          --            (64)
                                                                -------        -------
Ending Balance.............................................     141,430        109,479
                                                                =======        =======

     The provision for employee healthcare benefits represents the present value of the future liability for the employer's health insurance contribution (IZR) for active and retired employees.

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Beginning Balance..........................................     21,850          19,906
Increase...................................................      2,887           3,104
                                                                ------          ------
                                                                24,737          23,010
Benefits paid..............................................       (882)         (1,160)
                                                                ------          ------
Ending Balance.............................................     23,855          21,850
                                                                ======          ======

     In June 1999, UNA management finalized a plan for reorganization in response to the competitive environment created by the 1998 Electricity Act. Under the plan, 125 employees will be severed and the related costs will be paid by the Company. As of September 30, 1999, the total estimated liability related to this plan is NLG 40 million. See Supplementary Information, Note 1, Subsequent Events for further events relating to the reorganization.

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1999            1998
                                                             -------------   ------------
Beginning Balance..........................................         --              --
Provision..................................................     40,000              --
                                                                ------          ------
                                                                40,000              --
Withdrawal.................................................         --              --
                                                                ------          ------
Ending Balance.............................................     40,000              --
                                                                ======          ======

11. LONG-TERM DEBT

  BREAKDOWN OF LONG-TERM DEBT:

                                                            DUE AFTER                                             DUE AFTER
                                  SEPTEMBER 30,   CURRENT   MORE THAN       AVERAGE      DECEMBER 31,   CURRENT   MORE THAN
                                      1999        PORTION   FIVE YEARS   INTEREST RATE       1998       PORTION   FIVE YEARS
                                  -------------   -------   ----------   -------------   ------------   -------   ----------
Medium-term notes...............     337,626          --          --         7.01%          442,130     100,000    217,000
Other loans.....................     447,140      43,666     150,888         7.96%          636,540     147,797    147,540
                                     -------      ------     -------                      ---------     -------    -------
       Total debt instruments...     784,766      43,666     150,888                      1,078,670     247,797    364,540
55+ pension plan................       2,224                                                  4,087
Other long-term debt............       5,737                                                  4,758
                                     -------                                              ---------
                                     792,727                                              1,087,515
                                     =======                                              =========


                                     AVERAGE
                                  INTEREST RATE
                                  -------------
Medium-term notes...............      6.44%
Other loans.....................      7.79%
       Total debt instruments...
55+ pension plan................
Other long-term debt............

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

  MEDIUM-TERM NOTES:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Balance of notes placed at beginning of period..............     444,000         768,883
Notes repaid and notes purchased............................    (105,000)       (324,883)
                                                                --------        --------
Balance of notes placed at end of period....................     339,000         444,000
(Discounts) and premiums, net...............................      (1,374)         (1,870)
                                                                --------        --------
Ending Balance..............................................     337,626         442,130
                                                                ========        ========

  PRIVATE LOANS:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Beginning Balance...........................................     636,540         796,479
Loans drawn.................................................      18,871           6,765
                                                                --------        --------
                                                                 655,411         803,244
Installments paid...........................................    (208,271)       (166,704)
                                                                --------        --------
Ending Balance..............................................     447,140         636,540
                                                                ========        ========

     The 55+ pension plan represents the present value of future commitments to those employees who make use of the plan as of the end of the reporting periods. This item also includes future commitments to employees under similar plans.

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Beginning Balance...........................................      4,087           9,224
Provision...................................................        302             361
                                                                 ------          ------
                                                                  4,389           9,585
Withdrawal due to payments relating to these commitments....     (2,165)         (4,643)
Releases....................................................         --            (855)
                                                                 ------          ------
Ending Balance..............................................      2,224           4,087
                                                                 ======          ======

12. SHORT-TERM DEBT

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Amounts owed to credit institutions.........................     488,667         439,635
Other debts.................................................     203,311         186,324
                                                                --------        --------
                                                                 691,978         625,959
                                                                ========        ========

  BREAKDOWN OF AMOUNTS OWED TO CREDIT INSTITUTIONS:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Banks.......................................................          --            378
Commercial paper............................................     118,600        160,000
Money market and call loans.................................     370,067        279,257
                                                                 -------        -------
                                                                 488,667        439,635
                                                                 =======        =======

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

  BREAKDOWN OF OTHER DEBTS:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
    Suppliers...............................................      12,948         16,954
    Items payable relating to capital expenditure
      realized..............................................      20,320         32,807
    60+ Pension plan, commitments relating to overtime
      compensation, holiday pay and leave days..............      12,129         11,450
    Social obligations relating to recent
      graduates/long-term unemployment......................         249            180
    Taxes, pension premiums and other social security
      contributions payable.................................      10,750         17,510
    Dividends payable.......................................          --         17,952
    Interest payable........................................      87,639         36,323
    Other accruals and deferred income......................      64,146         53,148
                                                                 -------        -------
                                                                 208,181        186,324
                                                                 =======        =======

13. CONTINGENT LIABILITIES

     Commitments relating to orders placed with suppliers and bank guarantees outstanding total NLG 28.7 million at September 30, 1999.

     The net present value of the cross-border leases regarding UNA's tangible fixed assets have early termination penalties at September 30, 1999 of approximately USD 241 million (NLG 602 million) and DEM 25 million.

     As a consequence of the energy market in the Netherlands being liberalized -- based on the Electricity Act of 1998 -- the company will in the near future be faced with insufficient coverage of existing, unprofitable investments, which are pooled via the Cooperation Agreement and of non-competitive electricity supply contracts.

     In February 1999, the Minister for Economic Affairs decreed that, due to the fact that the four production companies were unable to reach an agreement as to the allocation of the costs of the exposure outlined above, it will provide for the allocation to the separate production companies by an Act of Parliament. As of the date of this report, the extent to which this exposure will produce an adverse effect on the company's capital is unknown.

14. NET SALES

                                                   NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                     SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                         1999              1998           1997
                                                   -----------------   ------------   ------------
Capacity.........................................       407,511           685,747        641,353
Energy...........................................       545,830           923,305        912,404
Other............................................            --             2,156          1,215
                                                        -------         ---------      ---------
                                                        953,341         1,611,208      1,554,972
                                                        =======         =========      =========

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

15. OTHER OPERATING INCOME

                                                   NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                     SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                         1999              1998           1997
                                                   -----------------   ------------   ------------
Reimbursed Costs.................................        9,556            12,389         21,729
Services provided to third parties...............        2,080             2,627          9,123
Damage claims....................................        1,721               117         10,774
Gain on sale of assets...........................          856             1,638
Costs charged on reformation of the Large-Scale
  Production Company.............................          266            11,807          8,167
Other income (items totaling less than NLG 1
  million).......................................        5,010             9,629          4,809
                                                        ------            ------         ------
                                                        19,489            38,207         54,602
                                                        ======            ======         ======

16. RAW MATERIALS

                                                   NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                     SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                         1999              1998           1997
                                                   -----------------   ------------   ------------
Fuel expended in the production of electricity
  and heat.......................................       352,264           575,934        613,316
                                                        -------         ---------      ---------
                                                        352,264           575,934        613,316
                                                        =======         =========      =========

17. SEP PRODUCTION COSTS

                                                   NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                     SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                         1999              1998           1997
                                                   -----------------   ------------   ------------
Settlement relating to supply of electricity and
  heat...........................................       904,012          1,536,619      1,483,188
Compensations received...........................      (812,113)        (1,251,785)    (1,261,620)
                                                       --------         ----------     ----------
                                                         91,899            284,834        221,568
                                                       ========         ==========     ==========

18. COST OF WORK CONTRACTED OUT, COST OF MATERIALS AND OTHER EXTERNAL EXPENSES

                                                   NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                     SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                         1999              1998           1997
                                                   -----------------   ------------   ------------
Consumer goods and materials from third
  parties........................................        10,853           18,679         24,683
Services rendered by third parties...............        48,860           94,932         57,917
Other external expenses..........................         3,932           12,359          6,387
                                                        -------          -------         ------
                                                         63,645          125,970         88,987
                                                        =======          =======         ======

     The services rendered by third parties were significantly lower in 1999 due to lower consultancy fees regarding the formation of the Large-Scale Production Company, lower expenses for day-to-day maintenance as a major overhaul program was executed in 1999 and the influences from the "Koploper" cost savings program.

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

19. PERSONNEL EXPENSES

                                              NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                    1999              1998           1997
                                              -----------------   ------------   ------------
Salaries....................................       49,409            69,391         69,774
Social security charges, including pension
  premiums..................................       16,991            21,495         15,553
Other personnel expenses....................        5,711             6,238          6,803
                                                   ------           -------        -------
                                                   72,111            97,124         92,130
                                                   ======           =======        =======

     The average workforce (including the employees of N.V. GKE and Vliegasunie B.V.) totaled 928 full time employees in 1999 (1998: 974).

20. AMORTIZATION/DEPRECIATION CHARGES

                                                   NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                     SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                         1999              1998           1997
                                                   -----------------   ------------   ------------
Depreciation on
  historical cost................................       215,070          306,019        300,322
Release of provisions for Hemweg 8 unit boiler...            --          (30,000)            --
                                                        -------          -------        -------
Depreciation on tangible fixed assets............       215,070          276,019        300,322
                                                        =======          =======        =======

21. OTHER OPERATING EXPENSES

                                                     NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                       SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                           1999              1998           1997
                                                     -----------------   ------------   ------------
KEMA contribution..................................         3,214            5,321          6,481
Net allocations to provisions:
-- for major repairs...............................        30,096          (13,013)        28,655
-- for reorganization..............................        40,000               --             --
-- for dismantling.................................        31,951            8,729          8,808
                                                          -------          -------        -------
                                                          105,261            1,037         43,944
Bad debt expense and inventory obsolescence........        22,481              286          1,095
Other operating expenses...........................        (2,476)              72            244
                                                          -------          -------        -------
                                                          125,266            1,395         45,283
                                                          =======          =======        =======

     Bad debt expense and inventory obsolescence, totaling NLG 22,481, represents a decrease in the value of the inventory of consumer goods by NLG 1,042 (1998: NLG 347) and a decrease in the value of the other accounts receivable and prepayments by NLG 21,439 (1998: NLG (61)).

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

22. INTEREST AND SIMILAR EXPENSE

                                                     NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                       SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                           1999              1998           1997
                                                     -----------------   ------------   ------------
Interest on long-term debt.........................        63,862           94,810        126,042
Interest on short-term debt........................         7,714           14,528          7,849
Other financial expense............................        56,169            3,009          4,803
                                                          -------          -------        -------
                                                          127,745          112,347        138,694
Construction interest allocated to capital
  expenditures.....................................        (1,327)            (644)        (5,504)
                                                          -------          -------        -------
                                                          126,418          111,703        133,190
                                                          =======          =======        =======

     Construction interest is allocated to projects requiring a capital expenditure of more than NLG 1 million and with terms exceeding one year.

     The interest on long-term debt includes the premium and discount of the Medium-Term Notes program. The settlements of interest on derivatives attributable to the reporting year are classified as interest on long-term and short-term debt.

23. INTEREST AND SIMILAR INCOME

                                                     NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                       SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                           1999              1998           1997
                                                     -----------------   ------------   ------------
Interest received..................................          666             3,510          1,789
Amortization of deferred income....................       54,640            12,335         11,813
Other financial income.............................       20,095            22,949          8,300
                                                          ------            ------         ------
                                                          75,401            38,794         21,902
                                                          ======            ======         ======

     Other financial income consists mainly of investment results.

                                    N.V. UNA

                         CORPORATE FINANCIAL STATEMENTS
                             (IN THOUSANDS OF NLG)

                            CORPORATE BALANCE SHEETS

                                                              SEPTEMBER 30,     DECEMBER 31,
                                                                  1999              1998
                                                              -------------     ------------
                                                                                 (RESTATED)
                                            ASSETS
FIXED ASSETS
Net tangible fixed assets...................................    2,408,172         2,613,117
Financial fixed assets......................................       32,909            29,266
                                                                ---------         ---------
                                                                2,441,081         2,642,383
CURRENT ASSETS
Inventories.................................................        5,258             7,011
Accounts receivable.........................................      135,837           116,709
Marketable securities.......................................      298,756           310,751
Cash and cash equivalents...................................        1,288            11,444
                                                                ---------         ---------
                                                                2,882,220         3,088,298
                                                                =========         =========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Stockholders' equity........................................      944,247           940,264
Deferred Income.............................................      193,500           248,140
Provisions..................................................      236,188           162,671
Long-term debt..............................................      792,727         1,087,515
Short-term debt.............................................      715,558           649,708
                                                                ---------         ---------
                                                                2,882,220         3,088,298
                                                                =========         =========

                          CORPORATE INCOME STATEMENTS

                                                   NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                     SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,
                                                         1999              1998           1997
                                                   -----------------   ------------   ------------
                                                                        (RESTATED)
Income from operations...........................        3,231           216,765        137,203
Income from affiliated companies.................          752            (9,284)       (18,126)
                                                        ------           -------        -------
         NET INCOME..............................        3,983           207,481        119,077
                                                        ======           =======        =======

                                    N.V. UNA

                    NOTES TO CORPORATE FINANCIAL STATEMENTS
                             (IN THOUSANDS OF NLG)

A. FINANCIAL FIXED ASSETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Interest in group companies.................................     17,442          18,160
Affiliated companies........................................      9,609           6,225
Securities..................................................      3,733           2,817
Accounts receivable.........................................      2,125           2,064
                                                                 ------          ------
                                                                 32,909          29,266
                                                                 ======          ======

  BREAKDOWN OF INTERESTS IN GROUP COMPANIES:

                                                               SEPTEMBER 30,      DECEMBER 31,
                                                                   1999               1998
                                                              ---------------   ----------------
UNA Milieu N.V.
- Participating interest....................................  (8,458)           (12,238)
- Income....................................................    (314)             3,780
                                                              ------            -------
                                                                       (8,772)            (8,458)
B.V. Anthraciet Handelsvereniging...........................            2,243              2,243
Power Services B.V.
- Participating interest....................................    (356)                74
- Income....................................................    (288)              (430)
                                                              ------            -------
                                                                         (644)              (356)
Power Investment B.V.
- Participating interest....................................  24,730             25,649
- Income....................................................    (115)              (918)
                                                              ------            -------
                                                                       24,615             24,731
                                                                       ------             ------
                                                                       17,442             18,160
                                                                       ======             ======

B. ACCOUNTS RECEIVABLE

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Trade receivables...........................................      36,717         26,393
Amounts owed by affiliated companies........................       8,181         10,262
Other accounts receivable...................................      21,305         17,224
Prepayments and accrued income..............................      69,634         62,830
                                                                 -------        -------
                                                                 135,837        116,709
                                                                 =======        =======

C. STOCKHOLDER'S EQUITY

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Authorized and paid-in-capital..............................     255,000        255,000
General reserve.............................................     689,247        672,490
Legal reserve -- undistributed earnings of investments......          --         12,774
                                                                 -------        -------
                                                                 944,247        940,264
                                                                 =======        =======

     Authorized and issued share capital totals NLG 255 million as of September 30, 1999, which is unchanged from December 31, 1998.

                                    N.V. UNA

                             (IN THOUSANDS OF NLG)

RESERVES

  GENERAL RESERVE:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Beginning Balance...........................................     672,490        468,550
Change due to changes in accounting policies relating to
  self-insurance............................................          --         29,471
Change due to changes in accounting policies relating to
  deferred income...........................................          --        (12,799)
Transfer from (to) legal reserve............................      12,774         (2,261)
Addition due to income appropriation........................       3,983        189,529
                                                                 -------        -------
Ending Balance..............................................     689,247        672,490
                                                                 =======        =======

  LEGAL RESERVE -- UNDISTRIBUTED EARNINGS OF INVESTMENTS:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Beginning Balance...........................................      12,774         10,513
Transfer to general reserves................................     (12,774)         2,261
                                                                 -------         ------
Ending Balance..............................................          --         12,774
                                                                 =======         ======

D. SHORT-TERM DEBT

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Amounts owed to credit institutions.........................     488,667        439,635
Amounts owed to group companies.............................      25,127         25,098
Other debts.................................................     201,764        184,975
                                                                 -------        -------
                                                                 715,558        649,708
                                                                 =======        =======

E. REMUNERATION AND FEES OF MANAGING AND SUPERVISORY DIRECTORS

     Due to the fact that the remuneration of the managing directors represents payments to one person only, this remuneration is not presented (as it was not in 1998). In the reporting year, fees totaling NLG 35 were granted to members of the Supervisory Board.

     The members of the Supervisory Board as of September 30, 1999 are:

         D.H. Kok (chairman)
         Ms G. ter Horst (vice-chairman)
         H.H.M. Groen
         H.H.W. Kernkamp
         H.M. Meijdam
         Ms M.A. Wildekamp
         M.J. Haks

     The statutory director as of September 30, 1999 is:

         P. Koppen de Neve

                           SUPPLEMENTARY INFORMATION

1. SUBSEQUENT EVENTS

     On October 5, 1999 the Company entered into a Bridge Facility with ABN AMRO of NLG 1.5 billion. This facility was replaced on December 21, 1999 by a NLG 1.5 billion Multi-Currency Credit Agreement with a maturity date of October 2, 2000. On July 17, 2000 the Multi-Currency Credit Agreement was replaced with two facilities; a 250 million Euro revolving credit line (July 16, 2001, maturity date) and a Letter of Credit facility of USD 420 million (July 17, 2003, expiration date). The facilities are intended to enable the company to repay or provide cash collateral in respect of any amounts that are or may become payable under existing facilities.

     On October 2, 2000, standby Letters of Credit up to a total of NLG 686.5 million were issued for coverage of obligations for U.S. cross-border leases as partial replacement of contingent liabilities for cross-border leases as mentioned under the off-balance commitments.

     During 2000, UNA received an amount of NLG 40 million from its former shareholders. The payment was a result of an agreement dated October 6, 1999 stipulating that UNA's former shareholders would compensate UNA for the costs associated with its reorganization.

2. PROPOSED INCOME APPROPRIATION

Article 32 of the Articles of Association stipulates the following on the income appropriation:

     a. profits will initially be used to defray earlier losses;

     b. a sum to be determined by the General Meeting of Shareholders will be added to one or more reserve funds;

     c. a dividend will be distributed on the shares, which, in percentage of the par value of the shares, shall amount to a maximum of the weighted average yield of the long-term government loans issued in the reporting year plus two percent (2%);

     d. a dividend in the form of shares will be distributed on the shares, which, in percentage of the par value of the shares, shall amount to a maximum of the weighted average yield of the long-term government loans issued in the reporting year plus two percent (2%);

     e. any remaining profit will in principle be added to a reserve fund to be used to reduce the energy supply rates of the regional distribution companies.

     The Management Board proposes that income totaling NLG 3,983,000 will be charged to the general reserve. This proposal has been recorded in the Balance Sheet as of September 30, 1999.

3. RECONCILIATION OF REPORTED STOCKHOLDERS' EQUITY AND NET EARNINGS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     The accompanying financial statements are presented using generally accepted accounting principles in the Netherlands (Dutch GAAP) and are denominated in Netherlands guilders. The exchange rate between NLG and USD at September 30, 1999 was 2.0663. Inclusion of separate parent company financial statements as a component of the basic financial statements is a requirement under Dutch GAAP. No similar requirement exists under U.S. GAAP.

THE COMPANY

     UNA is in the business of generating heat and electricity. UNA produces electricity through twelve production units: combined heat and power, coal-fired, gas-fired, and blast-furnace gas-fired stations. In addition, UNA supplies steam to Hoogovens and heat for urban heating systems throughout northwest and middle Holland. The company has been in existence since February 29, 1988.

EMPLOYEE BENEFIT PLANS

     The company sponsors a defined benefit postretirement medical benefit plan. Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), stipulates different actuarial assumptions, such as estimated future salary increases and discount factors based on market rates, when calculating benefits expense from that required for Dutch GAAP purposes. For Dutch GAAP purposes, determination of medical benefits expense does not take future salary increases into account, but does consider prior service costs and lower discount rates.

USE OF ESTIMATES

     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the revenues and expenses during the period reported. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenues from energy sales and services are recorded under the accrual method and generally are recognized upon delivery. Energy sales and services not billed by month-end are accrued based upon estimated energy and services delivered. Energy revenues related to the Company's power generation facilities are generated under a regulated pricing structure, which includes compensation for the cost of fuel, capital and operation and maintenance expenses. It is expected that the electric generation market in the Netherlands will be open to wholesale competition in January 2001. The timing of wholesale competition in the Netherlands is subject to change at the discretion of the Dutch government.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the company to concentration risk consist primarily of trade receivables. Accounts receivable are typically unsecured and are derived from revenues earned from customers located in the Netherlands. The company performs on-going credit evaluations of its customers and maintains reserves for potential credit losses. Historically, such losses have been within management's expectations. As of September 30, 1999 there were 3 customers (Eneco, ENW and Remu) that accounted for 10% or more of the accounts receivable balance.

SEGMENT INFORMATION

     The company operates in one business segment only. All income is derived from this segment.

RELATED PARTY TRANSACTIONS

     During the nine month period ended September 30, 1999 there were no significant related party transactions.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the recoverability of its tangible assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121) for U.S. GAAP purposes. SFAS 121 requires recognition of an impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. If a long-lived asset is deemed to be impaired, impairment losses are measured as the amount by which the carrying amount of the assets exceeds the fair value of the asset based on discounted cash flows. To date, no impairment has been indicated.

EARNINGS PER SHARE

     Statement of Financial Accounting Standards No. 128 "Earnings per Share," establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The weighted average shares outstanding for both the nine months ended September 30, 1999 and for the year ended December 31, 1998 was 2,550 shares. Basic and Diluted EPS for the nine months ended September 30, 1999 was NLG 21.3.

FOREIGN CURRENCY TRANSLATION

     The Dutch Guilder (or Euro) is the functional currency of the Company. The reporting currency of the Company is the U.S. dollar. The Company's assets and liabilities are translated into U.S. dollars using the exchange rate at the balance sheet date. Revenues, expenses, gains and losses have been translated using the weighted average exchange rate for each month prevailing during the periods reported. Cumulative adjustments resulting from translation are recorded as a component of equity.

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 2001, the Company is required to adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of other comprehensive income, depending on the intended use of the derivative, its resulting designation and its effectiveness. In addition, in June 2000, the Financial Accounting Standards Board issued an amendment that narrows the applicability of the pronouncement to some purchase and sales contracts and allows hedge accounting for some other specific hedging relationships.

RECONCILIATION OF REPORTED STOCKHOLDERS' EQUITY AND NET EARNINGS TO U.S. GAAP

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
                                                                   NLG
Reported stockholders' equity...............................     944,247
  Post retirement benefits (SFAS 106).......................     (25,128)(1)
                                                                 -------
Stockholders' equity based on U.S. GAAP.....................     919,119
                                                                 =======

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                     1999
                                                              -----------------
                                                                     NLG
Reported net income.........................................         3,983
  Post-retirement benefits (SFAS 106).......................          (377)(1)
                                                                    ------
Net income based on U.S. GAAP...............................         3,606
                                                                    ======

---------------

(1) Under Dutch GAAP, different actuarial assumptions and methodologies are applied in determining post-retirement medical benefit expense as compared to U.S. GAAP.

STATEMENT OF CASH FLOWS

     The consolidated statement of cash flows for the nine months ended September 30, 1999 is not impacted by the above reconciling items. Cash flows provided from investing activities for the nine months ended September 30, 1999 would be 355,162 under U.S. GAAP as compared to 337,210 under Dutch GAAP. Cash flows provided from financing activities for the nine months ended September 30, 1999 would be 341,599 under U.S. GAAP as compared to 323,647 under Dutch GAAP.

STATEMENT OF COMPREHENSIVE INCOME

     Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income, requires that all items recognized as components of comprehensive income under U.S. GAAP be reported in a separate financial statement. For the nine months ended September 30, 1999, the difference between net income and total comprehensive income was not material.

                                *      *      *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of
  Reliant Energy Services, Inc. and Related Company
Houston, Texas

     We have audited the accompanying combined statements of operations, owner's net investment and accumulated other comprehensive loss and cash flows for the seven months ended July 31, 1997, of Reliant Energy Services, Inc. and related company (collectively, Unregulated RERC). The combined financial statements include the accounts of Reliant Energy Services, Inc. and Arkla Finance Corporation. These companies are under common ownership and common management. These financial statements are the responsibility of Unregulated RERC's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, Unregulated RERC's combined results of operations and combined cash flows for the seven months ended July 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

                                            DELOITTE & TOUCHE LLP

Houston, Texas
October 14, 2000

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

                        STATEMENT OF COMBINED OPERATIONS
                        SEVEN MONTHS ENDED JULY 31, 1997
                             (THOUSANDS OF DOLLARS)

REVENUES....................................................   $1,592,608
EXPENSES:
  Natural gas...............................................    1,592,657
  Operation and maintenance.................................       14,544
  General and administrative................................        9,790
  Depreciation..............................................          159
  Taxes other than income taxes.............................          752
                                                               ----------
         Total..............................................    1,617,902
                                                               ----------
OPERATING LOSS..............................................      (25,294)
                                                               ----------
OTHER INCOME (EXPENSE):
  Interest income -- affiliated companies, net..............        3,361
  Interest expense..........................................         (989)
  Other, net................................................         (387)
                                                               ----------
         Total other income.................................        1,985
                                                               ----------
LOSS BEFORE INCOME TAXES....................................      (23,309)
Income Tax Benefit..........................................        8,815
                                                               ----------
NET LOSS....................................................   $  (14,494)
                                                               ==========

                 See Notes to the Combined Financial Statements

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

                  STATEMENT OF COMBINED OWNER'S NET INVESTMENT
                   AND ACCUMULATED OTHER COMPREHENSIVE INCOME
                        SEVEN MONTHS ENDED JULY 31, 1997
                             (THOUSANDS OF DOLLARS)

                                                             ACCUMULATED
                                                                OTHER
                                              OWNER'S NET   COMPREHENSIVE              COMPREHENSIVE
                                              INVESTMENT       INCOME        TOTAL         LOSS
                                              -----------   -------------    -----     -------------
BALANCE AT DECEMBER 31, 1996................   $197,428        $    5       $197,433
Comprehensive loss:
  Net loss..................................    (14,494)                     (14,494)    $(14,494)
  Other comprehensive income:
    Unrealized gain on available for sale
      securities, net of tax of $3,329......                    5,874          5,874        5,874
                                                                                         --------
      Comprehensive loss....................                                             $ (8,620)
                                               --------        ------       --------     ========
Balance at July 31, 1997....................   $182,934        $5,879       $188,813
                                               ========        ======       ========

                 See Notes to the Combined Financial Statements

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

                        STATEMENT OF COMBINED CASH FLOWS
                        SEVEN MONTHS ENDED JULY 31, 1997
                             (THOUSANDS OF DOLLARS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(14,494)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................        159
    Deferred income taxes...................................      2,331
    Changes in other assets and liabilities:
      Accounts and notes receivable, net....................    (94,330)
      Accounts receivable/payable, affiliated companies.....     66,314
      Inventories...........................................        930
      Other current assets..................................     (8,265)
      Accounts payable......................................    (41,749)
      Other current liabilities.............................     (6,268)
      Margin deposits on trading activities.................      3,352
      Other, net............................................     24,079
                                                               --------
         Net cash used in operating activities..............    (67,941)
                                                               --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (2,388)
                                                               --------
         Net cash used in investing activities..............     (2,388)
                                                               --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in notes with affiliated companies, net..........     70,328
                                                               --------
  Net cash provided by financing activities.................     70,328
                                                               --------
NET DECREASE IN CASH........................................         (1)
CASH AT BEGINNING OF THE PERIOD.............................          2
                                                               --------
CASH AT END OF THE PERIOD...................................   $      1
                                                               ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Payments:
    Interest................................................   $  5,429
    Income taxes............................................         --

                 See Notes to the Combined Financial Statements

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                    FOR THE SEVEN MONTHS ENDED JULY 31, 1997

(1) ORGANIZATION AND BASIS OF PRESENTATION

  (a) ORGANIZATION.

     Reliant Energy Services, Inc., formerly NorAm Energy Services, Inc., (Reliant Energy Services) and Arkla Finance Corporation (Arkla Finance) are indirect wholly-owned subsidiaries of Reliant Energy Resources Corp. (RERC), formerly NorAm Energy Corp, a natural gas gathering, transmission, marketing and distribution company. Reliant Energy Services engages in wholesale energy trading, marketing and risk management operations in North America. Arkla Finance is a company that holds an investment in marketable equity securities (collectively, Unregulated RERC).

     In August 1997, a subsidiary of Reliant Energy, Incorporated (Reliant Energy) merged with RERC (the Merger). The aggregate consideration paid to RERC's stockholders consisted of $1.4 billion in cash and 47.8 million shares of Reliant Energy common stock valued at approximately $1.0 billion. The acquisition of RERC was recorded under the purchase method of accounting, with assets and liabilities reflected at their estimated fair values at the date of acquisition. The purchase price was pushed down to RERC and its subsidiaries resulting in a "new basis" of accounting. The Combined Balance Sheets of Unregulated RERC after the acquisition reflect adjustments associated with the allocation of the purchase price, and $287 million was allocated to Unregulated RERC. Debt to fund the cash portion of the purchase consideration was not allocated or "pushed down" to Unregulated RERC.

     On July 27, 2000, Reliant Energy announced its intention to form a company to own and operate a substantial portion of its unregulated operations and to offer approximately 20% of the common stock of this company (the Company) in an initial public offering (Offering). Reliant Energy expects the Offering to be followed by a distribution to Reliant Energy's or its successor's shareholders of the remaining common stock of the Company (Distribution) within 12 months of the Offering. Prior to the Offering, RERC will contribute the capital stock of Arkla Finance to Reliant Energy Services, which will then be transferred to the Company. There can be no assurances that the Offering and Distribution will be completed.

     The accompanying combined financial statements for the seven months ended July 31, 1997 (Combined Financial Statements) are presented on a carve-out basis and include the historical operations of Reliant Energy Services and Arkla Finance. No direct ownership exists between Reliant Energy Services and Arkla Finance; accordingly, RERC's net investment in Unregulated RERC (Owner's Net Investment) is shown in lieu of Stockholder's Equity in the Combined Financial Statements. The Combined Financial Statements included herein have been prepared from RERC's historical accounting records.

     The Statement of Combined Operations includes all revenues and costs directly attributable to Unregulated RERC, including costs for facilities and costs for functions and services performed by centralized RERC's organizations and directly charged to Unregulated RERC based on usage or other allocation factors. The results of operations also include allocations of general corporate expenses from RERC. All significant intercompany transactions and balances within Unregulated RERC are eliminated in the Combined Financial Statements.

     All of the allocations in the Combined Financial Statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations are

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

not necessarily indicative of the costs and expenses that would have resulted if Unregulated RERC had been operated as a separate entity.

  (b) DEPRECIATION EXPENSE.

     Depreciation expense for equipment is computed using the straight-line method based on economic lives. The range of equipment depreciable lives is three to five years.

  (c) REVENUES.

     During the seven months ended July 31, 1997, Unregulated RERC applied hedge accounting to some physical commodity activities that qualified for hedge accounting, and accordingly, unrealized gains and losses associated with these transactions are deferred. For trading transactions that do not qualify for hedge accounting, Reliant Energy Services used mark-to-market accounting. Accordingly, these financial instruments are recorded at fair value with realized and unrealized gains (losses) recorded as a component of revenues.

  (d) GENERAL AND ADMINISTRATIVE EXPENSES.

     Included in the general and administrative expenses in the Statement of Combined Operations are employee related costs of the trading, marketing and risk management operations and corporate services, including management services, financial and tax accounting, cash management and treasury support, legal, information technology system support, office management, and human resources.

  (e) INCOME TAXES.

     Prior to the Merger, RERC and its subsidiaries filed a consolidated federal income tax return. Unregulated RERC calculates its income tax provision on a separate return basis under a tax sharing agreement with RERC. Unregulated RERC uses the liability method of accounting for deferred income taxes and measures deferred income taxes for all significant income tax temporary differences. Current federal and state income taxes are payable to or receivable from RERC. For additional information regarding income taxes, see Note 4.

  (f) INVESTMENTS IN MARKETABLE EQUITY SECURITIES.

     Unregulated RERC holds equity securities classified as "available-for-sale" and, in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," reports any unrealized gain or loss, net of tax, as a separate component of owner's net investment and other accumulated comprehensive income.

  (g) LOSS PER SHARE.

     As no direct ownership relationship existed among the companies comprising Unregulated RERC, loss per share has not been presented in the Combined Financial Statements.

  (h) RELATED PARTY TRANSACTIONS.

     Reliant Energy Services supplies natural gas to, purchases natural gas for resale from, and purchases transportation services from, RERC and affiliates of Unregulated RERC. During the

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

seven months ended July 31, 1997, the sales to RERC and affiliates of Unregulated RERC totaled $86 million. Purchases of natural gas and transportation services from RERC and affiliates of Unregulated RERC totaled $78 million for the seven months ended July 31, 1997.

     RERC provides corporate services and office space to Unregulated RERC that are allocated or direct billed to Unregulated RERC, including management support, financial and tax accounting, human resources, information technology system support, cash management and treasury support, legal services and other general services. During the seven months ended July 31, 1997, the allocated and direct billed corporate services to Unregulated RERC totaled approximately $1.2 million.

     Unregulated RERC has short-term notes payable and short-term and long-term notes receivable to/from affiliated companies that represent the accumulation of a variety of cash transfers and operating transactions with RERC and affiliates of Unregulated RERC and generally bear interest at market-based rates. Net interest income related to these net borrowings/ receivables was $3.4 million for the seven months ended July 31, 1997.

  (i) USE OF ESTIMATES.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) MARKET RISK AND UNCERTAINTIES.

     Unregulated RERC is subject to the risk associated with price movements of energy commodities and the credit risk associated with Unregulated RERC's risk management activities. For additional information regarding these risks, see
Note 2.

(2) DERIVATIVE FINANCIAL INSTRUMENTS

  (a) PRICE RISK MANAGEMENT AND TRADING ACTIVITIES.

     During the seven months ended July 31, 1997, Unregulated RERC offered energy price risk management services primarily related to natural gas. Unregulated RERC provides these services by utilizing a variety of derivative financial instruments, including (i) fixed and variable-priced physical forward contracts, (ii) fixed and variable-priced swap agreements, (iii) options traded in the over-the-counter financial markets and (iv) exchange-traded energy futures and option contracts (Energy Derivatives). Fixed-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between a fixed and variable price for the commodity. Variable-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between industry pricing publications or exchange quotations.

     During the seven months ended July 31, 1997, Unregulated RERC applied hedge accounting to some physical commodity activities that qualified for hedge accounting, and accordingly, unrealized gains and losses associated with these transitions are deferred. For trading transactions that did not qualify for hedge accounting, Reliant Energy Services used mark-to-market accounting. Accordingly, these financial instruments are recorded at fair value, with realized and unrealized gains (losses) recorded as a component of revenues.

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (b) TRADING -- GENERAL POLICY.

     In addition to the risk associated with price movements, credit risk is also inherent in Unregulated RERC's risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. While Unregulated RERC has experienced only minor losses due to the credit risk associated with these arrangements, Unregulated RERC has off-balance sheet risk to the extent that the counterparties to these transactions may fail to perform as required by the terms of each contract. In order to minimize this risk, Unregulated RERC enters into these contracts primarily with counterparties having a minimum Standard & Poor's or Moody's rating of BBB- or Baa3, respectively. For long-term arrangements, Unregulated RERC periodically reviews the financial condition of these firms in addition to monitoring the effectiveness of these financial contracts in achieving Unregulated RERC's objectives. If the counterparties to these arrangements fail to perform, Unregulated RERC would seek to compel performance at law or otherwise obtain compensatory damages. Unregulated RERC might be forced to acquire alternative hedging arrangements or be required to honor the underlying commitment at then-current market prices. In this event, Unregulated RERC might incur additional losses to the extent of amounts, if any, already paid to the counterparties. In view of its criteria for selecting counterparties, its process for monitoring the financial strength of these counterparties and its experience to date in successfully completing these transactions, Unregulated RERC believes that the risk of incurring a significant financial statement loss due to the non-performance of counterparties to these transactions is minimal.

     Unregulated RERC's policies prohibit the use of leveraged financial instruments.

(3) STOCK-BASED INCENTIVE COMPENSATION PLANS AND EMPLOYEE BENEFIT PLANS

  (a) INCENTIVE COMPENSATION PLANS.

     Prior to the Merger, RERC had several incentive compensation plans that provided for the issuance of stock-based incentives (including restricted shares, stock options and stock appreciation rights) to directors and key employees of RERC and its subsidiaries, including officers. Unregulated RERC participated in these plans during the seven months ended July 31, 1997. The charge to earnings recorded by Unregulated RERC during the seven months ended July 31, 1997 related to these incentive compensation plans was $103,000. All stock options granted under these plans were either converted into similar Reliant Energy options or "cashed out" prior to the Merger. All restricted stock and substantially all stock appreciation rights were "cashed out" with the Merger.

     Prior to the Merger, beginning January 1st after the grant date of RERC's options, the options became exercisable in one-third increments each year. The exercise price was the closing market value of RERC common stock on the date granted. Unregulated RERC applies the rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

recognized for these fixed stock options. The following table summarizes stock option activity related to Unregulated RERC for the seven months ended July 31, 1997:

                                                              NUMBER OF     WEIGHTED
                                                               SHARES     AVERAGE PRICE
                                                              ---------   -------------
Outstanding at December 31, 1996............................   133,776       $ 6.98
  Options granted...........................................    40,833        15.36
  Options exercised.........................................   (90,059)       15.42
                                                               -------
Outstanding at July 31, 1997................................    84,550        11.45
                                                               =======

     Had compensation cost been determined in accordance with the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation," based on the "fair value methodology," the impact on Unregulated RERC for the seven months ended July 31, 1997, would have been an increase in net loss of approximately $38,000. For purposes of determining the "fair value" of these stock options under the Black-Scholes option pricing model, Unregulated RERC assumed (i) a risk free interest rate based on U.S. Treasury strips of 5.24% to 7.84%, (ii) an expected option life of five years, (iii) an unexpected volatility of 31.6% to 36.4% and
(iv) an expected dividend yield of 3.4%.

  (b) PENSION.

     During the seven months ended July 31, 1997, RERC had a noncontributory retirement plan that covered substantially all employees of Unregulated RERC. The plan provided retirement benefits based on years of service and compensation. Pension expense for the seven months ended July 31, 1997 was $109,000.

     In addition to the noncontributory plans, RERC maintained non-qualified plans that allowed participants to retain the benefits to which they would have been entitled under its noncontributory plans, except for the federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. Expense related to these non-qualified plans was not material for the seven months ended July 31, 1997.

  (c) SAVINGS PLAN.

     During the seven months ended July 31, 1997, RERC had an employee savings plan that qualified as cash or deferred arrangements under Section 401(k) of the Internal Revenue Code of 1986, as amended, that covered substantially all of Unregulated RERC's employees. During 1997, under the terms of the RERC savings plan, employees could contribute up to 12% pre-tax of total compensation and RERC matched contributions up to 6%. Savings plan benefit expense related to Unregulated RERC was $255,000 for the seven months ended July 31, 1997. In addition to the savings plan, RERC maintained a contributory non-qualified plan that allowed participants to retain the benefits to which they would have been entitled under the savings plan except for the federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. Expense related to this non-qualified plan was not material for the seven months ended July 31, 1997.

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (d) POSTRETIREMENT BENEFITS.

     Unregulated RERC records the liability for postretirement benefit plans other than pensions (primarily health care) under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Net postretirement benefit expense for the seven months ended July 31, 1997 was $7,000.

  (e) POSTEMPLOYMENT BENEFITS.

     Unregulated RERC records postemployment benefits based on SFAS No. 112, "Employer's Accounting for Postemployment Benefits," which requires the recognition of a liability for benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily health care and life insurance benefits for participants in the long-term disability plan). Net postemployment benefit costs were not material for the seven months ended July 31, 1997.

(4) INCOME TAXES

     Prior to the Merger, RERC and its subsidiaries filed a consolidated federal income tax return. RERC's pre-acquisition consolidated federal income tax returns have been audited and settled through the year 1996. During the seven months ended July 31, 1997, Unregulated RERC calculated its income tax provision on a separate return basis under a tax sharing agreement with RERC.

     The components of Unregulated RERC's income tax benefit (provision) for the seven months ended July 31, 1997 are set forth below (in thousands):

Federal
  Current...................................................   $10,775
  Deferred..................................................    (3,017)
State
  Current...................................................       371
  Deferred..................................................       686
                                                               -------
Income tax benefit..........................................   $ 8,815
                                                               =======

     The income tax benefit (provision) differs from the amount computed by applying the statutory federal income tax rate of 35% to loss from continuing operations. The reasons for this difference are as follows (in thousands):

Loss before income taxes....................................   $23,309
Statutory rate..............................................        35%
                                                               -------
Income taxes at statutory rate..............................     8,158
                                                               -------
Increase in tax benefit resulting from:
  State income taxes, net of federal income tax.............       687
  Other, net................................................       (30)
                                                               -------
         Total..............................................       657
                                                               =======
Income tax benefit..........................................   $ 8,815
                                                               =======
Effective rate..............................................      37.8%

                         RELIANT ENERGY SERVICES, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF RELIANT ENERGY RESOURCES CORP.)
                              AND RELATED COMPANY

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(5) COMMITMENTS AND CONTINGENCIES

  (a) TRANSPORTATION AGREEMENT.

     A predecessor of Reliant Energy Services entered into a transportation agreement (ANR Agreement) with ANR Pipeline Company (ANR), which contemplated a transfer to ANR of an interest in some pipeline and related assets of a subsidiary of RERC that are not a part of Unregulated RERC. The interest represented capacity of 250 million cubic feet (Mmcf)/day. Under the ANR agreement, an ANR affiliate advanced $125 million to Unregulated RERC. Subsequently, the parties restructured the ANR Agreement providing for the use of 130 Mmcf/day of capacity in some of RERC's transportation facility and Unregulated RERC refunded in 1995 and 1993, $50 million and $34 million respectively, to ANR. The level of transportation will decline to 100 Mmcf/day in the year 2003 with a refund of $5 million to ANR. The ANR Agreement will terminate in 2005 with a refund to ANR of the remaining balance of $36 million.

  (b) LEASE COMMITMENTS.

     As of July 31, 1997, Unregulated RERC did not have any material non-cancelable long-term operating leases. Total rental expense for all leases was approximately $230,000 for the seven months ended July 31, 1997.

  (c) LEGAL MATTERS.

     Unregulated RERC is involved in legal proceedings before various courts regarding matters arising in the ordinary course of business. Unregulated RERC's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. Unregulated RERC's management believes that the disposition of these matters will not have a material adverse effect on Unregulated RERC's financial condition, results of operations or cash flows.

                                 *     *     *

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED

                       CONSOLIDATED FINANCIAL STATEMENTS



     The following unaudited pro forma condensed consolidated financial statements of Reliant Resources Inc. and Subsidiaries (the Company) for the year ended December 31, 1999, and as of and for the nine months ended September 30, 2000, have been prepared based upon our historical consolidated financial statements, which reflect the Company's separation from Reliant Energy. The pro forma financial statements have been prepared to describe the effects of the following:


     - our acquisition of N.V. UNA (UNA),

     - our acquisition of 21 electric generating facilities in the Mid-Atlantic region from Sithe Energies, Inc. (Mid-Atlantic Acquisition),

     - the related sale and leaseback of three generating facilities originally acquired in the Mid-Atlantic Acquisition (Sale-Leaseback), and


     - the planned recapitalization of net accounts and notes payable -- affiliated companies (Intercompany Notes) into Stockholder's Equity (Recapitalization).



     Effective October 7, 1999, we acquired UNA for a total net purchase price of $1.9 billion and have reflected this acquisition in the Company's historical consolidated balance sheet as of September 30, 2000. UNA's results of operations have been included in the Company's historical results of operations subsequent to October 1, 1999. The acquisition was accounted for using the purchase method. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999, gives effect to the acquisition of UNA as if this transaction had occurred on January 1, 1999, using the historical results of operations of UNA for the period prior to the acquisition, January 1, 1999 through September 30, 1999.



     The Company acquired the Mid-Atlantic generating facilities from Sithe Energies, Inc. (Sithe) for a total purchase price of $2.1 billion on May 12, 2000, and have reflected this acquisition in the Company's historical consolidated balance sheet as of September 30, 2000. The results of operations of the facilities acquired in the Mid-Atlantic Acquisition have been included in the Company's historical results of operations subsequent to the acquisition date. The acquisition was accounted for using the purchase method. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2000, and the year ended December 31, 1999, give effect to the Mid-Atlantic Acquisition as if this transaction had occurred on January 1, 2000, and November 24, 1999, the date Sithe acquired these facilities.



     On a preliminary basis, the Company's purchase price allocation related to the Mid-Atlantic Acquisition and included in the historical consolidated balance sheet as of September 30, 2000, primarily included fair value adjustments in property, plant and equipment, air emissions regulatory allowances, material and supplies inventory, environmental reserves and related deferred taxes. The Company expects to finalize these fair value adjustments no later than May 2001, based on valuation reports of property, plant and equipment and intangible assets. The Company does not anticipate any additional material modifications to the preliminary adjustments.



     On a preliminary basis, the Company's purchase price allocation related to UNA and included in the historical consolidated balance sheet as of September 30, 2000, primarily included fair value adjustments in property, plant and equipment, long-term debt, severance liabilities, post-employment benefit liabilities and related deferred taxes. The Company finalized these fair value adjustments during September 2000.


     In August 2000, the Company completed the Sale-Leaseback which was contemplated in connection with the Mid-Atlantic Acquisition and has reflected the Sale-Leaseback in the

Company's historical consolidated balance sheet as of September 30, 2000. The Sale-Leaseback represents a financing of a portion of the original purchase price of the Mid-Atlantic Acquisition. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2000, and for the year ended December 31, 1999, give effect to the Sale-Leaseback as if this transaction had been completed on January 1, 2000, and November 24, 1999, respectively.



     The Recapitalization is one of the required transactions contemplated by the master separation agreement between the Company and Reliant Energy. This agreement provides that all Intercompany Notes prior to the closing of the offering of approximately 20% of the common stock of the Company in an initial public offering (Offering) will be converted into equity as a capital contribution from Reliant Energy, resulting in an increase to stockholder's equity by a corresponding amount.



     Accordingly, stockholder's equity will increase by the sum of the outstanding balance of the Intercompany Notes prior to the Offering. For pro forma condensed consolidated statement of operations purposes, the Company assumed that the Intercompany Notes were eliminated as of the beginning of each period presented and, therefore, all historical intercompany interest relating to this debt has been eliminated.


     The "As Adjusted" amounts give effect to the receipt of net proceeds from the Offering.


     The unaudited pro forma condensed consolidated financial statements do not purport to present the Company's actual results of operations as if the transactions described above had occurred on January 1, 2000, January 1, 1999 and November 24, 1999, as applicable, nor are they necessarily indicative of the Company's financial position or results of operations that may be achieved in the future.



     The unaudited condensed pro forma financial statements should be read in conjunction with the Company's consolidated financial statements and related notes, and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2000


                                    HISTORICAL   RECAPITALIZATION   PRO FORMA     OFFERING         AS
                                     BALANCE       ADJUSTMENTS       BALANCE     ADJUSTMENTS    ADJUSTED
                                    ----------   ----------------   ---------    -----------    --------
                                                            (THOUSANDS OF DOLLARS)
Cash and cash equivalents.........  $  253,868                      $  253,868    $803,000(a)  $ 1,056,868
Accounts and notes receivable.....   1,175,533                       1,175,533                   1,175,533
Price risk management assets......   1,917,680                       1,917,680                   1,917,680
Prepayments and other current
  assets..........................     417,748                         417,748                     417,748
                                    ----------     -----------      ----------    --------     -----------
  Total current assets............   3,764,829                       3,764,829     803,000       4,567,829
                                    ----------     -----------      ----------    --------     -----------
Property, Plant and Equipment --
  net.............................   3,722,010                       3,722,010                   3,722,010
                                    ----------     -----------      ----------    --------     -----------
Goodwill and intangible assets....   1,246,721                       1,246,721                   1,246,721
Investment in affiliate...........     107,540                         107,540                     107,540
Price risk management assets......     615,883                         615,883                     615,883
Other assets......................     398,768                         398,768                     398,768
                                    ----------     -----------      ----------    --------     -----------
  Total other assets..............   2,368,912                       2,368,912                   2,368,912
                                    ----------     -----------      ----------    --------     -----------
         Total Assets.............  $9,855,751     $        --      $9,855,751    $803,000     $10,658,751
                                    ==========     ===========      ==========    ========     ===========
Short-term borrowings and current
  portion of long-term debt.......  $  204,113                      $  204,113                 $   204,113
Accounts and notes payable --
  affiliated companies, net.......   2,179,661     $(2,179,661)             --                          --
Accounts payable, principally
  trade...........................   1,142,716                       1,142,716                   1,142,716
Price risk management
  liabilities.....................   1,880,983                       1,880,983                   1,880,983
Other current liabilities.........     349,041                         349,041                     349,041
                                    ----------     -----------      ----------    --------     -----------
  Total current liabilities.......   5,756,514      (2,179,661)      3,576,853                   3,576,853
                                    ----------     -----------      ----------    --------     -----------
Notes payable -- affiliated
  companies, net..................     239,070        (239,070)             --                          --
Price risk management
  liabilities.....................     592,658                         592,658                     592,658
Other liabilities.................     399,903                         399,903                     399,903
                                    ----------     -----------      ----------    --------     -----------
  Total other liabilities.........   1,231,631        (239,070)        992,561                     992,561
                                    ----------     -----------      ----------    --------     -----------
Long-term Debt....................     801,138                         801,138                     801,138
                                    ----------     -----------      ----------    --------     -----------
Stockholder's Equity and
  Accumulated Other Comprehensive
  Loss............................   2,066,468       2,418,731       4,485,199    $803,000(a)    5,288,199
                                    ----------     -----------      ----------    --------     -----------
                                    $9,855,751     $        --      $9,855,751    $803,000     $10,658,751
                                    ==========     ===========      ==========    ========     ===========



  See notes to unaudited pro forma condensed consolidated financial statements

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000


                                                                        MID-ATLANTIC
                                                      MID-ATLANTIC     ACQUISITION AND
                                       HISTORICAL    PRE-ACQUISITION   SALE-LEASEBACK    RECAPITALIZATION    PRO FORMA
                                         BALANCE        ACTIVITY         ADJUSTMENTS       ADJUSTMENTS        BALANCE
                                       ----------    ---------------   ---------------   ----------------    ---------
                                                 (THOUSANDS OF DOLLARS AND SHARES, EXCEPT PER SHARE AMOUNTS)
Revenues.............................  $12,819,656      $166,490                                            $12,986,146
Expenses:
  Fuel and cost of gas sold..........    6,248,956        53,628                                              6,302,584
  Purchased power....................    5,517,439            --                                              5,517,439
  Operation and maintenance..........      288,319        40,372          $ 38,220(b)                           366,911
  General, administrative and
    development......................      158,498        13,122                                                171,620
  Depreciation and amortization......      130,351        19,537             8,022(c)                           143,634
                                                                           (16,558)(b)
                                                                             2,282(f)
                                       -----------      --------          --------           --------       -----------
        Total........................   12,343,563       126,659            31,966                           12,502,188
                                       -----------      --------          --------           --------       -----------
Operating Income.....................      476,093        39,831           (31,966)                             483,958
                                       -----------      --------          --------           --------       -----------
Other Income (Expense):
  Interest expense...................      (36,863)           --                                                (36,863)
  Interest income....................       10,503            --                                                 10,503
  Interest expense -- affiliates,
    net..............................     (121,875)      (46,519)          (41,721)(h)       $159,896(i)             --
                                                                            50,219(j)
  Losses from investments, net.......      (16,767)           --                                                (16,767)
  Income of equity investments of
    unconsolidated subsidiaries......       33,108            --                                                 33,108
  Gains on sale of development
    project..........................       18,011            --                                                 18,011
  Other, net.........................        2,332            --                                                  2,332
                                       -----------      --------          --------           --------       -----------
        Total........................     (111,551)      (46,519)            8,498            159,896            10,324
                                       -----------      --------          --------           --------       -----------
Income Before Income Taxes...........      364,542        (6,688)          (23,468)           159,896           494,282
Income Tax Expense...................      120,158            --            (6,787)(k)         55,964(k)        166,539
                                                                            (2,796)(l)
                                       -----------      --------          --------           --------       -----------
Income from Continuing Operations....  $   244,384      $ (6,688)         $(13,885)          $103,932       $   327,743
                                       ===========      ========          ========           ========       ===========
Weighted Average Shares
  Outstanding........................                                                                           240,000
                                                                                                            ===========
Earnings per Share...................                                                                       $      1.37
                                                                                                            ===========



  See notes to unaudited pro forma condensed consolidated financial statements

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                               ACQUISITIONS
                                                MID-ATLANTIC      UNA PRE-      AND SALE-
                                               PRE-ACQUISITION   ACQUISITION    LEASEBACK     RECAPITALIZATION   PRO FORMA
                                  HISTORICAL      ACTIVITY        ACTIVITY     ADJUSTMENTS      ADJUSTMENTS       BALANCE
                                  ----------   ---------------   -----------   ------------   ----------------   ---------
                                                 (THOUSANDS OF DOLLARS AND SHARES, EXCEPT PER SHARE AMOUNTS)
Revenues........................  $8,052,565      $ 29,526        $480,731                                       $8,562,822
Expenses:
  Fuel and cost of gas sold.....   3,984,953        10,754         171,843                                        4,167,550
  Purchase power................   3,735,819                        44,699                                        3,780,518
  Operation and maintenance.....     158,597         7,830         135,357       $  6,105(b)                        307,889
  General, administrative and
    development.................      93,680         3,190              --                                           96,870
  Depreciation and
    amortization................      43,383         4,842         105,247          2,273(c)                        126,707
                                                                                   (1,923)(b)
                                                                                  (49,897)(d)
                                                                                   22,125(e)
                                                                                      657(f)
                                  ----------      --------        --------       --------         -------        ----------
        Total...................   8,016,432        26,616         457,146        (20,660)                        8,479,534
                                  ----------      --------        --------       --------         -------        ----------
Operating Income................      36,133         2,910          23,585         20,660                            83,288
                                  ----------      --------        --------       --------         -------        ----------
Other Income (Expense):
  Interest expense..............     (12,441)           --         (61,303)       (17,904)(g)                       (91,648)
  Interest income...............       1,870            --          40,948                                           42,818
  Interest
    expense -- affiliates,
    net.........................      (7,653)      (12,588)             --        (10,548)(h)     $90,138(i)             --
                                                                                    9,766(j)
                                                                                  (69,115)(g)
  Gains from investments, net...      15,964            --                                                           15,964
  Other, net....................      (7,267)           --          (1,245)                                          (8,512)
                                  ----------      --------        --------       --------         -------        ----------
        Total...................      (9,527)      (12,588)        (21,600)       (87,801)         90,138           (41,378)
                                  ----------      --------        --------       --------         -------        ----------
Income Before Income Taxes......      26,606        (9,678)          1,985        (67,141)         90,138            41,910
Income Tax Expense..............       2,560            --              --        (29,862)(k)      31,548(k)            200
                                                                                   (4,046)(l)
                                  ----------      --------        --------       --------         -------        ----------
Income from Continuing
  Operations....................  $   24,046      $ (9,678)       $  1,985       $(33,233)        $58,590        $   41,710
                                  ==========      ========        ========       ========         =======        ==========
Weighted Average Shares
  Outstanding...................                                                                                    240,000
                                                                                                                 ==========
Earnings per Share..............                                                                                 $     0.17
                                                                                                                 ==========



  See notes to unaudited pro forma condensed consolidated financial statements

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


(a) Represents our receipt of estimated net proceeds from the Offering of $803 million, excluding the exercise of the underwriters' overallotment option. The estimated net proceeds assumes an Offering price of $16.50 per share, which is the mid-point of the Offering price range indicated on the cover page of this prospectus.

(b) Reflects the elimination of depreciation expense associated with the Sale-Leaseback and the recognition of lease expense associated with the facilities involved in the Sale-Leaseback (see note (j) for related elimination of interest expense).

(c) Represents adjustments to depreciation expense (based upon our preliminary allocation of the purchase price of the Mid-Atlantic Acquisition). The average economic life of the assets acquired is 35 years.

(d) Represents an adjustment to depreciation expense (based upon our allocation of the UNA purchase price) recorded by UNA for the period prior to acquisition (January 1, 1999 to September 30, 1999). The average economic life of the assets acquired is 30 years.

(e) Reflects the incremental amortization expense resulting from goodwill of $885 million associated with the UNA acquisition, based upon a 30-year life.


(f) Represents the incremental amortization expense resulting from identifiable intangible assets with a fair value of $153 million over a 30-year estimated life and of goodwill of $7 million over a 35-year estimated life. Both of these items were recorded in connection with the Mid-Atlantic Acquisition.


(g) Represents the additional interest expense on the $1.9 billion of intercompany and external debt issued to finance the acquisition of UNA. The average annual interest rate of the debt was 6.0%.

(h) Represents the additional interest expense on the $1.1 billion of intercompany debt issued to finance the Mid-Atlantic Acquisition. Funds for the acquisition were made available through loans from Reliant Energy, $1.0 billion of these loans were subsequently converted to equity. The annual interest rate of the intercompany debt was 9.4%.


(i) Reflects the elimination of intercompany interest expense associated with the Intercompany Notes converted into stockholder's equity.


(j) Reflects the elimination of interest expense associated with the repayment of indebtedness with proceeds received from the Sale-Leaseback.

(k) Represents the income tax expense (benefit) effect of the pro forma adjustments excluding nondeductible goodwill amortization and UNA income (due to the tax holiday that is in effect for the Dutch utility industry through December 31, 2001).

(l) Prior to acquisition, some of the prior owners of the Mid-Atlantic generating facilities operated as limited liability companies. An adjustment has been made to include the effect of income tax benefit for the period prior to the Mid-Atlantic Acquisition at the applicable 42% combined federal and state statutory rate.

                                 *     *     *

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS


                                       Page
                                       ----
Prospectus Summary...................    1
Cautionary Statement Regarding
  Forward-Looking Information........    8
Risk Factors.........................    9
Our Separation from Reliant Energy...   27
Use of Proceeds......................   28
Dividend Policy......................   29
Capitalization.......................   30
Dilution.............................   31
Selected Financial Data..............   32
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   34
Our Business.........................   57
Management...........................   96
Our Relationship with Reliant Energy
  and Related Transactions...........  112
Texas Genco Option...................  113
Agreements between Us and Reliant
  Energy.............................  115
Certain Federal Tax Matters Related
  to Our Separation from Reliant
  Energy.............................  121
Principal Stockholder................  121
Description of Our Capital Stock.....  122
Shares Eligible for Future Sale......  132
Underwriting.........................  134
Legal Matters........................  136
Experts..............................  137
Where You Can Find More
  Information........................  138
Index to Financial Statements........  F-1


                             ----------------------

     Through and including           , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                               52,000,000 Shares

                            RELIANT RESOURCES, INC.

                                  Common Stock
                             ---------------------

                            [RELIANT RESOURCES LOGO]

                             ---------------------
                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                            ABN AMRO ROTHSCHILD LLC
                         BANC OF AMERICA SECURITIES LLC
                           DEUTSCHE BANC ALEX. BROWN
                              MERRILL LYNCH & CO.
                                UBS WARBURG LLC

                      Representatives of the Underwriters

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

SEC registration fee........................................   $  343,200
NASD filing fee.............................................       30,500
NYSE Listing fee............................................      500,000
Printing and engraving expenses.............................    1,700,000
Accounting fees and expenses................................    2,500,000
Legal fees and expenses.....................................    1,400,000
Blue sky fees and expenses (including legal fees)...........       10,000
Transfer agent and registrar fees...........................       10,000
Miscellaneous...............................................    3,471,300
                                                               ----------
         Total..............................................   $9,965,000
                                                               ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reliant Resources, Inc. is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     Reliant Resources' Restated Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law. The underwriting agreement also provides for the indemnification of the directors and officers in certain circumstances.

     All of Reliant Resources' directors and officers will be covered by insurance policies maintained by Reliant Resources against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

     The master separation agreement contains indemnification provisions under which we and Reliant Energy each indemnify the other with respect to breaches by the indemnifying party of the master separation agreement or any ancillary agreements and against liabilities arising from misstatements or omissions by the indemnifying party in the prospectus or the registration statement of which it is a part. For this purpose we are considered to have provided the information in the prospectus and registration statement about our assets and businesses.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Reliant Resources has not sold any securities, registered or otherwise, within the past three years, except for the shares issued upon formation to our sole stockholder, Reliant Energy.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed as part of this Registration
Statement:


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1*           -- Form of Underwriting Agreement.
          3.1            -- Restated Certificate of Incorporation.
          3.2*           -- Bylaws.
          4.1*           -- Specimen Stock Certificate.
          4.2            -- Rights Agreement effective as of January 15, 2001 between
                            Reliant Resources, Inc. and The Chase Manhattan Bank, as
                            Rights Agent, including a form of Rights Certificate.
          5.1            -- Opinion of Baker Botts L.L.P.
         10.1*           -- Form of Master Separation Agreement.
         10.2*           -- Form of Transition Services Agreement.
         10.3*           -- Form of Technical Services Agreement.
         10.4*           -- Form of Texas Genco Option Agreement.
         10.5*           -- Form of Employee Matters Agreement.
         10.6*           -- Form of Retail Agreement.
         10.7*           -- Form of Registration Rights Agreement.
         10.8*           -- Form of Tax Allocation Agreement.
         10.9*           -- Form of Annual Incentive Compensation Plan.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.10*          -- Form of Long-Term Incentive Plan.
         10.11*          -- Form of Employee Stock Purchase Plan.
         10.12*          -- Form of Deferred Compensation Plan.
         21.1*           -- Subsidiaries of Registrant.
         23.1            -- Independent Auditors' Consent and Report on Schedule of
                            Deloitte & Touche LLP.
         23.2            -- Independent Auditors' Consent of Deloitte & Touche
                            Accountants.
         23.3            -- Consent of Independent Public Accountants of
                            PricewaterhouseCoopers N.V.
         23.4            -- Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
         23.5+           -- Consent of James A. Baker, III.
         23.6+           -- Consent of Linnet F. Deily.
         23.7            -- Consent of L. Lowry Mays.
         23.8            -- Consent of Philip B. Miller.
         24.1+           -- Powers of Attorney (included on signature page of initial filing).
         27.1+           -- Financial Data Schedule (for SEC use only).


---------------

* To be filed by amendment.

+ Previously filed.

     Exhibits listed above that have been filed with the Securities and Exchange Commission and that were designated as noted above are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.


     (b) The following financial statement schedule is filed as part of this Registration Statement: Schedule II -- Valuation and Qualifying Accounts and Reserves of Reliant Resources, Inc. for the three years ended December 31, 1999. All other schedules are omitted, because the required information is inapplicable, or the information is presented in the consolidated Financial Statements or related notes.


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 17, 2001.


                                            RELIANT RESOURCES, INC.

                                                     By: /s/  R. STEVE LETBETTER

                                              ----------------------------------
                                            R. Steve Letbetter
                                            Chairman, President and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities indicated below and on the dates indicated.


                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

  /s/ R. STEVE LETBETTER                                 Chairman, President, Chief    January 17, 2001
-----------------------------------------------------    Executive Officer and Sole
  R. Steve Letbetter                                     Director
                                                         (Principal Executive
                                                         Officer)

  /s/ STEPHEN W. NAEVE                                   Executive Vice President and  January 17, 2001
-----------------------------------------------------    Chief Financial Officer
  Stephen W. Naeve                                       (Principal Financial
                                                         Officer)

  /s/ MARY P. RICCIARDELLO                               Senior Vice President and     January 17, 2001
-----------------------------------------------------    Chief Accounting Officer
  Mary P. Ricciardello                                   (Principal Accounting
                                                         Officer)

                     RELIANT RESOURCES, INC. AND AFFILIATES
         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
FOR THE THREE YEARS ENDED DECEMBER 31, 1999 AND NINE MONTHS ENDED SEPTEMBER 30,
                                      2000
                                 (IN THOUSANDS)


---------------------------------------------  ----------   -----------------------   -----------   ----------
                  COLUMN A                      COLUMN B           COLUMN C            COLUMN D      COLUMN E
---------------------------------------------  ----------   -----------------------   -----------   ----------
                                                                   ADDITIONS
                                                            -----------------------
                                               BALANCE AT   CHARGED    CHARGED TO     DEDUCTIONS    BALANCE AT
                                               BEGINNING      TO          OTHER          FROM          END
                 DESCRIPTION                   OF PERIOD    INCOME     ACCOUNT(2)     RESERVES(1)   OF PERIOD
---------------------------------------------  ----------   -------    ----------     -----------   ----------
For the Nine Months ended September 30, 2000:
  Accumulated provisions:
    Uncollectible accounts receivable           $15,293     $3,800       $    --        $   164      $18,929
    Reserves deducted from price risk
      management assets                          11,511      3,472            --             --       14,983
    Reserves for accrue-in-advance major
      maintenance                                47,809     17,149        (2,215)        32,083       30,660
    Reserves for inventory                        5,716         92        20,602         16,179       10,231
    Reserves for severance                       17,760         --        17,223          3,771       31,212
For the Year ended December 31, 1999:
  Accumulated provisions:
    Uncollectible accounts receivable             6,703      1,100         7,490             --       15,293
    Reserves deducted from price risk
      management assets                           6,464      5,047            --             --       11,511
    Reserves for accrue-in-advance major
      maintenance                                35,249      5,826        17,411         10,677       47,809
    Reserves for inventory                        6,505         --            --            789        5,716
    Reserves for severance                           --         --        18,080            320       17,760
For the Year Ended December 31, 1998:
  Accumulated provisions:
    Uncollectible accounts receivable             1,152      5,551            --             --        6,703
    Reserves deducted from price risk
      management assets                              --      6,464            --             --        6,464
    Reserves for accrue-in-advance major
      maintenance                                    --      4,181        31,068             --       35,249
    Reserves for inventory                           --         --         7,026            521        6,505
    Reserves for severance                        2,988         --            --          2,988           --
For the Year Ended December 31, 1997:
  Accumulated provisions:
    Uncollectible accounts receivable                --         82         1,157             87        1,152
    Reserves for severance                           --         --         2,988             --        2,988


---------------

(1) Deductions from reserves represent losses or expenditures for which the respective reserves were created. In the case of the uncollectible accounts reserve, such deductions are net of recoveries of amounts previously written off.


(2) Charged to other account represents obligations acquired through business acquisitions and foreign currency translation losses in the 2000 severance reserves and reserves for accrue-in-advance major maintenance.

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1*           -- Form of Underwriting Agreement.
          3.1            -- Restated Certificate of Incorporation.
          3.2*           -- Bylaws.
          4.1*           -- Specimen Stock Certificate.
          4.2            -- Rights Agreement effective as of January 15, 2001 between
                            Reliant Resources, Inc. and The Chase Manhattan Bank, as
                            Rights Agent, including a form of Rights Certificate.
          5.1            -- Opinion of Baker Botts L.L.P.
         10.1*           -- Form of Master Separation Agreement.
         10.2*           -- Form of Transition Services Agreement.
         10.3*           -- Form of Technical Services Agreement.
         10.4*           -- Form of Texas Genco Option Agreement.
         10.5*           -- Form of Employee Matters Agreement.
         10.6*           -- Form of Retail Agreement.
         10.7*           -- Form of Registration Rights Agreement.
         10.8*           -- Form of Tax Allocation Agreement.
         10.9*           -- Form of Annual Incentive Compensation Plan.
         10.10*          -- Form of Long-Term Incentive Plan.
         10.11*          -- Form of Employee Stock Purchase Plan.
         10.12*          -- Form of Deferred Compensation Plan.
         21.1*           -- Subsidiaries of Registrant.
         23.1            -- Consent and Report on Schedule of Deloitte & Touche LLP.
         23.2            -- Consent of Deloitte & Touche Accountants.
         23.3            -- Consent of PricewaterhouseCoopers N.V.
         23.4            -- Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
         23.5+           -- Consent of James A. Baker, III.
         23.6+           -- Consent of Linnet F. Deily.
         23.7            -- Consent of L. Lowry Mays
         23.8            -- Consent of Philip B. Miller
         24.1+           -- Powers of Attorney (included on signature page of initial filing).
         27.1+           -- Financial Data Schedule (for SEC use only).


---------------

* To be filed by amendment.

+ Previously filed.